Exhibit 10.3 KIRKLAND & ELLIS INTERNATIONAL LLP 30 St. Mary Axe London EC3A 8AF Tel: +44 (0)20 7469 2000 Fax: +44 (0)20 7469 2001 www.kirkland.com Dated 24 November 2023 €707,500,000 SENIOR FACILITIES AGREEMENT for GLOBAL BLUE ACQUISITION B.V. arranged by J.P. MORGAN SE as Arranger and Sole Physical Bookrunner and BNP PARIBAS DEUTSCHE BANK AKTIENGESELLSCHAFT ROYAL BANK OF CANADA and UBS AG LONDON BRANCH as Arrangers and Joint Bookrunners with J.P. MORGAN SE acting as Facility Agent and ALTER DOMUS TRUSTEES (UK) LIMITED acting as Security Agent i Table of Contents Page 1. Definitions and Interpretation .................................................................................................... 1 2. The Facilities ............................................................................................................................ 98 3. Purpose ................................................................................................................................... 114 4. Conditions of Utilisation ........................................................................................................ 115 5. Utilisation - Loans.................................................................................................................. 119 6. Utilisation - Letters of Credit ................................................................................................. 121 7. Letters of Credit ..................................................................................................................... 125 8. Optional Currencies ............................................................................................................... 132 9. Ancillary Facilities ................................................................................................................. 132 10. Repayment ............................................................................................................................. 139 11. Illegality, Voluntary Prepayment and Cancellation ............................................................... 141 12. Mandatory Prepayment .......................................................................................................... 144 13. Restrictions ............................................................................................................................ 148 14. Interest ................................................................................................................................... 150 15. Interest Periods ...................................................................................................................... 154 16. Changes to the Calculation of Interest ................................................................................... 157 17. Fees ........................................................................................................................................ 159 18. Tax Gross-Up and Indemnities .............................................................................................. 162 19. Increased Costs ...................................................................................................................... 174 20. Other Indemnities................................................................................................................... 176 21. Mitigation by the Lenders ...................................................................................................... 177 22. Costs and Expenses ................................................................................................................ 178 23. Guarantee and Indemnity ....................................................................................................... 180 24. Representations ...................................................................................................................... 185 25. Information Undertakings ...................................................................................................... 190 26. Financial Covenant ................................................................................................................ 196 27. General Undertakings ............................................................................................................ 214 28. Events of Default ................................................................................................................... 241 29. Changes to the Lenders .......................................................................................................... 248 30. Debt Purchase Transactions ................................................................................................... 258 31. Changes to the Obligors ......................................................................................................... 261 32. Role of the Facility Agent, the Arrangers, the Issuing Bank and Others ............................... 266 33. Conduct of Business by the Finance Parties .......................................................................... 273 34. Sharing among the Finance Parties ........................................................................................ 273 35. Payment Mechanics ............................................................................................................... 276 36. Set-Off ................................................................................................................................... 280 37. Notices ................................................................................................................................... 280 38. Calculations and Certificates ................................................................................................. 283 39. Partial Invalidity .................................................................................................................... 284 40. Remedies and Waivers ........................................................................................................... 284 41. Amendments and Waivers ..................................................................................................... 284 42. Confidentiality ....................................................................................................................... 297 43. Counterparts ........................................................................................................................... 301 44. Governing Law ...................................................................................................................... 302 45. Enforcement ........................................................................................................................... 302 46. Acknowledgement regarding any supported QFCs ............................................................... 303 SCHEDULE 1 The Original Parties ................................................................................................... 305 SCHEDULE 2 Conditions Precedent ................................................................................................. 307 SCHEDULE 3 Requests and Notices ................................................................................................. 311 SCHEDULE 4 Form of Transfer Certificate ...................................................................................... 317 SCHEDULE 5 Form of Assignment Agreement ................................................................................ 321 ii SCHEDULE 6 Form of Accession Deed ............................................................................................ 325 SCHEDULE 7 Additional Facility ..................................................................................................... 329 SCHEDULE 8 Form of Resignation Letter ........................................................................................ 333 SCHEDULE 9 Form of Compliance Certificate ................................................................................. 334 SCHEDULE 10 Confidentiality Undertaking ..................................................................................... 336 SCHEDULE 11 Timetables ................................................................................................................ 342 SCHEDULE 12 Form of Letter of Credit ........................................................................................... 345 SCHEDULE 13 Agreed Security Principles ....................................................................................... 349 SCHEDULE 14 Form of Increase Confirmation ................................................................................ 355 SCHEDULE 15 Compounded Rate Terms ......................................................................................... 358 SCHEDULE 16 Daily Non-Cumulative Compounded RFR Rate ...................................................... 360 SCHEDULE 17 Form of TEG Letter ................................................................................................. 362 1 THIS AGREEMENT is dated 24 November 2023 between the following parties: (1) GLOBAL BLUE ACQUISITION B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, its registered office at Arlandaweg 92, 1043 EX Amsterdam, the Netherlands and registered with the Trade Register (Handelsregister) of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) under number 55293980 (the “Company”); (2) THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as borrowers (the “Original Borrowers”); (3) THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as guarantors (together with the Company, the “Original Guarantors”); (4) J.P. MORGAN SE, BNP PARIBAS, DEUTSCHE BANK AKTIENGESELLSCHAFT, ROYAL BANK OF CANADA AND UBS AG LONDON BRANCH as mandated lead arrangers (whether acting individually or together, the “Arrangers”); (5) THE FINANCIAL INSTITUTIONS listed as original lenders in Part II of Schedule 1 (The Original Parties) (the “Original Lenders”); (6) J.P. MORGAN SE as agent of the other Finance Parties (the “Facility Agent”); and (7) ALTER DOMUS TRUSTEES (UK) LIMITED as security trustee and security agent for the Secured Parties (the “Security Agent”). IT IS AGREED as follows: SECTION 1 DEFINITIONS AND INTERPRETATION 1. DEFINITIONS AND INTERPRETATION 1.1 Definitions In this Agreement: “Acceptable Bank” means: (a) a bank or financial institution duly authorised under applicable laws to carry on the business of banking (including, without limitation, the business of taking deposits) which is rated at least BBB by Standard & Poor’s or Fitch or at least Baa2 by Moody’s; (b) any Finance Party or any Affiliate of a Finance Party (excluding any Sponsor Affiliate); (c) any other bank or financial institution included in the Approved List or which otherwise provides any banking services to any member of the Group on or prior to the First Utilisation Date; or (d) any other bank or financial institution approved by the Facility Agent (acting reasonably). “Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed) or in any other form agreed by the Facility Agent and the Company.

2 “Accounting Principles” means, in respect of the Company or the relevant Parent Holding Company, generally accepted accounting principles in the jurisdiction of incorporation of the Company or that Parent Holding Company or IFRS, in each case to the extent applicable to the relevant financial statements and as applied by the Company or that Parent Holding Company from time to time (provided that on any date after the First Utilisation Date the Company may make an election for the purpose of one or more provisions of the Finance Documents to establish that the Accounting Principles shall for the purpose of that provision mean the applicable Accounting Principles as in effect on a date that is on or prior to the date of such election). “Acquired Entity” has the meaning given to it in Clause 25.1 (Financial statements). “Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from any Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination. “Additional Assets” means: (a) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of the relevant Asset Disposition shall be deemed an investment in Additional Assets); (b) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or (c) Capital Stock constituting a minority interest in any Person that at the relevant time is a Restricted Subsidiary of the Company. “Additional Borrower” means a member of the Group which becomes an Additional Borrower in accordance with Clause 31 (Changes to the Obligors). “Additional Business Day” means any day specified as such in the applicable Compounded Rate Terms. “Additional Facility” has the meaning given to that term in Clause 2.3 (Additional Facilities). “Additional Facility Commencement Date” means, in respect of an Additional Facility, the date specified as the “Commencement Date” in the Additional Facility Notice relating to that Additional Facility. “Additional Facility Commitment” means, in respect of an Additional Facility: (a) in relation to an original Additional Facility Lender, the amount of any Additional Facility Commitment provided by it pursuant to Clause 2.3 (Additional Facilities) as identified in the Additional Facility Notice relating to such Additional Facility and the amount of any other Additional Facility Commitment transferred to it under this Agreement; and 3 (b) in relation to any other Additional Facility Lender, the amount in the Base Currency of any Additional Facility Commitment transferred to it under this Agreement, to the extent: (i) not cancelled, reduced or transferred by it under this Agreement; and (ii) not deemed to be zero pursuant to Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates, the Sponsor or a member of the Group). “Additional Facility Lender” has the meaning given to that term in Clause 2.3 (Additional Facilities). “Additional Facility Lender Accession Notice” means a notice substantially in the form set out in Part I (Form of Additional Facility Lender Accession Notice) of Schedule 7 (Additional Facility) or any other form agreed by the Facility Agent and the Company (each, acting reasonably). “Additional Facility Loan” means, in relation to an Additional Facility, a loan made or to be made under such Additional Facility or the principal amount outstanding for the time being of that loan (including any amount which is outstanding prior to the Additional Facility Commencement Date) including any Additional Term Loan or Additional Revolving Facility Loan. “Additional Facility Notice” means a notice substantially in the form set out in Part II (Form of Additional Facility Notice) of Schedule 7 (Additional Facility) or any other form agreed by the Facility Agent and the Company (each, acting reasonably). “Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 31 (Changes to the Obligors). “Additional Obligor” means an Additional Borrower or an Additional Guarantor. “Additional Revolving Facility” means any Additional Facility which is designated as a revolving facility in an Additional Facility Notice. “Additional Revolving Facility Commitment” means: (a) in relation to an Additional Revolving Facility Lender, the amount set out in each Additional Facility Notice signed by that Additional Revolving Facility Lender and the amount of any other Additional Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Additional Facilities); and (b) in relation to any other Lender, the amount of any Additional Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Additional Facilities); and to the extent not cancelled, reduced or transferred by it under this Agreement (including a reduction pursuant to Clause 9 (Ancillary Facilities)). “Additional Revolving Facility Lender” means any Lender or other bank, financial institution, fund, entity or other person which signs an Additional Facility Notice and confirms its willingness to provide all or a part of an Additional Revolving Facility. 4 “Additional Revolving Facility Loan” means a loan made or to be made under any Additional Revolving Facility or the principal amount outstanding for the time being of that loan (including any amount which is outstanding prior to the Additional Facility Commencement Date). “Additional Revolving Facility Utilisation” means an Additional Revolving Facility Loan or a Letter of Credit issued or to be issued under an Additional Revolving Facility. “Additional Term Facility” means any Additional Facility which is designated as a term facility in an Additional Facility Notice. “Additional Term Loan” means, in relation to an Additional Term Facility, a term loan made or to be made under such Additional Facility or the principal amount outstanding for the time being of that term loan (including any amount which is outstanding prior to the Additional Facility Commencement Date). “Adjusted Term SOFR” means in relation to any Loan in USD, Term SOFR and, if Term SOFR applicable to: (a) a Facility B Loan or Original Revolving Facility Loan denominated in USD is below zero (0), Adjusted Term SOFR for such Loan will be deemed to be zero (0); and (b) an Additional Facility Loan denominated in USD is below any percentage agreed with the relevant Additional Facility Lenders in the Additional Facility Notice for those Additional Facility Commitments, Adjusted Term SOFR will be deemed to be such percentage rate specified in such Additional Facility Notice. “Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company. “Agreed Certain Funds Obligor” means: (a) in respect of the Original Revolving Facility, the Company or, at the Company’s election, any other Borrower of such Agreed Certain Funds Utilisation designated as an “Agreed Certain Funds Obligor” by the Company in the Agreed Certain Funds Period Notice delivered by the Company to the Facility Agent; and (b) in respect of any Additional Facility, the Company and/or any member of the Group designated as an “Agreed Certain Funds Obligor” by the Company and the relevant Additional Facility Lenders who have agreed to provide an Agreed Certain Funds Utilisation in accordance with the provisions of Clause 4.6 (Utilisations of Additional Facility during the Agreed Certain Funds Period). “Agreed Certain Funds Period” means: (a) in respect of the Original Revolving Facility, the period specified as the applicable Agreed Certain Funds Period in the Agreed Certain Funds Period Notice delivered by the Company to the Facility Agent, which if longer than nine (9) Months from any date specified by the Company, is agreed with the Majority Revolving Facility Lenders (each acting reasonably); and (b) in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.6 (Utilisations of Additional Facility during the Agreed Certain Funds Period), the period specified in the relevant Additional Facility Notice. 5 “Agreed Certain Funds Period Notice” means the notice delivered by the Company to the Facility Agent in relation to an Agreed Certain Funds Utilisation. "Agreed Certain Funds Purpose" means, in respect of a Utilisation, where the use of proceeds of such Utilisation are for, or in connection with, (directly or indirectly) financing, funding, pre-funding or refinancing a Permitted Acquisition, an Investment (including any related fees, costs and expenses and refinancing any existing Indebtedness of the Group or any person which becomes a member of the Group as a result of such Investment) or any other transaction required by the counterparty to such transaction to be completed on a "certain funds" basis. “Agreed Certain Funds Utilisation” means: (a) in respect of the Original Revolving Facility, a Utilisation made or to be made under the Original Revolving Facility during the Agreed Certain Funds Period in connection with an Agreed Certain Funds Purpose; (b) in respect of an Additional Facility which all of the Additional Facility Lenders providing such additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.6 (Utilisations of Additional Facility during the Agreed Certain Funds Period), a Utilisation made or to be made under the relevant Additional Facility during the Agreed Certain Funds Period solely for any of the purposes agreed with the relevant Additional Facility Lenders providing such Additional Facility. “Agreed Security Principles” means the principles set out in Schedule 13 (Agreed Security Principles). “Alternative Reference Banks” means in relation to EURIBOR, the principal London or Paris offices of up to three banks as may be appointed by the Company in consultation with the Facility Agent from time to time provided that each such appointment bank has confirmed that it is able to act in such capacity. “Amortising Term Additional Facility” means an Additional Facility which is a term facility and is amortising (other than, for the avoidance of doubt, a bridge, interim or other similar or equivalent facility). “Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility. “Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility. “Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility. “Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities). “Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

6 “Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force, the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility: (a) the principal amount under each overdraft facility and on-demand short term loan facility (net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set-off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility); (b) the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and (c) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document. “Annual Basket” has the meaning given to it in paragraph (c) of Clause 1.6 (Basket testing). “Anti-Corruption Laws” means all laws of any jurisdiction applicable to an Obligor from time to time prohibiting bribery or corruption (including the UK Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977). “Approved List” means the list of lenders as agreed between the Company and the Arrangers prior to the date of this Agreement (as updated from time to time in accordance with the terms of this Agreement). “Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions: (a) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary; (b) a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities and/or any disposition (including a termination) of, or in relation to, Cash Management Services; (c) a disposition of inventory or other assets in the ordinary course of business; (d) a disposition of: (i) obsolete, surplus, redundant or worn out equipment, facilities, inventory or other assets or equipment; (ii) assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries; or 7 (iii) assets that are not required for the operation of the business of the Group; (e) any amalgamation, demerger, merger, consolidation, corporate reconstruction or other similar or equivalent transaction permitted under Clause 27.5 (Merger) or a transaction that constitutes a Change of Control or Business Sale; (f) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company or any MIP or an issuance for sale by a Restricted Subsidiary of Preferred Stock that is permitted by Clause 27.15 (Limitation on Indebtedness); (g) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than the greater of €30,000,000 and 20% of LTM EBITDA; (h) any Restricted Payment that is permitted to be made, and is made, under Clause 27.16 (Limitation on Restricted Payments) and the making of any Permitted Payment or Permitted Investment or, solely for purposes of sub-paragraph (b) of the first paragraph of Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock), asset sales the proceeds of which are used to make such Restricted Payments or Permitted Investments; (i) dispositions in connection with Permitted Liens; (j) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings (for the purpose of this paragraph (j) excluding factoring or similar arrangements but, for the avoidance of doubt, including dealings with trade debtors with respect to book debts); (k) the licensing, sub-licensing, leasing or assignment of intellectual property or other general intangibles and licences, sub-licences, leases, subleases, assignments or other dispositions of other property, in each case, in the ordinary course of business; (l) foreclosure, condemnation or any similar action with respect to any property or other assets; (m) the sale or discount (with or without recourse) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable; (n) any disposition of Capital Stock, Indebtedness, other securities or assets of an Unrestricted Subsidiary; (o) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; (p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind (including any disposition of a loan in connection with a capitalisation, forgiveness, waiver, release or other discharge of that loan); 8 (q) any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person, provided that the Board of Directors of the Company shall certify that in the opinion of the Board of Directors, the outsourcing transaction will be economically beneficial to the Company and its Restricted Subsidiaries (considered as a whole); (r) any disposition with respect to assets built, owned or otherwise acquired by the Company or any Restricted Subsidiary (together with any related rights and assets) pursuant to customary sale and leaseback transactions, asset securitisations and other similar financings permitted by this Agreement; (s) sales or dispositions of receivables, bills of exchange and/or inventory (together with any related rights and assets, including cash collection accounts, books and records): (i) in connection with any Qualified Receivables Financing; (ii) in connection with any factoring, sale or discounting transaction (or other receivables based financing arrangement); or (iii) in the ordinary course of business; (t) any disposition in connection with the entry into a Capitalised Lease Obligation, title retention, hire purchase, conditional sale, consignment, leasing or other similar or equivalent agreement; (u) any disposition which forms part of or results from a Permitted Transaction; (v) any transfer, termination, unwinding or other disposition of, or in connection with, any Hedging Agreements or other treasury transactions; (w) any disposition of assets (not including shares in, or the business of, a member of the Group or any interest in any Joint Venture or any material Intellectual Property) in exchange or replacement for or for investment in other assets or where the net cash proceeds of disposal received and retained by the Group are used to purchase replacement assets which are (in the reasonable opinion of the Company) comparable or superior as to type, value and/or quality (excluding cash and Cash Equivalents) in the context of the business of the Group or applied in prepayment of the Facilities or (to extent permitted by the terms of this Agreement) any other indebtedness; (x) any disposition of any asset pursuant to a contractual arrangement existing at the First Utilisation Date (or, in the case of any person which becomes a member of the Group after the First Utilisation Date, any sale, transfer, lease or other disposal to which that person is contractually committed as at the date on which it becomes a member of the Group), in each case as any such contractual commitment may be replaced, renewed or extended from time to time; (y) any disposition of any asset in order to comply with an order of any agency of state or other governmental authority or organisation or other regulatory body or any applicable law or regulation (or any disposal of any asset which is seized, expropriated or acquired by compulsory purchase by or by the order of any agency of state or other governmental authority or organisation or other regulatory body); (z) any disposition by way of release of proceeds from any escrow or similar arrangements; (aa) any disposition pursuant to any Debt Purchase Transaction not otherwise prohibited by Clause 30 (Debt Purchase Transactions); 9 (bb) any disposition arising in connection with any actual, proposed or future payment of Tax (including as a consequence of any ‘group contributions’ or similar or equivalent arrangements); and (cc) any disposition of assets (where such assets are otherwise permitted to be disposed of under any of paragraphs (a) to (bb) above) to a special purpose vehicle (and any subsequent disposition of that special purpose vehicle where the assets transferred to the special purpose vehicle are the only material assets thereof). “Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the relevant undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement. “Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company. “Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte or any other firm appointed by the Company to act as its auditors from time to time. “Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case, required by law or regulation. “Availability Period” means: (a) in relation to Facility B, the period from and including the date of this Agreement to and including the earlier of: (i) the First Utilisation Date; and (ii) 15 December 2023; (b) in relation to the Original Revolving Facility, the period from and including the date of this Agreement to and including the date that is one month prior to the Termination Date in relation to the Original Revolving Facility; and (c) in relation to any Additional Facility, the period as set out in the Additional Facility Notice relating to that Additional Facility (or as otherwise agreed by the relevant Borrower and the Additional Facility Lender(s) under that Additional Facility from time to time) in accordance with Clause 2.3 (Additional Facilities). “Available Amount” means, an amount, not less than zero in aggregate, determined on a cumulative basis and to the extent such amount is Not Otherwise Applied, equal to (without duplication) the sum of: (a) Cash Overfunding; (b) 100% of the Net Cash Proceeds of any issuance or sale of Capital Stock, New Equity or Investor Debt (other than Disqualified Stock or Designated Preference Shares) received by the Company after the First Utilisation Date; (c) Retained Excess Cashflow (including any amount deducted when calculating Excess Cashflow for any previous Financial Year);

10 (d) Retained Net Proceeds; (e) Available Shareholder Amounts; (f) the amount retained by the Group as a result of a Lender waiving or otherwise not accepting its right to receive its share of prepayment pursuant to Clause 12.4(b) (Application of prepayments) and/or Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock) since the First Utilisation Date; (g) without duplication, an amount equal to the fair market value of any assets (including cash or Cash Equivalents) or other property of any Parent Holding Company that has been transferred to the Group since the First Utilisation Date; (h) (other than for the purposes of making a Restricted Payment pursuant to paragraph (u) of the definition of Permitted Payments) the amount of any Second Lien Financing and/or Senior Parent Financing or other Indebtedness not prohibited by this Agreement; and (i) an amount equal to any Unused Budgeted Amount and/or any amounts received from any person which is not a member of the Group for the purpose of, or with the intention that such amounts would be used for, the relevant expenditure (including prepayments under any relevant contractual arrangements, investment grants and capital contributions received from landlords in relation to real property). “Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 9.7 (Affiliates of Lenders as Ancillary Lenders) and as set out below): (a) the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of the Revolving Facility only, the Base Currency Amount of the aggregate of its Ancillary Commitments and the aggregate of its participation in any outstanding Swingline Loans; and (b) in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of the Revolving Facility only, the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date and the aggregate of its participation in any Swingline Loans that are due to be made on or before the proposed Utilisation Date. For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Facility: (i) that Lender’s participation in any Revolving Facility Utilisations or Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date; and (ii) that Lender’s (or its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date. A Swingline Lender shall also have an "Available Commitment" in respect of the Swingline Facility equal to that Swingline Lender’s Swingline Commitment minus: (i) the aggregate of its participation in any outstanding Swingline Loans; and 11 (ii) in relation to any proposed Swingline Loan, the aggregate of its participation in any Swingline Loans that are due to be made on or before the proposed Utilisation Date, provided that, for the purposes of calculating its Available Commitment in relation to any proposed Swingline Loan, its participation in any Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted “Available Facility” means, in relation to a Facility or the Swingline Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility or the Swingline Facility. “Available Shareholder Amounts” means, at any time, any amounts held by the Group which may, at that time, be paid to one or more of the Investors or any other person holding a direct or indirect interest in the Company in accordance with the terms of this Agreement (to the extent not already designated by the Company for another specific purpose under this Agreement) less the aggregate of any amount elected by the Company to be used to increase Relevant Net Cash Proceeds in accordance with paragraph (b)(xii) of Clause 27.15 (Limitation on Indebtedness). “Bank Charge” means an amount payable by any Finance Party or any of its Affiliates on the basis of or in relation to: (a) its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including the UK bank levy as set out in the Finance Act 2011, the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in Article 235 ter ZE bis of the French code général des impôts, the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz), the Dutch bankenbelasting as set out in the Dutch bank levy act (Wet bankenbelasting), the Austrian bank levy as set out in the Austrian Stability Duty Act (Stabilitätsgesetz), the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the Law 16/2012 of 27 December 2012, the Swedish bank levy as set out in the Swedish Precautionary Support Act (Sw. lag (2015:1017) om förebyggande statligt stöd till kreditinstitut) and any other levy or Tax in any other jurisdiction levied on a similar basis or for a similar purpose); (b) any bank surcharge or banking corporation tax surcharge as set out in Chapter 4 of Part 7A of the United Kingdom Corporation Tax Act 2010 and any other surcharge or tax of a similar nature implemented in any other jurisdiction; (c) any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011) or the Single Resolution Mechanism established by EU Regulation 806/2014 of 15 July 2014; or (d) any windfall tax imposed on or calculated by reference to the interest income, fee or commission income or interest margin of that person (including the Italian extraordinary tax on credit institutions discussed in the opinion of the European Central Bank of 12 September 2023, the Spanish temporary levies on certain credit institutions discussed in the opinion of the European Central Bank of 2 November 2022 and the Lithuanian temporary solidarity contribution discussed in the opinion of the European Central Bank dated 4 April 2023)and any other levy, surcharge or Tax levied in any jurisdiction for a similar purpose. “Base Case Model” means the financial model relating to the Group delivered or to be delivered to the Facility Agent pursuant to Schedule 2 (Conditions Precedent). 12 “Base Currency” means: (a) for Facility B and the Original Revolving Facility, Euro; (b) in relation to any Additional Facility, as agreed between the Company and the applicable Additional Facility Lenders; and (c) where the term is used other than in relation to a specific Facility, Euro. “Base Currency Amount” means: (a) in relation to a Utilisation made under any of the Facilities (other than an Ancillary Facility): (i) if the Utilisation is denominated in the Base Currency for the relevant Facility, the amount specified in the Utilisation Request delivered by a Borrower or the Company for that Utilisation; (ii) if the Utilisation is a Revolving Facility Loan denominated in an Optional Currency, the amount specified in the Utilisation Request delivered by a Borrower or the Company for that Utilisation converted into the Base Currency calculated on the basis of the Facility Agent’s Spot Rate of Exchange three Business Days before the proposed Utilisation Date (or, if later, on the date the Facility Agent receives the relevant Utilisation Request in accordance with this Agreement); or (iii) if the Utilisation is a Letter of Credit denominated in an Optional Currency, the amount specified in the Utilisation Request delivered by a Borrower or the Company for that Utilisation converted into the Base Currency calculated on the basis of the Facility Agent’s Spot Rate of Exchange three Business Days before the proposed Utilisation Date (or, if later, on the date the Facility Agent receives the relevant Utilisation Request in accordance with this Agreement), as adjusted from time to time pursuant to Clause 6.8 (Revaluation of Letters of Credit); (b) in relation to an Ancillary Commitment: (i) if the Ancillary Commitment is denominated in the Base Currency, the amount specified in the relevant notice delivered to the Facility Agent pursuant to Clause 9.2 (Availability); and (ii) if the Ancillary Commitment is denominated in a currency other than the Base Currency, the amount specified in the relevant notice delivered to the Facility Agent pursuant to Clause 9.2 (Availability) converted into the Base Currency calculated on the basis of the Facility Agent’s Spot Rate of Exchange three Business Days before the Ancillary Commencement Date for that Ancillary Facility (or, if later, on the date the Facility Agent receives notice of that Ancillary Commitment in accordance with this Agreement); and (c) in relation to an Additional Facility: (i) if the Additional Facility is denominated in the Base Currency, the amount specified in the Additional Facility Notice; and (ii) if the Additional Facility is denominated in a currency other than the Base Currency, the amount of the Additional Facility converted into the Base Currency calculated on the basis of the Facility Agent’s Spot Rate of Exchange 13 three Business Days before the Additional Facility Commencement Date for that Additional Facility (or, if later, on the date the Facility Agent receives notice of that Additional Facility in accordance with this Agreement), in each case as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation or, as the case may be, cancellation or reduction of an Ancillary Commitment or Additional Facility. “Base Reference Banks” means in relation to EURIBOR, the principal London or Paris offices of up to three banks as may be appointed by the Company in consultation with the Facility Agent from time to time provided that each such appointment bank has confirmed that it is able to act in such capacity. “Board of Directors” means (1) with respect to the Company or any company or corporation, the board of directors or managers, as applicable, of the company or corporation, or any duly authorised committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorised committee thereof; and (3) with respect to any other Person, the board or any duly authorised committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). “Borrower” means the Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to the provisions of Clause 9.8 (Affiliates of Borrowers). “Break Costs” means: (a) in respect of a Term Rate Loan (other than a USD Term Rate Loan), the amount (if any) by which: (i) the interest (excluding the portion reflecting the applicable Margin and any EURIBOR or other base rate floor) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period; exceeds: (ii) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; and (b) in respect of a Compounded Rate Loan or a USD Term Rate Loans, zero. “Build Up Conditions” has the meaning given to that term in Clause 27.16 (Limitation on Restricted Payments).

14 “Bullet Term Additional Facility” means an Additional Facility which is a term facility with a bullet repayment (other than, for the avoidance of doubt, a bridge, interim or other similar or equivalent facility). “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, United Kingdom, Amsterdam, the Netherlands and Geneva, Switzerland and: (a) in relation to any date for payment or purchase of a currency other than euro, the principal financial centre of the country of that currency; (b) in relation only to any date for payment or purchase of euro, which is a TARGET Day; (c) in relation to any relevant Obligor, the jurisdiction of incorporation, organisation or establishment of that Obligor; or (d) in relation to: (i) any date for payment or purchase of a Compounded Rate Currency; (ii) the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan; or (iii) the determination of the length of an Interest Period for a Compounded Rate Loan, an Additional Business Day relating to the relevant currency or Loan, provided that for the purposes of any Agreed Certain Funds Utilisation and the calculation of the periods in connection with any Agreed Certain Funds Period, “Business Day” shall at the Company’s option in relation to any determination of Business Days, mean any Business Day (or similar term) as defined under the relevant transaction agreement to which such Agreed Certain Funds Utilisation relates. “Business Sale” means the sale of all or substantially all of the business and assets of the Group (taken as a whole) whether in a single transaction or a series of related transactions to persons who are not members of the Group. “Capital Expenditure” has the meaning given to that term in Clause 26.4 (Financial definitions). “Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity. “Capitalised Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalised lease for financial reporting purposes on the basis of the Accounting Principles. The amount of Indebtedness represented by such obligation will be the capitalised amount of such obligation at the time any determination thereof is to be made as determined on the basis of the Accounting Principles, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. “Cash Equivalents” means Temporary Cash Investments, Investment Grade Securities and: (a) securities issued or directly and fully guaranteed or insured by the US or Canadian governments, a Permissible Jurisdiction, a Security Jurisdiction, the UK, Switzerland, 15 France or Norway or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition (or, if later, from the date of the relevant date of calculation under this Agreement); (b) certificates of deposit, time deposits, euro dollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof (or, if later, from the date of the relevant date of calculation under this Agreement) issued by any Lender or by any bank or trust company (a) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognised Statistical Rating Organisation) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €250,000,000 (or its currency equivalent); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraphs (a) and (b) above entered into with any bank meeting the qualifications specified in paragraph (b) above; (d) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognised Statistical Rating Organisation, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof (or, if later, after the date of the relevant date of calculation under this Agreement); (e) readily marketable direct obligations issued by any state of the US, any province of Canada, any Permissible Jurisdiction, a Security Jurisdiction, the UK, Switzerland, France or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognised Statistical Rating Organisation) with maturities of not more than two years from the date of acquisition (or, if later, from the date of the relevant date of calculation under this Agreement); (f) Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognised Statistical Rating Organisation) with maturities of 12 Months or less from the date of acquisition (or, if later, from the date of the relevant date of calculation under this Agreement); (g) bills of exchange issued in the US, Canada, a Permissible Jurisdiction, a Security Jurisdiction, the UK, Switzerland, France, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialised equivalent); (h) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in cash or instruments of the type specified in paragraphs (a) to (g) above; and (i) the marketable securities portfolio or other investments of cash owned by the Company and its Subsidiaries on the First Utilisation Date and any renewals, replacement, reinvestment, extension or amendments thereof. 16 “Cash Management Services” means any automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services, daylight or overnight draft facilities and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business (and, in each case, any replacement, renewal or extension thereof). “Cash Overfunding” means an amount equal to the aggregate amount of cash (including, for the avoidance of doubt, any amount placed on deposit by any member of the Group) and Cash Equivalents held by the Group as at close of business on the First Utilisation Date (as reduced from time to time when designated by the Company for a specific purpose under this Agreement). “Central Bank Rate” has the meaning given to that term in the applicable Compounded Rate Terms. “Central Bank Rate Adjustment” has the meaning given to that term in the applicable Compounded Rate Terms. “Central Bank Rate Spread” has the meaning given to that term in the applicable Compounded Rate Terms. “Certain Funds Period” means in respect of Facility B and the Original Revolving Facility from the date of this Agreement: (a) in the case of Facility B, to and including the last day of the Availability Period for Facility B (or such later date as agreed by the Majority Facility B Lenders); and (b) in the case of Certain Funds Revolving Utilisations only, to and including the last day of the Availability Period for Facility B (or such later date as agreed by the Majority Revolving Facility Lenders). “Certain Funds Revolving Utilisation” means any Utilisation under the Original Revolving Facility (other than a Swingline Loan) which is either made or to be made during the applicable Certain Funds Period. “Certain Funds Utilisation” means: (a) a Utilisation made or to be made under Facility B during the applicable Certain Funds Period; and/or (b) a Certain Funds Revolving Utilisation. “Certares” has the meaning given to it in the definition of “Sponsor”. “Change of Control” is if any person or persons acting together (excluding, directly or indirectly, any of the Permitted Holders and any person directly or indirectly controlled by any of them) acquire control of more than 50 per cent. of the voting share capital of the Company (provided that, for the avoidance of doubt (i) the relevant percentage shall be calculated after excluding any share capital controlled by that person or persons acting together which carries no right to participate beyond a specified amount in a distribution of either profit or capital and (ii) persons voting in the same or a consistent manner at any general meeting of the relevant entity will not be considered to be acting together solely as a consequence of exercising their votes in such manner), where “acting together” means a group of persons (excluding, for the purposes of this definition, the management of any relevant entity, other than in their capacity as shareholders) who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, either directly or indirectly (provided that, for the avoidance of doubt, 17 persons voting in the same or a consistent manner at any general meeting of the relevant entity will not be considered to be acting together solely as a consequence of exercising their votes in such a manner). Notwithstanding anything in any Finance Document, (i) a person or persons acting together shall not (and shall not be deemed to) “acquire control” of any voting share capital of the Company (x) to be acquired by such person or persons pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of relevant shares in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) a person or persons acting together (other than any of the Permitted Holders and any person directly or indirectly controlled by any of them) shall not (and shall not be deemed to) have acquired control of another person as a result of its ownership of Capital Stock or other securities of a Holding Company of such other person (or related contractual rights) unless it controls more than 50 per cent. of the voting share capital of such Holding Company, (iii) the right to acquire voting share capital (so long as such person or persons acting together does not have the right to direct the voting of the voting share capital subject to such right) or any veto power in connection with the acquisition or disposition of voting share capital shall not (and shall not be deemed to) cause such person or persons acting together to have acquired control of such voting share capital and (iv) a Change of Control shall not occur (and shall be deemed not to occur) if any person or persons acting together acquire control of more than 50 per cent. of the voting share capital of the Company but, after giving effect to such acquisition, any of the Permitted Holders and any person directly or indirectly controlled by any of them have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors having a majority of the aggregate votes of the Board of Directors of the Company. “Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security. “Chief Financial Officer” means the chief financial officer (or equivalent) of the Group from time to time (or (i) any person acting as such person’s deputy in that capacity; or (ii) any person performing the duties of a chief financial officer). “CK Opportunities” has the meaning given to it in the definition of “Sponsor”. “Commitment” means a Facility B Commitment, a Revolving Facility Commitment, a Swingline Commitment or an Additional Facility Commitment. “Commodity Exchange Act” means the US Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute. “Commodity Hedging Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary. “Compliance Certificate” means a compliance certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate) or in any other form agreed by the Facility Agent and the Company. "Compounded Rate Currency" means any Rate Switch Currency in respect of which the Rate Switch Date has occurred.

18 “Compounded Rate Loan” means any Loan or, if applicable, Unpaid Sum which is denominated in a Compounded Rate Currency which is, or becomes, a "Compounded Rate Loan" pursuant to Clause 14.4 (Change of Reference Rate). “Compounded Rate Supplement” means, in relation to any currency, a document which: (a) is designated in writing by the Obligors’ Agent as a Compounded Rate Supplement in respect of that currency; (b) specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; (c) has been made available to the Facility Agent and each existing Lender with a Commitment denominated (or which may be utilised) in such currency; and (d) has not been rejected (by 5.00 p.m. London time on the date falling 5 Business Days (or any other period of time expressly notified for this purpose by the Obligors’ Agent, with the prior agreement of the Facility Agent (acting reasonably) if the period for this provision to operate is less than 5 Business Days) after the date of such document being made available to the Facility Agent) by a Lender or Lenders whose Commitments aggregate 66.66 per cent. or more of the Commitments denominated (or which may be utilised) in such currency at that time (with the provisions of Clause 41.5 (Snooze/lose) not to apply to any such calculation). “Compounded Rate Terms” means in relation to: (a) a currency; (b) a Loan or an Unpaid Sum in that currency; (c) an Interest Period for such a Loan or Unpaid Sum (or other period for the accrual of commission or fees in respect of that currency); or (d) any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum, the terms set out for that currency in Schedule 15 (Compounded Rate Terms) or in any Compounded Rate Supplement. “Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day. “Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate for any currency, a document which: (a) is designated in writing by the Obligors’ Agent as a Compounding Methodology Supplement in respect of that currency; (b) specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; (c) has been made available to the Facility Agent and each existing Lender with a Commitment denominated (or which may be utilised) in such currency; and (d) has not been rejected (by 5.00 p.m. London time on the date falling 5 Business Days (or any other period of time expressly notified for this purpose by the Obligors’ Agent, with the prior agreement of the Facility Agent (acting reasonably) if the period for this 19 provision to operate is less than 5 Business Days) after the date of such document being made available to the Facility Agent) by a Lender or Lenders whose Commitments aggregate 66.66 per cent. or more of the Commitments denominated (or which may be utilised) in such currency at that time (with the provisions of Clause 41.5 (Snooze/lose) not to apply to any such calculation). “Confidential Information” means all information relating to the Sponsor, the Company, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either: (a) a Sponsor, any member of the Group or any of its advisers; or (b) another Finance Party, if the information was obtained by that Finance Party directly or indirectly from a Sponsor, any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that: (i) is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 42 (Confidentiality); (ii) is identified in writing at the time of delivery as non-confidential by a Sponsor, any member of the Group or any of its advisers; or (iii) is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with a Sponsor or the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality. “Confidentiality Undertaking” means a confidentiality undertaking substantially in the form as set out in Schedule 10 (Confidentiality Undertaking) or in any other form agreed between the Company and the Facility Agent. “Connected Person” means: (a) any Investor; (b) any person through which the Investors hold their ownership interest in the Group; and/or (c) an affiliate of an Investor or a person referred to in paragraph (b) above. For the purpose of this definition, “affiliate” shall mean, with respect to a person (the “First Person”): (a) another person that, directly or indirectly through one or more intermediaries, controls, manages or is controlled or managed by, or is under common control or management with, the First Person; (b) a pooled investment vehicle organised by the First Person (or an affiliate thereof) the investments of which are directed by the First Person; 20 (c) a fund organised by the First Person for the benefit of the First Person’s (or any of its affiliates’) partners, officers or employees or their dependants; or (d) a successor trustee or nominee for, or a successor by re-organisation of, a trust, in each case in its capacity as the holder of a direct or indirect ownership interest in the Company (and not as an officer, director, employee, trading counterparty, provider of banking or other services, Finance Party or otherwise) and excluding any member of the Group, any Sponsor Debt Fund and, for the avoidance of doubt, any portfolio company, business or other investment (other than any entity which is solely an ultimate shareholder holding vehicle for such an investment) in which any of the persons listed in paragraphs (a) to (c) above has an interest. “Consolidated EBITDA” has the meaning given to that term in Clause 26.4 (Financial definitions). “Consolidated Financial Interest Expense” has the meaning given to that term in Clause 26.4 (Financial definitions). “Consolidated Income Taxes” has the meaning given to that term in Clause 26.4 (Financial definitions). “Consolidated Interest Expense” has the meaning given to that term in Clause 26.4 (Financial definitions). “Consolidated Leverage” has the meaning given to that term in Clause 26.4 (Financial definitions). “Consolidated Leverage Ratio” has the meaning given to that term in Clause 26.4 (Financial definitions). “Consolidated Net Income” has the meaning given to that term in Clause 26.4 (Financial definitions). “Consolidated Net Indebtedness” has the meaning given to that term in Clause 26.4 (Financial definitions). “Consolidated Net Leverage Ratio” has the meaning given to that term in Clause 26.4 (Financial definitions). “Consolidated Senior Secured Net Indebtedness” has the meaning given to that term in Clause 26.4 (Financial definitions). “Consolidated Working Capital” has the meaning given to that term in Clause 26.4 (Financial definitions). “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds: (i) for the purchase or payment of any such primary obligation; 21 (ii) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof. “Credit Facility” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, indentures or other arrangements (including this Agreement, any commercial paper facilities or any overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original facility agent (or other administrative agent) and/or security agent and/or lenders or another facility agent, administrative agent and/or security agent or agents or other banks or institutions and whether provided under this Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee or guarantee agreement and any pledge agreement, debenture, collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding members of the Group as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof. “Cure Amount” has the meaning given to that term in paragraph (a) of Clause 26.2 (Cure rights) “Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary. “Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Facility Agent (or any other person which is appointed to determine that rate in place of the Facility Agent from time to time, in each case with the consent of that person and the Obligors’ Agent) in accordance with the methodology set out in Schedule 16 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement. “Daily Rate” means the rate specified as such in the applicable Compounded Rate Terms. “Debt Facilities” mean each Facility, any Senior Financing, any Second Lien Financing, any Senior Parent Financing and any Additional Facilities (in each case as refinanced or replaced in whole or in part from time to time). “Debt Purchase Transaction” means, in relation to a person, a transaction where such person: (a) purchases by way of assignment or transfer;

22 (b) enters into any sub-participation in respect of; or (c) enters into any other agreement or arrangement having an economic effect substantially similar to an assignment, transfer or sub-participation in respect of, any Commitment or amount outstanding under this Agreement. “Declared Default” means an Event of Default in respect of which any notice has been served by the Facility Agent demanding payment or repayment of any amount under the Facilities in accordance with Clause 28.11 (Acceleration). “Default” means an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless and until that condition is satisfied. “Defaulting Lender” means any Lender (other than a Lender which is a Sponsor Affiliate): (a) which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or has failed to provide cash collateral (or has notified the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender); (b) which has otherwise rescinded or repudiated a Finance Document; or (c) with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above: (i) its failure to pay is caused by: (A) administrative or technical error; or (B) a Disruption Event; and (C) payment is made within three Business Days of its due date; or (ii) the Lender is disputing in good faith whether it is contractually obliged to make the payment in question. “Delegate” means any delegate, agent, attorney, co-trustee or co-security agent appointed by the Security Agent. “Designated Gross Amount” has the meaning given to that term in Clause 9.2 (Availability). “Designated Net Amount” has the meaning given to that term in Clause 9.2 (Availability). “Designated Preference Shares” means, with respect to the Company or any Parent Holding Company, Preferred Stock (other than Disqualified Stock): (a) that is issued for cash (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Restricted Subsidiary for the benefit of their employees to the extent funded by the Company or such Restricted Subsidiary); and 23 (b) that is designated as “Designated Preference Shares” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set out in paragraph (iii) of the Build Up Conditions. “Disposition/Debt Percentage” means determined in accordance with the table below (the applicable percentage to be determined by reference to the Quarterly Financial Statements or, as the case may be, the Annual Financial Statements for that Relevant Period and the related Compliance Certificate delivered by the Company to the Facility Agent): Senior Secured Net Leverage Ratio for the most recently completed Relevant Period Applicable Percentage % Greater than 3.60:1 100 Greater than 3.10:1 but less than or equal to 3.60:1 50 Less than or equal to 3.10:1 0 “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event: (a) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or (c) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or purchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of: (i) the Termination Date in relation to Facility B; or (ii) the date on which there are no Loans outstanding, provided that: (A) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; (B) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Clause 27.16 (Limitation on Restricted Payments); and 24 (C) Capital Stock constituting New Equity or Investor Debt shall not be Disqualified Stock. “Disruption Event” means either or both of: (a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or (b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party: (i) from performing its payment obligations under the Finance Documents; or (ii) from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted. “Effective Yield” means, as of any date of determination, the sum of (without double counting): (a) the higher of: (i) the Reference Rate on such date (in the case of Term SOFR or EURIBOR, for a deposit in the applicable currency with a maturity of one Month); and (ii) the Reference Rate floor, if any, with respect to the relevant Indebtedness as of such date; (b) the relevant interest rate margin as of such date; and (c) the amount of any applicable original issue discount and similar upfront fee paid by the Group on the relevant Indebtedness, converted to yield assuming a three-year average life and without any present value discount (it being understood that any such original issue discount or upfront fees paid or payable by way of netting of the proceeds of such Indebtedness shall be deemed to be paid or payable in cash) to the relevant Lenders generally (excluding, for the avoidance of doubt, any arrangement, upfront, commitment, structuring, underwriting, amendment or other similar fees payable in connection with the relevant Indebtedness to the extent such amounts are not shared generally with lenders pursuant to and as part of primary syndication of the relevant Indebtedness). “Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media: (a) air (including, without limitation, air within natural or man-made structures, whether above or below ground); (b) water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and (c) land (including, without limitation, land under water). “Environmental Law” means any applicable law or regulation which relates to: 25 (a) the pollution or protection of the Environment; (b) harm to or the protection of human health; or (c) the health of animals or plants. “Equity Offering” means: (a) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions; or (b) the sale of Capital Stock or other securities of any IPO Entity, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of, or as Investor Debt to, the Company or any of its Restricted Subsidiaries. “Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow. “EURIBOR” means, in relation to any Term Rate Loan denominated in Euro: (a) the applicable Screen Rate; or (b) (if no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum) the Interpolated Screen Rate for that Loan or Unpaid Sum; or (c) if: (i) no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum; and (ii) it is not possible to calculate an Interpolated Screen Rate for that Loan or Unpaid Sum, the Reference Bank Rate, as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the offering of deposits in Euro for a period equal in length to the Interest Period of the relevant Loan or Unpaid Sum (provided that, if that rate is less than zero, EURIBOR shall be deemed to be zero). Notwithstanding anything to the contrary, the Facility Agent may (with the prior written consent of the Obligors’ Agent) specify another page, service or method for determining EURIBOR for the purposes of the Finance Documents (including, for the avoidance of doubt, any alternative benchmark, base rate or reference rate which may be available at the relevant time). “Euro Equivalent” means, with respect to any monetary amount in a currency other than Euro, at any time of determination thereof the currency equivalent of that amount. “European Union” means all members of the European Union as of January 1, 2004. “Event of Default” means any event or circumstance specified as such in Clause 28 (Events of Default).

26 “Excess Cashflow” has the meaning given to that term in 26.4 (Financial definitions). “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended. “Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company after the First Utilisation Date as New Equity, Investor Debt, capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Restricted Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company. “Excluded Event” means: (a) any withdrawal of any participating member state of the European Union from the single currency of the participating member states of the European Union; (b) any redenomination of the Euro into any other currency by the government of any current or former participating member state of the European Union; (c) any withdrawal (or any vote or referendum electing to withdraw or notice to withdraw) of any member state from the European Union; (d) the implementation of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting; (e) any anti-tax avoidance directive or legislation; and (f) any other similar or equivalent event, step, matter or action (whether in relation to any currency, country, state, agency of state, organisation, legislation or otherwise). “Excluded Jurisdiction” means China, Brazil, India, Russia and any country in Latin America, South-East Asia and Africa. “Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the US Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal. “Existing Ancillary Facility” means any facility or other financial accommodation made available to one or more member of the Group which is notified to the Facility Agent by the Obligors’ Agent as a facility or financial accommodation to be treated as an “Existing Ancillary Facility” for the purpose of this Agreement. “Expiry Date” means, for a Letter of Credit, the last day of its Term. “Facility” means a Term Facility, a Revolving Facility and any Additional Facility. 27 “Facility Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day. “Facility B” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities). “Facility B Commitment” means: (a) in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and (b) in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement, to the extent: (i) not cancelled, reduced, increased or transferred by it under this Agreement; and (ii) not deemed to be zero pursuant to Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates, the Sponsor or a member of the Group). “Facility B Lender” means any Lender that makes available a Facility B Commitment. “Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan. “Facility Office” means: (a) in respect of a Lender or the Issuing Bank, the office or offices notified by that Lender or the Issuing Bank to the Facility Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement, provided that a Lender or Issuing Bank shall not nominate more than two Facility Offices; or (b) in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes. “FATCA” means: (a) sections 1471 to 1474 of the Internal Revenue Code or any associated regulations or other official guidance (or any amended or successor version that is substantially comparable); (b) any treaty, law, regulation or other official guidance of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law, regulation or other official guidance referred to in paragraph (a) above; or (c) any agreement pursuant to the implementation of anything referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction. 28 “FATCA Application Date” means: (a) in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Internal Revenue Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; (b) in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Internal Revenue Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), the first date from which such payment may become subject to a deduction or withholding required by FATCA; or (c) in relation to a "passthru payment" described in section 1471(d)(7) of the Internal Revenue Code not falling within paragraphs (a) or (b) above, the first date from which such payment may have become subject to a deduction or withholding required by FATCA. “FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA. “FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction. “Fee Letter” means: (a) any letter or letters dated on or before the First Utilisation Date between the Arrangers and the Company (or the Facility Agent and the Company or the Security Agent and the Company or the Issuing Bank and the Company) setting out any of the fees referred to in Clause 17 (Fees); and (b) any other agreement setting out fees payable to a Finance Party referred to in Clause 2.3 (Additional Facilities), Clause 2.5 (Increase), Clause 17.5 (Fees payable in respect of Letters of Credit) and Clause 17.6 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under or in relation to any other Finance Document. “Finance Document” means this Agreement, any Accession Deed, any Additional Facility Notice, any Additional Facility Lender Accession Notice, any Ancillary Document, the Intercreditor Agreement, any Transaction Security Document, any Fee Letter, any TEG Letter, any Utilisation Request, any Resignation Letter, any Selection Notice, any Compliance Certificate, any Compounded Rate Supplement, any Compounding Methodology Supplement and any other document designated as a “Finance Document” by the Facility Agent and the Company. “Finance Party” means the Facility Agent, the Arrangers, the Security Agent, a Lender, the Issuing Bank or any Ancillary Lender. “Finance Subsidiary” means (a) any direct Subsidiary of the Company or (b) any direct Subsidiary of any Holding Company of the Company provided that, in each case, such Subsidiary (i) does not itself hold any ownership interest in the Company or its Subsidiaries, (ii) has no principal purpose other than to incur Indebtedness and activities related thereto and (iii) does not own any assets (including any obligations of members of the Group) other than those arising in connection with the incurrence of Indebtedness and activities related thereto (including any proceeds loans). “Financial Quarter” has the meaning given to that term in Clause 26.4 (Financial definitions). “Financial Year” means a financial year of the Company. 29 “First Utilisation Date” means the date of first Utilisation of the Facilities (or any of them). “Fitch” means Fitch Ratings Ltd. or any successor to its ratings business. “Fixed Charge Coverage Ratio” has the meaning given to that term in Clause 26.4 (Financial definitions). “Fixed Charges” has the meaning given to that term in Clause 26.4 (Financial definitions). “Fixed Rate Effective Yield” means, with respect to any Indebtedness consisting of a fixed rate instrument, as of any date of determination, the sum of (without double counting): (a) the total interest cost (excluding default interest, gross-up costs and similar amounts) payable under such Indebtedness; and (b) the amount of any applicable original issue discount and similar upfront fees paid or payable on the relevant Indebtedness, converted to yield assuming a three-year average life and without any present value discount (it being understood that any such original issue discount or upfront fees paid or payable by way of netting of the proceeds of such Indebtedness shall be deemed to be paid or payable in cash) to the relevant Lenders generally (excluding, for the avoidance of doubt, any arrangement, upfront, commitment, structuring, underwriting, amendment or other similar fees payable in connection with the relevant Indebtedness to the extent such amounts are not shared generally with lenders pursuant to and as part of primary syndication of the relevant Indebtedness). “French Borrower” means a Borrower incorporated or established or tax resident in France. “French Guarantor” means a Guarantor incorporated or established or tax resident in France. “French Obligor” means an Obligor incorporated or established or tax resident in France. “French Transaction Security Document” means any Transaction Security Document governed by French law. “Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange. “Group” means the Company and its Restricted Subsidiaries. “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or (b) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

30 provided that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. “Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors) or another provision of the Finance Documents. “Guarantor Coverage Test” means the requirement that, subject to the Agreed Security Principles, annually no later than on the date falling 120 days after delivery of the Annual Financial Statements of the Company and by reference to the Annual Financial Statements, the aggregate earnings before interest, tax depreciation and amortisation ("EBITDA") (calculated on the same basis as Consolidated EBITDA) of the Guarantors (calculated on an unconsolidated basis and excluding intra-group items and investments in Subsidiaries of any members of the Group, provided that where any member of the Group generates negative Consolidated EBITDA, for this purpose, such negative Consolidated EBITDA shall be deemed to be zero) must represent not less than 80% of Consolidated EBITDA (calculated on a consolidated basis and excluding intra-group items and investments in Subsidiaries of any members of the Group) of the Group (excluding the EBITDA of any member of the Group that is not required to become a Guarantor in accordance with the Agreed Security Principles and the EBITDA of any member of the Group incorporated or organised in an Excluded Jurisdiction). “Hedge Counterparty” has the meaning given to that term in the Intercreditor Agreement. “Hedging Agreement” means any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement. “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Agreement. “Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary. “IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union and/or the United Kingdom or any variation thereof with which the Company or its Restricted Subsidiaries are, or may be, required to comply. “Impaired Facility Agent” means the Facility Agent at any time when: (a) it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment; (b) the Facility Agent otherwise rescinds or repudiates a Finance Document; (c) (if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender” and in the case of events or circumstances referred to in paragraph (a) of the definition of “Defaulting Lender” none of the exceptions referred to in the definition of “Defaulting Lender” apply to that paragraph; or (d) an Insolvency Event has occurred and is continuing with respect to the Facility Agent, unless, in the case of paragraph (a) above: (i) its failure to pay is caused by: 31 (A) administrative or technical error; or (B) a Disruption Event; and payment is made within three Business Days of its due date; or (ii) the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question. “Increase Confirmation” means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation) or in any other form agreed between the Facility Agent and the Obligors’ Agent. “Increase Lender” has the meaning given to that term in paragraph (a)(i) of Clause 2.5 (Increase). “Increased Costs Lender” has the meaning given to that term in Clause 41.4 (Replacement of Lender). “Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for, provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred”, “Incurring” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder. “Indebtedness” means, with respect to any Person on any date of determination (without duplication): (a) the principal of indebtedness of such Person for borrowed money; (b) the principal of obligations of such Person evidenced by bonds (other than any performance or advance payment bond or other similar instrument), debentures, notes or other similar instruments; (c) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, brokers’ acceptances or other instruments plus the aggregate amount of drawings that have not been reimbursed), except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence, in each case only to the extent issued by a bank or financial institution and provided that that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness; (d) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables and liabilities or accrued expenses in the ordinary course of business), where the deferred payment is arranged primarily as a means of raising finance and is treated as a borrowing in accordance with the Original Accounting Principles, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto (or, if later, more than 180 days after the expiry of the period customarily allowed by the relevant supplier for payment), in each case save where the payment deferral results from the delayed or non-satisfaction of contract terms by the supplier, from a dispute carried out in good faith or from contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures and, 32 for the avoidance of doubt, excluding earn outs and other contingent consideration arrangements; (e) Capitalised Lease Obligations of such Person; (f) any shares which are expressed to be redeemable at the option of the owner (legal or beneficial) of such shares prior to the Termination Date in respect of Facility B (but excluding any amount in respect of any accrued dividends); (g) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided that the amount of such Indebtedness will be the lesser of: (i) the fair market value of such asset at such date of determination (as determined in good faith by the Company); and (ii) the amount of such Indebtedness of such other Persons; (h) Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and (i) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time). The term “Indebtedness” shall not include any amount due or outstanding in respect of any New Equity or Investor Debt or any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under the Original Accounting Principles (or any lease, concession or license of property that would have been categorised as an operating lease prior to the adoption of IFRS 16), any asset retirement obligations, any prepayments of deposits received from clients or customers in the ordinary course of business, prepaid or deferred revenue in the ordinary course of business or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the First Utilisation Date or in the ordinary course of business. For the avoidance of doubt and notwithstanding the foregoing, the term “Indebtedness” excludes any accrued expenses and trade payables and any amounts in respect of uncashed cheques issued by a member of the Group. The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of cash funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in paragraph (g), (h) or (i) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of the Accounting Principles. Notwithstanding the above provisions, in no event shall the following constitute Indebtedness: (i) Contingent Obligations Incurred in the ordinary course of business and obligations under or in respect of Qualified Receivables Financings; (ii) in connection with a purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business 33 after the closing (including, for the avoidance of doubt, earn outs and other contingent consideration arrangements); (iii) trade credit on normal commercial terms; (iv) indebtedness of any Parent Holding Company appearing on the balance sheet of any member of the Group solely by reason of push down accounting under the Accounting Principles; (v) amounts owed to dissenting shareholders (or any other holder of an ownership interest) pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)) pursuant to or in connection with a consolidation, acquisition, merger or transfer that is not prohibited by this Agreement; (vi) any obligations in respect of workers’ compensation claims, pension schemes, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; (vii) any amount owed by one member of the Group to another member of the Group; (viii) any indebtedness for or in respect of receivables sold or discounted on a non- recourse basis; (ix) obligations of any Person for the reimbursements of any obligor in relation to any confirming services, reverse factoring services, commercial discount lines or any similar or equivalent arrangement in the ordinary course of business; (x) obligations of any Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, performance bond, advance payment bonds, surety bonds, completion or performance guarantees or similar transactions, to the extent that such letters, bonds, guarantees or similar transactions are not drawn upon, provided that, if and to the extent drawn upon, such obligations shall not be considered the incurrence of Indebtedness (but shall upon such drawing cease to fall within the exclusion set out in this paragraph (x)); or (xi) any liability or obligation in connection with Cash Management Services. “Industrial Competitor” means: (a) any person: (i) whose business is substantially similar or in competition with the business of the Group or any Restricted Subsidiary from time to time; or (ii) who is a supplier or a sub-contractor of any member(s) of the Group or any Restricted Subsidiary from time to time, or (iii) who is a private equity sponsor (including any fund which is managed or advised by it or any of its Affiliates, and any of their respective Affiliates or Related Funds) (such person, a “Principal IC”); or (b) an Affiliate of a Principal IC: which is not: (i) a financial institution which is subject to regulation or supervision by the United Kingdom Financial Conduct Authority, the Bank of England, the European Central Bank, the Board of Governors of the Federal Reserve of the

34 United States and/or any equivalent governmental authority regulating financial services in any jurisdiction or any successor or replacement governmental authority with equivalent principal functions from time to time (such a financial institution being a “Regulated Entity”); and/or (ii) an Affiliate of a Regulated Entity which is managed or controlled on a day to day basis independently from (and where Confidential Information is not disclosed to or otherwise made available to), or where appropriate information barriers in relation to any Confidential Information exist between it and any Principal IC and all other trusts, funds or other entities managed or controlled by a Principal IC (or any of its Affiliates) which have been established for the primary or main purpose of investing in share capital of companies; and/or (iii) a trust, fund or other entity which has been established for at least 6 months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled on a day to day basis independently from (and where Confidential Information is not disclosed to or otherwise made available to), or where appropriate information barriers in relation to any Confidential Information exist between it and any Principal IC and all other trusts, funds or other entities managed or controlled by the Principal IC (or any of its Affiliates) which have been established for the primary or main purpose of investing in share capital of companies. “Information Package” means the Base Case Model. “Initial Public Offering” means, if the Listed Entity has ceased to be Listed: (a) a listing or admission to trading of all or any part of the share capital or other equity securities of the Company, any other member of the Group or any Parent Holding Company or any successor of the Company, any other member of the Group or any Parent Holding Company (the “IPO Entity”) on any investment exchange, stock exchange or other exchange or market or any other sale or issue by way of flotation or public offering in relation to the IPO Entity, including, for the avoidance of doubt, as a result of the acquisition, purchase, merger or combination of the IPO Entity by, or with, a publicly traded special acquisition company that (i) shall have engaged in no business or activities in any material respect other than activities related to becoming and acting as a publicly traded special acquisition company and entry into such acquisition, purchase, merger or combination and (ii) has no material assets other than cash and Cash Equivalents; or (b) any Equity Offering of common stock or other common equity interests or other equity securities of any IPO Entity as a result of which, the shares of common stock or other common equity interests or other equity securities of the IPO Entity in such offering are listed or traded on any investment exchange, stock exchange or other exchange or market. “Insolvency Event” in relation to a Finance Party means that the Finance Party: (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; 35 (d) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; (e) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and: (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (f) has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009; (g) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (h) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (i) has a Secured Party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such Secured Party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (j) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or (k) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts. “Insurance” means any contract of insurance taken out by or on behalf of a member of the Group or under which it has a right to claim “Intellectual Property” means: (a) any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and (b) the benefit of all applications and rights to use such assets of each member of the Group. 36 “Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Agreement and made between, among others, the Company, the Debtors (as defined in the Intercreditor Agreement), the Security Agent, the Facility Agent, the Lenders, the Arrangers, the Ancillary Lenders and the Intra-Group Lenders (as defined in the Intercreditor Agreement). “Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.3 (Default interest). “Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary. “Interpolated Screen Rate” means, in relation to EURIBOR for any Term Rate Loan (other than a USD Term Rate Loan), the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan. “Interpolated Term SOFR” means, in relation to the applicable Term SOFR for any USD Term Rate Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between: (a) either: (i) the most recent applicable Term SOFR for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or (ii) if no such Term SOFR is available for a period which is less than the Interest Period of that USD Term Rate Loan, SOFR for a day which is two (2) US Government Securities Business Days before the Quotation Day; (b) the most recent applicable Term SOFR for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan, each as of the Specified Time for the currency of that Loan. “Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit (other than a time deposit) and any loans or credit arising as a result of the operation of cash pooling, net balance or similar arrangements) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of the 37 Accounting Principles, provided that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. For purposes of Clause 27.16 (Limitation on Restricted Payments): (a) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (ii) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and (b) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment. “Investment Grade Securities” means: (a) securities issued or directly and fully guaranteed or insured by the US or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents); (b) securities issued or directly and fully guaranteed or insured by a Permissible Jurisdiction, a Security Jurisdiction or the UK, Switzerland, France, Norway or any agency or instrumentality thereof (other than Cash Equivalents); (c) debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organisation or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognised Statistical Rating Organisation, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; (d) investments in any fund that invests exclusively in investments of the type described in paragraphs (a), (b) and/or (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and (e) any other investment approved by the Facility Agent (acting reasonably). “Investor Debt” means any loan made to the Company or other indebtedness incurred by the Company which would, save for second paragraph of the definition of Indebtedness, constitute Indebtedness:

38 (a) which: (i) does not provide for any cash pay interest on or before the date falling six Months after the Termination Date for Facility B (in each case unless permitted by this Agreement); (ii) has a maturity date later than the date falling six Months after the Termination Date for Facility B; (iii) does not receive any credit support from any member of the Group other than the Company as borrower on an unsecured basis; and (iv) is subject to the terms of the Intercreditor Agreement (and the creditor of the loan or other indebtedness is party to the Intercreditor Agreement as an Investor), or is otherwise subordinated on terms acceptable to the Facility Agent acting reasonably, provided that this sub-paragraph (iv) shall cease to apply if requested by the Company in connection with an Initial Public Offering; or (b) which, if it does not fall within paragraph (a) above, is otherwise on terms acceptable to, and approved by, the Majority Lenders (acting reasonably). “Investor Debt Document” means each document evidencing Investor Debt. “Investor Documents” means: (a) the articles of association of the Company; and (b) any Investor Debt Document. “Investors” means the Original Investors and their successors and assigns as shareholders of the Company. “IPO Market Capitalisation” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests or other securities of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests or other securities are sold to the public in such Initial Public Offering (in the case of an Initial Public Offering that is an underwritten offering), the purchase price per share as set forth in the relevant acquisition, purchase or merger agreement (in the case of an Initial Public Offering that is an acquisition, purchase, merger or combination of the IPO Entity by, or with, a publicly traded special acquisition company) or price per share on the date of either (at the Company’s election) (x) the closing or (y) first trading of such Initial Public Offering (in the case of any other Initial Public Offering). “Issuing Bank” means any Lender which has notified the Facility Agent that it has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit. “Italian Civil Code” means the Italian codice civile, the initial version of which was approved by Italian Royal Decree No. 262 of 16 March 1942, as amended and supplemented from time to time. “Italian Guarantor” means a Guarantor incorporated in, or having its registered office in, Italy. 39 “Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity which in any such case is not a member of the Group, but in which a member of the Group directly or indirectly holds shares or an equivalent equity ownership interest; and in which the Group does not beneficially own, directly or indirectly, more than half the issued voting share capital or equivalent voting equity ownership interests. “Knighthead” has the meaning given to it in the definition of “Sponsor”. “L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender. “Legal Reservations” means: (a) the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction; (b) the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction; (c) any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Facility Agent as a condition precedent to utilisation under this Agreement or delivered in connection with the accession of an Additional Borrower or an Additional Guarantor or under any other provision of or otherwise in connection with any Finance Document (provided that such principles, reservations or qualifications shall only apply to members of the Group in the relevant jurisdiction to which such legal opinion relates); (d) the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void; (e) the principle that in certain circumstances security granted by way of fixed charge may be characterised as a floating charge or that security purported to be constituted by way of an assignment may be recharacterised as a charge; (f) the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (g) the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement; (h) the possibility that a court may strike out a provision of a contract for rescission or oppression, undue influence or similar reason; (i) the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions; 40 (j) the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies; (k) the principles of private and procedural laws of the relevant jurisdiction which affect the enforcement of a foreign court judgment; (l) the principle that in certain circumstances pre-existing Security purporting to secure any additional indebtedness, further advances or other financial accommodation following an amendment may be void, ineffective, invalid or unenforceable; and (m) similar principles, rights and defences under the laws of any Relevant Jurisdiction to the extent that they are relevant and applicable. “Lender” means: (a) any Original Lender; and (b) any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 29 (Changes to the Lenders), Clause 2.3 (Additional Facilities) or Clause 2.5 (Increase), which, in each case, has not ceased to be a Lender in accordance with the terms of this Agreement. “Lender Accession Deed” has the meaning given to the term “Creditor/Agent Accession Undertaking” in the Intercreditor Agreement. “Lender Presentation” means the document in the form approved by the Company concerning the Group and the Facilities which, at the request of the Company and on its behalf, was prepared in relation to this transaction and distributed by the Arrangers in connection with Syndication. “Letter of Credit” means: (a) a letter of credit: (i) substantially in the form set out in Schedule 12 (Form of Letter of Credit); or (ii) in any other form requested by the Company and agreed by the Facility Agent and the Issuing Bank (each, acting reasonably); or (b) any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Company on its behalf) and agreed by the Facility Agent and the Issuing Bank (each, acting reasonably). “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof). “Listed” means, in relation to a person, that person is listed on (and/or all or any part of its share capital or other equity securities is admitted to trading on) any investment exchange, stock exchange or other exchange or market. For the avoidance of doubt, a person shall be (and shall be deemed to be) Listed for all purposes under the Finance Document if for any reason it ceases to be listed on (and/or all or any part of its share capital or other equity securities ceased to be admitted to trading on) one investment exchange, stock exchange or other exchange or market and within thirty (30) Business Days is listed or re-listed on (and/or all or any part of its share capital or other equity securities is admitted or re-admitted to trading on) either the same or another investment exchange, stock exchange or other exchange or market. 41 “Listed Entity” means (i) Global Blue Group Holding AG or any successor of Global Blue Group Holding AG (the “Initial Listed Entity”) or (ii) any Parent Holding Company or any member of the Group which becomes Listed in connection with any Permitted Transaction or other transaction not prohibited by this Agreement pursuant to which the Initial Listed Entity ceases to be Listed, or any successor of such Parent Holding Company or member of the Group. “Loan” means a Term Loan, a Revolving Facility Loan or a Swingline Loan. “Lookback Period” means the number of days specified as such in the applicable Compounded Rate Terms. “LTM” means last twelve Months. “LTM EBITDA” means, on any day: (a) Consolidated EBITDA as stated in the most recently delivered Compliance Certificate; or (b) if no Compliance Certificate has yet been delivered under this Agreement, Consolidated EBITDA as determined by the Company for the most recently ended Relevant Period for which the Company has sufficient available information so as to be able to determine Consolidated EBITDA, in each case as may adjusted in accordance with Clause 26.3 (Financial testing) and provided that in the event any indebtedness, loan, investment, disposal, guarantee, payment, non- payment or other transaction is committed, incurred or made (or, as the case may be, not made) by any member of the Group based on the amount of the LTM EBITDA as at any particular date, that indebtedness, loan, investment, disposal, guarantee, payment, non-payment or other transaction shall not constitute, or be deemed to constitute, or result in, a breach of any provision of the Finance Documents if there is a subsequent change in the amount of the LTM EBITDA. “Major Default” means any of the Events of Default listed below, in each case, to the extent it is continuing (being unremedied or unwaived) (i) in relation to any Borrower of Loans on the First Utilisation Date (and excluding, for the avoidance of doubt, any member of the Group that is not a Borrower of Loans on the First Utilisation Date or any obligation to procure performance by members of the Group or any other person, in each case that is not a Borrower of Loans on the First Utilisation Date); or (ii) with respect to any Permitted Acquisition (other in relation to an Agreed Certain Funds Obligor(s) (and excluding any procurement obligations on the part of that Agreed Certain Funds Obligor with respect to any other member of the Group)): (a) Clause 28.1 (Non-payment) but only insofar as it relates to failure to pay principal, interest or fees under the Finance Documents; (b) Clause 28.3 (Other obligations) only insofar as it relates to a breach of any undertaking set out in Clause 27.15 (Limitation on Indebtedness), Clause 27.16 (Limitation on Restricted Payments), Clause 27.17 (Limitation on Liens) or Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock); (c) Clause 28.4 (Misrepresentation) only insofar as it relates to a breach of any Major Representation; (d) Paragraphs (a) or (b) of Clause 28.6 (Insolvency); (e) Clause 28.7 (Insolvency proceedings); and

42 (f) Clause 28.9 (Unlawfulness and invalidity) only insofar as it relates to this Agreement, the Fee Letters and the Transaction Security Documents. “Major Representation” means a representation or warranty with respect to (i) any Borrower of Loans on the First Utilisation Date only (and excluding, for the avoidance of doubt, any member of the Group that is not a Borrower of Loans on the First Utilisation Date or any other person or any obligation to procure performance by a member of the Group or any other person, in each case that is not a Borrower of Loans on the First Utilisation Date) under any of Clause 24.2 (Status), Clause 24.3 (Binding obligations), paragraph (a) or (b) of Clause 24.4 (Non- conflict with other obligations), Clause 24.5 (Power and authority), Clause 24.6 (Validity and admissibility in evidence) or (ii) in the case of any Permitted Acquisition, an Agreed Certain Funds Obligor(s) (and excluding any procurement obligations on the part of that Agreed Certain Funds Obligor with respect to any other member of the Group), in each case only under any of Clause 24.2 (Status), Clause 24.3 (Binding obligations), paragraph (a) or (b) of Clause 24.4 (Non-conflict with other obligations), Clause 24.5 (Power and authority) or Clause 24.6 (Validity and admissibility in evidence) inclusive. “Majority Facility B Lenders” means a Lender or Lenders whose Facility B Commitments aggregate more than 50.01 per cent. (or, for the purpose of Clause 28.11 (Acceleration) only, 66.66 per cent.) of the Total Facility B Commitments (or, if the Total Facility B Commitments have been reduced to zero, aggregated more than 50.01 per cent. of the Total Facility B Commitments immediately prior to that reduction). “Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 50.01 per cent. (or, for the purpose of Clause 28.11 (Acceleration) only, 66.66 per cent.) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50.01 per cent. of the Total Commitments immediately prior to that reduction). “Majority Revolving Facility Lenders” means a Lender or Lenders whose Revolving Facility Commitments aggregate more than 50.01 per cent. (or, for the purpose of Clause 28.11 (Acceleration) only, 66.66 per cent.) of the Total Revolving Facility Commitments (or, if the Total Revolving Facility Commitments have been reduced to zero, aggregated more than 50.01 per cent. of the Total Revolving Facility Commitments immediately prior to that reduction) provided that, in the case of any Revolving Facility Commitment not denominated in the Base Currency, if applicable, the Base Currency Amount of that Revolving Facility Commitment shall be used for the purposes of calculating the relevant percentages in this definition. “Management” means any members of management and/or employees of any member of the Group (for this purpose including any person who was a member of management or employee when acquiring an interest) or any former member of management and/or any other person directly or indirectly holding any interest pursuant to a MIP, management equity plan, incentive scheme or similar arrangement. “Management Advances” means loans, advances or other payments made to, or Guarantees with respect to loans, advances or payments made to, Management, current, former or future directors, officers, employees or consultants of any Parent Holding Company, the Company or any Restricted Subsidiary (or to any trust or other entity holding shares or other investments in connection with any MIP): (a) (i) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business; or (ii) for purposes of funding (directly or indirectly, including by way of refinancing previous acquisitions) the acquisition of shares or other ownership interests or 43 investments pursuant to any management equity plan, incentive scheme or similar arrangement and/or the acquisition of shares or other ownership interests or investments from current, former or future employees or management; (b) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or (c) the outstanding principal amount of which (excluding capitalised interest) does not in aggregate exceed the greater of €13,000,000 and 8.75% of LTM EBITDA at any time. “Management Investors” means the current, former or future officers, directors, employees and other members of the management of or consultants to any Parent Holding Company, the Company or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Restricted Subsidiary or any Parent Holding Company. “Margin” means: (a) in relation to any Facility B Loan, 5.00 per cent. per annum; (b) in relation to any Original Revolving Facility Loan, 4.50 per cent. per annum; (c) in relation to any Swingline Loan, 4.50 per cent. per annum; (d) in relation to any Additional Facility Loan, the percentage rate per annum specified by the Company in the relevant Additional Facility Notice relating to an Additional Facility; (e) in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and (f) in relation to any other Unpaid Sum, the highest rate specified above, provided that if: (i) no Event of Default under any of Clause 28.1 (Non-payment) (but only in relation to non-payment of principal or interest), Clause 28.3 (Other obligations) (but only in relation to failure to comply with Clause 25.1 (Financial statements) or paragraphs (a) or (b) of Clause 25.2 (Provision and contents of Compliance Certificate), in each case such that the Margin cannot be determined), paragraphs (a) or (b) of Clause 28.6 (Insolvency) or Clause 28.7 (Insolvency proceedings) (each a “Margin Reset Event of Default”) has occurred and is continuing; (ii) a period of at least 6 Months has elapsed since the First Utilisation Date; and (iii) the Senior Secured Net Leverage Ratio for the most recently completed Relevant Period is within the range set out below (as shown by the Quarterly Financial Statements or, as the case may be, the Annual Financial Statements for that Relevant Period and the related Compliance Certificate delivered by the Company to the Facility Agent), 44 then the Margin for each Loan under Facility B, the Original Revolving Facility and the Swingline Facility will be the percentage per annum set out below in the column for that Facility opposite that range (with no limit on the reduction to be effected as of any date of determination): Senior Secured Net Leverage Ratio Facility B Margin (percentage per annum) Greater than 3.30:1 5.00 Equal to or less than 3.30:1 but greater than 2.80:1 4.75 Equal to or less than 2.80:1 4.50 Senior Secured Net Leverage Ratio Original Revolving Facility and Swingline Loans (percentage per annum) Greater than 3.85:1 4.50 Equal to or less than 3.85:1 but greater than 3.60:1 4.25 Equal to or less than 3.60:1 but greater than 3.35:1 4.00 Equal to or less than 3.35:1 but greater than 3.10:1 3.75 Equal to or less than 3.10:1 3.50 However: (i) any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) of receipt by the Facility Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 25.2 (Provision and contents of Compliance Certificate), provided that if the Compliance Certificate is received after 5:00 p.m. on any day, any increase or decrease in the Margin for a Loan shall take effect on the next day; (ii) the adjusted Margin shall apply until the next reset date when the Margin applicable to each Loan under each Facility shall be calculated in accordance with the relevant table by reference to the Senior Secured Net Leverage Ratio then applicable; (iii) if the Margin for a Loan is reduced, increased or unchanged for any period but the audited Annual Financial Statements of the Group (and the Compliance Certificate with which they are required by this Agreement to be delivered (the “Annual Compliance Certificate”)) subsequently received by the Facility Agent does not confirm the basis for that reduction, increase or lack of change, 45 the Margin for that Loan for that period shall be adjusted with retroactive effect to the rate per annum specified opposite the relevant range set out in the table above (based on the revised Senior Secured Net Leverage Ratio calculated using the figures in that Annual Compliance Certificate) and any adjusting payments will be made by way of adjustments (by way of increase or decrease) to the next payment of the Margin in respect of that Loan so that the relevant parties are in the position that they would have been in had the relevant figures in the Quarterly Financial Statements been the same as those in the Annual Financial Statements, provided that no adjusting payments in respect of an under payment or over payment shall be made to: (A) a current Lender that was not a Lender (or in respect of a participation or Commitment which was not held by the same Lender) at the time the relevant Margin was originally paid; or (B) a former Lender that was a Lender (or in respect of a participation or Commitment which was held by the same Lender) at the time the relevant Margin was originally paid; (iv) while a Margin Reset Event of Default is continuing, the Margin for each Loan shall be the highest percentage per annum set out in the applicable table for a Loan under that Facility provided that, once such Margin Reset Event of Default is remedied or waived, the Margin will be re-calculated on the basis of the most recently delivered Annual Financial Statements or Quarterly Financial Statements (as the case may be) and reduced to the level otherwise applicable from the date of that remedy or waiver (provided that if any such Event of Default is continuing but subsequently remedied or waived, the Margin shall, if relevant, be reduced to the level otherwise applicable from the date of that remedy or waiver); and (v) for the purpose of determining the Margin, the Senior Secured Net Leverage Ratio and Relevant Period shall be determined in accordance with Clause 26 (Financial Covenant). “Market Capitalisation” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests or other securities of any Listed Entity or any IPO Entity (as applicable) on the date of the declaration of the relevant dividend or other Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests or other securities for the 30 consecutive trading days immediately preceding the date of declaration of such dividend or other Restricted Payment (or, if such common equity interests or other securities have only been traded on such securities exchange for a period of time that is less than 30 consecutive trading days, such shorter period of time). “Market Disruption Event” has the meaning given to that term in Clause 16.2 (Market disruption). “Material Adverse Effect” means any event or circumstance which, taking into account all relevant circumstances, has a material adverse effect on: (a) the business, assets or financial condition of the Group (in each case taken as a whole); or (b) the ability of the Obligors (taken as a whole) to perform its payment obligations under the Finance Documents (taking into account the financial resources of the Group as a whole).

46 “Material Company” means, at any time: (a) the Company; (b) any Borrower (other than the Company); (c) a wholly-owned member of the Group which has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) representing five per cent. or more of Consolidated EBITDA, in each case calculated on an unconsolidated basis and excluding intra-group items; (d) each wholly-owned direct Holding Company (provided that it is a member of the Group) of any company that is a Material Company pursuant to paragraph (b) or (c) above; and (e) a Restricted Subsidiary of the Company (the “Transferee Subsidiary”) to which has been transferred (whether in a single transaction or a series of transactions, whether related or not) the whole or substantially the whole of the assets of a Restricted Subsidiary which immediately prior to such transaction(s) was a Material Company (provided that the Transferee Subsidiary shall cease to be a Material Company if on any future determination of the conditions set out in this definition the Transferee Subsidiary does not fall within paragraphs (a) to (d) above). For the purposes of this definition if a Restricted Subsidiary becomes a Material Company under paragraph (e) above, the Material Company by which the relevant transfer was made (the “Transferring Subsidiary”) shall cease to be a Material Company (without prejudice to the operation of paragraphs (a) to (d) above in relation to the Transferring Subsidiary on the next determination of the conditions set out in this definition). Unless and to the extent otherwise notified in writing by the Company, each Restricted Subsidiary which is not required to (or is unable to) become a Guarantor in accordance with the Agreed Security Principles will not be considered a Material Company. Compliance with the conditions set out in paragraph (c) above shall be determined on an annual basis by reference to: (i) the Annual Financial Statements most recently delivered to the Facility Agent (and/or the Compliance Certificate supplied by the Company with such Annual Financial Statements); and/or (ii) the annual financial statements of the relevant Restricted Subsidiary for the relevant financial year (unconsolidated in the case of a Restricted Subsidiary which itself has Restricted Subsidiaries and excluding all intra-group items), or, if such financial statements are not available or required by law, such other accounts as are available. A certificate from the Company that a Restricted Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties. “MIP” means any management equity plan, employee benefit scheme, incentive scheme or other similar or equivalent arrangement (whether implemented or to be implemented). “MIP Payment” means any payment or transaction which is, or which is to be made, entered into or used directly or indirectly (or to facilitate any such step or payment): (a) to make payment to a member of any MIP (including payments to members leaving any MIP) or any trust or other person in respect of any MIP or pay any costs and expenses properly incurred in the establishing and maintaining of any MIP (provided 47 that, for the avoidance of doubt, nothing in the Finance Documents shall prohibit any payments to, or the acquisition of shares or other interests or investments of, employees or Management); and/or (b) for repayment or refinancing of amounts outstanding under any loan made in connection with an MIP or capitalisation of such loans. “Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that: (a) other than where paragraph (b) below applies: (i) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; (ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and (iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and (b) in relation to an Interest Period for any Loan (or any other period for the accrual of commission or fees) in a Compounded Rate Currency, the provisions set out in paragraph (b) of Clause 15.3 (Non-Business Days) shall apply. The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly. “Moody’s” means Moody’s Investors Service Limited or any successor to its ratings business. “Nationally Recognised Statistical Rating Organisation” means a nationally recognised statistical rating organisation within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act. “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of: (a) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under the Accounting Principles (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition; (b) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by its terms or by applicable law are required to be repaid out of the proceeds from such Asset Disposition; 48 (c) all distributions and other payments required to be made to minority interest holders (other than any Parent Holding Company, the Company or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and (d) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of the Accounting Principles, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition. “Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, New Equity or Investor Debt, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements). “New Equity” means: (a) a subscription for shares in, and any capital contributions to, the Company; and (b) any other form of equity contribution to the Company previously agreed to by the Facility Agent (acting reasonably) in writing. “New Lender” has the meaning given to that term in Clause 29 (Changes to the Lenders). “Non-Acceptable L/C Lender” means a Lender under the Revolving Facility which: (a) is not an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank (other than (i) an Arranger or an Affiliate of an Arranger or (ii) an Original Lender or an Affiliate of an Original Lender or (iii) a Lender which the relevant Issuing Bank (acting reasonably) has agreed is acceptable to it notwithstanding that fact); (b) is a Defaulting Lender; or (c) has failed to make (or has notified the Facility Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 32.10 (Lenders’ indemnity to the Facility Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment. “Non-Approved Lender” means: (a) any person which has become a Lender in breach of the terms of any Finance Document (including any person which became a Lender pursuant to a Debt Purchase Transaction which required notification to, or the consent of, the Company and that notification was not given when required or, as the case may be, that consent was not obtained); and (b) any person which is party to a sub-participation, sub-contract or other Debt Purchase Transaction not permitted by the terms of the Finance Documents (including any person party to a Debt Purchase Transaction which required notification to, or the consent of, the Company and that notification was not given when required or, as the case may be, that consent was not obtained), in each case unless the relevant breach has been specifically waived in writing by the Company and that waiver has not been revoked. 49 “Non-Consenting Lender” has the meaning given to that term in Clause 41.4 (Replacement of Lender). “Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in article 238-0 A of the French Code général des impôts, as such list may be amended from time to time. “Non-Obligor” means a member of the Group which is not an Obligor. “Not Otherwise Applied” means, in relation to any amount which is proposed to be included, applied, designated or taken into account, that such amount has not been (and is not simultaneously being), included, applied, designated or taken into account in respect of, any other calculation, use, event, transaction or permission. “Notes Issuance” means any high yield notes, exchange notes, debt securities and/or other debt instruments issued under or pursuant to a Senior Financing, a Second Lien Financing or a Senior Parent Financing. “Obligor” means a Borrower or a Guarantor. “Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent). “Officer” means, with respect to any Person: (a) the chairman of the Board of Directors, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer, any director or the company secretary (or, in each case, any person holding a similar or equivalent role): (i) of such Person; and/or (ii) if such Person is owned or managed by a single entity, of such entity; and/or (b) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person. “Officer’s Certificate” means, with respect to any Person, a certificate signed by one or more Officer of such Person. “Operating Facility” has the meaning given to that term in the Intercreditor Agreement. “Operating Facility Document” has the meaning given to that term in the Intercreditor Agreement. “Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies). “Original Accounting Principles” means the accounting principles and related accounting practices as applied in the Base Case Model. “Original Facilities” means Facility B and the Original Revolving Facility (in each case to the extent any amount remains outstanding under that Facility or any Commitment in respect of that Facility is in force). “Original Financial Statements” means the financial statements of Global Blue Group Holding AG for the financial year ended 31 March 2023 as posted to the investor relations page of the website of Global Blue Group Holding AG.

50 “Original Investor” means the Sponsors, any co-investor that is a co-investor on the date of this Agreement and/or Management and/or Management Investors and/or any other person approved by the Majority Lenders. “Original Obligor” means an Original Borrower or an Original Guarantor. “Original Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities). “Original Revolving Facility Commitment” means: (a) in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Original Revolving Facility Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Original Revolving Facility Commitment transferred to it under this Agreement; and (b) in relation to any other Lender, the amount in the Base Currency of any Original Revolving Facility Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement (including a reduction pursuant to Clause 9 (Ancillary Facilities)). “Original Revolving Facility Lender” means any Lender that makes available an Original Revolving Facility Commitment. “Original Revolving Facility Loan” means a loan made or to be made under Original Revolving Facility (other than a Swingline Loan) or the principal amount outstanding for the time being of that loan. “Original Revolving Facility Utilisation” means an Original Revolving Facility Loan or a Letter of Credit. “Other Relevant Credit Facility” means any Credit Facility of the type described in sub- paragraphs (A) or (B) of sub-paragraph (i) of paragraph (b) of Clause 27.15 (Limitation on Indebtedness) or Incurred pursuant to sub-paragraph (i) of paragraph (b) of Clause 27.15 (Limitation on Indebtedness). “Parent Holding Company” means: (a) any Person of which the Company at any time is or becomes a Subsidiary; and (b) any holding company established by or on behalf of any Investor for the purpose of directly or indirectly holding all or any part of its investment in the Company and/or any other Parent Holding Company. “Parent Holding Company Expenses” means: (a) costs (including all professional fees and expenses) Incurred by any Parent Holding Company in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder; 51 (b) customary indemnification obligations of any Parent Holding Company owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Company and/or its Subsidiaries; (c) obligations of any Parent Holding Company in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and/or its Subsidiaries; (d) fees, costs and expenses payable by any Parent Holding Company in connection with the Transaction; (e) general corporate overhead expenses, including: (i) professional fees and expenses and other operational expenses of any Parent Holding Company related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries (including remuneration payable to employees, directors and officers); (ii) any taxes and other fees and expenses required to maintain any Parent Holding Company’s corporate existence and to provide for other ordinary course operating costs, including customary salary, bonus and other benefits payable to officers and employees of such Parent Holding Company and to pay reasonable directors’ fees and to reimburse reasonable out of pocket expenses of the Board of Directors of such Parent Holding Company and to pay fees and expenses, as incurred, of an acquisition; and (iii) costs and expenses with respect to any litigation or other dispute relating to the Transaction or the ownership, directly or indirectly, by any Parent Holding Company of the Company or any of its Subsidiaries; (f) other fees, expenses and costs relating directly or indirectly to activities of the Company and/or its Subsidiaries or any Parent Holding Company or any other Person established for purposes of or in connection with the Transaction or which holds directly or indirectly any Capital Stock or Investor Debt of the Company, in an amount not to exceed the greater of €2,250,000 and 1.5% of LTM EBITDA in any Financial Year; and (g) expenses Incurred by any Parent Holding Company in connection with any Equity Offering, Public Offering or other sale of Capital Stock or Indebtedness: (i) where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary; (ii) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or (iii) otherwise on an interim basis prior to completion of such offering so long as any Parent Holding Company shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed. “Pari Passu Indebtedness” means: (a) any Indebtedness constituting Senior Liabilities; and 52 (b) any other Indebtedness of the Company or any Guarantor (excluding any Indebtedness to the extent that the terms of the Intercreditor Agreement prohibit the Company and its Restricted Subsidiaries from making any prepayment, repayment or purchase in respect of that Indebtedness at the relevant time). “Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union. “Partners Group” has the meaning given to it in the definition of “Sponsor”. “Party” means a party to this Agreement. “Perfection Requirements” means the making or the procuring of appropriate registration, filings, recordings, enrolments, registrations, notarisations, notifications, endorsements and stampings and payments in any jurisdiction in order to perfect any Security created by the Transaction Security Documents in order to achieve the relevant priority for such Security. “Permissible Jurisdiction” means any member state of the European Union. “Permitted Acquisition” has the meaning given to that term in Clause 26.4 (Financial definitions). “Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Company or any of its Restricted Subsidiaries and another Person provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged shall be applied in accordance with Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock). “Permitted Collateral Liens” means: (a) Liens on the Charged Property that constitute “Permitted Liens”; (b) Liens on the Charged Property that are Liens on bank accounts equally and ratably granted to cash management banks securing cash management obligations; (c) Liens on the Charged Property to secure Indebtedness of the Company or a Restricted Subsidiary that is permitted to be Incurred under sub-paragraph (i), (ii) (in the case of (ii), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), (iv)(A), (v), (vi), (vii), (xii), (xv), (xvi) or (xxv) of paragraph (b) of Clause 27.15 (Limitation on Indebtedness) and, in each case, any Refinancing Indebtedness in respect of any such Indebtedness, provided that such Lien will not give an entitlement to be repaid with proceeds of enforcement of the Charged Property in a manner which is inconsistent with the Intercreditor Agreement; and provided further that, in the case of paragraph (v), after giving effect to such Incurrence on that date (and pro forma for any use of proceeds), the requirements of that paragraph are satisfied; (d) Liens on the Charged Property securing Indebtedness Incurred under paragraph (a) of Clause 27.15 (Limitation on Indebtedness), provided that, in the case of this paragraph (d), after giving effect to such Incurrence (or, as applicable, receipt of commitments with respect to such Indebtedness) on that date (and pro forma for any use of proceeds), the Relevant Senior Secured Net Leverage Ratio is either: (i) equal to or less than 4.10:1; or 53 (ii) no higher than immediately prior to such Incurrence; and (e) Liens on the Charged Property that secure Indebtedness on a basis junior to the Facilities (including, for the avoidance of doubt, any Liens in respect of any Permitted Second Lien Financing Liabilities and/or any Senior Parent Liabilities), provided that after giving effect to such Incurrence (or, as applicable, receipt of commitments with respect to such Indebtedness) on that date (and pro forma for any use of proceeds), the Relevant Consolidated Net Leverage Ratio is either: (i) equal to or less than 5.60:1; or (ii) no higher than immediately prior to such Incurrence. “Permitted Holders” means (i) any of the Original Investors, (ii) any one or more persons, together with such persons’ affiliates, whose beneficial ownership constitutes or results in a Change of Control and one or more of the Lenders do not exercise their rights to require payment as a result of such Change of Control (but, for the avoidance of doubt, only in respect of such Lenders and any person who becomes a Lender after such Change of Control), (iii) any person who is acting solely as an underwriter in connection with a public or private offering of shares of any Parent Holding Company or the Company, acting in such capacity; and/or (iv) any group of persons of which any of the foregoing are members. “Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries): (a) Investments in: (i) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company; or (ii) a Person (including the Capital Stock of any such Person) that is engaged in any Similar Business where such Person will, upon the making of such Investment, become a Restricted Subsidiary; (b) Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary; (c) Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities; (d) Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business; (e) Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (f) Management Advances and MIP Payments; (g) Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganisation or similar arrangement including upon the bankruptcy or insolvency of a debtor;

54 (h) Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition (and in the case of an Asset Disposition, where applicable, to the extent made in compliance with Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock)); (i) Investments in existence on, or made pursuant to legally binding commitments in existence on, the First Utilisation Date (or, in the case of any Person which becomes a member of the Group after the First Utilisation Date, any Investments in existence on, or to which that Person is contractually committed as at the date on, which it becomes a member of the Group), and in the case of any such Investment or commitment, as that Investment or commitment is extended, modified, replaced or renewed from time to time; (j) Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Clause 27.15 (Limitation on Indebtedness); (k) Investments, the outstanding principal amount of which when taken together with all other Investments made pursuant to this paragraph (k) (excluding capitalised interest) at the time of such Investment does not exceed the greater of €37,000,000 and 25% of LTM EBITDA, provided that, if an Investment is made pursuant to this paragraph (k) in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Clause 27.16 (Limitation on Restricted Payments) such Investment shall thereafter be deemed to have been made pursuant to paragraph (a) or (b) of this definition of “Permitted Investments” and not this paragraph (k); (l) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Clause 27.17 (Limitation on Liens); (m) any Investment to the extent made directly or indirectly using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Holding Company, New Equity or Investor Debt (or, in each case, the proceeds thereof) as consideration; (n) any transaction to the extent constituting an Investment that is: (i) specified in or contemplated by paragraph (b) of Clause 27.7 (Arm’s length basis); (ii) made pursuant to or in connection with: (A) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent Holding Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar 55 plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business; (B) the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company, any Restricted Subsidiary of the Company or any Parent Holding Company (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees); (C) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries; (D) execution, delivery and performance of any Tax Sharing Agreement or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business (including, without limitation, in respect of payment of taxes that the Company or any of its Restricted Subsidiaries would owe on a standalone basis or if such consolidation had not occurred); (E) (1) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company or options, warrants or other rights to acquire such Capital Stock or New Equity or Investor Debt, provided that the interest rate and other financial terms of such Investor Debt are approved by a majority of the members of the Board of Directors of the Company in their reasonable determination and (2) any amendment, waiver or other transaction with respect to any Investor Debt in compliance with the other provisions of this Agreement; or (F) a Permitted Transaction; and (iii) any transaction effected as part of a Qualified Receivables Financing or in respect of receivables sold or discounted on a non-recourse basis or in connection with any discounting or factoring (or other similar or equivalent arrangement) of receivables, bills of exchange and/or inventory (or any other receivables based financing arrangements) not prohibited by Clause 27.15 (Limitation on Indebtedness); (o) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement; (p) guarantees, keepwells and similar arrangements not prohibited by Clause 27.15 (Limitation on Indebtedness); (q) Investments in Permitted Joint Ventures provided that the aggregate outstanding principal amount of Investments made pursuant to this paragraph (q) (excluding capitalised interest) does not exceed the greater of €37,000,000 and 25% of LTM EBITDA plus, in each case, an amount equal to 100% of the dividends, distributions 56 and other amounts (including payments received in respect of loans and advances) received by the Company or a Restricted Subsidiary from any Permitted Joint Venture (which dividends or distributions are not included in the calculation under clause (c) of the first paragraph of Clause 27.16 (Limitation on Restricted Payments)), provided that if an Investment is made pursuant to this paragraph (q) in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Clause 27.16 (Limitation on Restricted Payments) such Investment shall thereafter be deemed to have been made pursuant to paragraph (a) of this definition of “Permitted Investments” and not this paragraph (q); (r) Investments in the Facilities and any other indebtedness of the Company or any Restricted Subsidiary; (s) Investments acquired after the First Utilisation Date as a result of the acquisition by the Company or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by this Agreement to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on, or made pursuant to binding commitments existing on, the date of such acquisition, merger, amalgamation or consolidation; (t) the acquisition of shares, equity securities or other ownership interests held by: (i) any current, future or past employees, directors or members of management of any member of the Group; and/or (ii) any trust or other entity in respect of any MIP operated by, on behalf of, for the benefit of or in respect of any member of the Group or any Holding Company (and/or any current, future or past employees, directors or members of management of any member of the Group); (u) ordinary course trading with, or the transfer of assets to, a Joint Venture on arm’s length or better terms; (v) any Investment funded directly or indirectly with Available Amounts; (w) any Investment by a member of the Group made pursuant to or in connection with a sale, lease, transfer or other disposal permitted by Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock); (x) any loan made or credit granted in the ordinary course of trading and advance payments made in the ordinary course of business; (y) a loan made, credit granted or guarantee given by a member of the Group to or for the benefit of any employee or director of any member of the Group (or any person who was an employee or director at the time the loan was made or credit granted) provided that the maximum aggregate principal amount of Indebtedness outstanding under all loans made, credit granted and guarantees given pursuant to this sub-paragraph (y) (excluding capitalised interest) does not at any time exceed an amount equal to the greater of €15,000,000 and 10% of LTM EBITDA plus the aggregate amount of all such loans, credit and guarantees in existence as at the First Utilisation Date; (z) any arrangement in respect of, or the making of, a Permitted Payment (or other payment or matter permitted by Clause 27.16 (Limitation on Restricted Payments)) or any 57 transaction to facilitate the making of a Permitted Payment (or such other payment or matter); (aa) any credit balances held with banks or other financial institutions; (bb) any deferred consideration arising in connection with a disposal permitted by the terms of this Agreement, provided that, if the Net Available Cash from that disposal is required to be applied in prepayment of the Facilities pursuant to Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock) (for the avoidance of doubt, excluding any amounts available for reinvestment): (i) the amount of any deferred consideration which will on receipt be applied in prepayment of the Facilities pursuant to Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock) (the “Relevant Consideration”) may not exceed a maximum amount equal to 50 per cent. of the total consideration for that disposal; and (ii) such Relevant Consideration may not be deferred for a period of more than 18 Months from the date of completion of that disposal, in each case excluding any deferred proceeds which may be applied in satisfaction of any indemnity, warranty or similar claims in relation to such disposal and any earn-out or similar or equivalent arrangements in relation to such disposal; (cc) any loan to a trust or other entity to fund the acquisition of shares or other ownership interests held by or for the benefit of current, future or past members or management, directors or other employees (or otherwise pursuant to any MIP), as such loan may be replaced, renewed or extended from time to time; (dd) any loan made by any member of the Group to or for the benefit of any current, future or past member of management, director or other employee (or any relevant trust or other entity) in connection with the purchase of shares, options, warrants or any other instrument convertible into shares or share capital (including pursuant to any MIP), or any loan to refinance other indebtedness used to finance such a purchase, in each case as any such loan may be replaced, renewed or extended from time to time; (ee) any loan made or credit granted in connection with any actual, proposed or future payment of Tax (including as a consequence of any ‘group contributions’ or similar or equivalent arrangements); (ff) any loan or credit to the extent not representing, and any guarantee to the extent not in respect of, Indebtedness; (gg) guaranteeing performance by a member of the Group (other than the Company) under any contract entered into in the ordinary course of business (including, without limitation, any lessor of any real estate leased under an operating lease by a member of the Group on arm’s length or better terms and in the ordinary course of business) and any guarantee given in the ordinary course of business in respect of indebtedness of customers or suppliers; (hh) any guarantee given by a member of the Group in favour of a purchaser of assets from a member of the Group, provided that the maximum amount of any such guarantee given under this paragraph (hh) may not exceed an amount equal to the consideration received by the Group in respect of the asset disposed plus an amount equal to 25 per cent. of the amount of such consideration;

58 (ii) any guarantee given to any liquidator or similar officer in connection with a liquidation, winding-up, dissolution or similar step occurring as part of a Permitted Transaction; (jj) the endorsement of negotiable instruments in the ordinary course of trade; (kk) any guarantee in respect of a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debt and credit balances of members of the Group or otherwise in connection with cash management, cash pooling or similar or equivalent arrangements; (ll) any Investment to the extent that the amount of that Investment would be permitted under Clause 27.15 (Limitation on Indebtedness) if such Investment were made by a third party under the guarantee of a member of the Group; (mm) so long as no Event of Default is continuing at the time of that Investment, Investments in another Person that is not a member of the Group if such Person is engaged in any Similar Business provided that the aggregate outstanding principal amount of Investments made pursuant to this paragraph (mm) does not exceed the greater of €15,000,000 and 10% of LTM EBITDA; (nn) so long as no Event of Default is continuing at the time of that Investment, Investments in Unrestricted Subsidiaries provided that the aggregate outstanding principal amount of Investments made pursuant to this paragraph (nn) does not exceed the greater of €37,000,000 and 25% of LTM EBITDA; (oo) so long as no Event of Default is continuing at the time of payment, any Investment provided that the Senior Secured Net Leverage Ratio (or, if applicable, the Relevant Senior Secured Net Leverage Ratio) on a pro forma basis after giving effect to any such Investment does not exceed 3.60:1; and (pp) any guarantee or joint or several liability arising a statement as referred to in Section 2:403 of the Dutch Civil Code (and any residual liability (overblijvende aansprakelijkheid) under such statement arising pursuant to Section 2:404(2) of the Dutch Civil Code). “Permitted Joint Venture” means: (a) any corporation, association or other business entity (other than a partnership) that is not a Restricted Subsidiary and of which a portion of the Capital Stock is at the time of determination owned or controlled, directly or indirectly, by the Company or one or more Restricted Subsidiaries or a combination thereof; and (b) any partnership, joint venture, limited liability company or similar entity that is not a Restricted Subsidiary and of which a portion of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are at the time of determination, owned or controlled, directly or indirectly, by the Company or one or more Restricted Subsidiaries or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise. “Permitted Liens” means, with respect to any Person: (a) Liens on assets or property of a Restricted Subsidiary that is not the Company or a Guarantor securing Indebtedness of any Restricted Subsidiary; (b) pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related 59 obligations (including pledges or pension related obligations or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business; (c) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings; (d) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that appropriate reserves required pursuant to the Accounting Principles have been made in respect thereof; (e) Liens in favor of the issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of such Person in the ordinary course of its business; (f) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries; (g) Liens on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations permitted under this Agreement and Liens securing Cash Management Services; (h) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business; (i) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired; (j) Liens on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalised Lease Obligations, Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business, provided that: 60 (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement; and (ii) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property; (k) Liens arising by virtue of any statutory or common law provisions or standard terms and procedures relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a depositary, financial institution or clearing system (including Euroclear NV/SA or Clearstream SA); (l) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business; (m) Liens existing on the First Utilisation Date (together with any relevant replacement, renewal or extension of any such Lien from time to time), excluding Liens securing this Agreement; (n) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary), provided that: (i) such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); and (ii) such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; (o) Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary; (p) Liens (other than Permitted Collateral Liens) securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder; (q) any interest or title of a lessor under any Capitalised Lease Obligation or operating lease; (r) 61 (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property or assets over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto; and (ii) any condemnation or eminent domain proceedings affecting any real property and (iii) Liens arising on rental or similar deposits in connection with the occupation of leasehold and/or licensed premises in the ordinary course of business; (s) any Lien, encumbrance or other restriction (including put and call arrangements) with respect to Capital Stock of, or other ownership interests in, any joint venture, minority interest arrangement or other similar investment or arrangement (and/or related assets, including shares or other ownership interests in any special purpose vehicle holding any such assets) pursuant to any joint venture, minority interest or other similar agreement and any Lien constituting a Permitted Investment; (t) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets; (u) Liens on cash accounts securing Indebtedness Incurred under sub-paragraph (x) of paragraph (b) of Clause 27.15 (Limitation on Indebtedness); (v) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose; (w) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or pursuant to any derivative or hedging transaction, or liens over cash accounts securing cash pooling arrangements; (x) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business or otherwise in connection with any leasing (including sale and leaseback transactions); (y) Liens provided that the aggregate outstanding principal amount of Indebtedness (excluding capitalised interest) secured by such Liens does not exceed at any time the greater of €45,000,000 and 30% of LTM EBITDA; (z) Permitted Collateral Liens and any Liens securing Indebtedness which is permitted to be incurred pursuant to Clause 27.15 (Limitation on Indebtedness) and may be secured by a Permitted Collateral Lien; (aa) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary; (bb) any security granted over the marketable securities portfolio described in paragraph (i) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

62 (cc) Liens on Receivables Assets Incurred in connection with a Qualified Receivables Financing or in connection with the sale or discounting of receivables to the extent they are sold/discounted on a non-recourse basis; (dd) Liens on Indebtedness permitted to be Incurred pursuant to sub-paragraph (xvi) of paragraph (b) of Clause 27.15 (Limitation on Indebtedness); (ee) any cash collateral arrangement securing the obligations of an ancillary lender, landlord, hedging counterparty or regulator in respect of ancillary facilities, leases, hedging obligations or capital, surety or other guarantee requirements under applicable regulations of the Company or its Restricted Subsidiaries; (ff) any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) or any Lien given in order to comply with the requirements of Section 8a of the German Altersteilzeitgesetz (Act on Partial Retirement) or Sections 7b and 7e of the German Sozialgesetzbuch IV (Social Security Code); (gg) Liens on cash, Cash Equivalents or other assets arising in connection with the defeasance, discharge or redemption of Indebtedness; (hh) any Lien arising by operation of law (or by contract to the same extent in the ordinary course of trading); (ii) the Transaction Security and any other Lien arising under the Finance Documents; (jj) any Lien arising under the Senior Debt Documents, any Permitted Second Lien Financing Documents, any Senior Parent Finance Documents and/or any Permitted Refinancing Documents (in each case to the extent not prohibited by the Intercreditor Agreement); (kk) payments into court or any Lien arising under any court order or injunction or security for costs arising in connection with any litigation or court proceedings being contested by any member of the Group in good faith (which do not otherwise constitute or give rise to an Event of Default); (ll) any Lien arising in connection with an acquisition or disposal permitted by the terms of this Agreement (including any Lien over any cash paid into an escrow account) and any Lien arising in connection with any cash collateral arrangements; (mm) any Lien granted or arising over any shares or other ownership interests issued (including shares or interests issued prior to the date of this Agreement but excluding any direct shares or ownership interests in the Company) in connection with any employee or management incentive scheme or similar arrangement operated by or on behalf of any member of the Group which is not a member of the Group as at the date of this Agreement; (nn) any Lien arising in connection with any vendor financing or similar arrangements; (oo) any Lien granted by a Non-Obligor in connection with arrangements to provide indebtedness or other credit or facilities not prohibited by the terms of this Agreement to one or more members of the Group (or otherwise in respect of any obligations or liabilities of any member of the Group which are not prohibited by the terms of this Agreement); (pp) any Lien granted in favour of creditors in relation to a Permitted Transaction or capital reduction or Lien granted in connection with a Permitted Tax Restructuring; 63 (qq) any Lien in favour of an account-holding bank, arising under, and granted as part of, the general terms and conditions of the relevant account bank, including any security interest or right to set-off arising under article 24 or 25 respectively of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers' Association (Nederlandse Vereniging van Banken); (rr) any Lien or joint or several liability arising under a statement as referred to in Section 2:403 of the Dutch Civil Code (and any residual liability (overblijvende aansprakelijkheid) under such statement arising pursuant to Section 2:404(2) of the Dutch Civil Code); (ss) any Liens, including any recovery rights or measures, as a result of a liability pursuant to or in connection with the existence and/or formation of a Dutch fiscal unity (fiscal eenheid) for corporate income tax purposes and/or value added tax purposes; and (tt) any extension, renewal or replacement, in whole or in part, of any Lien described in paragraphs (a) to (ss) above (other than paragraph (y)), provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any material assets not subject to the Lien so extended, renewed or replaced. “Permitted Payment” has the meaning given to that term in Clause 27.16 (Limitation on Restricted Payments). “Permitted Refinancing” has the meaning given to that term in Clause 2.6 (Permitted Refinancing). “Permitted Refinancing Agreement” means any facility agreement, indenture or other equivalent document by which any Permitted Refinancing is made available or, as the case may be, issued. “Permitted Refinancing Document” means each Permitted Refinancing Agreement, any guarantee entered into under or in connection with a Permitted Refinancing Agreement, any Permitted Refinancing Security Document and any other document designated as such by the Company and the trustee, agent or equivalent representative under the relevant Permitted Refinancing Agreement. “Permitted Refinancing Security Document” means any document entered into by a member of the Group creating or expressed to create any Security over all or any part of its assets in respect of any obligations of any member of the Group under any of the Permitted Refinancing Documents. “Permitted Second Lien Financing Documents” has the meaning given to that term in the Intercreditor Agreement. “Permitted Second Lien Financing Liabilities” has the meaning given to that term in the Intercreditor Agreement. “Permitted Tax Restructuring” means any re-organisations (including, without limitation, pursuant to a solvent winding-up where the assets of the relevant company, after paying its liabilities, are distributed to its shareholders, as well as any amalgamation, demerger, merger, consolidation or other corporate reconstruction or similar or equivalent transaction) and other activities related to tax planning and tax reorganisation (including for the avoidance of doubt the establishment or expansion of a Dutch fiscal unity (fiscale eenheid) for corporate income taxes and/or value added tax purposes) entered into prior to, on or after the date of this Agreement, in each case provided that such Permitted Tax Restructuring is not materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents (as 64 determined by the Company in good faith) and does not involve as its subject the Company unless following the relevant transaction the Company will continue to own all the shares or other equivalent ownership interests in a person which acts as the common holding company for all operating entities in the Group and those shares or other ownership interests are subject to Transaction Security. “Permitted Transaction” means: (a) an acquisition by way of merger (not involving the Company) provided that the acquisition is not expressly prohibited by any applicable restriction on the acquisition of third party businesses, undertakings or equity ownership interests in Clause 27.16 (Limitation on Restricted Payments); (b) an amalgamation, demerger, merger, consolidation, re-organisation, corporate reconstruction or similar or equivalent transaction of a member of the Group (not involving as its subject the Company unless following the relevant transaction the Company will continue to own all the shares or other equivalent ownership interests in a person which acts as the common holding company for all operating entities in the Group and those shares or other ownership interests are subject to Transaction Security) whether in relation to the business or assets or shares of that member of the Group or otherwise, where all of the business and assets of that member remain within the Group and the percentage of any minority interest in any member of the Group held by any person which is not a member of the Group is not increased (in each case to the extent still in existence and unless constituting a disposal not prohibited by Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock) (or the relevant business, assets and/or shares could have otherwise been disposed of in accordance with Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock)), in each case, excluding for this purpose any disposal not prohibited solely as a result of paragraph (u) of the definition of Asset Disposition), and if that member of the Group was an Obligor immediately prior to that amalgamation, demerger, merger, consolidation, re-organisation or corporate reconstruction, all of the business and assets of that member are retained by one or more Obligors (in each case to the extent still in existence and owned by the Group and unless constituting a disposal not prohibited by Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock) (or the relevant business and/or assets could have otherwise been disposed of in accordance with Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock)), in each case, excluding for this purpose any disposal not prohibited solely as a result of paragraph (u) of the definition of Asset Disposition); and: (i) to the extent such action results in a merger, the surviving entity of that amalgamation, demerger, merger, consolidation, re-organisation or corporate reconstruction is liable for the obligations to the Finance Parties under the Finance Documents of the member of the Group it has merged with; (ii) if applicable, the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is incorporated in the same jurisdiction as that member of the Group (or, if a merger relates to two or more members of the Group, the same jurisdiction as one of those members of the Group); and (iii) in the case of an Obligor, the Finance Parties will in all material respects enjoy at least the same or substantially equivalent Transaction Security (if any and ignoring for the purpose of assessing such equivalency any limitations contemplated by the Agreed Security Principles and hardening periods) over the material assets of that Obligor which are retained by it or the other Obligors 65 and (to the extent still in existence and owned by the Group) over the shares in it (or, if applicable, the shares of the surviving entity); (c) any transaction, step or other matter not prohibited by the restrictions set out in Clause 27 (General Undertakings) (provided that in the case of any reorganisation of the Company effected pursuant to and in reliance on this paragraph (c), such reorganisation is not prohibited by paragraph (b) above); (d) any other amalgamation, demerger, merger, consolidation or corporate reconstruction to which the Majority Lenders have given their consent; (e) any Permitted Tax Restructuring; (f) any disposal required, Indebtedness incurred, guarantee, indemnity or Security given, or other transaction arising, under the Finance Documents; (g) any step or other matter arising as a consequence of an undertaking or other obligation in this Agreement; (h) any step, circumstance, payment or transaction contemplated by or relating to the Transaction and the Finance Documents; (i) any reorganisation or other step (including any preparatory action) taken in connection with any actual or proposed Equity Offering, Public Offering or other issue of shares or disposal of shares (without prejudice to any prepayment obligation arising in relation to any such disposal); and (j) any transaction, step or other matter in respect of any Tax Sharing Agreement, profit and (k) loss pooling or the existence, expansion or establishment of a tax group including a Dutch fiscal unity (fiscale eenheid) for corporate income tax and/or value added tax purposes and the joint and several liability and netting or set-off arrangements arising as a result of or in connection with any of the foregoing, including by operation of law. “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company, government or any agency or political subdivision thereof or any other entity. “Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person. “PSC Register” means “PSC register” within the meaning of section 790C(10) of the Companies Act 2006. “Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests or other securities, in each case, that are, or will as a result of such offering be listed or traded on an investment exchange, stock exchange or other exchange or market or any other offering or issuance of any Capital Stock or other securities of the Listed Entity or any IPO Entity (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons). “Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets

66 (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise. “Pushdown Date” has the meaning given to that term in paragraph (a) of Clause 2.7 (Group Pushdown). “Pushdown Entity” has the meaning given to that term in paragraph (c) of Clause 2.7 (Group Pushdown). “Pushdown Notice” has the meaning given to that term in paragraph (a) of Clause 2.7 (Group Pushdown). “Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (a) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary; (b) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by the Board of Directors of the Company); and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market or better terms (as determined in good faith by the Board of Directors of the Company and provided that, for the avoidance of doubt, such terms may include Standard Securitisation Undertakings). The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under a Credit Facility shall not be deemed a Qualified Receivables Financing. “Qualifying Lender” has the meaning given to that term in Clause 18.1 (Definitions). “Quarter Date” has the meaning given to that term in Clause 26.4 (Financial definitions). “Quotation Day” means, in relation to any period for which an interest rate is to be determined: (a) (if the currency is Sterling) the first day of that period; (b) (if the currency is Euro) two TARGET Days before the first day of that period; (c) (if the currency is US$) two US Government Securities Business Days before the first day of that period; or (d) (for any other currency) two Business Days before the first day of that period, unless market practice differs in the Relevant Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given by leading banks in the Relevant Market on more than one day, the Quotation Day will be the last of those days). “Rate Switch Currency” means any currency for which there are Compounded Rate Terms. 67 “Rate Switch Date” means, in relation to a Rate Switch Currency, the date notified in writing by the Obligors’ Agent to the Facility Agent to be the Rate Switch Date for that Rate Switch Currency, provided that: (a) in relation to a Rate Switch Currency (other than a Rate Switch Currency referred to in paragraphs (b) or (c) below), such date shall occur on or prior to any Rate Switch Trigger Event Date for that Rate Switch Currency; (b) in relation to a currency which becomes a Rate Switch Currency after the date of this Agreement and for which there is a date specified as the “Rate Switch Date” in the Compounded Rate Terms for that currency, such date shall occur on or prior to that specified date; and (c) the Rate Switch Date in respect of Sterling shall be the date of this Agreement. “Rate Switch Trigger Event” means in relation to any Rate Switch Currency and the Screen Rate for the Term Reference Rate applicable to Loans in that Rate Switch Currency: (a) the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent or information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate; (b) the administrator of that Screen Rate publicly announces after the date of this Agreement that it has ceased, or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate; (c) the supervisor of the administrator of that Screen Rate publicly announces after the date of this Agreement that such Screen Rate has been or will be permanently or indefinitely discontinued; or (d) the administrator of that Screen Rate or its supervisor publicly announces after the date of this Agreement that such Screen Rate may no longer be used, provided that, for the avoidance of doubt, a discontinuation of a single tenor or period in respect of a Screen Rate where other tenors or periods for that Screen Rate continue to be provided shall not constitute a Rate Switch Trigger Event. “Rate Switch Trigger Event Date” means, following the occurrence of a Rate Switch Trigger Event in relation to a Rate Switch Currency, the date on which the relevant Screen Rate for that Rate Switch Currency ceases to be published or otherwise becomes unavailable. “RCF Indebtedness” means any Indebtedness outstanding under or pursuant to the Revolving Facility (including amounts outstanding under or pursuant to any Letter of Credit, Ancillary Facility) or any other similar or equivalent facility or financial accommodation under any Debt Financing Agreement or Operating Facility Document (each as defined in the Intercreditor Agreement). “Receivables Assets” means any assets that are or will be the subject of a Qualified Receivables Financing. 68 “Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing. “Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitisation transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable. “Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller. “Receivables Subsidiary” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and/or related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and/or any of its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and: (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitisation Undertakings), (ii) is subject to terms that are substantially equivalent in effect to a guarantee of any losses on securitised or sold receivables by the Company or any other Restricted Subsidiary of the Company, (iii) is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitisation Undertakings, or (iv) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitisation Undertakings; (b) with which neither the Company nor any other Restricted Subsidiary of the Company has any contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favourable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and (c) to which neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. 69 In the event of any designation by the Board of Directors of the Company of a Person as a Receivables Subsidiary, the Company shall deliver to the Facility Agent an Officer’s Certificate certifying that such designation complied with the applicable foregoing conditions. “Receiver” has the meaning given to that term in the Intercreditor Agreement. “Reconciliation Statement” has the meaning given to that term in Clause 25.3 (Requirements as to financial statements). “Recovering Finance Party” has the meaning given to that term in Clause 34.1 (Payments to Finance Parties). “Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Base Reference Banks in relation to EURIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the European interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period. “Reference Rate” means the Compounded Reference Rate and/or the Term Reference Rate, as the context may require. “Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided that: (a) if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if earlier, the Termination Date for Facility B; (b) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith); and (c) if the Indebtedness being refinanced is expressly subordinated (whether in respect of security or payment priority) to the Facilities, such Refinancing Indebtedness is subordinated to the Facilities on terms at least as favourable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, provided that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary. Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, repayment or other discharge of any such Credit Facility or other Indebtedness. “Register” has the meaning given to that term in Clause 29.12 (Maintenance of Register).

70 “Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund. “Related Person” means, in the case of any individual, any spouse, family member, or relative of such individual, any trust, investment vehicle or partnership for the benefit of one or more individuals and any such spouse, family member or relative or the estate, executor, administrator, committee or beneficiary thereof. “Related Taxes” means: (a) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent Holding Company), required to be paid (provided such Taxes are in fact paid) by any Parent Holding Company by virtue of its: (i) being incorporated or organised or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries); (ii) issuing or holding Investor Debt; (iii) being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries; (iv) receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or (v) having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Holding Company pursuant to Clause 27.16 (Limitation on Restricted Payments); or (b) if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent Holding Company, any Taxes measured by income for which such Parent Holding Company is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries, provided that amounts in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash dividends, distributions or reductions in share capital were made by such Unrestricted Subsidiary to the Company or any of its Restricted Subsidiaries for such purpose. “Relevant Consolidated Net Leverage Ratio” means, on any day, the Consolidated Net Leverage Ratio at the end of the most recent completed Relevant Period in respect of which a Compliance Certificate has been delivered (or, if no Compliance Certificate has yet been delivered under this Agreement, the Consolidated Net Leverage Ratio as determined by the Company for the most recently ended Relevant Period for which the Company has sufficient available information so as to be able to determine the Consolidated Net Leverage Ratio). 71 “Relevant Interest Period” means, in the case of any prepayment of all or any part of a Loan prior to the last day of the current Interest Period applicable to that Loan, the period being the first day of that Interest Period to (but excluding) the date of the relevant prepayment. “Relevant Jurisdiction” means, in relation to an Obligor or any other member of the Group: (a) its jurisdiction of incorporation; and (b) the jurisdiction whose laws govern the Transaction Security Documents entered into by it (in each case only to the extent that such Obligor is required to take perfection steps in that jurisdiction in accordance with the Agreed Security Principles). “Relevant Market” means: (a) Subject to paragraph (b) below: (i) in relation to Euro, the European interbank market; (ii) in relation to US$, the market for overnight cash borrowing collateralised by US Government securities; and (iii) in relation to any other currency, the London interbank market; and (b) in relation to a Compounded Rate Currency and where applicable, the market specified as such in the applicable Compounded Rate Terms. “Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board. “Relevant Period” has the meaning given to it in Clause 26.4 (Financial definitions). “Relevant Senior Secured Net Leverage Ratio” means, on any day, the Senior Secured Net Leverage Ratio at the end of the most recent completed Relevant Period in respect of which a Compliance Certificate has been delivered (or, if no Compliance Certificate has yet been delivered under this Agreement, the Senior Secured Net Leverage Ratio as determined by the Company for the most recently ended Relevant Period for which the Company has sufficient available information so as to be able to determine the Senior Secured Net Leverage Ratio). “Renewal Request” means a written notice delivered to the Facility Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit). “Repayment Date” means each date on which an amount is due for repayment under Clause 10.1 (Repayment of Facility B), Clause 10.2 (Repayment of Additional Term Loans) or 10.3 (Repayment of Revolving Facility Loans and Swingline Loans). “Repeating Representations” means each of the representations set out in Clause 24.2 (Status) to Clause 24.5 (Power and authority) inclusive. “Reporting Day” means the day specified as such in the applicable Compounded Rate Terms. “Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian. “Repricing Transaction” means: (a) the Incurrence by any Borrower of any Indebtedness in the form of term loans denominated in euro and made available under credit facilities similar to the Facility B 72 Loans made available under this Agreement where that Indebtedness is broadly marketed or syndicated to banks and other institutional investors: (i) having an Effective Yield for the respective type of such Indebtedness that is less than the Effective Yield for the Facility B Loans that are to be prepaid or replaced, but excluding Indebtedness Incurred in connection with a Change of Control, Business Sale, Public Offering, Transformative Acquisition or Transformative Disposal (or a transaction, that if consummated, would have resulted in a Change of Control, Business Sale, Public Offering, Transformative Acquisition or Transformative Disposal); and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of the Facility B Loans; or (b) any effective reduction in the Effective Yield for the Facility B Loans (including by way of amendment, waiver or otherwise), except for a reduction in connection with a Change of Control, Business Sale, Public Offering, Transformative Acquisition or Transformative Disposal. Any determination by the Company and the Facility Agent with respect to whether a Repricing Transaction has occurred shall be conclusive and binding on all Lenders. “Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter). “Restricted Finance Party” means a Finance Party that notifies the Facility Agent that a Sanctions Provision would result in a violation of, a conflict with or liability under: (a) EU Regulation (EC) 2271/96; (b) Section 7 of the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung) (in connection with Section 4 paragraph 1 no. 3 of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz)); or (c) any similar applicable blocking or anti-boycott statute. “Restricted Investment” means any Investment other than a Permitted Investment. “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. “Retained Excess Cashflow” means, to the extent not expended or otherwise applied, Excess Cashflow (including in respect of any previous Financial Year) not required to be applied in prepayment under Clause 12.2 (Excess Cash) (including any amount permitted to be deducted in the calculation of Excess Cashflow). “Retained Net Proceeds” means any proceeds of any disposal, claim or Public Offering (including any amount available to be applied in accordance with Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock)) which are not otherwise required to be applied in prepayment of any Indebtedness. “Revolving Facility” means the Original Revolving Facility or an Additional Revolving Facility. “Revolving Facility Commitment” means an Original Revolving Facility Commitment or an Additional Revolving Facility Commitment. 73 “Revolving Facility Lender” means an Original Revolving Facility Lender or an Additional Revolving Facility Lender. “Revolving Facility Loan” means: (a) in relation to any Utilisation under the Original Revolving Facility, an Original Revolving Facility Loan; and (b) in relation to any Utilisation under the relevant Additional Revolving Facility, an Additional Revolving Facility Loan. “Revolving Facility Utilisation” means: (a) in relation to any Utilisation under the Original Revolving Facility, an Original Revolving Facility Utilisation; and (b) in relation to any Utilisation under the relevant Additional Revolving Facility, an Additional Revolving Facility Utilisation. “RFR Banking Day” means any day specified as such in the applicable Compounded Rate Terms or, in relation to any Swingline Loans, any day (other than a Saturday or a Sunday) which is a TARGET Day. “Rollover Utilisation” means: (a) a Loan under the Revolving Facility which is to be used either to refinance another Loan under the Revolving Facility which is of an equal or greater amount or to satisfy any claim under a Letter of Credit or repay outstandings under an Ancillary Facility (in each case, in the same currency); and/or (b) a Letter of Credit replacing an expiring Letter of Credit in an amount not greater than the expiring Letter of Credit in favour of the same beneficiary and in the same currency. “Sanctioned Country” means, at any time, a country or territory to the extent that such country or territory is the target of comprehensive Sanctions. “Sanctioned Obligation” means: (a) any obligation of (or owed to) any Obligor pursuant to or in connection with any Finance Document (including the making or receiving of any direct or indirect payment); (b) the taking of any action or step (including any procurement obligation); or (c) otherwise conducting business or dealing, with any Finance Party, which is or is reasonably expected to be (each if and to the extent determined by such Obligor acting in good faith and notified to the Facility Agent at any time and from time to time) restricted, embargoed, conditioned or prevented (directly or indirectly due to a restriction, embargo, condition or prohibition, including with respect to the use of applicable payment transmission or other payment transfer system) in accordance with any Sanctions of any applicable jurisdiction that is not generally applicable to all Finance Parties. “Sanctioned Party” means a Finance Party in respect of which any Obligor has a Sanctioned Obligation (as determined by such Obligor acting in good faith and notified to the Facility Agent at any time from time to time). “Sanctioned Person” means any Person that is:

74 (a) listed on, or to the best of the Company’s knowledge owned or controlled (as such terms are defined and interpreted by applicable Sanctions) by a Person listed on any Sanctions List; or (b) resident in or incorporated under the laws, of any Sanctioned Country, provided that, for the purpose of this definition, a Person shall not be deemed to be a Sanctioned Person if transactions or dealings with such Person are (i) not prohibited under applicable Sanctions or (ii) permitted under a licence, licence exemption or other authorisation of the applicable Sanctions Authority(ies). “Sanctions” mean any economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by any Sanctions Authority. “Sanctions Authority” means (a) the US, (b) the United Nations Security Council, (c) the European Union and any EU member state; (d) the United Kingdom; (e) Switzerland; and (f) the respective governmental institutions of any of the foregoing which administer Sanctions, including HM Treasury, OFAC, the US State Department, the US Department of the Treasury and the State Secretariat for Economic Affairs of Switzerland. “Sanctions List” means the "Specially Designated Nationals and Blocked Persons" list issued by OFAC, the EU Consolidated List of Financial Sanctions Targets, the Consolidated List of Financial Sanctions Targets issued by His Majesty's Treasury, the UK Sanctions List issued by the UK Foreign, Commonwealth & Development Office, or any similar list issued or maintained and made public by any Sanctions Authority, as amended, updated, supplemented or substituted from time to time. “Sanctions Provision” means Clauses 24.21 (Anti-Corruption Laws and Sanctions) and/or 27.14 (Anti-Corruption Laws and Sanctions). “Screen Rate” means in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), if that page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company and the Lenders. “SEC” means the U.S. Securities and Exchange Commission or any successor thereto. “Second Lien Financing” means any Permitted Second Lien Financing Debt (as defined in the Intercreditor Agreement). “Secured Debt Documents” has the meaning given to that term in the Intercreditor Agreement. “Secured Parties” means each Finance Party from time to time party to this Agreement, any Receiver or Delegate. “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended. “Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect. “Selection Notice” means a notice substantially in the form set out in Part II (Selection Notice - Applicable to a Term Loan) of Schedule 3 (Requests and Notices) given in accordance with Clause 15 (Interest Periods) in relation to a Term Facility. 75 “Senior Debt Document” has the meaning given to that term in the Intercreditor Agreement. “Senior Financing” means any Senior Notes or Permitted Senior Financing Debt (each as defined in the Intercreditor Agreement). “Senior Liabilities” has the meaning given to that term in the Intercreditor Agreement. “Senior Management” means each of the chairman, chief executive officer, chief operating officer and Chief Financial Officer of the Group. “Senior Parent Finance Document” has the meaning given to that term in the Intercreditor Agreement. “Senior Parent Financing” means any Senior Parent Notes or Permitted Parent Financing Debt (each as defined in the Intercreditor Agreement). “Senior Parent Liabilities” has the meaning given to that term in the Intercreditor Agreement. “Senior Secured Net Leverage Ratio” has the meaning given to that term in Clause 26.4 (Financial definitions). “Separate Loan” has the meaning given to that term in Clause 10.3 (Repayment of Revolving Facility Loans and Swingline Loans). “Silver Lake” has the meaning given to it in the definition of “Sponsor”. “Similar Business” means: (a) any businesses, services or activities engaged in or contemplated by the Company or any of its Subsidiaries or any Associates on the First Utilisation Date; and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the businesses, services or activities referred to in paragraph (a) above or are extensions or developments of any thereof. “SOFR” means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate). “Specified Time” means a time determined in accordance with Schedule 11 (Timetables). “Specified Transaction” means, with respect to any period (including any period prior to the First Utilisation Date), any Investment, disposal, Incurrence of Indebtedness, Permitted Refinancing, prepayment or repayment of Indebtedness, Restricted Payment, Subsidiary designation, provision of an Additional Facility, restructuring or other strategic initiative, or any other step or action (including, for the avoidance of doubt and without limitation, the entering into of any new contractual arrangement, any amendment of an existing contractual arrangement, any price or rate increase, any ‘contract/business awarded’ and/or any acquisition, opening and/or development of a site or operation, and in each case any similar or equivalent items), of any member of the Group (including for this purpose any person that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of the relevant period). “Sponsor” means Silver Lake Technology Management, LLC and/or any affiliate and/or Silver Lake Group, LLC and/or any affiliate (together, “Silver Lake”) and/or Partners Group AG 76 and/or any affiliate (together, “Partners Group”) and/or CK Opportunities Wolverine S.à r.l and/or any affiliate (together “CK Opportunities”) and/or Certares Opportunities LLC and/or any affiliate (together “Certares”), and/or Knighthead Opportunities Capital Management, LLC and/or any affiliate (together “Knighthead”), and/or any investment vehicle, trust, fund, partnership, company, co-investment scheme or other entity managed, advised, owned and/or controlled directly or indirectly by Silver Lake, Partners Group, CK Opportunities, Certares, Knighthead and/or, in each case, any affiliate thereof. For the purpose of the definitions of “Sponsor”, “Silver Lake”, “Partners Group”, “CK Opportunities”, “Certares”, “Knighthead” and “Sponsor Affiliate”, “affiliate” shall mean, with respect to a person (the “First Person”): (a) any general partner, manager or investment advisor of the first person; (b) another person that, directly or indirectly through one or more intermediaries, controls, manages or is controlled or managed by, or is under common control or management with, the First Person; (c) a pooled investment vehicle organised by the First Person (or an affiliate thereof) the investments of which are directed by the First Person; (d) a fund organised by the First Person for the benefit of the First Person’s (or any of its affiliates’) partners, officers or employees or their dependants; or (e) a successor trustee or nominee for, or a successor by re-organisation of, a trust. “Sponsor Affiliate” means: (a) Silver Lake Technology Management, LLC, each of its affiliates, any trust of which Silver Lake Technology Management, LLC or any of its affiliates is a trustee, any partnership of which Silver Lake Technology Management, LLC or any of its affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, Silver Lake Technology Management, LLC or any of its affiliates in each case, excluding all Sponsor Debt Funds; and (b) Partners Group AG, each of its affiliates, any trust of which Partners Group AG or any of its affiliates is a trustee, any partnership of which Partners Group AG or any of its affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, Partners Group AG or any of its affiliates, in each case, excluding all Sponsor Debt Funds. “Sponsor Debt Fund” means any trust, fund or other entity which has been established for at least six months principally for the purpose of making, purchasing or investing in loans, debt securities or money market instruments and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by a Sponsor, which such entities have been established for the primary or main purpose of investing in the share capital of companies. “Standard & Poor’s” or “S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies Inc. “Standard Securitisation Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitisation Undertaking. 77 “Stated Maturity” means, with respect to any facility, debt security or other financial accommodation, the date specified in such facility, debt security or other financial accommodation as the fixed date on which the payment of principal of such facility, debt security or other financial accommodation is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof. “Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the First Utilisation Date or thereafter Incurred) which is expressly subordinated in right of payment to the Facilities pursuant to a written agreement (and for the avoidance of doubt, for the purposes of this Agreement (a) Indebtedness shall not be considered subordinated in right of payment solely because it is unsecured, or secured on a junior basis to or entitled to proceeds from security enforcement after, other Indebtedness and (b) Senior Liabilities and Senior Parent Liabilities shall not constitute Subordinated Indebtedness). “Subsidiary” means, in relation to any company or corporation, a company or corporation: (a) which is controlled, directly or indirectly, by the first mentioned company or corporation; (b) of which more than half the issued voting share capital is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or (c) which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body or similarly directs its affairs provided that, notwithstanding anything to the contrary: (i) no person shall be deemed to be a Subsidiary of a member of the relevant group unless another member of the relevant group holds shares or an equivalent equity ownership interest in that person; (ii) no person shall be treated as having ceased to be a member of the Group as a result of its shares being registered in the name of: (A) another person (or its nominee) by way of Security or otherwise directly or indirectly in connection with the taking of any Security; or (B) its nominee; and (iii) no Joint Venture shall be deemed to be a Subsidiary of a member of the relevant group. “Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate at least 66.67 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated at least 66.67 per cent. of the Total Commitments immediately prior to that reduction). “Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act. “Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

78 “Swingline Commitment” means: (a) in relation to an Original Lender, the amount in the Base Currency set out in Part II (The Original Lenders) of Schedule 1 (The Original Parties) as its Swingline Commitment and the amount of any other Swingline Commitment transferred to it under this Agreement; and (b) in relation to any other Lender, the amount in the Base Currency of any Swingline Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement. “Swingline Facility” means the part of the Original Revolving Facility which is available to make Swingline Loans. “Swingline Lender” means any Original Revolving Facility Lender that has a Swingline Commitment. “Swingline Loan” means a loan made or to be made by a Swingline Lender under the Original Revolving Facility or the principal amount outstanding for the time being of that loan. “Swingline Rate” means a rate per annum, for any day, equal to the euro short-term rate (€STR) administered by the European Central Bank (or other person which takes over the administration of that rate) published by the European Central Bank (or any other person which takes over publication of that rate). Any change in the Swingline Rate due to a change in the €STR rate shall be effective from and including the effective date of such change. “Swiss Guarantor” means an Obligor incorporated under the laws of Switzerland or tax resident in Switzerland for Swiss Withholding Tax purposes. “Swiss Withholding Tax” means any Tax levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time together with the related ordinances, regulations and guidelines. “Syndication” means primary syndication of the Facilities. "T2" means the real time gross settlement system operated by the Eurosystem, or any successor system. “TARGET Day” means any day on which T2 is open for the settlement of payments in Euro. “Tax” means any present or future tax, levy, assessment, impost, deduction, duty and withholding and any charge or withholding of a similar nature (including any related interest, penalty or fine) imposed or levied by any government or other taxing authority, and “Taxes” and “Taxation” shall be construed accordingly. “Tax Sharing Agreement” means any tax sharing, profit and loss pooling, tax loss transfer or other similar or equivalent agreement with customary or arm’s-length terms entered into with any Parent Holding Company, any member of the Group or Unrestricted Subsidiary. “TEG” means effective global rate (taux effectif global) calculated in accordance with such requirements of the French Code de la Consommation. “TEG Letter” means each letter substantially in the form set out in Schedule 17 (Form of TEG Letter) (or such other form as agreed between the Obligors’ Agent and the Facility Agent) from 79 the Facility Agent to a French Borrower from time to time pursuant to Clause 14.6 (Effective global rate (taux effectif global)). “Temporary Cash Investments” means any of the following: (a) any investment in: (i) direct obligations of, or obligations Guaranteed by: (A) the US or Canada; (B) any Permissible Jurisdiction; (C) the UK, Switzerland, Norway, France or any Security Jurisdiction; (D) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds; or (E) any agency or instrumentality of any country or member state referred to in paragraphs (A) to (D) above; or (ii) direct obligations of any country recognised by the US or the UK rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognised Statistical Rating Organisation); (b) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof (or, if later, after the date of the relevant date of calculation under this Agreement) issued by: (i) any Finance Party or Affiliate of a Finance Party; (ii) any institution authorised to operate as a bank in any of the countries or member states referred to in sub-paragraph (a)(i) above; or (iii) any bank or trust company organised under the laws of any country or member state referred to in sub-paragraph (a)(i) above or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of €250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognised Statistical Rating Organisation) at the time such Investment is made; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraph (a) or (b) above entered into with a Person meeting the qualifications described in paragraph (b) above; (d) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) 80 according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognised Statistical Rating Organisation); (e) Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the US, Canada, any Permissible Jurisdiction, any Security Jurisdiction or the UK, Switzerland, France, Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognised Statistical Rating Organisation); (f) bills of exchange issued in the UK, Canada, a Permissible Jurisdiction, a Security Jurisdiction, the UK, Switzerland, France, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank or financial institution (or any dematerialised equivalent); (g) any money market deposit accounts issued or offered by a commercial bank organised under the laws of a country that is a member of the Organisation for Economic Co- operation and Development, in each case, having capital and surplus in excess of €250,000,000 (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognised Statistical Rating Organisation) at the time such Investment is made; (h) investment funds investing 95% of their assets in securities of the type described in paragraphs (a) to (g) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); (i) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended; and (j) any other investment approved by the Facility Agent (acting reasonably). “Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit. “Term Facility” means Facility B or an Additional Term Facility, in each case, as the context requires. “Term Loan” means a Facility B Loan, or an Additional Term Loan, in each case, as the context requires. “Term Rate Loan” means any Loan or, if applicable, Unpaid Sum which is not a Compounded Rate Loan or a Swingline Loan. “Term Reference Rate” means: (a) in relation to any Term Rate Loan in euro, EURIBOR; and (b) in relation to any USD Term Rate Loan, Adjusted Term SOFR. “Term SOFR” means in relation to any Loan in USD: 81 (a) the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) and if such page or service is replaced or ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate in accordance with Clause 41.7 (Changes to Reference Rates); (b) (if the term SOFR reference rate is not available for the Interest Period of that Loan) Interpolated Term SOFR (rounded to the same number of decimal places as Term SOFR) for that Loan; or (c) if: (i) no term SOFR reference rate is available for the Interest Period of that Loan; and (ii) it is not possible to calculate Interpolated Term SOFR for that Loan, the USD Central Bank Rate (or if the USD Central Bank Rate is not available at the Specified Time on the Quotation Day, most recent USD Central Bank Rate for a day which is no more than five (5) US Government Securities Business Days before the relevant Quotation Day), as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for USD and for a period equal in length to the Interest Period of that Loan. “Termination Date” means: (a) in relation to Facility B, the date which falls 84 Months after the First Utilisation Date; (b) in relation to the Original Revolving Facility, the date which falls 78 Months after the First Utilisation Date; and (c) in relation to an Additional Facility, as set out in the Additional Facility Notice relating to that Additional Facility (or as otherwise agreed by the relevant Borrower(s) and the Additional Facility Lender(s) under that Additional Facility from time to time) in accordance with Clause 2.3 (Additional Facilities). “Total Additional Facility Commitments” means the aggregate of all Additional Facility Commitments. “Total Commitments” means the aggregate of the Total Facility B Commitments and the Total Original Revolving Facility Commitments, being €707,500,000 at the date of this Agreement, and the Total Additional Facility Commitments. “Total Facility B Commitments” means the aggregate of the Facility B Commitments, €610,000,000 at the date of this Agreement. “Total Original Revolving Facility Commitments” means the aggregate of the Original Revolving Facility Commitments, being €97,500,000 at the date of this Agreement. “Total Revolving Facility Commitments” means the Total Original Revolving Facility Commitments and the total Additional Revolving Facility Commitments as the context requires.

82 “Total Swingline Commitments” means the aggregate of the Swingline Commitments, being €20,000,000 at the date of this Agreement. “Transaction” means the refinancing of the existing Indebtedness of the Group and the other transactions contemplated by the Finance Documents (in each case including the financing or refinancing thereof). “Transaction Costs” means all fees, commissions, costs and expenses, stamp, registration and other Taxes and advisory or financing fees incurred by any member of the Group (or any Holding Company of the Company) to any person in connection with the Transaction, Finance Documents and/or the negotiation, preparation, execution, notarisation and registration of the Finance Documents and/or any other Permitted Acquisition, Permitted Joint Venture or Permitted Transaction (each, a “relevant event”) or the financing of any relevant event (including, for the avoidance of doubt, payments to any hedge counterparty and any hedging fees, costs and expenses incurred by way of one-off payments incurred in implementing any agreed hedging strategy or otherwise; costs associated with the close-out or termination of existing hedging (including, without limitation in respect of interest rate, exchange rate and commodity price risk hedging)) or the payment of costs, fees and other expenses incurred in connection with the refinancing of target indebtedness in relation to a relevant event (including, without limitation, related broken funding costs and prepayment premiums if any). “Transaction Security” means the Security created or expressed to be created in favour of the Security Agent and/or the other Finance Parties (or any of them) pursuant to the Transaction Security Documents. “Transaction Security Documents” means any charges, pledges, assignments and other security documents identified as conditions precedent or conditions subsequent or entered into pursuant to any further assurances undertaking and any other document entered into by an Obligor creating or expressing to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents. “Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company. “Transfer Date” means, in relation to an assignment or a transfer, the later of: (a) the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and (b) the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate. “Transformative Acquisition” means any acquisition by the Company or any Restricted Subsidiary of the Company that is either: (a) not permitted by the terms of the Finance Documents immediately prior to the consummation of such acquisition; or (b) if permitted by the terms of the Finance Documents immediately prior to the consummation of such acquisition, would not provide the Company and its Restricted Subsidiaries with adequate flexibility under the Finance Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Company (acting in good faith). 83 “Transformative Disposal” means any disposal or disposition by the Company or any Restricted Subsidiary of the Company that is either: (a) not permitted by the terms of the Finance Documents immediately prior to the consummation of such disposal or disposition; or (b) if permitted by the terms of the Finance Documents immediately prior to the consummation of such disposal or disposition, would not provide the Company and its Restricted Subsidiaries with a durable capital structure, as determined by the Company (acting in good faith). “UK” means the United Kingdom of Great Britain and Northern Ireland. “Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents. “Unrestricted Subsidiary” means: (a) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided below); and (b) any Subsidiary of an Unrestricted Subsidiary. The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or investment therein) to be an Unrestricted Subsidiary provided that: (i) neither that Subsidiary nor any of its Subsidiaries owns any shares in or Indebtedness of, or owns or holds any Security over any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and (ii) such designation and the investment of the Company in such Subsidiary complies with Clause 27.16 (Limitation on Restricted Payments). In the event of any designation by the Board of Directors of the Company of a Subsidiary as an Unrestricted Subsidiary, the Company shall deliver the Facility Agent an Officer’s Certificate certifying that such designation complies with the applicable foregoing conditions. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that immediately after giving effect to such designation: (A) no Event of Default would directly result from that designation; and (B) (1) the Company or a Restricted Subsidiary could Incur at least €1.00 of additional Indebtedness pursuant to paragraph (a) of Clause 27.15 (Limitation on Indebtedness); or (2) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to (and as a result of) such designation or the Relevant Consolidated Net Leverage 84 Ratio would not be greater than it was immediately prior to giving effect to (and as a result of) such designation, in the case of each of paragraphs (1) and (2) above, on a pro forma basis taking into account such designation. In the event of any designation by the Board of Directors of the Company of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall deliver the Facility Agent an Officer’s Certificate certifying that such designation complies with the applicable foregoing conditions. “Unused Budgeted Amount” means, in respect of any Financial Year, any unspent budgeted capital expenditure from a previous Financial Year. “US” and “United States” means the United States of America, its territories and possessions. “US Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended. “US Person” means a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code and includes an entity disregarded as being an entity separate from its owner for US federal income tax purposes if such owner is a “United States Person”. “USD Central Bank Rate” means the percentage rate per annum which is the aggregate of: (a) the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time or, if that target is not a single figure, the arithmetic mean of (i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York, and (ii) the lower bound of that target range; and (b) the applicable USD Central Bank Rate Adjustment. “USD Central Bank Rate Adjustment” means, in relation to the USD Central Bank Rate prevailing at close of business on any US Government Securities Business Day, the 20% trimmed arithmetic mean (calculated by the Facility Agent) of the USD Central Bank Rate Spreads for the five (5) most immediately preceding US Government Securities Business days for which Term SOFR is available. “USD Central Bank Rate Spread” means, in relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Facility Agent of (i) Term SOFR for that Business Day; and (ii) the USD Central Bank Rate prevailing at close of business on that US Government Securities Business Day. “USD Term Rate Loan” means a Term Rate Loan which is denominated in US$. “US Government Securities Business Day” means any day other than: (a) a Saturday or a Sunday; and (b) a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities. “US Tax Obligor” means: (a) an Obligor which is resident for tax purposes in the US; or 85 (b) an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes. “Utilisation” means a Loan or a Letter of Credit. “Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued. “Utilisation Request” means a notice substantially in the relevant form set out in Part I of Schedule 3 (Requests and Notices). “VAT” means: (a) any value added tax imposed by the United Kingdom Value Added Tax Act 1994; (b) any Tax imposed in compliance with Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended) and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive; and (c) any other Tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in paragraphs (a) or (b) above, or imposed elsewhere. “Voting Participation” means any sub-participation made by a Lender in respect of any of its rights or obligations under the Finance Documents which results in a person other than that Lender having sole control over all rights and obligations in relation to the relevant participations and Commitments that are the subject of the relevant arrangement including all voting rights. “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors. 1.2 Construction (a) Unless a contrary indication appears, a reference in this Agreement to: (i) the “Facility Agent”, any “Finance Party”, any “Hedge Counterparty”, the “Issuing Bank”, the “Arrangers”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees (including the surviving entity of any merger involving that person) and, in the case of the Security Agent, any person for the time being appointed as Security Agent in accordance with this Agreement or the Intercreditor Agreement; (ii) an “agency” of a state includes any local or other authority, self-regulating or other recognised body or agency, central or federal bank, department, government, legislature, minister, ministry, self-regulating organisation, official or public or statutory person (whether autonomous or not) of, or the government of, that state or any political sub-division in or of that state; (iii) a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Facility Agent or, if not so agreed, is in the form specified by the Facility Agent acting reasonably;

86 (iv) an “amendment” includes any amendment, supplement, variation, notation, modification, replacement or restatement (however fundamental) and “amend” and “amended” shall be construed accordingly; (v) “assets” includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent; (vi) a “company” includes a company, a corporation or a limited partnership; (vii) a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver; (viii) a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and “dispose” will be construed accordingly; (ix) the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency as determined by the Company using an exchange rate that is any of the following, at the option of the Company: (A) the Facility Agent's Spot Rate of Exchange; (B) the weighted average exchange rate for the applicable Relevant Period used by the Company to calculate Consolidated EBITDA (as determined by the Company); (C) any applicable conversion rate used in any relevant financial statements or management accounts; (D) any applicable conversion rate selected by the Company (acting reasonably) on the relevant date of determination; or (E) any applicable conversion rate under any Currency Agreement or other currency hedging arrangement entered into by any member of the Group; (x) “fair market value” may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith; (xi) “guarantee” includes: (A) indemnity, counter-indemnity, guarantee or assurance against loss in respect of any indebtedness of any other person; and (B) any other obligation of any person, whether actual or contingent: (1) to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in any person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or 87 (2) to be responsible for the performance of any obligations by or the solvency of any other person, and “guaranteed” and “guarantor” shall be construed accordingly; (xii) “including” means including without limitation and “includes” and “included” shall be construed accordingly; (xiii) “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent; (xiv) references to any transaction being in the “ordinary course of business” or the “ordinary course of trading” of a member of the Group shall be construed to include, without limitation, any transaction that is consistent with industry practice in the industries in which the Group operates or consistent with current and/or past practice of any member of the Group (and in each case shall be as determined by the Company in good faith); (xv) a “participation” of a Lender in relation to a Letter of Credit shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit; (xvi) a “person” includes any individual, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; (xvii) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; (xviii) “shares” includes shares, stock or equivalent ownership interests of any entity including limited partnership interests, share capital (including partnership capital) as well as options, warrants or any other instruments convertible into any such ownership interests; (xix) “sub-participation” means any sub-participation or sub-contract (whether written or oral) by a Lender of any of its rights or obligations under the Finance Documents (including any Voting Participation) provided that (i) such Lender remains liable under the Finance Documents for any such obligation; (ii) the relationship between the Lender and the proposed sub-participant or sub- contractor is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor); (iii) that the proposed sub-participant or sub-contractor will have no proprietary interest in the benefit of this Agreement or in any monies received by the relevant Lender under or in relation to this Agreement (in its capacity as sub-participant or sub- contractor under that arrangement); and (iv) the proposed sub-participant or sub-contractor will under no circumstances: (A) be subrogated to, or be substituted in respect of, the relevant Lender’s claims under this Agreement, or (B) otherwise have any contractual relationship with, or rights against the Obligors under or in relation to this Agreement (in its capacity as sub- participant or sub-contractor under that arrangement); 88 (xx) a Finance Document or any other agreement or instrument is a reference to a Finance Document or other agreement or instrument as amended or novated (however fundamentally) and includes any increase in, addition to or extension of or other change to any facility made available under any such agreement or instrument; (xxi) a provision of law is a reference to that provision as amended or re-enacted; (xxii) a time of day is a reference to London time; and (xxiii) the singular includes the plural (and vice versa). (b) Section, Clause and Schedule headings are for ease of reference only. (c) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement. (d) Any accounting or financial term shall, unless otherwise defined, be construed in accordance with the Accounting Principles. (e) A Default or an Event of Default is “continuing” if it has not been remedied or waived (and, for the avoidance of doubt, any Default or Event of Default in respect of a failure to deliver any certificate, notice, document, report, financial statement or other information or take any other action within a time period prescribed in a Finance Document shall no longer be continuing upon performance of such obligation even though such performance is not within the prescribed period specified in any Finance Document). A Declared Default is continuing unless the relevant payment has been made or the relevant demand or notice has been revoked by the Facility Agent. (f) No personal liability shall attach to any director, officer, authorised signatory or employee of any member of the Group for any representation or statement made by that member of the Group in a certificate signed by a director, officer, authorised signatory or employee save in the case of fraud in which case liability (if any) will be determined in accordance with applicable law. (g) A Borrower provides “cash cover” for a Letter of Credit or Ancillary Facility if it pays an amount in the currency of the Letter of Credit or Ancillary Facility (as the case may be) to an interest-bearing account in the name of the Borrower and the following conditions are met: (i) the account is with the Security Agent or the relevant Issuing Bank (if the cash cover is to be provided in respect of a Letter of Credit) or with the relevant Ancillary Lender (if the cash cover is to be provided in respect of an Ancillary Facility); (ii) subject to paragraph (b) of Clause 7.5 (Cash cover by a Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility (as the case may be), withdrawals from the account (other than in respect of accrued interest) may only be made to pay a Finance Party amounts due and payable to it under the Finance Documents in respect of that Letter of Credit or Ancillary Facility as the case may be; and (iii) the Borrower has executed and delivered a security document (in accordance with the Agreed Security Principles and in substantially the same form as an existing Transaction Security Document) over that account, which creates a 89 first ranking fixed Security over that account (unless such account is already subject to Permitted Liens). Unless a Declared Default has occurred and is continuing, any interest accruing on any such account will be paid to the order of the relevant Borrower. (h) The outstanding or principal amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Issuing Bank or the Lenders in respect of that Letter of Credit at that time less any amount repaid or prepaid in respect of that Letter of Credit at that time. (i) For the avoidance of doubt, a reference to a Loan or a Letter of Credit shall not include a utilisation of an Ancillary Facility. (j) In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in this Agreement, the Company, in its sole discretion, may classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of the Company be split between different baskets or exceptions). In the event any fixed baskets are intended to be utilised together with any incurrence-based baskets in a single transaction or series of related transactions, compliance with or satisfaction of any applicable financial ratios or tests for the portion of such indebtedness or other applicable transaction or action to be incurred under any incurrence-based baskets shall first be calculated without giving effect to amounts being utilised pursuant to any fixed baskets and thereafter, incurrence of the portion of such indebtedness or other applicable transaction or action to be incurred under any fixed baskets shall be calculated. (k) For the avoidance of doubt, in the context of Clause 24 (Representations), Clause 27 (General Undertakings) or Clause 28 (Events of Default) a reference to an amount (or its equivalent in another currency or currencies) shall be determined by reference to the rate of exchange (determined in accordance with the definition of “equivalent” pursuant to paragraph (a)(ix) above) on the date of commitment, incurrence or making of a particular disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action and any subsequent exchange rate fluctuation shall not cause an Event of Default or the breach of any provision of Clause 27 (General Undertakings) or misrepresentation in respect of any provision of Clause 24 (Representations). (l) Notwithstanding anything to the contrary in any Finance Document, nothing in the Finance Documents shall prohibit a non-cash contribution of any asset (including any participation, claim, commitment, rights, benefits and/or obligations in respect of the Facilities, any Permitted Refinancing and/or any other indebtedness borrowed or issued by any member of the Group from time to time) by a person that is not a member of the Group to the Company (and subsequently any other members of the Group). (m) Notwithstanding anything to the contrary in any Finance Document, nothing in the Finance Documents shall prohibit any step, action or matter arising in connection with any actual, proposed or future payment of Tax (including as a consequence of any ‘group contributions’ or similar or equivalent arrangements). (n) Any reference to the Lenders, the Majority Facility B Lenders, the Majority Revolving Facility Lenders, the Majority Lenders or any other class of Lenders or Finance Parties being required to act reasonably (or similar language) shall mean that each relevant Lender or Finance Party is required to act reasonably.

90 (o) For the avoidance of doubt, if any receivable (or any part thereof) has been sold or discounted on a basis which it means it would be treated as off balance sheet or derecognised under the Original Accounting Principles, that receivable shall be considered to have been sold or discounted on a non-recourse basis. (p) When establishing whether any action, transaction and/or incurrence of a liability (in each case including any replacement, renewal or extension thereof) is, was and/or remains permitted under the terms of the Finance Documents, the Group shall be entitled to rely on the fact that such action, transaction and/or incurrence was permitted at the time that action was originally taken, that transaction was originally committed to, commitments in respect of that transaction were originally received or that liability was originally incurred (as the case may be), provided that, in relation to the satisfaction of the Build Up Conditions, if the Company elects to rely on the provisions of this paragraph (p) and make a determination based on the date a transaction was originally committed to or commitments in respect of a transaction were originally received, the relevant Restricted Payment shall be deemed for the purposes of calculation of sub-paragraph (iii) of the Build Up Conditions to have been made on the date of commitment or receipt of commitments, as applicable, and provided further that if the Company elects to rely on the provisions of this paragraph (p) and make a determination based on the date commitments for Indebtedness in respect of a transaction were originally received, such determination shall be made on a pro forma basis assuming that Indebtedness in the full amount of such commitments had been Incurred on the date of determination but, for the avoidance of doubt, such Indebtedness shall not be deemed to be outstanding following the date of determination unless such Indebtedness has actually been Incurred and is outstanding. (q) Unless a contrary indication appears, a reference to Consolidated EBITDA is to be construed as a reference to the Consolidated EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis. (r) A Letter of Credit or Ancillary Outstandings are “repaid” or “prepaid” to the extent that: (i) a Borrower provides cash cover for that Letter of Credit or in respect of the Ancillary Outstandings; (ii) in the case of a Letter of Credit, a Borrower has made a payment under paragraph (b) of Clause 7.2 (Claims under a Letter of Credit) in respect of that Letter of Credit or a Borrower has made a reimbursement in respect of that Letter of Credit under Clause 7.3 (Indemnities); (iii) the maximum amount payable under the Letter of Credit or Ancillary Facility (as the case may be) is reduced in accordance with its terms; (iv) in the case of a Letter of Credit, the Letter of Credit expires in accordance with its terms or is otherwise returned by the beneficiary with its written confirmation that it is released and cancelled; (v) the Issuing Bank or Ancillary Lender (as the case may be) (acting reasonably) is satisfied that it has no further or a reduced liability under that Letter of Credit or Ancillary Facility (as the case may be) and accordingly all obligations are released; or (vi) a bank or financial institution with a long term credit rating from Moody’s, Standard & Poor’s or Fitch at least equal to Baa2/BBB (as applicable) has issued an unconditional and irrevocable guarantee, indemnity, counter- 91 indemnity or similar assurance against financial loss in respect of amounts due under that Letter of Credit or Ancillary Facility, in each case, unless it is otherwise agreed between the Company and the Issuing Bank that such Letters of Credit will remain outstanding on a bilateral basis and, in each case, such Letters of Credit will be treated as repaid for the purpose of the Finance Documents and no Lender will be required to provide any counter indemnity in respect thereof. The amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (i) to (vi) above is the amount of the relevant cash cover, payment, release, cancellation, reduction or assurance. (s) In ascertaining the Majority Lenders, Majority Facility B Lenders, Majority Revolving Facility Lenders or the Super Majority Lenders or whether any given percentage of the Total Commitments (including, for the avoidance of doubt, unanimity) has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents or for the purpose of the allocation of any repayment or prepayment or for the purposes of taking any step, decision, direction or exercise of discretion which is calculated by reference to drawn amounts any Commitments not denominated in Euro (“Non-Base Currency Commitments”) shall be deemed to be converted into Euro at the currency equivalent rate for the conversion of Euro into the relevant currency of the non-Euro Commitment which the Company (acting reasonably and in good faith) has used and has notified to the Facility Agent for the purposes of calculating the Additional Facility cap as at the Additional Facility Commencement Date for the relevant Additional Facility, or if the Company has not notified the Facility Agent of such conversion rate, the Facility Agent’s Spot Rate of Exchange on the date on which that Commitment was provided under this Agreement or, if earlier, the date the aggregate amount of the Non-Base Currency Commitment of the Additional Facility was determined. (t) Any matter or circumstances being permitted is to be construed as a reference to any matter or circumstance which is not expressly prohibited. (u) A reference in this Agreement to a page or screen of an information service displaying a rate shall include: (i) any replacement page of that information service which displays that rate; and (ii) the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facility Agent after consultation with the Obligors’ Agent. (v) A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate. (w) Any Compounded Rate Supplement relating to a currency overrides anything relating to that currency in: (i) Schedule 15 (Compounded Rate Terms); or (ii) any earlier Compounded Rate Supplement. 92 (x) A Compounding Methodology Supplement relating to a currency and the Daily Non- Cumulative Compounded RFR Rate overrides anything relating to that currency and rate in: (i) Schedule 16 (Daily Non-Cumulative Compounded RFR Rate); or (ii) any earlier Compounding Methodology Supplement. (y) Any accounting or financial term shall, unless a contrary indication appears and to the extent applicable (in each case as determined by the Company in good faith), be construed in accordance with the Accounting Principles. 1.3 Currency symbols and definitions (a) “€”, “Euro” and “EUR” mean the single currency unit of the Participating Member States. (b) “£”, “GBP” and “Sterling” means the lawful currency for the time being of the UK. (c) “US$”, “USD” and “US Dollars” mean the lawful currency for the time being of the United States of America. 1.4 Third party rights (a) Other than, unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement. (b) Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to amend, rescind or vary this Agreement or any Finance Document at any time. 1.5 Finance Documents Notwithstanding anything to the contrary in any Finance Document: (a) this Agreement is entered into subject to, and with the benefit of, the terms of the Intercreditor Agreement; (b) the terms of the Intercreditor Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the Intercreditor Agreement; and (c) the terms of this Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of any other Finance Document (other than the Intercreditor Agreement) and, for the avoidance of doubt, the terms of the Transaction Security Documents shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step that is permitted or not prohibited by this Agreement. 1.6 Basket testing (a) Any basket, test or permission where an element is set by reference to a ratio or percentage (an “Incurrence Basket”) shall operate on an incurrence basis and tested by reference to the applicable level of ratio or the time of original incurrence or the applicable percentage at the time of original incurrence, in each case, including any pro forma adjustments and pro forma for the LTM period. Accordingly, any amounts incurred on the basis of such Incurrence Basket shall be treated as having been duly and properly incurred without the incurrence of an Event of Default even in the event 93 that such Incurrence Basket subsequently decreases by virtue of operation of that calculation. For the purposes of this paragraph, “incurrence” and “incurred” shall be construed to include any action taken at the time it was originally taken and any transaction entered into at the time it was originally committed to. For the avoidance of doubt, in the case of any reference to calculating a financial ratio on a pro forma basis, the Company (or, as the case may be, the relevant member of the Group) shall be permitted to make that calculation (including any adjustment) in accordance with the terms of this Agreement (including, without limitation, by making any adjustment described in Clause 26.3 (Financial testing)). (b) When establishing whether any action, transaction and/or incurrence of a liability (in each case including any replacement, renewal or extension thereof) is, was and/or remains permitted under the terms of the Finance Documents, the Group shall be entitled to (at the Company’s election, which election the Company may revoke and re-make at any time and from time to time) elect to test such action, transaction and/or incurrence of a liability: (i) if no report or financial statements have yet been delivered pursuant to Clause 25.1 (Financial statements), as at the First Utilisation Date and determined by reference to the financial information set out in the Base Case Model; (ii) as at the most recent Quarter Date for which financial statements have been delivered pursuant to Clause 25.1 (Financial statements) and determined by reference to such financial statements; or (iii) as at the last day of the most recently ended period (including the most recently ended month) for which the Group has sufficient available information so as to be able to determine Consolidated EBITDA or any other applicable financial ratio or test and determined by reference to such available information, provided that such information is provided to the Facility Agent within 30 days of such determination. (c) If in any Financial Year and/or Relevant Period the aggregate amount spent under any annual basket specified in Clause 27 (General Undertakings) (including any annual basket contained in any defined term used in that Clause, excluding any “at any time” baskets) and/or in Clause 12.2 (Excess Cash) (each an “Annual Basket”) is less than the basket originally available for that Financial Year and/or Relevant Period (as set out in the relevant paragraph and without any carry forward (the difference being referred to as the “Unused Amount”)), then the maximum Annual Basket for the immediately following Financial Year and/or Relevant Period shall be increased by an amount equal to the relevant Unused Amount and such Unused Amount shall be deemed to be used first before any amounts under the Annual Basket for the immediately following Financial Year and/or Relevant Period are used provided that no Unused Amount that has been carried over may be carried forward into the next Financial Year and/or Relevant Period. In any Financial Year and/or Relevant Period the Group shall be permitted to carry back up to 100 per cent. of each of any Annual Basket from the immediately following Financial Year and/or Relevant Period. If any basket, limit, threshold and/or other exception set out in this Agreement is determined by reference to the greater of a fixed amount (the "numerical permission") and a percentage of LTM EBITDA (the "grower permission") and the grower permission of such basket exceeds the applicable numerical permission at any time, the numerical permission shall be deemed to be increased to the highest amount of the grower permission reached from time to time and shall not subsequently be reduced as a result of any decrease in the grower permission.

94 (d) Where a request for consent is required from a member of the Group, when determining whether to grant such consent, that member of the Group may act in its sole discretion (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given). (e) Notwithstanding anything to the contrary in the Finance Documents, in the event that any person ceases to be a Non-Obligor, an Unrestricted Subsidiary or a Joint Venture, any amounts which would prior to such cessation have fallen within (and consequently reduced the amount available to the Group under) any basket or other limit set out in this Agreement as a result of such person being a Non-Obligor, an Unrestricted Subsidiary or a Joint Venture shall be ignored for the purpose of calculating the amount available under the relevant basket or limit (but, for the avoidance of doubt, to the extent that such Non-Obligor, Unrestricted Subsidiary or Joint Venture becomes a Restricted Subsidiary and/or an Obligor, any Indebtedness, Investment or other transaction Incurred or entered into by that person and which is prohibited by the terms of this Agreement shall only be permitted to the extent that it falls within a basket, exception, ratio or other limit applicable to Restricted Subsidiaries or Obligors (as the case may be)). (f) For the avoidance of doubt, where a member of the Group is permitted to make an election (or similar), that member of the Group may revoke and re-make that election (or similar) at any time and from time to time. 1.7 Contractual recognition of bail-in (a) For the purposes of this Clause 1.7 (Contractual recognition of bail-in): “Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms. “Bail-In Action” means the exercise of any Write-down and Conversion Powers. “Bail-In Legislation” means: (a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and (b) in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation. “EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway. “EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time. “Resolution Authority” means any body which has authority to exercise any Write- down and Conversion Powers. “UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in 95 the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings). “Write-down and Conversion Powers” means: (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; (b) in relation to any other applicable Bail-In Legislation: (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and (ii) any similar or analogous powers under that Bail-In Legislation; and (c) in relation to any UK Bail-In Legislation: (i) any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and (ii) any similar or analogous powers under that UK Bail-In Legislation. (b) Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of: (i) any Bail-In Action in relation to any such liability, including (without limitation): (A) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability; 96 (B) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and (C) a cancellation of any such liability; and (ii) a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability. 1.8 Sanctions (a) A Sanctions Provision shall only apply for the benefit of a Restricted Finance Party, to the extent that benefitting from that Sanctions Provision would not result in any violation of, conflict with or liability under (x) EU Regulation (EC) 2271/96 or (y) Section 7 of the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung) (in connection with Section 4 paragraph 1 no. 3 of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz)). (b) In connection with any amendment, waiver, determination or direction relating solely to any part of a Sanctions Provision in relation to which: (i) a Finance Party is a Restricted Finance Party; and (ii) in accordance with paragraph (a) above, that Restricted Finance Party does not have the benefit of it: (A) the Commitments of a Lender that is a Restricted Finance Party; and (B) the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement, shall be excluded for the purpose of calculating the Total Commitments under the applicable Facilities when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve such amendment, waiver, determination or direction request and its status as a Finance Party shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Finance Parties has been obtained to approve such amendment, waiver, determination or direction. (c) Notwithstanding any provision of any Finance Document to the contrary: (i) any failure of any Obligor to perform any of its obligations under any Finance Document (or the Facility Agent or Security Agent to facilitate such performance) to the extent such obligation constitutes a Sanctioned Obligation shall not constitute a breach of a Finance Document, Default or Event of Default or give rise to any mandatory prepayment event howsoever described (including the failure to make any interest payment or the taking of any action or step under any Finance Document); and (ii) to the extent such Sanctioned Obligation constitutes a payment obligation directly or indirectly to a Sanctioned Party and the amount of such payment obligation: (A) has been paid, repaid or prepaid by an Obligor to the Facility Agent (whether or not such amount has been on paid by the Facility Agent to the applicable Sanctioned Party) but provided that, if not so on paid, such amount is held by the Facility Agent in a segregated account with an Acceptable Bank; or 97 (B) to the extent that the Obligor has used its reasonable endeavours to pay the Facility Agent in accordance with (i) above, but is not able to do so for any reason (including because such Obligor is not able to make, or the Facility Agent is not able to receive or hold, such payment or such payment otherwise is not permissible in accordance with all applicable laws, including any Sanctions, as determined by the Obligor in its sole discretion acting reasonably), the Facility Agent or applicable Sanctioned Party has received a notice from such Obligor confirming that such amount will be held in a segregated account (or an account with similar effect) of any Obligor or Affiliate thereof and will be paid to the applicable Sanctioned Party upon such obligation ceasing in full to be a Sanctioned Obligation, then immediately from such time, such payment obligation (without prejudice to the obligation to discharge such payment obligation to a segregated account in accordance with (ii) above, as applicable) shall be treated (for the purposes of any Finance Document) as received by such Sanctioned Party (including for the purposes of any partial payments or sharing of recovery payments by the Facility Agent) and validly, irrevocably and unconditionally discharged in full, and the Facility Agent is irrevocably authorised and instructed (with any further consent, sanction, authority or further confirmation from any Secured Party or Obligor) to treat such payment as so discharged and (at the request and cost of the relevant Obligor) promptly release (or procure that any relevant person releases) any Guarantees or Security or other assurance in relation thereto including under any Finance Documents. 1.9 Italian Transparency Provisions Pursuant to and in accordance with the transparency rules (Disposizioni in materia di trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti) applicable to transactions and banking and financial services issued by Bank of Italy on 29 July 2009 and published in the Italian official gazette (Gazzetta Ufficiale) no. 217 on 18 September 2009 (as amended and supplemented from time to time) (the “Transparency Rules”), the Parties mutually acknowledge and declare that this Agreement and any of its terms and conditions have been negotiated, with the assistance of their respective legal counsels, on an individual basis and, as a result, this Agreement falls into the category of the agreements "che costituiscono oggetto di trattativa individuale" which are exempted from the application of Section II of the Transparency Rules.

98 SECTION 2 THE FACILITIES 2. THE FACILITIES 2.1 The Facilities (a) Subject to the terms of this Agreement, the Lenders make available: (i) a Base Currency term loan facility in an aggregate amount equal to the Total Facility B Commitments; and (ii) a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Original Revolving Facility Commitments. (b) The Original Revolving Facility shall also be available for making Swingline Loans in the Base Currency in an aggregate amount not exceeding the Total Swingline Commitments. (c) Facility B will be made available to the Company. The Revolving Facility will be made available to the Original Borrowers and any other Additional Borrower. (d) Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers in place of all or part of its Commitment under the Revolving Facility. 2.2 Finance Parties’ rights and obligations (a) The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents. (b) The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Utilisation or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor. (c) A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents. 2.3 Additional Facilities (a) The Company may, at its discretion, at any time, and from time to time, notify the Facility Agent by delivery of an Additional Facility Notice that it wishes to add one or more additional facilities under this Agreement and the other Finance Documents, including as new or existing facility commitment(s) and/or as an additional tranche or class of, or an increase of, or an extension of (including by way of a conversion on 99 cashless rollover basis), the whole or a portion of any existing Facility or a previously incurred Additional Facility (including, in each case, term, revolving facilities or swingline facilities, and including for the avoidance of doubt any additional Revolving Facility) (each an “Additional Facility”). (b) No consent of any Finance Party is required to establish an Additional Facility at any time (other than, in relation to an Additional Facility, the relevant Additional Facility Lenders) provided that in the case of any Additional Facility each of the following conditions are met as at the Additional Facility Commencement Date for that Additional Facility (or, if any proceeds thereof are to be used to fund an acquisition on a “certain funds basis” as agreed between the relevant members of the Group and the relevant Additional Facility Lenders, as at the date of signing the acquisition agreement if such date is prior to that Additional Facility Commencement Date): (i) the repayment profile and interest rate for an Additional Facility shall be agreed between the Company and the relevant Additional Facility Lenders, provided that: (A) subject to sub-paragraph (E) below, if the Additional Facility is a Bullet Term Additional Facility, the Termination Date for the principal amount of such Additional Facility (as set out in the Additional Facility Notice relating to that Additional Facility or as otherwise agreed by the relevant Borrower(s) and the Additional Facility Lender(s) under that Additional Facility from time to time) falls on or after the original Termination Date for Facility B; (B) subject to sub-paragraph (E) below, if the Additional Facility is an Amortising Term Additional Facility, the Termination Date for the principal amount of such Amortising Term Additional Facility falls on or after the original Termination Date for Facility B, and the principal amount of any scheduled repayment instalments of such Amortising Term Additional Facility falling prior to the original Termination Date for Facility B shall not exceed an amount equal to 5.00% of the original principal amount of the relevant Amortising Term Additional Facility in aggregate in any Financial Year unless the Facility B Lenders participating in Facility B at such time are also offered by the Company an amortisation repayment per annum for each corresponding year in a number of basis points per annum equal to the amortisation repayment of such Amortising Term Additional Facility, provided that, for the purpose of this sub-paragraph (B) each individual Facility B Lender will be deemed to have rejected such offer unless such Facility B Lender notifies the Facility Agent that it has accepted such offer by 11:00 a.m. five Business Days (or such longer period which the Company agrees) after the date of such offer; (C) if the Additional Facility is a revolving facility (other than, for the avoidance of doubt, a revolving facility provided as part of an interim or other similar or equivalent facility), the Termination Date for the principal amount of such Additional Facility (as set out in the Additional Facility notice relating to that Additional Facility or as otherwise agreed by the relevant Borrower(s) and the Additional Facility Lender(s) under that Additional Facility from time to time) falls on or after the original Termination Date for the Original Revolving Facility; (D) if the Additional Facility: 100 (1) is a term facility denominated in euro (other than (i) a bridge, interim or other similar or equivalent facility, (ii) a facility that constitutes Refinancing Indebtedness that repays or prepays Facility B in full or refinances or replaces Acquired Indebtedness or (iii) a facility Incurred in connection with a Permitted Acquisition or Permitted Investment); (2) ranks pari passu with Facility B in respect of the proceeds of any Transaction Security; (3) is incurred pursuant to sub-paragraph (ii)(A) below; (4) has an Additional Facility Commencement Date that is prior to the date that is six Months after the First Utilisation Date; and (5) has a Termination Date falling prior to the date that is 12 Months after the original Termination Date for Facility B, the Effective Yield in respect of that Additional Facility (taking into account any level of any Margin ratchet as set out in the Additional Facility Notice relating to that Additional Facility), to the extent payable in cash and not funded from Retained Excess Cashflow (including any amount deducted when calculating Excess Cashflow for any previous Financial Year) shall not exceed 1.00% higher than the highest potentially applicable Effective Yield in respect of Facility B unless the Margin for Facility B is increased (including, for the avoidance of doubt, at each level of any Margin ratchet applicable to Facility B) so that the applicable Effective Yield for the relevant Additional Facility payable in cash does not exceed 1.00% higher than the highest potentially applicable Effective Yield in respect of Facility B, or, in the case of fixed rate instruments, the Fixed Rate Effective Yield may not exceed 1.00% higher than the highest potentially applicable Effective Yield in respect of Facility B unless the Margin for Facility is increased (including, for the avoidance of doubt, at each level of any Margin ratchet applicable to Facility B) so that the applicable Fixed Rate Effective Yield for the relevant Additional Facility payable in cash does not exceed 1.00% higher than the highest potentially applicable Effective Yield in respect of Facility B; and (E) Additional Term Facilities: (1) in an aggregate principal amount equal (or up) to the greater of (x) €74,000,000 and (y) 50% of LTM EBITDA; and/or (2) that are a bridge, interim or other similar or equivalent facility, a facility that constitutes Refinancing Indebtedness that refinances or replaces Acquired Indebtedness or a facility Incurred in connection with a Permitted Acquisition or Permitted Investment, shall be permitted to have a Termination Date earlier than the original Termination Date for Facility B; (ii) unless the Indebtedness incurred is otherwise permitted under this Agreement (including when a Release Condition is satisfied), the maximum aggregate principal amount of the Indebtedness outstanding under all Additional Facilities established pursuant to this Clause 2.3 (after taking into account the 101 application of the proceeds of any relevant Indebtedness) may not at any time exceed the aggregate of: (A) the maximum amount such that in respect to any Additional Facility that is Consolidated Senior Secured Net Indebtedness, the Relevant Senior Secured Net Leverage Ratio is not more than 4.10:1 and in respect to any Additional Facility which ranks junior to Facility B, the Relevant Consolidated Net Leverage Ratio is not more than 5.60:1; plus (B) the greater of: (1) €148,000,000; and (2) 100% of LTM EBITDA, plus (C) the aggregate amount of (x) any Facilities and/or Additional Facilities (or, in each case, any Permitted Refinancing in respect thereof from time to time) and/or (y) any other Consolidated Senior Secured Net Indebtedness (provided that the amount under this sub-clause (y) shall not increase the amount available under sub-paragraph (b)(i) of Clause 27.15 (Limitation on Indebtedness)), repaid, prepaid, redeemed, defeased, repurchased, cancelled or otherwise discharged (in the case of any revolving facility, only to the extent that the relevant amounts repaid do not remain available for redrawing and excluding any such repayment, prepayment, redemption or other discharge funded using a Cure Amount) (such amount, together with the amount of Indebtedness capable of being incurred under sub-paragraph (B) above at the relevant time, the “Free and Clear Basket”), plus (D) the maximum amount of Indebtedness permitted to be Incurred pursuant to sub-paragraphs (b)(v), (b)(vii), (b)(xii), (b)(xv), (b)(xvi) and/or (b)(xxv) of Clause 27.15 (Limitation on Indebtedness) (provided that to the extent any Additional Facility is Incurred and is outstanding in reliance on one or more of the basket amounts referred to in sub-paragraphs (b)(v), (b)(vii), (b)(xii), (b)(xv), (b)(xvi) and (b)(xxv) of Clause 27.15 (Limitation on Indebtedness), the availability of that basket amount shall be reduced by the corresponding amount of Indebtedness so Incurred and outstanding for the period during which (and to the extent that) such Additional Facility is Incurred and outstanding in reliance on such basket amount and provided further that the amount of any Indebtedness Incurred in reliance on this sub- paragraph (D) shall not increase the amount available under sub- paragraph (b)(i) of Clause 27.15 (Limitation on Indebtedness)), in each case tested at the time of (and taking into account) the relevant incurrence of Indebtedness or, at the option of the Company, if earlier, at the time the relevant Additional Facility is established (in such case assuming for this purpose only that such Additional Facility is utilised in full) and, if such Additional Facility is to be used to fund, directly or indirectly, any transaction, on a pro forma basis for such transaction, provided that, for the avoidance of

102 doubt and notwithstanding anything to the contrary in the Finance Documents, no Permitted Refinancing, Structural Adjustment or increased Commitment established pursuant to Clause 2.5 (Increase) shall be treated as (or as outstanding under) an Additional Facility and provided further that: (1) for the avoidance of doubt, nothing in this paragraph (ii) shall prohibit any extension, transfer, redesignation or other similar or equivalent replacement of any Commitment, Loan, participation or other amount (in each case to the extent that the principal amount of such Commitment, Loan, participation or other amount is not increased as a result of that extension, transfer, redesignation or other replacement); and (2) if an Additional Facility is to be used to fund, directly or indirectly, a transaction, nothing in this paragraph (ii) shall prohibit any Incurrence of Indebtedness for that purpose to the extent that such transaction does not result in an increase in the Relevant Senior Secured Net Leverage Ratio or, as applicable, the Relevant Consolidated Net Leverage Ratio (in each case, pro forma for that transaction). For the purpose of calculating compliance with this paragraph (ii): (1) any pro forma calculations and adjustments shall be made in accordance with the provisions of Clause 26 (Financial Covenant) and the definitions of the relevant terms in this Agreement; and (2) when calculating the Relevant Senior Secured Net Leverage Ratio and/or the Relevant Consolidated Net Leverage Ratio (i) any Indebtedness Incurred prior to the date of calculation pursuant to the provisions of paragraph (b) of Clause 27.15 (Limitation on Indebtedness) shall be excluded (other than Indebtedness Incurred pursuant to sub-paragraphs (i) thereof), (ii) any RCF Indebtedness Incurred or committed on the calculation date shall be excluded and (iii) any Indebtedness Incurred or committed on the calculation date that is Incurred or intended to be Incurred in reliance on the Free and Clear Basket shall be excluded. (c) an Additional Facility: (i) may be made available on a basis which is pari passu with or junior to any of the Original Facilities (provided further that no Additional Facility may rank on an enforcement or in an insolvency situation ahead of Utilisations under the Original Facilities by virtue of the terms of this Agreement, in each case subject to customary exceptions for fees, costs, expenses and other similar amounts, including as contemplated by the terms of the Intercreditor Agreement); (ii) may be made available on a secured or unsecured basis (provided further that, subject to the Finance Parties complying with all relevant obligations under paragraph (i) below and any exceptions contemplated by the terms of the Intercreditor Agreement (including escrow and discharge arrangements), any Security granted by any member of the Group in respect of obligations of the Group under an Additional Facility shall constitute Transaction Security for the purposes of this Agreement and the Intercreditor Agreement); and 103 (iii) shall be entitled to benefit from all or any part of the Transaction Security, in each case as determined by the Company. (d) The Additional Facility Notice will not be regarded as having been duly completed unless it specifies the following matters in respect of such Additional Facility: (i) the proposed Borrower(s) in respect of the Additional Facility; (ii) whether such Additional Facility is designated as an Additional Facility; (iii) the persons to become Additional Facility Lenders in respect of the Additional Facility and the amount of the commitments of such Additional Facility allocated to each Additional Facility Lender; (iv) the aggregate amount of the commitments of the Additional Facility and the currency being made available (which may include, for the avoidance of doubt, US$) and any other currency or currencies which are available for utilisation under such Additional Facility; (v) the purpose and permitted usage of the Additional Facility which, for the avoidance of doubt, may include any general corporate purposes (including any of the types specified in paragraph (b) of Clause 3.1 (Purpose), refinancing of indebtedness and any Permitted Payments) and any additional conditions to drawdown of such Additional Facility (which may be agreed as agreed between the Company and the Additional Facility Lenders providing that Additional Facility) including any Agreed Certain Funds Period and related conditions; (vi) the rate of interest applicable to the Additional Facility (including any applicable Margin, base rate and/or margin ratchet); (vii) the Additional Facility Commencement Date and Availability Period for the Additional Facility; and (viii) the Termination Date, repayment date, amortisation schedule, any mandatory prepayment provisions and ranking for the Additional Facility, without prejudice to the rights of the Facility Agent to request any other information which the Facility Agent may reasonably request in relation to such Additional Facility. (e) Subject to the conditions set out in paragraph (b) of this Clause 2.3 being satisfied, following receipt by the Facility Agent of a duly completed Additional Facility Notice and with effect from the relevant Additional Facility Commencement Date (or any later date on which the conditions set out in paragraph (f) below are satisfied) the relevant Additional Facility shall come into effect and be established in accordance with its terms and: (i) the Lenders in respect of the relevant Additional Facility (each an “Additional Facility Lender”) shall make available that Additional Facility in the aggregate amount set out in the Additional Facility Notice and the applicable terms of such Additional Facility; (ii) each of the Obligors and each such Additional Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and such Additional Facility Lenders would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders; 104 (iii) each such Additional Facility Lender shall become a Party as a “Lender” (if not already a Party as a Lender); (iv) each such Additional Facility Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as those Additional Facility Lenders and those Finance Parties would have assumed and/or acquired had the Additional Facility Lenders been original Lenders in respect of the relevant Additional Facility; and (v) the Commitments of the other Lenders shall continue in full force and effect. (f) The establishment of an Additional Facility will only be effective on: (i) receipt by the Facility Agent of an Additional Facility Lender Accession Notice from each person referred to in the relevant Additional Facility Notice as an Additional Facility Lender; (ii) in respect of any Additional Facility that may be borrowed by a French Borrower, the receipt by the Facility Agent of a TEG Letter signed by such French Borrower; (iii) in relation to the Additional Facility Lender which is not already a Lender performing all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the provision of its Additional Facility Commitments to the relevant Borrower, the completion of which the Additional Facility Lender shall promptly notify to the Facility Agent and the Company; and (iv) in relation to an Additional Facility Lender which is not already a Lender, the performance by the Facility Agent of all necessary “know your customer” or other similar identification checks under all applicable laws and regulations in relation to that Additional Facility Lender making available an Additional Facility, the completion of which the Facility Agent shall promptly notify to the Company. (g) Each Obligor irrevocably authorises, empowers and instructs the Company to sign each Additional Facility Notice on its behalf and each Finance Party irrevocably authorises and instructs: (i) the Facility Agent to acknowledge, execute and confirm acceptance of each Additional Facility Notice; and (ii) the Facility Agent and the Security Agent to acknowledge, execute and confirm acceptance of each Additional Facility Lender Accession Notice. The Facility Agent shall as soon as reasonably practicable send to the Company a copy of each executed Additional Facility Notice and Additional Facility Lender Accession Notice. (h) Except to the extent as provided in paragraph (b) above, the terms applicable to any Additional Facility will be those agreed by the Additional Facility Lenders in respect of that Additional Facility and the Company. If there is any inconsistency between any such term agreed in respect of an Additional Facility and any term of this Agreement, the term agreed in respect of the Additional Facility shall prevail with respect to such Additional Facility (without prejudice to paragraph (b) above). Notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or 105 requirement to enter into any hedging arrangement or other derivative transaction in relation to any Additional Facility. (i) The Company (in its capacity as Obligors’ Agent) together with the Facility Agent and/or the Security Agent, as the case may be, on behalf of the Secured Parties, and each Finance Party shall (if requested by the Company or the Facility Agent), enter into any amendment, replacement of or supplement to the Finance Documents and/or take other action (if any) but always subject to the Agreed Security Principles, including: (i) in respect of guarantees and indemnities of each Obligor set out in Clause 23 (Guarantee and Indemnity), (including entering into confirmations that the guarantee and indemnity of each Obligor recorded in Clause 23 (Guarantee and Indemnity) (or any applicable Accession Deed or other Finance Document)), subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 23 (Guarantee and Indemnity) or any Accession Deed pursuant to which it became an Obligor or other Finance Document, ensure that such guarantees and indemnities extend to include all Additional Facility Loans or other utilisations (as the case may be) of any Additional Facility and any other obligations arising under or in respect of all Additional Facility Commitments or commitments (as the case may be), any additional Transaction Security Document (including those referred to in sub- paragraph (ii) below) and/or any supplemental agreements, confirmations and/or any other similar or equivalent documents; and (ii) in respect of any Transaction Security, enter into any additional Transaction Security Document and/or any supplemental agreements, confirmations and/or any other similar or equivalent documents and/or take such other action (if any) to ensure that the Transaction Security extends to include all Additional Facility Loans or other utilisations (as the case may be) of any Additional Facility and any other obligations arising under or in respect of all Additional Facility Commitments and/or any supplemental agreements, confirmations and/or any other similar or equivalent documents, in each case, as is necessary as determined by the Company and the Facility Agent, each acting reasonably, in order to facilitate the establishment of any Additional Facility permitted by this Agreement (including in relation to any changes to, the taking of, or the release coupled with the retaking of, Transaction Security as may be required (including any lower ranking Security as the case may be) in order to ensure that that Additional Facility shares the benefit of that Transaction Security pari passu with the other Facilities (or as otherwise agreed in respect of such Additional Facility in accordance with paragraph (c) or paragraph (h) of this Clause 2.3)), provided that a release coupled with the retaking of Transaction Security (including any lower ranking Security as the case may be) shall only be effected where it is not otherwise possible for that Additional Facility to so share the benefit of the Transaction Security and there is no reasonable alternative structure having regard to the Agreed Security Principles and, further, having commercially substantially the same effect (such as, for example, the existing Transaction Security not being released and re-taken but instead subsequent ranking Transaction Security being granted in respect of that Additional Facility and the Additional Facility Lenders relying on the contractual ranking agreed in respect of that Additional Facility and the Transaction Security in the Intercreditor Agreement and related provisions, such as the Additional Facility Lenders’ rights to share Recoveries (as that term is defined in the Intercreditor Agreement) pro rata and pari passu with the other Lenders, to the extent that such Additional Facility is intended to be pari passu (or as otherwise agreed in respect of such Additional Facility in accordance with paragraph (c) of this Clause 2.3)).

106 (j) The Facility Agent and Security Agent are irrevocably authorised and instructed by each other Secured Party (without the requirement for any further authorisation or consent from any other Secured Party) to enter into such documentation as is necessary to amend this Agreement and any other Finance Document (including, without limitation, the Transaction Security Documents) to which each is party and/or any additional Transaction Security Documents and/or to enter into any supplemental agreements, confirmations and/or any other similar or equivalent documents to reflect the terms of each Additional Facility (consistent with the requirements of this Clause 2.3). Any action required to be taken under this Clause 2.3 shall be at the cost of the Company in accordance with the provisions of Clause 22.1 (Transaction expenses). (k) Each Obligor confirms: (i) the authority of the Company to agree, implement and establish an Additional Facility in accordance with this Agreement; and (ii) that its guarantee and indemnity referred to at Clause 23 (Guarantee and Indemnity) (or any applicable Accession Deed or other Finance Document), and all Transaction Security granted by it will (to the extent the terms of the relevant Additional Facility entitle the Additional Facility Lenders to benefit from such Transaction Security) subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 23 (Guarantee and Indemnity) or any Accession Deed pursuant to which it became an Obligor, extend to include all Additional Facility Loans and any other obligations arising under or in respect of any Additional Facility. (l) Each Additional Facility Lender, by executing the relevant Additional Facility Notice, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the relevant Additional Facility becomes effective. (m) For the avoidance of doubt, no Lender will have any obligation to participate in an Additional Facility (unless it has executed and delivered an Additional Facility Lender Accession Notice in respect of that Additional Facility). By signing an Additional Facility Notice as an Additional Facility Lender, each such entity agrees to commit the Additional Facility Commitments set out against its name in that Additional Facility Notice. (n) Clause 29.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Additional Facility Lender as if references in that Clause 29.4 (Limitation of responsibility of Existing Lenders) to: (i) an Existing Lender were references to all the Lenders immediately prior to the establishment of the relevant Additional Facility; (ii) the New Lender were references to that Additional Facility Lender; and (iii) a re-transfer and re-assignment were references to respectively a transfer and assignment. (o) Notwithstanding anything to the contrary in any Finance Document, no Additional Facility may be established or incurred as a Swingline Facility without the consent of the Swingline Lender, or its assignees or transferees. 107 2.4 Obligors’ Agent (a) To the extent permitted under any applicable law, each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably appoints the Company to act on its behalf as its agent (and, in relation to each Italian Guarantor, as its agent with representative (con potere di rappresentanza) for the purposes of Italian law) in relation to the Finance Documents and irrevocably authorises: (i) the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests, Selection Notice and/or TEG Letters), to execute on its behalf any Accession Deed, to make such agreements (including executing any deeds) and to effect the relevant amendments, supplements, confirmations and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor (adversely or otherwise), without further reference to or the consent of that Obligor and, as to each Italian Guarantor, with specific power and authorisation to execute any contract with itself (contratto con sè stesso) for the purposes of article 1395 of the Italian Civil Code and notwithstanding any possible conflict of interest in accordance with article 1394 of the Italian Civil Code and to execute any new Finance Document and to take such other action as may be necessary or desirable under or in connection with the Finance Documents; and (ii) each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests, Selection Notice and/or TEG Letters) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication. Each of the Obligors hereby releases the Company from any restrictions on representing several persons and self-dealing under any applicable law to make use of any authorisation granted under this Agreement and to perform its duties and obligations as the agent of the Obligors hereunder and under or in connection with the Finance Documents. (b) For all purposes of the Finance Documents, including for the purpose of this Clause 2.4 (Obligors’ Agent), each Swiss Guarantor herewith explicitly approves any self- contracting (Selbstkontrahieren) and/or double representation (Doppelvertretung) under Swiss law by the Company or any Finance Party and, to the extent legally permitted, unconditionally releases the Company and any Finance Party from any restriction in connection therewith. 2.5 Increase (a) The Obligors’ Agent may by giving prior notice to the Facility Agent after the effective date of any cancellation of any Commitment pursuant to Clause 11.1 (Illegality), Clause 11.6 (Right of cancellation in relation to a Defaulting Lender), Clause 12.3 (Mandatory prepayment and cancellation in relation to a single Lender) or Clause 41.4 (Replacement of Lender) request that the Total Commitments be increased (and the Total Commitments under the relevant Facilities shall be so increased) in an aggregate amount in the relevant currency of up to the amount of the Commitments so cancelled as follows: 108 (i) the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Obligors’ Agent and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an original Lender; (ii) each Obligor and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligor and the Increase Lender would have assumed and/or acquired had the Increase Lender been an original Lender; (iii) each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an original Lender; (iv) the Commitments of the other Lenders shall continue in full force and effect; and (v) any increase in the Total Commitments shall take effect on the date specified by the Obligors’ Agent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied. (b) An increase in the Total Commitments as set out in paragraph (a) above will only be effective on: (i) the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender (provided that the Facility Agent shall execute any Increase Confirmation which on its face appears duly completed promptly on receipt); (ii) in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase: (A) that Increase Lender accedes to this Agreement and the Intercreditor Agreement; and (B) the performance by the Facility Agent of all necessary “know your customer” or other similar identification checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Obligors’ Agent, the Increase Lender and the Issuing Bank; and (iii) in the case of an increase in the Total Revolving Facility Commitments, any relevant Issuing Bank consenting to that increase unless the relevant Increase Lender has a long-term corporate credit rating equal to or better than BBB or Baa2 (as applicable, or such other rating as the Obligors’ Agent and the relevant Issuing Bank may agree) according to at least two of Moody’s, Standard & Poor’s and Fitch. (c) Each Obligor and each Finance Party agrees to enter into any extension and ratification of the Transaction Security Documents which may be necessary (including the entry, execution and delivery any lower ranking Transaction Security as the case may be) to grant the Transaction Security in favour of any Increase Lender as a result of an 109 increase in the Total Commitments in respect of any Facility, subject always to the Agreed Security Principles. (d) Each Increase Lender, by executing an Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective. (e) Any member of the Group may pay to an Increase Lender a fee in the amount and at the times agreed between that member of the Group and the relevant Increase Lender. (f) Clause 29.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.5 in relation to an Increase Lender as if references in that Clause to: (i) an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase; (ii) the “New Lender” were references to that “Increase Lender”; and (iii) a “re-transfer” was a reference to a “transfer”. (g) The Facility Agent shall as soon as reasonably practicable send to the Obligors’ Agent a copy of each executed Increase Confirmation and, if applicable, Lender Accession Deed. (h) The Finance Parties shall be required to enter into any amendment to or replacement of the Finance Documents required by the Obligors’ Agent in order to facilitate or reflect any of the matters contemplated by this provision. The Facility Agent and the Security Agent are each irrevocably authorised and instructed by each Finance Party to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the Obligors’ Agent). 2.6 Permitted Refinancing (a) Any member of the Group may incur indebtedness for the purposes of any refinancing, exchange or other replacement (directly or indirectly including on a non-cash basis by way of debt exchange, rollover, or other similar or equivalent transaction) of all or any part of the Debt Facilities and/or any other indebtedness of the Group (and of any refinancing or replacement financing thereof from time to time) (and all fees, costs, expenses, prepayment premium and similar incurred in connection with such refinancing, exchange or replacement) with one or more secured or unsecured bonds, notes or loans (“Permitted Refinancing”) provided that (unless otherwise agreed by the Majority Lenders): (i) such Permitted Refinancing is unsecured or has the same ranking and priority as the indebtedness being refinanced or the providers of Permitted Refinancing (or, where customary for financing of the relevant type, the agent or trustee in respect of such Refinancing Indebtedness) become party to the Intercreditor Agreement on a pari passu, or junior-ranking, basis in relation to the Debt Facilities; (ii) the Permitted Refinancing shall be applied directly or indirectly towards:

110 (A) refinancing or replacing all or any part of the Debt Facilities and/or other indebtedness of the Group (or any replacement financing thereof from time to time); and/or (B) payment of principal, interest, fees, discounts, expenses, commissions, premium or other similar amounts payable under or in connection with the refinancing or replacement and/or fees, discounts, commissions costs and expenses incurred in connection therewith; (iii) where the relevant indebtedness is being replaced or refinanced in part only, the final maturity date of the principal amount of any Permitted Refinancing shall not be earlier than the final maturity date of the indebtedness being refinanced or replaced and such Permitted Refinancing may not have a right to receive mandatory prepayment in priority to indebtedness so remaining (although it shall be permitted to benefit on a pari passu, second lien or junior, basis); and (iv) Permitted Refinancing may not be guaranteed and/or secured by members of the Group or assets of the Group that are not guaranteeing and/or securing the relevant indebtedness being refinanced in each case subject to customary exceptions for fees, costs, expenses and other similar amounts (but may be guaranteed and secured by the same guarantors and collateral, on a pari passu, second lien or junior, basis that guarantees and secures such indebtedness or may be unsecured). (b) Notwithstanding anything to the contrary in any Finance Document, the Facility Agent and Security Agent are irrevocably authorised and instructed by each other Secured Party (without the requirement for any further authorisation or consent from any other Secured Party) to enter into such documentation as is necessary to amend this Agreement and any other Finance Document (including, without limitation, the Transaction Security Documents) to which each is party and/or any additional Transaction Security Documents and/or to enter into any supplemental agreements, confirmations and/or any other similar or equivalent documents to reflect the terms of the Permitted Refinancing (consistent with the requirements of this Clause 2.6). Any action required to be taken under this Clause 2.6 shall be at the cost of the Company in accordance with the provisions of Clause 22.1 (Transaction expenses). 2.7 Group Pushdown (a) On, in contemplation of, or following a Public Offering, the Obligors’ Agent shall be entitled to require (by written notice to the Facility Agent (a “Pushdown Notice”)) that the terms of the Finance Documents shall operate (with effect from the date specified in the relevant Pushdown Notice (the “Pushdown Date”)) on the basis that: (i) the Group (and all related provisions) shall comprise only the Pushdown Entity and its Restricted Subsidiaries from time to time; (ii) all financial ratio calculations shall be made excluding any Holding Company of the Pushdown Entity and all reporting obligations shall be assumed at the level of the Pushdown Entity; (iii) each reference in this Agreement to the Company shall be deemed to be a reference to the Pushdown Entity (to the extent applicable and unless the context requires otherwise, and provided further that nothing in this paragraph (a), including the deeming construct contemplated by this sub-paragraph (iii) and any action taken by the Pushdown Entity prior to it being deemed to be the 111 Company, shall, or shall be deemed to, directly or indirectly constitute or result in a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default); (iv) none of the representations, warranties, undertakings or Events of Default in the Finance Documents shall apply to any Holding Company of the Pushdown Entity (whether in its capacity as an Obligor or otherwise); (v) no event, matter or circumstance relating to any Holding Company of the Pushdown Entity (whether in its capacity as an Obligor or otherwise) shall, or shall be deemed to, directly or indirectly constitute or result in a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default; (vi) each Holding Company of the Pushdown Entity shall be irrevocably and unconditionally released from all obligations under the Finance Documents (including any Transaction Security granted by any such Holding Company); and/or (vii) unless otherwise notified by the Obligors’ Agent: (A) each person which is party to the Intercreditor Agreement as an “Investor” shall be irrevocably and unconditionally released from the Intercreditor Agreement and all obligations and restrictions under the Intercreditor Agreement (and from the date specified by the Obligors’ Agent that person shall cease to be party to the Intercreditor Agreement as an Investor and shall have no further rights or obligations under the Intercreditor Agreement as an Investor); and (B) there shall be no obligation or requirement for any person to become party to the Intercreditor Agreement as an Investor. In the event that any person is released from or does not become party to the Intercreditor Agreement as an Investor as a consequence of this paragraph (a), any term of any Finance Document which requires or assumes that any person be an Investor or that any liabilities or obligations to such person be subject to the Intercreditor Agreement or otherwise subordinated shall cease to apply. (b) The Finance Parties shall be required to enter into any amendment to or replacement of the Finance Documents required by the Obligors’ Agent and/or take such other action as is required by the Obligors’ Agent in order to facilitate or reflect any of the matters contemplated by paragraph (a) above. The Facility Agent and the Security Agents are each irrevocably authorised and instructed by each Finance Party to execute any such amended or replacement Finance Documents and/or take other such action on behalf of the Finance Parties (and shall do so on the request of and at the cost of the Obligors’ Agent). (c) For the purpose of this Clause 2.7 the “Pushdown Entity” shall be any member of the Group notified to the Facility Agent by the Obligors’ Agent in writing as the person to be treated as the Pushdown Entity in relation to the relevant Public Offering, provided that the Obligors’ Agent may not designate a Subsidiary of a Borrower as the Pushdown Entity unless on or prior to the date on which that Borrower will cease to be a member of the Group as a consequence of the operation of this Clause 2.7 it ceases to be a Borrower under this Agreement. 112 (d) If the Obligors’ Agent delivers a Pushdown Notice to the Facility Agent pursuant to paragraph (a) above in relation to a contemplated Public Offering, it shall be entitled to revoke that Pushdown Notice at any time prior to the occurrence of the relevant Public Offering by written notice to the Facility Agent. In the event that any Pushdown Notice is revoked in accordance with this paragraph (d): (i) the provisions of paragraphs (a)(i) to (a)(vii) above shall cease to apply in relation to that Pushdown Notice; (ii) if any Transaction Security has been released pursuant to paragraph (a) above in reliance on that Pushdown Notice, if required by the Majority Lenders (acting reasonably) by prior written notice to the Obligors’ Agent and subject to the Agreed Security Principles, the relevant member of the Group shall as soon as reasonably practicable execute a replacement Transaction Security Document in respect of that Transaction Security; and (iii) if any person party to the Intercreditor Agreement as an “Investor” has been released from the Intercreditor Agreement pursuant to paragraph (a)(vii) above in reliance on that Pushdown Notice, if required by the Majority Lenders (acting reasonably) by prior written notice to the Obligors’ Agent and that person, that person shall as soon as reasonably practicable accede to the Intercreditor Agreement as an Investor by executing a Lender Accession Deed. For the avoidance of doubt: (A) nothing in this paragraph (d) shall prohibit or otherwise restrict the Obligors’ Agent from delivering a further Pushdown Notice in relation to any actual or contemplated Public Offering; and (B) revocation of a Pushdown Notice shall not, and shall not be deemed to, directly or indirectly constitute or result in a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default (whether by reason of any action or step taken by any person, or any matter or circumstance arising or committed, while that Pushdown Notice was effective or otherwise). 2.8 Lender Affiliates (a) A Lender may nominate (by written notice to the Facility Agent and the Obligors' Agent or as set out in the Transfer Certificate or Assignment Agreement pursuant to which such Lender becomes a Party) a branch or Affiliate (a “Designated Affiliate”) to discharge its obligations to participate in one or more Loans (a “Designated Loan”) subject to and on the terms set out in this Clause 2.8. (b) Any branch or Affiliate nominated by a Lender to participate in a Loan shall: (i) participate therein in compliance with the terms of this Agreement; (ii) be entitled, to the extent of its participation, to all the rights and benefits of a Lender under the Finance Documents, provided that such rights and benefits shall be exercised on its behalf by its nominating Lender save where law or regulation requires the branch or Affiliate to do so; and (iii) in the case of an Affiliate, become party to the Intercreditor Agreement as a "Senior Lender" by delivery of a duly completed "Creditor/Agent Accession Undertaking" (as defined in the Intercreditor Agreement). 113 (c) Each Lender shall remain liable and responsible for the performance of all obligations assumed by a Designated Affiliate on its behalf under this Clause 2.8 and non- performance of a Lender's obligations by its Designated Affiliate following a nomination under this Clause 2.8 shall not relieve such Lender from its obligations under this Agreement (but without prejudice to a Lender's rights under Clause 29 (Changes to the Lenders)). (d) No Obligor shall be liable to pay (i) any amount otherwise required to be paid by an Obligor under Clause 18 (Tax Gross-Up and Indemnities) or Clause 19 (Increased Costs) (arising as a result of laws or regulations in force or known to be coming into force on the date the relevant branch or Affiliate was nominated) or (ii) any cash repayment of a Loan to the extent that paragraph (b) of Clause 10.3 (Repayment of Revolving Facility Loans and Swingline Loans) would otherwise apply to such Loan, in each case in excess of the amount it would have been obliged to pay if that Lender had not nominated its branch or Affiliate to participate in the Facility or, to the extent that such Lender nominated such branch or Affiliate for particular Loans in the Transfer Certificate or Assignment Agreement pursuant to which such Lender became a Party, in excess of the amount which it would have been obliged to pay had that Lender continued to make only those particular Loans through that branch or Affiliate. Each Lender shall promptly notify the Facility Agent and the Obligors' Agent of the Tax jurisdiction from which its branch or Affiliate will participate in the relevant Loans and such other information regarding that branch or Affiliate as the Obligors' Agent may reasonably request. (e) Any notice or communication to be made to a branch or an Affiliate of a Lender pursuant to Clause 37 (Notices): (i) may be served directly upon the branch or Affiliate, at the address supplied to the Facility Agent by the nominating Lender pursuant to its nomination of such branch or Affiliate, where the Lender or the relevant branch or Affiliate requests this in order to mitigate any legal obligation to deduct Tax from any payment to such branch or Affiliate or any payment obligation which might otherwise arise pursuant to Clause 18 (Tax Gross-Up and Indemnities) or Clause 19 (Increased Costs); or (ii) in any other circumstance, may be delivered to the Facility Office of the Lender, who will act as the representative of any Affiliate it nominates for all administrative purposes under this Agreement. (f) If a Lender nominates an Affiliate, that Lender and that Affiliate: (i) will be treated as having a single Commitment (being the Commitment of that Lender) but for all other purposes (other than those referred to in paragraphs (c) and (e)(i) above and paragraph (ii) below) will be treated as separate Lenders; and (ii) will be regarded as a single Lender for the purpose of: (A) voting in relation to any matter in connection with a Finance Document; and (B) compliance with Clause 29.2 (Conditions of assignment or transfer). (g) The Obligors, the Facility Agent, the Security Agent and the other Finance Parties will be entitled to deal only with the designating Lender, except all payments of principal, interest, fees, costs, taxes and commissions in connection with a Designated Loan shall

114 be for the account of the relevant Designated Affiliate. For the avoidance of doubt, this shall not apply to any commitment fee which shall be for the account of the relevant Lender. (h) A Lender that has made a nomination in accordance with paragraphs (a) to (g) above may revoke such nomination in relation to any future Loans by giving the Facility Agent at least five (5) Business Days' written notice. (i) Upon such Designated Affiliate ceasing to be a Designated Affiliate, the Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Designated Affiliate. (j) This Clause 2.8 is without prejudice to a Lender's right to transfer its Commitments to an Affiliate under Clause 29 (Changes to the Lenders). 3. PURPOSE 3.1 Purpose (a) Each Borrower shall apply all amounts borrowed by it under Facility B towards the financing or refinancing (directly or indirectly) of: (i) the repayment, purchase or other discharge of Indebtedness of the Group (together with any broken funding costs, redemption premia and other fees, costs and/or expenses payable in connection with that repayment, purchase or discharge); and/or (ii) the payment of Transaction Costs and other fees, costs and expenses incurred in connection with the transactions contemplated by the Finance Documents (including any financing fees). (b) Each Borrower shall apply all amounts borrowed by it under the Revolving Facility towards: (i) directly or indirectly financing or refinancing the working capital requirements and/or general corporate purposes of the Group (including capital expenditure and restructuring expenditure, acquisitions (including the payment of any purchase price adjustments, the refinancing of entities acquired in connection with such acquisitions and the payment of fees, cost and expenses payable in connection with such acquisitions) and the refinancing of any Revolving Facility Loan or Swingline Loan); (ii) the payment of Transaction Costs and other fees, costs and expenses incurred in connection with the transactions contemplated by the Finance Documents (including any financing fees); and/or (iii) providing cash cover in respect of any guarantees and Letters of Credit. (c) Each Borrower shall apply the amount of any Swingline Loan towards directly or indirectly financing or refinancing the working capital requirements and/or general corporate purposes of the Group (including capital expenditure and restructuring expenditure, acquisitions (including the payment of any purchase price adjustments, the refinancing of entities acquired in connection with such acquisitions and the payment of fees, cost and expenses payable in connection with such acquisitions) and the refinancing of any Swingline Loan or Revolving Facility Loan). 115 (d) Each Borrower under an Additional Facility shall apply all amounts borrowed by it under an Additional Facility towards the purposes specified in the Additional Facility Notice relating to the relevant Additional Facility Commitments. 3.2 Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement. 4. CONDITIONS OF UTILISATION 4.1 Initial conditions precedent The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Facility Agent has received (or waived the requirement to receive) (unless expressly stated to the contrary in Schedule 2 (Conditions Precedent)) in form and substance satisfactory to the Facility Agent (acting reasonably) all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent). The Facility Agent shall promptly notify the Company and the Lenders in writing when such conditions precedents are so satisfied or waived. 4.2 Further conditions precedent Subject to Clause 4.1 (Initial conditions precedent) and Clause 28.12 (Clean-up Period), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation other than one to which Clause 4.5 (Utilisations during the Certain Funds Period) or Clause 4.6 (Utilisations of Additional Facility during the Agreed Certain Funds Period) applies, if on the date of the Utilisation Request and (in the case of paragraphs (a) and (b) below) on the proposed Utilisation Date: (a) in the case of a Rollover Utilisation or Swingline Refinancing Loan, no Declared Default has occurred; and (b) in the case of any other Utilisation, no Event of Default is continuing or would result from the proposed Utilisation. 4.3 Conditions relating to Optional Currencies (a) A currency will constitute an Optional Currency in relation to an Original Revolving Facility Utilisation if it is £ or US$ and a currency will constitute an Optional Currency in relation to a Letter of Credit if it is £ or US$ and, in each case, any other currency: (i) freely available and convertible into the Base Currency in the Relevant Market on the Quotation Day and the Utilisation Date for that Utilisation; and (ii) approved by the Facility Agent (acting on the instructions of all the Lenders providing the relevant Loan under the Original Revolving Facility). (b) A currency will constitute an Optional Currency if it is, in the case of an Additional Facility, a currency specified in the Additional Facility Notice relation to those Additional Facility Commitments; (c) If the Facility Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will confirm to the Company by the Specified Time: (i) whether or not the Lenders have granted their approval; and 116 (ii) if approval has been granted, the minimum amount for any subsequent Utilisation in that currency. 4.4 Maximum number of Utilisations (a) A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation: (i) 5 or more Term Loans (excluding any Term Loans under any Additional Facility) would be outstanding; (ii) 15 or more Original Revolving Facility Utilisations would be outstanding; or (iii) 2 or more Swingline Loans would be outstanding. (b) A Borrower (or the Company) may not deliver a Utilisation Request in respect of an Additional Facility if as a result of the proposed Utilisation more than the maximum number of utilisations of that Additional Facility (as agreed between the Company and the Facility Agent) would be outstanding. (c) Any Separate Loan shall not be taken into account in this Clause 4.4. (d) Any Swingline Loan may not be utilised on the First Utilisation Date. 4.5 Utilisations during the Certain Funds Period (a) Subject to Clause 4.1 (Initial conditions precedent), during the relevant Certain Funds Period, a Lender will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the relevant Certain Funds Utilisation if on the proposed Utilisation Date: (i) no Major Default is continuing; (ii) none of the circumstances described in paragraphs (a) or (b) of Clause 12.1 (Exit) has occurred; and (iii) none of the circumstances described in Clause 11.1 (Illegality) has occurred in relation to that Lender. (b) During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation)) no Finance Party shall be entitled in respect of a Certain Funds Utilisation (and the corresponding Commitments to which it relates) to: (i) cancel any Commitment; (ii) exercise any right of set-off or counterclaim, rescission, termination or cancellation in respect of the Finance Documents or any of the Facilities or exercise any similar right or remedy or take any action or make or enforce any claim under or in respect of any Finance Document; (iii) refuse to participate in the making of any Certain Funds Utilisation; (iv) exercise any right of set-off or counterclaim in respect of any Loan or Utilisation; (v) cancel, accelerate or cause repayment or prepayment of any amounts owing under the Finance Documents or enforce (or instruct the Security Agent to 117 enforce) any Transaction Security under any Transaction Security Document; or (vi) take any other action or make or enforce any claim to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of any Certain Funds Utilisation or which would restrict any Certain Funds Utilisation being made which is or would otherwise be permitted during the Certain Funds Period, provided that: (A) immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties, notwithstanding that they may not have been used or available for use during the Certain Fund Period; and (B) for the avoidance of doubt, after the end of the Certain Funds Period for the Original Revolving Facility, the Lenders under the Original Revolving Facility may take any of the actions referred to above with respect to the Original Revolving Facility (but prior to the expiry of the Certain Funds Period may not take any of the actions referred to above to the extent any such action would affect the availability of Facility B on a “certain funds basis” under this Agreement). 4.6 Utilisations of Additional Facility during the Agreed Certain Funds Period (a) Subject to Clause 4.1 (Initial conditions precedent), during the relevant Agreed Certain Funds Period, an Additional Facility Lender will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the relevant Agreed Certain Funds Utilisation if: (i) the Company and each of the relevant Additional Facility Lenders have agreed that the relevant Additional Facility shall be made available on a “certain funds basis” for a specified purpose in connection with a Permitted Acquisition or such other agreed purpose, for such period and on such terms or conditions (if any) as the Company and those relevant Additional Facility Lenders shall agree and notify in writing to the Facility Agent at least three Business Days (or such shorter period agreed with the Facility Agent) prior to the date of the Utilisation Request; and (ii) on the proposed Utilisation Date: (A) no Major Default is continuing or would result from the proposed Agreed Certain Funds Utilisation; (B) none of the Major Representations is untrue in any material respect (save, where such representation or warranty is qualified by reference to materiality or Material Adverse Effect, such representation or warranty shall be true in all respects); (C) none of the circumstances described in paragraphs (a) or (b) of Clause 12.1 (Exit) has occurred; (D) none of the circumstances described in Clause 11.1 (Illegality) has occurred; and

118 (E) solely in relation to an Agreed Certain Funds Utilisation under an Additional Facility, the additional conditions or events (if any) specified in the relevant Additional Facility Notice or other notice in relation to that Agreed Certain Funds Period and Agreed Certain Funds Utilisation are complied with or satisfied. (b) During the Agreed Certain Funds Period (save in respect of a relevant Additional Facility Lender in circumstances where, pursuant to paragraph (a) above, that Additional Facility Lender is not obliged to comply with Clause 5.4 (Lenders’ participation)), none of the relevant Additional Facility Lenders shall be entitled in respect of an Agreed Certain Funds Utilisation (and the corresponding Commitments to which it relates) to: (i) cancel any of its Additional Facility Commitments (as the case may be) to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation; (ii) refuse to participate in the making of an Agreed Certain Funds Utilisation to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation; (iii) exercise any right of set-off or counterclaim, rescission, termination or cancellation in respect of the Finance Documents or applicable Additional Facility or exercise any similar right or remedy or take any action or make or enforce any claim under or in respect of any Finance Document to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation; (iv) cancel, accelerate or cause repayment or prepayment of any amounts owing under the Finance Documents or enforce (or instruct the Security Agent to enforce) any Transaction Security under any Transaction Security Document; (v) exercise any right of set-off or counterclaim in respect of any Additional Facility Loan or Agreed Certain Funds Utilisation; or (vi) take any action or make or enforce any claim to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of any Agreed Certain Funds Utilisation or which would restrict any Agreed Certain Funds Utilisation being made which is or would otherwise be permitted during the Agreed Certain Funds Period, provided that: (A) immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the applicable Agreed Certain Funds Period; and (B) this Clause 4.6 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment. 119 SECTION 3 UTILISATION 5. UTILISATION - LOANS 5.1 Delivery of a Utilisation Request A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Facility Agent and (in the case of a Utilisation Request for a Swingline Loan) the Swingline Lender of a duly completed Utilisation Request not later than the Specified Time, provided that a Utilisation Request for a Facility may be delivered one Business Day prior to the proposed Utilisation Date during the Certain Funds Period or any Agreed Certain Funds Period. 5.2 Completion of a Utilisation Request for Loans (a) Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless: (i) it identifies the Borrower for the relevant Loan; (ii) it identifies the Facility to be utilised; (iii) the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility; (iv) the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); (v) the proposed Interest Period complies with Clause 15 (Interest Periods) and, in the case of a Swingline Loan, paragraph (c) of Clause 10.3 (Repayment of Revolving Facility Loans and Swingline Loans); and (vi) it specifies the bank account to which the proceeds of the Utilisation are to be credited (or provides other relevant directions with regard to the application of such proceeds). (b) Multiple Utilisations may be requested in a Utilisation Request. 5.3 Currency and amount (a) The currency specified in a Utilisation Request must be: (i) in relation to a Term Facility (other than an Additional Facility), the Base Currency; (ii) in relation to the Original Revolving Facility (other than any Swingline Loan), the Base Currency or an Optional Currency; (iii) in relation to any Swingline Loan, the Base Currency; and (iv) in relation to an Additional Facility, as agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice. (b) The amount of the proposed Utilisation must be: (i) an amount equal to at least €500,000 for Facility B or, if less, the Available Facility; 120 (ii) for the Original Revolving Facility: (A) if the currency selected is the Base Currency, a minimum of €250,000 or, if less, the Available Facility; or (B) if the currency selected is an Optional Currency, an amount in such Optional Currency the Base Currency Amount of which is at least €250,000, or if less, the Available Facility, subject to paragraph (c)(ii) of Clause 4.3 (Conditions relating to Optional Currencies); and (iii) for an Additional Facility, the amount specified in the Additional Facility Notice relating to those Additional Facility Commitments. 5.4 Lenders’ participation (a) The Facility Agent must promptly notify each Lender of the requested Loan and the amount of its share in that Loan. (b) If the conditions set out in this Agreement have been met, each Lender notified under paragraph (a) above shall make its participation in each Loan available by the Utilisation Date through its Facility Office which, in respect of a Loan made available to a French Borrower, shall not be situated in a Non-Cooperative Jurisdiction. (c) The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan. (d) The Facility Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by the Specified Time. (e) Notwithstanding any other term of this Agreement, a Lender is only obliged to participate in a Revolving Facility Loan to the extent that it would not result in the Base Currency Amount of the aggregate of its participations in the Revolving Facility Loans and the Swingline Loans exceeding its Revolving Facility Commitment and a Swingline Lender is only obliged to participate in a Swingline Loan to the extent that it would not result in the Base Currency Amount of the aggregate of its participations in the Swingline Loans exceeding its Swingline Commitment. (f) Where, but for the operation of paragraph (e) above, the Base Currency Amount of a Lender’s aggregate participations in the Revolving Facility Loans and Swingline Loans would have exceeded its Revolving Facility Commitment (or the aggregate participations in the Swingline Loans would have exceeded its Swingline Commitment), the excess will be apportioned among the other Lenders required under this Agreement to make available a participation in the relevant Loan pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until participations in the Loan are apportioned among the relevant Lenders in a manner consistent with paragraph (e) above. (g) Notwithstanding any other term of this Agreement, the Swingline Lender shall ensure that at all times its Revolving Facility Commitment is not less than its Swingline Commitment. 121 5.5 Cancellation of Commitment (a) The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B. (b) The Original Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Original Revolving Facility. (c) The Swingline Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Original Revolving Facility. (d) The Additional Facility Commitments which are unutilised at the end of the Availability Period for those Additional Facility Commitments shall be immediately cancelled at the end of the Availability Period for those Additional Facility Commitments. 6. UTILISATION - LETTERS OF CREDIT 6.1 Letters of Credit (a) The Revolving Facility may be utilised by way of Letters of Credit. (b) Clause 5 (Utilisation - Loans) does not apply to utilisations by way of Letters of Credit. (c) The Obligors’ Agent may, at any time during the Availability Period applicable to the Revolving Facility, by notice in writing to the Facility Agent request that any Lender becomes an Issuing Bank. From the date of that notice such person will become an Issuing Bank, subject to the Facility Agent having received notification in writing from the person so nominated that it agrees to become an Issuing Bank. 6.2 Delivery of a Utilisation Request for Letters of Credit A Borrower (or the Company on its behalf) may request a Letter of Credit to be issued by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time. 6.3 Completion of a Utilisation Request for Letters of Credit Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless: (a) it specifies that it is for a Letter of Credit; (b) it identifies the Borrower of the Letter of Credit; (c) it identifies the Issuing Bank which has agreed to issue the Letter of Credit; (d) the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility; (e) the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount); (f) the form of Letter of Credit is attached;

122 (g) it specifies the Expiry Date of the Letter of Credit, which, subject to Clause 6.9 (Effect of Termination Date), may be a date after the Termination Date applicable to the Revolving Facility; and (h) the delivery instructions for the Letter of Credit are specified. 6.4 Currency and amount (a) The currency specified in a Utilisation Request for a Letter of Credit must be the Base Currency or an Optional Currency. (b) The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is: (i) if the currency selected is the Base Currency, a minimum of €50,000 or, if less, the Available Facility; or (ii) if the currency selected is an Optional Currency, an amount in that Optional Currency the Base Currency Amount of which is at least €50,000, or, if less, the Available Facility, subject to paragraph (c)(ii) of Clause 4.3 (Conditions relating to Optional Currencies). 6.5 Issue of Letters of Credit (a) If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the proposed Utilisation Date and promptly thereafter provide a copy of that Letter of Credit to the Facility Agent. (b) Subject to Clause 4.1 (Initial conditions precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit other than one to which paragraph (i) below applies, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date: (i) other than in the case of a Letter of Credit: (A) in the case of a Rollover Utilisation in accordance with Clause 6.6 (Renewal of a Letter of Credit), no Declared Default has occurred; and (B) in the case of any other Utilisation, no Event of Default is continuing or would result from the proposed Utilisation; (ii) in relation to a Renewal Request no Declared Default has occurred and is continuing. (c) Subject to Clause 4.1 (Initial conditions precedent), during the Agreed Certain Funds Period, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is an Agreed Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date: (i) no Major Default; (ii) none of the circumstances described in paragraphs (a) or (b) of Clause 12.1 (Exit) has occurred; (iii) none of the circumstances described in Clause 11.1 (Illegality) has occurred; and 123 (iv) additional conditions or events (if any) specified in the relevant Additional Facility Notice or other notice in relation to that Agreed Certain Funds Period and Agreed Certain Funds Utilisation are complied with or satisfied. (d) During any Agreed Certain Funds Period (save in circumstances where, pursuant to paragraph (c) above, the Issuing Bank is not obliged to comply with paragraph (a) above), the Issuing Bank shall not be entitled in respect of an Agreed Certain Funds Utilisation (and the corresponding commitments to which it relates) to: (i) cancel the relevant Revolving Facility or relevant Additional Facility (as the case may be) to the extent to do so would prevent or limit the issuing of a letter of credit which is an Agreed Certain Funds Utilisation; (ii) refuse to issue a Letter of Credit which is an Agreed Certain Funds Utilisation; (iii) exercise any right of set-off or counterclaim, rescission, termination or cancellation in respect of the Finance Documents or the applicable Letter of Credit or exercise any similar right or remedy or take any action or make or enforce any claim under or in respect of any Finance Document to the extent to do so would prevent or limit the issuing of a Letter of Credit which is an Agreed Certain Funds Utilisation; (iv) cancel, accelerate or cause repayment or prepayment of any amounts owing under the Finance Documents or enforce (or instruct the Security Agent to enforce) any Transaction Security under any Transaction Security Document; (v) take any other action or make or enforce any claim to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the issuing of a Letter of Credit which is an Agreed Certain Funds Utilisation or which would restrict the issuing of a Letter of Credit which is an Agreed Certain Funds Utilisation which is or would otherwise be permitted during the Agreed Certain Funds Period, provided that: (A) immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Issuing Bank notwithstanding that they may not have been used or been available for use during the relevant Agreed Certain Funds Period; and (B) this Clause 6.5 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment. (e) The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility (in each case in relation to the Revolving Facility) immediately prior to the issue of the Letter of Credit. (f) The Facility Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time. (g) An Issuing Bank has no duty to enquire of any person whether or not any of the conditions precedent set out in this Clause 6.5 have been met. An Issuing Bank may 124 assume that those conditions have been met unless it is expressly notified to the contrary by the Facility Agent. An Issuing Bank will have no liability to any person for issuing a Letter of Credit based on any such assumption. 6.6 Renewal of a Letter of Credit (a) A Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Facility Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time. (b) The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (f) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply. (c) The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that: (i) its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and (ii) its date of issue shall be the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal (or if a different date is specified, on that date), and its Term shall end on the proposed Expiry Date specified in the Renewal Request. (d) If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request. 6.7 Reduction of a Letter of Credit (a) If, on or before the proposed Utilisation Date of a Letter of Credit, any of the Lenders under the Revolving Facility is and remains a Non-Acceptable L/C Lender and either (i) that Lender has failed to provide cash collateral to the relevant Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) or (ii) the relevant Borrower has not provided cash cover to the relevant Issuing Bank in accordance with Clause 7.5 (Cash cover by a Borrower) in respect of that Letter of Credit, the relevant Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents (provided that the relevant Issuing Bank shall not be entitled to so reduce the amount of any Letter of Credit if the Non-Acceptable L/C Lender is either (1) the Issuing Bank or an Affiliate of that Issuing Bank; or (2) an entity which was an Non-Acceptable L/C Lender at the time it became a Lender but was approved as a Lender at such time by the Issuing Bank). In the case of a Letter of Credit that has yet to be issued, any reduction permitted pursuant to the foregoing shall take place prior to the issue of the Letter of Credit and if the relevant Issuing Bank is unable to reduce the Letter of Credit as permitted by the foregoing that Issuing Bank shall not be obliged to issue the same. (b) Each Issuing Bank shall notify the Facility Agent of each reduction made by it pursuant to this Clause 6.7. (c) This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit. 125 6.8 Revaluation of Letters of Credit (a) If any Letter of Credit is denominated in an Optional Currency and has an Expiry Date of more than one year from the date of issue, the Facility Agent shall, on each anniversary date of the date of issue of that Letter of Credit, recalculate the Base Currency Amount of that Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Facility Agent’s Spot Rate of Exchange on the date of calculation. (b) A Borrower shall ensure that within five Business Days of receipt of written notice from the Facility Agent sufficient Revolving Facility Utilisations are repaid or prepaid to prevent the Base Currency Amount of the Revolving Facility Utilisations exceeding the Total Revolving Facility Commitments by more than five per cent. following any adjustment to a Base Currency Amount under paragraph (a) above. (c) From the date of any calculation under paragraph (a) above, for the purpose of any subsequent calculation under this Agreement, the Base Currency Amount of the relevant Letter of Credit shall be the most recent recalculated amount applicable thereto. 6.9 Effect of Termination Date If any Letter of Credit has an Expiry Date ending on or after the Termination Date applicable to the Revolving Facility, without prejudice to the repayment obligation in Clause 6.7 (Reduction of a Letter of Credit), on such Termination Date each Letter of Credit shall be repaid unless, in the case of a Letter of Credit with an Expiry Date falling after the said Termination Date: (a) the Company and the Issuing Bank agree that such Letter of Credit shall continue as between the relevant Issuing Bank, and the relevant member of the Group on a bilateral basis and not as part of or under the Finance Documents; and (b) save for any rights and obligations against any other Finance Party under the Finance Documents arising prior to such Termination Date applicable to the Revolving Facility, no rights and obligations in respect of the Letter of Credit shall, as between the Finance Parties, continue and the Transaction Security shall not, following release thereof by the Security Agent support any such Letter of Credit in respect of any claims that arise after such Termination Date. 7. LETTERS OF CREDIT For the purposes of Clauses 7.1 (Immediately payable) and 7.2 (Claims under a Letter of Credit) below, ‘X’ means the number of Business Days prior to any Utilisation Date referred to in paragraph (d)(iii) of Clause 7.2 (Claims under a Letter of Credit) that a Utilisation Request would be required to be delivered for a Revolving Facility Loan in the relevant currency in accordance with Schedule 11 (Timetables). 7.1 Immediately payable (a) If a Letter of Credit or any amount outstanding under a Letter of Credit becomes immediately payable under this Agreement, the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall, in accordance with paragraph (d) of Clause 7.2 (Claims under a Letter of Credit) or otherwise, repay or prepay that amount within X Business Day(s) of demand by the relevant Issuing Bank.

126 (b) Each Issuing Bank shall immediately notify the Facility Agent of any demand received by it under and in accordance with any Letter of Credit (including details of the Letter of Credit under which such demand has been received and the amount demanded). The Facility Agent shall immediately on receipt of any such notice notify the Company, the Borrower for whose account that Letter of Credit was issued and each of the Lenders under the Revolving Facility. 7.2 Claims under a Letter of Credit (a) Each Borrower and Lender irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by that Borrower (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7.2, a “claim”). (b) Each Borrower which requests (or on behalf of which the Company requested) a Letter of Credit must within X Business Day(s) of demand pay to the Facility Agent for the Issuing Bank an amount equal to the amount of any claim under the Letter of Credit. (c) Each Borrower acknowledges that the Issuing Bank: (i) is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and (ii) deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person. (d) In respect of Letters of Credit utilised under the Revolving Facility, on receipt of any demand under paragraph (a) of Clause 7.1 (Immediately payable) the relevant Borrower shall (unless the Company notifies the Facility Agent otherwise) be deemed to have delivered to the Facility Agent a duly completed Utilisation Request requesting a Revolving Facility Loan: (i) in an amount and currency equal to the amount and currency of the relevant claim (if applicable, net of any available cash cover); (ii) for an Interest Period of three Months or such other period of up to six Months as notified by the relevant Borrower or the Company to the Facility Agent prior to the Utilisation Date; and (iii) with a Utilisation Date falling X Business Day(s) after the date of receipt of the relevant demand. The proceeds of any such Revolving Facility Loan shall be used to pay the relevant claim. (e) The obligations of a Borrower and each Lender under this Clause 7.2 will not be affected by: (i) the sufficiency, accuracy or genuineness of any claim or any other document; or (ii) any incapacity of, or limitation on the powers of, any person signing a claim or other document. 127 7.3 Indemnities (a) Each Borrower shall within two Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence, wilful misconduct or breach of the terms of this Agreement) under any Letter of Credit requested by (or on behalf of) that Borrower. (b) Each Lender shall (according to its L/C Proportion) within two Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence, wilful misconduct or breach of the terms of this Agreement) under any Letter of Credit which, at the date of demand, has not been paid for by an Obligor. (c) The Borrower which requested (or on behalf of which the Company requested) a Letter of Credit shall within two Business Days of demand reimburse any Lender for any payment it makes to the Issuing Bank in accordance with the provisions of this Clause 7.3 in respect of that Letter of Credit. (d) The obligations of each Lender or Borrower under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part. (e) The obligations of any Lender or Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 7.3 (whether or not known to it or any other person) including: (i) any time, waiver or consent granted to, or composition with, any person; (ii) the release of any person under the terms of any composition or arrangement; (iii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security; (iv) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person; (v) any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security; or (vi) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit, or any other document or security. 7.4 Cash collateral by Non-Acceptable L/C Lender (a) If, at any time, a Lender under the Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling three Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank. 128 (b) The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit. (c) Until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit. (d) Each Lender under the Revolving Facility shall notify the Facility Agent and the Company: (i) on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and (ii) as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender, and an indication in Part II (The Original Lenders) of Schedule 1 (The Original Parties), in a Transfer Certificate or in an Assignment Agreement to that effect will constitute a notice under paragraph(d)(i) above to the Facility Agent and, upon delivery in accordance with Clause 29.5 (Procedure for transfer), to the Company. (e) Any notice received by the Facility Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Facility Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice. (f) If a Lender who has provided cash collateral in accordance with this Clause 7.4: (i) ceases to be a Non-Acceptable L/C Lender; and (ii) no amount is due and payable by that Lender in respect of a Letter of Credit, that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within three Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged). 7.5 Cash cover by a Borrower (a) If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) a Borrower may (at its discretion) provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit. (b) Notwithstanding paragraph (g) of Clause 1.2 (Construction), the Issuing Bank may agree to the withdrawal of amounts up to the level of that cash cover from the account if: 129 (i) it is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or (ii) the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement. (c) To the extent that a Borrower agrees to provide cash cover in accordance with this Clause 7.5, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (g)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any fronting fee or Letter of Credit fee in relation to the relevant Letter of Credit to the Facility Agent (for the account of that Lender) and/or the Issuing Bank in accordance with paragraphs (a) and (b) of Clause 17.5 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which the cash cover is received (and for so long as the relevant amount of cash cover continues to stand as collateral). (d) The relevant Issuing Bank shall promptly notify the Facility Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.5 and of any change in the amount of cash cover so provided. 7.6 Rights of contribution No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7. 7.7 Lender as Issuing Bank A Lender which is also an Issuing Bank shall be treated as a separate entity in those capacities and capable, as a Lender, of contracting with itself as an Issuing Bank. 7.8 Existing Letters of Credit A Borrower (or the Obligors’ Agent on its behalf) may by notice in writing to the Facility Agent request that any letter of credit, guarantee, bond, indemnity, documentary or like credit or any other instrument of suretyship or payment, issued, undertaken or made by any person which is a Lender under the Revolving Facility (or an Affiliate of such a Lender) on behalf or at the request of any member of the Group be deemed to be issued under this Agreement and with effect from the later of the date specified in such notice (being a date not less than three Business Days (or such short period as the Facility Agent may agree) after the date such notice is delivered to the Facility Agent) and the First Utilisation Date: (a) such instrument (the “Relevant Instrument”) shall be a Letter of Credit for all purposes under this Agreement; and (b) the Lender concerned (or, as the case may be, the Affiliate of the Lender concerned) will become an Issuing Bank with respect to each Relevant Instrument issued, undertaken or made by it, in each case subject to the Facility Agent having received notification in writing from the Lender concerned (or, as the case may be, the Affiliate of the Lender concerned) that it agrees to the Relevant Instrument being a Letter of Credit for all purposes under this Agreement. 7.9 Bilateral arrangements In addition to the right of the Group to require the issue of Letters of Credit, a Lender may (but shall not be required) at the request of a Borrower (or the Obligors’ Agent on its behalf) agree

130 to provide a letter of credit, guarantee, bond, indemnity, documentary or like credit or any other instrument of suretyship or payment on a bilateral basis in respect of all or any part of its Revolving Facility Commitment. For this purpose a Borrower (or the Obligors’ Agent on its behalf) may by notice in writing to the Facility Agent request that any letter of credit, guarantee, bond, indemnity, documentary or like credit or any other instrument of suretyship or payment, issued, undertaken or made (or to be issued, undertaken or made) by any person which is a Lender under the Revolving Facility (or an Affiliate of such a Lender) (the “Bilateral Issuing Bank”) on behalf or at the request of any member of the Group be deemed to be issued under this Agreement and with effect from the date specified in such notice (being a date not less than 2 Business Days (or such short period as the Facility Agent may agree) after the date such notice is delivered to the Facility Agent): (a) such instrument (the “Relevant Bilateral Instrument”) shall be deemed issued by the relevant Bilateral Issuing Bank on a bilateral basis under the Revolving Facility; and (b) the Relevant Bilateral Instrument will be deemed to have been made available as if it were a Letter of Credit with the relevant Bilateral Issuing Bank being the Issuing Bank in respect of that Letter of Credit, provided that: (i) no other Finance Party shall have any participation in the Relevant Bilateral Instrument; (ii) any amounts payable in relation to the Relevant Bilateral Instrument will be paid solely for the account of the relevant Bilateral Issuing Bank; (iii) any requirements under the Finance Documents in relation to issue of the Relevant Bilateral Instrument shall be deemed to have been satisfied; and (iv) the Available Commitment of the Lender concerned shall be calculated on the basis that the Relevant Bilateral Instrument is a Utilisation outstanding under the Revolving Facility, in each case subject to the Facility Agent having received notification in writing from the Bilateral Issuing Bank concerned that it agrees to the Relevant Bilateral Instrument being issued on a bilateral basis under the Revolving Facility for all purposes under this Agreement. Notwithstanding the foregoing or anything to the contrary in the Finance Documents, the Obligors’ Agent and a Lender under the Revolving Facility may agree any additional and/or alternative arrangements in relation to the provision of a letter of credit, guarantee, bond, indemnity, documentary or like credit or any other instrument of suretyship or payment on a bilateral basis in respect of all or any part of that Lender’s Revolving Facility Commitment (including as regards a commitment to provide one or more such instrument from time to time). If there is a conflict between the terms of any Finance Documents and any such additional or alternative arrangements, the terms of those additional or alternative arrangements will prevail. 7.10 Adjustment for Bilateral Guarantee Arrangements upon acceleration (a) This Clause 7.10 is a collateral agreement that is in addition to, and is not replaced or varied by, clause 15 (Equalisation) of the Intercreditor Agreement. (b) If the Facility Agent exercises any of its rights under Clause 28.11 (Acceleration) (other than declaring Utilisations to be due on demand), each Lender and each relevant Bilateral Issuing Bank shall (subject to paragraph (f) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in the amounts instructed by the Facility Agent pursuant to paragraph (e) in respect of amounts outstanding to them under the Revolving Facility (including any 131 relevant L/C Proportion) to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the Facility Agent exercises the relevant right(s) under Clause 28.11 (Acceleration). (c) If an amount outstanding under a Relevant Bilateral Instrument is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and relevant Bilateral Issuing Bank will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability. (d) Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Clause 7.10 shall be made for a purchase price in cash (without any discount), payable at the time of transfer, in an amount equal to those Revolving Outstandings. (e) The transfers required by this Clause 7.10 shall apply notwithstanding any restriction in Clause 29.2 (Conditions of assignment or transfer) and without payment of any fee under Clause 29.3 (Assignment or transfer fee), each of which shall be deemed not to apply for the purpose of this Clause 7.10. For the avoidance of doubt, such transfers shall not impact the underlying issuance of the Relevant Bilateral Instrument, which shall remain issued by the relevant Bilateral Issuing Bank. (f) All calculations to be made pursuant to this Clause 7.10 shall be made by the Facility Agent based upon information provided to it by the Lenders and the relevant Bilateral Issuing Bank(s) and the Facility Agent’s Spot Rate of Exchange. (g) This Clause 7.10 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under a Relevant Bilateral Instrument which is not denominated in the Base Currency, an Optional Currency or in another currency which is acceptable to that Lender. 7.11 Adjustments required in relation to Letters of Credit (a) The Facility Agent may with the consent of the Company (and shall at the request of the Company), by notice in writing to the relevant Lenders under the Revolving Facility, reallocate drawn and undrawn Revolving Facility Commitments at the end of an Interest Period among relevant Lenders under the Revolving Facility as may be necessary to ensure that any relevant Lender under the Revolving Facility that intends to issue a Letter of Credit or Relevant Bilateral Instrument has an undrawn Commitment under the Revolving Facility sufficient to allow it to issue such Letter of Credit or, as the case may be, Relevant Bilateral Instrument, provided that, for the avoidance of doubt, no such reallocation may increase the Revolving Facility Commitment of any Lender. (b) In order to facilitate the issue of a Letter of Credit or Relevant Bilateral Instrument, notwithstanding anything to the contrary in this Agreement (and including for the purposes of paragraph (b) of Clause 5.4 (Lenders’ participation) and paragraph (a) of Clause 6.5 (Issue of Letters of Credit)), if requested by the Company, from the date that the Facility Agent is notified of the proposed issue of the relevant Letter of Credit or, as the case may be, Relevant Bilateral Instrument in accordance with Clause 6 132 (Utilisation - Letters of Credit) until the date of issue of such Letter of Credit or Relevant Bilateral Instrument, the Available Commitment of the Lender concerned under the Revolving Facility shall be deemed to be reduced by the amount of the relevant Letter of Credit or, as the case may be, Relevant Bilateral Instrument being issued (or, if no such amount has been notified, deemed to be reduced to zero) such that the Lender concerned shall not (and shall not be required to) participate in any Revolving Facility Utilisation to be made on or prior to such date of issue (or any subsequent Rollover Utilisation in respect thereof) to the extent of such reduction. 8. OPTIONAL CURRENCIES 8.1 Selection of currency A Borrower (or the Company on its behalf) shall select the currency of a Revolving Facility Utilisation in a Utilisation Request. 8.2 Unavailability of a currency (a) If before the Specified Time on any Quotation Day the Facility Agent receives a notice from a Lender that: (i) the Optional Currency requested is not readily available to it in the amount or for the period required; or (ii) compliance with its obligations to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Facility Agent shall promptly give notice to that effect to the relevant Borrower or Company and in any event by the Specified Time on that day. In this event, that Lender shall be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Utilisation, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Utilisation that is due to be made), and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period. Any part of a Loan treated as a separate Loan under this Clause 8.2 will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time. (b) A Revolving Facility Loan will still be treated as a Rollover Utilisation if it is not denominated in the same currency as the maturing Revolving Facility Loan by reason only of the operation of this Clause 8.2. 9. ANCILLARY FACILITIES 9.1 Type of Facility An Ancillary Facility may be by way of: (a) an overdraft or other current account facility; (b) a guarantee, bonding, documentary or stand-by letter of credit facility; (c) a short term loan facility; (d) a derivatives facility; (e) a foreign exchange facility; or 133 (f) any other facility or accommodation which is agreed to by the Company with an Ancillary Lender. 9.2 Availability (a) If a Borrower (or the Company on its behalf) and a Lender agree and except as provided below, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Revolving Facility Commitment (which shall (except for the purposes of determining the Majority Lenders and of Clause 41.4 (Replacement of Lender)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility). (b) An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility (or such later date as the Facility Agent may agree), the Facility Agent has received from the Company: (i) a notice in writing of the establishment of an Ancillary Facility and specifying: (A) the proposed Borrower(s) (or Affiliates of a Borrower) which may use the Ancillary Facility; (B) the proposed Ancillary Commencement Date and proposed expiry date of the Ancillary Facility (which must, unless otherwise agreed in writing with the relevant Ancillary Lender, fall on or before the Termination Date applicable to the Revolving Facility); (C) the proposed type of Ancillary Facility to be provided; (D) the proposed Ancillary Lender; (E) the proposed Ancillary Commitment and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and (F) the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); (ii) a copy of the proposed Ancillary Document; and (iii) any other information which the Facility Agent may reasonably request in connection with the Ancillary Facility. The Facility Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility. No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 9.2). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply. (c) Subject to compliance with paragraph (b) above: (i) the Lender concerned will become an Ancillary Lender; and

134 (ii) the Ancillary Facility will be available, with effect from the date agreed by the relevant Borrower (or the Company on its behalf) and the Ancillary Lender. 9.3 Terms of Ancillary Facilities (a) Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company or relevant Borrower. (b) However, those terms: (i) must be based upon normal commercial terms at that time (except as varied by this Agreement); (ii) may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 9.8 (Affiliates of Borrowers)) to use the Ancillary Facility; (iii) may not allow the Ancillary Outstandings to exceed the Ancillary Commitment; (iv) may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment with respect to the Revolving Facility of that Lender; and (v) must, unless otherwise agreed with the relevant Ancillary Lender in writing, require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid not later than the Termination Date for the Revolving Facility. (c) If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 38.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail. 9.4 Repayment of Ancillary Facility (a) An Ancillary Facility shall cease to be available on the Termination Date in relation to the Revolving Facility or, for the avoidance of doubt, such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of the relevant Ancillary Facility. (b) If an Ancillary Facility expires or is otherwise terminated in accordance with its terms, the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Revolving Facility Commitment shall be increased accordingly). (c) No Ancillary Lender may demand repayment or prepayment of any amounts or cash cover for any amounts under an Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless: (i) the Total Revolving Facility Commitments have been cancelled in full, or all outstanding Utilisations under the Revolving Facility have become due and 135 payable in accordance with the terms of this Agreement or the expiry date of the Ancillary Facility occurs; (ii) it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or (iii) the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Revolving Facility Utilisation and the Ancillary Lender gives sufficient notice to enable a Revolving Facility Utilisation to be made to refinance those Ancillary Outstandings. (d) For the purposes of repaying Ancillary Outstandings, unless paragraph (c)(i) above applies, a Revolving Facility Loan may be borrowed irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(iv) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies. (e) On the making of a Utilisation of the Revolving Facility to refinance Ancillary Outstandings: (i) each Lender will participate in that Utilisation in an amount (as determined by the Facility Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments; and (ii) the relevant Ancillary Facility shall be cancelled. (f) In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the Financial Conduct Authority as netted for capital adequacy purposes. 9.5 Ancillary Outstandings Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that: (a) the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and (b) where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility. 136 9.6 Information Each Borrower and each Ancillary Lender shall, promptly upon request by the Facility Agent, supply the Facility Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Facility Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Facility Agent and the other Finance Parties. 9.7 Affiliates of Lenders as Ancillary Lenders (a) Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender’s name in Part II (The Original Lenders) of Schedule 1 (The Original Parties) and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment with respect to the Revolving Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates. (b) The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Facility Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability). (c) An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a Party as an Ancillary Lender in accordance with clause 21.7 (Creditor/ Agent Accession Undertaking) of the Intercreditor Agreement. (d) If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 29 (Changes to the Lenders)), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document. (e) Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate. 9.8 Affiliates of Borrowers (a) Subject to the terms of this Agreement, an Affiliate of a Borrower may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility provided that, (i) if that Affiliate is a company incorporated or established or tax resident in France it will be requested to countersign a TEG Letter and deliver it to the Facility Agent and (ii) it appoints the Company as Obligors’ Agent pursuant to Clause 2.4 (Obligors’ Agent). (b) The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Facility Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability). (c) If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 31.2 (Resignation of an Obligor), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document. 137 (d) Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate. (e) Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document. 9.9 Revolving Facility Commitment amounts Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than: (a) its Ancillary Commitment; or (b) the Ancillary Commitment of its Affiliate. 9.10 Adjustment for Ancillary Facilities upon acceleration In this Clause 9.10: “Revolving Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Revolving Facility Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Revolving Facility), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility). “Total Revolving Outstandings” means the aggregate of all Revolving Outstandings: (a) If a notice is served under Clause 28.11 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender (including the Swingline Lender) and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under the Revolving Facility, the Swingline Facility and each Ancillary Facility to ensure that after such transfers (i) each outstanding Swingline Loan becomes a Revolving Facility Loan, (ii) the amount of any outstanding Swingline Loan is reduced to zero and (iii) the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the notice is served under Clause 28.11 (Acceleration). (b) If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability. (c) Prior to the application of the provisions of paragraph (a) of this Clause 9.10 an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

138 (d) All calculations to be made pursuant to this Clause 9.10 shall be made by the Facility Agent based upon information provided to it by the Lenders and Ancillary Lenders. 9.11 Existing Ancillary Facilities A Borrower (or the Obligors’ Agent on its behalf) may by notice in writing to the Facility Agent request that any Existing Ancillary Facility be deemed to be an Ancillary Facility established under the Revolving Facility and with effect from the later of the date specified in such notice (being a date not less than 2 Business Days (or such shorter period as the Facility Agent may agree) after the date such notice is delivered to the Facility Agent) and the First Utilisation Date, that Existing Ancillary Facility shall be an Ancillary Facility for all purposes under this Agreement, subject to the Facility Agent having received notification in writing from the Lender concerned (or, as the case may be, the Affiliate of the Lender concerned) that it agrees to that Existing Ancillary Facility being an Ancillary Facility for all purposes under this Agreement. 139 SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION 10. REPAYMENT 10.1 Repayment of Facility B The Borrowers under Facility B shall repay the aggregate Facility B Loans in full on the Termination Date. 10.2 Repayment of Additional Term Loans (a) Each Borrower of an Additional Term Loan shall repay that Additional Term Loan borrowed by it: (i) in relation to an Additional Term Loan which is repayable in instalments, in instalments by repaying on each applicable repayment date the amount set opposite that repayment date as set out in the table in the relevant Additional Facility Notice; and (ii) in relation to any other Additional Term Loan, in full on the Termination Date applicable to that Additional Facility. (b) The Borrowers may not reborrow any part of an Additional Term Loan which is repaid. 10.3 Repayment of Revolving Facility Loans and Swingline Loans (a) Each Borrower which has drawn a Revolving Facility Loan or a Swingline Loan shall repay that Loan (in the case of a Revolving Facility Loan) on the last day of its Interest Period or (in the case of a Swingline Loan) on the date selected by the Borrower in the Utilisation Request for that Swingline Loan. (b) Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Revolving Facility Loans are to be made available to a Borrower: (i) on the same day that a Revolving Facility Loan is due to be repaid by that Borrower; (ii) in the same currency as the Revolving Facility Loan to be repaid (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and (iii) in whole or in part for the purpose of refinancing the Revolving Facility Loan to be repaid; the aggregate amount of the new Revolving Facility Loans shall be treated as if applied in or towards repayment of the Revolving Facility Loan to be repaid so that: (A) if the amount of the Revolving Facility Loan to be repaid exceeds the aggregate amount of the new Revolving Facility Loans: (1) the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and (2) each Lender’s participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that 140 Lender’s participation (if any) in the Revolving Facility Loan to be repaid and that Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and (B) if the amount of the Revolving Facility Loan to be repaid is equal to or less than the aggregate amount of the new Revolving Facility Loans: (1) the relevant Borrower will not be required to make any payment in cash; and (2) each Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Lender’s participation (if any) in the Revolving Facility Loan to be repaid and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the Revolving Facility Loan to be repaid. For the avoidance of doubt, for the purposes of the provisions of this paragraph (b), a Borrower may utilise a Revolving Facility Loan for the purpose of refinancing in whole or in part a Revolving Facility Loan that is due to be repaid. (c) At the same time that a Utilisation Request is made for a Swingline Loan, the relevant Borrower shall (unless the relevant Utilisation Request for that Swingline Loan specifies otherwise) be deemed to have delivered to the Facility Agent a duly completed Utilisation Request requesting a Revolving Facility Loan to refinance that Swingline Loan (each a “Swingline Refinancing Loan”): (i) in an amount and currency equal to the amount and currency of that Swingline Loan; (ii) for an Interest Period of one Month or such other period of up to six Months as notified by the relevant Borrower in the relevant Utilisation Request for that Swingline Loan; and (iii) with a Utilisation Date falling not more than five (5) Business Day(s) after the proposed Utilisation Date of that Swingline Loan. (d) If: (i) any Revolving Facility Loan is not repaid on the last day of its Interest Period; (ii) the applicable Borrower (or the Company on its behalf) has not notified the Facility Agent that it intends to repay such Revolving Facility Loan on the last day of its Interest Period; and (iii) no notice of a Declared Default has been given, a Rollover Utilisation under the Revolving Facility in an amount and currency equal to the amount and currency of that Revolving Facility Loan and for an Interest Period of one Month or such other period of up to six Months as notified by the relevant Borrower or the Company to the Facility Agent prior to the Utilisation Date shall be deemed to 141 have been drawn on the last day of the Interest Period for that Revolving Facility Loan and applied in repayment of that Revolving Facility Loan. (e) At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the Revolving Facility and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding. (f) A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving three Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (f) to the Defaulting Lender concerned as soon as practicable on receipt. (g) Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan. (h) The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (g) above, in which case those paragraphs shall prevail in respect of any Separate Loan. 11. ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION 11.1 Illegality If at any time after a Lender or Ancillary Lender becomes a Party it becomes unlawful in any applicable jurisdiction for such Lender or Ancillary Lender to perform any of its obligations as contemplated by this Agreement or any Ancillary Document or to make, fund, issue or maintain its participation in any Utilisation or, in the case of any Ancillary Lender, any utilisation under any Ancillary Facility, or if, at any time, it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then: (a) that Lender or Ancillary Lender shall promptly notify the Facility Agent upon becoming aware of that event (an “Illegality Notice”) and upon the Facility Agent notifying the Company: (i) the Commitments of that Lender or Ancillary Lender shall immediately be reduced to zero and cancelled (or, if applicable, reduced to the extent of such unlawfulness and cancelled accordingly, with the extent of such unlawfulness to be confirmed by the relevant Lender or Ancillary Lender when delivering an Illegality Notice); (ii) no Issuing Bank shall be obliged to enter into any Letter of Credit or, any Ancillary Lender be obliged to issue or leave outstanding any guarantee, bond or letter of credit under Ancillary Facility that would give rise to such unlawfulness or to issue to leave outstanding any Letter of Credit upon notification of such illegality; and/or (iii) the Company shall ensure that the relevant Borrower shall use its best endeavours to procure the repayment of each outstanding Letter of Credit giving rise to such unlawfulness (or the relevant part thereof) but without any member of the Group being obliged to incur any additional material costs in order to achieve this; and

142 (b) to the extent that the relevant Lender’s participation has not been transferred pursuant to Clause 41.4 (Replacement of Lender), the Company shall procure that each Borrower will, on such date as the Facility Agent shall have specified (being no earlier than the last day permitted by law): (i) repay that Lender’s participation in the Utilisations utilised by that Borrower (together with accrued interest on and all other amounts owing to that Lender under the Finance Documents) to the extent of such unlawfulness; (ii) repay that Lender’s participation in or, as the case may be, the relevant Issuing Bank’s maximum contingent liability under, each Letter of Credit requested by that Borrower in each case to the extent of such unlawfulness; and/or (iii) repay each amount payable, or as the case may be, provide full cash cover in respect of each contingent liability under each Ancillary Facility of that Ancillary Lender in each case to the extent of such unlawfulness. 11.2 Lender confirmation Each Original Lender hereby confirms that as at the date of this Agreement, it is not unlawful in any applicable jurisdiction for such Lender to perform any of its obligations (as contemplated by this Agreement) or to fund, issue or maintain its participation in any Utilisation. 11.3 Voluntary cancellation (a) The Company may, if it gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €250,000) of an Available Facility. Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably under that Facility. If the Available Facility in respect of the Original Revolving Facility is cancelled in accordance with this Clause 11.3, a pro rata amount of the Swingline Commitments shall be cancelled at the same time (and shall reduce the Swingline Commitments of the Swingline Lenders rateably under the Swingline Facility). (b) The Company may, if it gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €250,000) of the Available Facility with respect to the Swingline Facility. Any cancellation under this Clause 11.3 shall reduce the Swingline Commitments of the Lenders rateably but shall not reduce the Available Facility with respect to the Original Revolving Facility or any Original Revolving Facility Commitment of any Lender unless expressly notified by the Company. 11.4 Voluntary prepayment of Term Loans (a) A Borrower to which a Term Loan has been made may, if it or the Company gives the Facility Agent not less than three Business Days’ (in the case of Term Rate Loans) or five RFR Banking Days’ (in the case of Compounded Rate Loans) (or, in each case, such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Term Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Term Loan by a minimum amount of €250,000). (b) The Company or a Borrower may elect to apply a payment made under this Clause 11.4 against any or all of the Term Loans (and against any repayment instalment) in such proportions as it selects. 143 (c) A Term Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero). 11.5 Voluntary prepayment of Revolving Facility Utilisations and Swingline Loans (a) A Borrower to which a Revolving Facility Utilisation or Swingline Loan has been made may, if it or the Company gives the Facility Agent not less than three Business Days’ (in the case of Term Rate Loans) or five RFR Banking Days’ (in the case of Compounded Rate Loans) (or, in each case, such shorter period as the Majority Lenders may agree) or, in the case of a Swingline Loan, one Business Day’s (or such shorter period as the Swingline Lender may agree) prior notice, prepay the whole or any part of a Revolving Facility Utilisation or Swingline Loan but, if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Utilisation by a minimum amount of €250,000. (b) The Company or a Borrower may elect to apply a payment made under this Clause 11.5 against any or all of the Revolving Facility Loans or Swingline Loans in such proportions as it selects. 11.6 Right of cancellation in relation to a Defaulting Lender (a) If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent three Business Days’ notice of cancellation of all or any part of each Available Commitment of that Lender. (b) On the notice referred to in paragraph (a) above becoming effective, the relevant Available Commitment (or part thereof) of the Defaulting Lender shall immediately be reduced to zero. (c) The Facility Agent may after receipt of a notice referred to in paragraph (a) above notify all the Lenders. 11.7 Repricing Transaction Fee In the event that, on or prior to the date falling six Months after the First Utilisation Date: (a) a Borrower makes any voluntary prepayment of the Facility B Loans pursuant to Clause 11.4 (Voluntary prepayment of Term Loans) as part of a Repricing Transaction the primary purpose of which (as determined by the Company in good faith) is to decrease the Effective Yield on such Facility B Loans; or (b) the Company effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which (as determined by the Company in good faith) is to decrease the Effective Yield on the Facility B Loans, the relevant Borrower shall pay (or procure that another member of the Group pays) to the Facility Agent (for the account of each applicable Lender under Facility B): (i) in the case of paragraph (a) above, a prepayment fee equal to 1.00% of the principal amount of the Facility B Loans being prepaid pursuant to Clause 11.4 (Voluntary prepayment of Term Loans) as part of such Repricing Transaction, with such amount to be due and payable on the date the relevant prepayment is made; and (ii) in the case of paragraph (b) above, an amount equal to 1.00% of the aggregate amount of the applicable Facility B Loans outstanding immediately prior to 144 such amendment that are subject to an effective pricing reduction pursuant to the relevant Repricing Transaction (whether or not the Lenders in respect of such Facility B Loans elect to participate in such Repricing Transaction), with such amount to be due and payable on the date on which that Repricing Transaction becomes effective. 12. MANDATORY PREPAYMENT 12.1 Exit Upon the occurrence of: (a) a Change of Control; or (b) a Business Sale, the Obligors’ Agent shall promptly notify the Facility Agent upon becoming aware of that event and each Lender shall be entitled to require, by written notice (a “Lender Prepayment Notice”) to the Obligors’ Agent received not later than the date that is 30 days after the date on which the Facility Agent was notified that such event has occurred or will occur, that: (a) all amounts payable under the Finance Documents by the Obligors to that Lender will become due and payable on the first Business Day falling at least 60 days after the date of receipt by the Obligors’ Agent of the relevant Lender Prepayment Notice (or on such earlier date or dates as is specified by the Obligors’ Agent) (the Business Day falling on or after the last day of such 60 day period being the “Lender Prepayment Date”) and the Borrowers will on or prior to the Lender Prepayment Date prepay or procure the prepayment of all Utilisations provided by that Lender; (b) the undrawn Commitments of that Lender will be cancelled on or prior to the Lender Prepayment Date (on such date or dates as is specified by the Obligors’ Agent) and such Lender shall have no obligation to participate in further Utilisations requested under this Agreement after the Lender Prepayment Date; and (c) each Borrower will on or prior to the Lender Prepayment Date (on such date or dates as is specified by the Obligors’ Agent) repay or procure the repayment of all sums advanced to it under any Ancillary Facility made available by that Lender (provided that a Borrower and an Ancillary Lender may agree, as between themselves only, that any Ancillary Facilities will continue to remain available on a bilateral basis between such parties and not under (or subject to the terms of) the Finance Documents (in which case such Ancillary Facilities will be treated as repaid in full for all purposes under the Finance Documents)). 12.2 Excess Cash (a) Commencing in respect of the first full Financial Year ending after the First Utilisation Date and in respect of each other Financial Year thereafter, the Company shall procure that one or more of the Borrowers prepay Facility B Loans (or parts thereof) in an aggregate amount equal to: (i) the applicable percentage of Excess Cashflow for the Relevant Period ending on or about the last day of the Financial Year (for the purposes of this Clause 12.2 (the “Reference Period”)) determined in accordance with the table below (the applicable percentage to be determined by reference to the Compliance Certificate delivered with the Annual Financial Statements for the Reference Period); 145 less (ii) the aggregate amount of all voluntary prepayments, redemptions and/or repurchases of Indebtedness made by the Group during the Reference Period or after the Reference Period but on or prior to the date on which the Excess Cashflow payment under this Clause 12.2 is due provided that such amount is not to be deducted in subsequent periods; and (iii) if elected by the Company, an amount of up to the greater of €30,000,000 and 20% of LTM EBITDA in respect of each Relevant Period, for the purposes of this Clause 12.2, the aggregate of the amounts referred to in sub- paragraphs (ii) and (iii) above being the “Deduction Amount”. For the avoidance of doubt, no prepayment shall be required if the calculation above provides a negative figure. Senior Secured Net Leverage Ratio for the most recent Financial Year (before taking into account the Excess Cashflow prepayment) Applicable Percentage % Greater than 3.60:1 50 Greater than 3.10:1 but less than or equal to 3.60:1 25 Less than or equal to 3.10:1 0 The prepayment shall be made in respect of each relevant Utilisation on or before the last day of the first Interest Period for that Utilisation ending at least 20 Business Days after the date of delivery of the Annual Financial Statements of the Company for the Reference Period pursuant to Clause 25.1 (Financial statements) and subject to Clause 12.5 (Prepayment elections). (b) Notwithstanding anything to the contrary, the amount of Excess Cashflow required to be applied in prepayment pursuant to this Clause 12.2 (the “Excess Cashflow Prepayment Amount”) shall be reduced to the extent that any part of the relevant Excess Cashflow Prepayment Amount is directly or indirectly reinvested (or contractually committed or designated by the board of directors (or equivalent management body) of the Company or the relevant member of the Group to be reinvested) in the business of the Group (including, without limitation, by way of financing or refinancing any acquisition or investment not prohibited by the terms of this Agreement, investment in any restructurings, implementation of any cost saving initiatives and/or any Capital Expenditure) within 24 Months of delivery of the Annual Financial Statements for the applicable Reference Period pursuant to Clause 25.1 (Financial statements) or, as the case may be, Clause 25.6 (Public Reporting), subject to Clause 12.5 (Prepayment elections) or such longer period as agreed by the Majority Lenders (and to the extent that any part of the relevant Excess Cashflow Prepayment Amount is not so applied and any prepayment obligation remains at the end of such period, the required prepayment in respect of that part shall be made within five Business Days of the end of that period, subject to Clause 12.5 (Prepayment elections)). (c) If in any financial year of the Company the aggregate amount of the Deduction Amount which is utilised by the Group is less than the Deduction Amount originally available for that financial year (the difference being referred to as the “EC Available Amount”), then the maximum amount of the Deduction Amount for the immediately following year (for the purposes of this paragraph (c) only, the “EC Carry Forward

146 Year”) shall be increased by an amount equal to the relevant EC Available Amount. In any EC Carry Forward Year, the original amount of the Deduction Amount shall be treated as having been applied after any EC Available Amount carried forward into such EC Carry Forward Year. The Deduction Amount for the next financial year may be carried back to the current financial year with a corresponding reduction in that Deduction Amount for the next following Financial Year. 12.3 Mandatory prepayment and cancellation in relation to a single Lender If it becomes unlawful for a Borrower to perform any of its obligations to any Lender or Issuing Bank under paragraph (e) of Clause 18.2 (Tax gross-up) or under an equivalent provision of any Finance Document (or any Borrower seeks to rely on the exception referred to in paragraph (a)(ii) of Clause 28.9 (Unlawfulness and invalidity)): (a) the Obligors’ Agent shall promptly notify the Facility Agent upon becoming aware of that event; (b) upon the Obligors’ Agent notifying that Lender, its Commitment(s) will be immediately cancelled; and (c) that Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above or, if earlier, the date specified by that Lender in a notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law). 12.4 Application of prepayments (a) Subject to paragraph (b) below and Clause 12.5 (Prepayment elections), any amount to be applied in mandatory prepayment of Utilisations pursuant to Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or this Clause 12, other than any amount to be prepaid pursuant to: (i) Clause 11.1 (Illegality); (ii) Clause 11.6 (Right of cancellation in relation to a Defaulting Lender); (iii) Clause 12.1 (Exit); (iv) Clause 12.3 (Mandatory prepayment and cancellation in relation to a single Lender); or (v) Clause 41.4 (Replacement of Lender), (which, in each case, must be prepaid pursuant to the provisions of such relevant Clause), must be applied: (A) first, across Facility B and any Additional Facility established as a term facility (provided that any Additional Facility that ranks junior in priority of payment and security to Facility B or any Additional Facility ranking pari passu with Facility B shall be prepaid after Facility B and such Additional Facility) pro rata and pro rata against the repayment instalments of any such Facilities; (B) secondly, in cancellation of Available Commitments under the Revolving Facility (and the Available Commitments of the Lenders will be cancelled rateably); and 147 (C) thirdly, in prepayment and permanent reduction pro rata of Revolving Facility Utilisations, Ancillary Outstandings and Ancillary Commitments. (b) Save for where the remaining amounts outstanding under Facility B will be discharged in full as a result of the prepayment, the Lenders participating in Facility B may, by giving the Facility Agent no less than three Business Days’ prior written notice, decline to receive any prepayment other than any amount under Facility B to be prepaid pursuant to: (i) Clause 11.1 (Illegality); (ii) Clause 11.4 (Voluntary prepayment of Term Loans); (iii) Clause 11.6 (Right of cancellation in relation to a Defaulting Lender); (iv) Clause 12.3 (Mandatory prepayment and cancellation in relation to a single Lender); or (v) Clause 41.4 (Replacement of Lender), provided that the amount in respect of which a Facility B Lender has declined its right to prepayment shall first be applied to the participations of the Facility B Lenders which have not declined prepayment as the Company may elect and second retained by the Group for any use not prohibited by this Agreement. (c) The Company shall not be obliged to make or ensure that the Borrowers make, and no member of the Group shall be required to make or transfer cash to facilitate, a prepayment to the extent that: (i) it is illegal for a Borrower (or would reasonably be expected to result in breach of any financial assistance, capital maintenance, corporate liquidity protection or corporate benefit restrictions or the fiduciary or statutory duties of the relevant officers or directors, in each case, to the extent such restrictions apply in the Relevant Jurisdictions) to make a prepayment required under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or Clause 12 (Mandatory Prepayment) or Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock) or for any member of the Group which received or is holding any cash amount to pay or distribute any such amount to a Borrower to enable it to make any such prepayment; or (ii) other than in respect of a prepayment under Clause 11.1 (Illegality) or Clause 12.1 (Exit), the cost (including in respect of any tax liability) of any Borrower making any such prepayment or of a member of the Group paying or distributing such amount to a Borrower to enable it to make any such prepayment would be greater than five per cent. of the principal amount of that prepayment, provided that the Company and the relevant other members of the Group shall use all reasonable endeavours to overcome or avoid any such illegality or cost and the relevant prepayment shall be made upon the relevant Borrowers or other members of the Group overcoming such illegality or cost. If the illegality or cost relates only to the prepayment of certain Utilisations then such amount shall be applied pro rata in prepayment of the other Utilisations and otherwise in accordance with this Clause 12.4. 148 (d) For the avoidance of doubt, any proceeds which are not required to be applied by any member of the Group in prepayment shall be available for the general corporate purposes of the Group. (e) Notwithstanding anything to the contrary in this Agreement, no prepayment made pursuant to the provisions of this Clause 12 shall be required to be increased or otherwise grossed up for any amount paid to any person (not being a member of the Group) holding shares (or other ownership interests) in any member of the Group in connection with any distribution or movement of funds between members of the Group to facilitate a prepayment to be made (directly or indirectly) as a consequence of the requirement of this Clause 12. 12.5 Prepayment elections (a) Subject to paragraph (b) below, any prepayment required to be made under Clause 12.2 (Excess Cash) and/or Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock) on a day which is not the last day of an Interest Period relating to the Loan to be prepaid may, if the Company gives the Facility Agent not less than three Business Days’ (in the case of Term Rate Loans) or five RFR Banking Days’ (in the case of Compounded Rate Loans) (or, in each case, such shorter period as the Majority Lenders may agree) prior written notice, be applied in prepayment of that Loan instead on the last day of the current Interest Period relating to that Loan. (b) If the Company makes an election under paragraph (a) above then that Loan will become due and payable in the required amount on the last day of the Relevant Interest Period. 13. RESTRICTIONS 13.1 Notices of cancellation or prepayment (a) Any notice of cancellation, prepayment, authorisation or other election given under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or paragraph (a) of Clause 12.5 (Prepayment elections) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment. (b) A Borrower may deliver a conditional notice of payment under this Agreement and, in the event that it does so, that Borrower shall be liable for Break Costs in the event it does not make the relevant prepayment on the date specified. 13.2 Interest and other amounts Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if applicable), without premium or penalty, provided that, in respect of any prepayment of a Loan, if the Facility Agent has not notified the Obligors’ Agent in writing of the amount of accrued interest to be paid in respect of the relevant prepayment (the “Prepayment Interest”) at least 1 Business Day prior to the date of prepayment, then the Prepayment Interest shall be payable on the date falling 1 Business Day from the date on which the Facility Agent notifies the Obligors’ Agent in writing of the Prepayment Interest. 13.3 No reborrowing of Term Facility Unless a contrary indication appears in this Agreement, no Borrower may reborrow any part of a Term Facility which is prepaid. 149 13.4 Reborrowing of Revolving Facility and Swingline Facility Unless a contrary indication appears in this Agreement, any part of the Revolving Facility or Swingline Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement. 13.5 No reinstatement of Commitments No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated. 13.6 Prepayment in accordance with Agreement No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement. 13.7 Facility Agent’s receipt of notices If the Facility Agent receives a notice under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or an election under paragraph (a) of Clause 12.5 (Prepayment elections), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate. 13.8 Effect of repayment and prepayment on Commitments If all or part of a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 13.8 shall reduce the Commitments of the Lenders rateably under that Facility.

150 SECTION 5 COSTS OF UTILISATION 14. INTEREST 14.1 Calculation of interest (a) The rate of interest on each Term Rate Loan for each Interest Period is the percentage rate per annum which is the aggregate of: (i) the applicable Margin; and (ii) the applicable Term Reference Rate for that Interest Period (b) The rate of interest applicable to each Compounded Rate Loan for any day during a particular Interest Period shall be the rate per annum determined by the Facility Agent to be the sum of: (i) the applicable Margin; and (ii) the applicable Compounded Reference Rate for that day. (c) The rate of interest on each Swingline Loan for any day during which that Swingline Loan remains outstanding is the percentage rate per annum which is the aggregate of the: (i) the applicable Margin; and (ii) the applicable Swingline Rate for that day. (d) Interest will accrue daily and shall be calculated on the basis of a 365 day year in the case of Loans denominated in Sterling and a 360 day year in the case of Loans denominated in any other currency (or in either case on the basis of such other calculation period as market convention dictates). If any day during an Interest Period for a Compounded Rate Loan or a Swingline Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan or Swingline Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day. 14.2 Payment of interest (a) The Borrower to which a Loan (other than a Swingline Loan) has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period) (or, in each case in relation to a Compounded Rate Loan, if later than the last day of the relevant Interest Period or other period, the date falling 3 Business Days from the date on which the Facility Agent notifies the Obligors’ Agent in writing of the amount of the relevant interest to be paid). (b) Within ten (10) Business Days after the end of each Month, the Company shall (or shall ensure that each relevant Borrower shall) pay to the Swingline Lender the interest that accrued on each Swingline Loan that was outstanding during that Month. 14.3 Default interest (a) If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date 151 of actual payment (both before and after judgment) at a rate which is 1.00 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 14.3 shall be immediately payable by the Obligor on demand by the Facility Agent. (b) If any overdue amount consists of all or part of a Term Rate Loan which became due on a day which was not the last day of an Interest Period relating to that Loan: (i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and (ii) the rate of interest applying to the overdue amount during that first Interest Period shall be 1.00 per cent. higher than the rate which would have applied if the overdue amount had not become due. (c) Interest (if unpaid) on an overdue amount due by a French Obligor (including default interest accrued pursuant to this Clause 14.3) may only be compounded with that overdue amount only if, in accordance with article 1343-2 of the French Code civil, that interest is due for a period of at least one year, but will remain immediately due and payable. 14.4 Change of Reference Rate (a) Subject to paragraph (b) below, on and from the Rate Switch Date for a Rate Switch Currency: (i) use of the applicable Compounded Reference Rate will replace the use of the applicable Term Reference Rate for the calculation of interest on any Loan or Unpaid Sum in that Rate Switch Currency; and (ii) any Loan or Unpaid Sum in that Rate Switch Currency shall be a “Compounded Rate Loan” and paragraph (b) of Clause 14.1 (Calculation of interest) shall apply to each such Loan or Unpaid Sum. (b) If the Rate Switch Date for a Rate Switch Currency falls before the last day of an Interest Period for a Term Rate Loan in that currency: (i) that Loan or Unpaid Sum shall continue to be a Term Rate Loan for that Interest Period and paragraph (a) of Clause 14.1 (Calculation of interest) shall continue to apply to that Loan or Unpaid Sum for that Interest Period; (ii) any provision of this Agreement which is expressed to relate to a Compounded Rate Currency shall not apply in relation to that Loan or Unpaid Sum for that Interest Period; and (iii) on and from the first day of the next Interest Period (if any) for that Loan or Unpaid Sum: (A) that Loan or Unpaid Sum shall be a “Compounded Rate Loan”; and (B) paragraph (b) of Clause 14.1 (Calculation of interest) shall apply to that Loan or Unpaid Sum. (c) Following the occurrence of a Rate Switch Trigger Event for a Rate Switch Currency, the Facility Agent shall: 152 (i) promptly upon becoming aware of the occurrence of that Rate Switch Trigger Event, notify the Obligors’ Agent and the Lenders of that occurrence; (ii) promptly upon becoming aware of the date of the Rate Switch Trigger Event Date applicable to that Rate Switch Trigger Event, notify the Obligors’ Agent and the Lenders of that date; and (iii) promptly upon becoming aware of the Rate Switch Date for that Rate Switch Currency, notify the Obligors’ Agent and the Lenders of that date. 14.5 Notification of rates of interest (a) The Facility Agent shall promptly notify the Obligors’ Agent and the Lenders of the duration of each Interest Period and the rate of interest relating to a Term Rate Loan applicable to such Interest Period. (b) The Facility Agent shall promptly upon such total amount of interest being determinable, notify the relevant Lenders and the Obligors’ Agent of: (i) the determination of the total amount of accrued interest that: (A) relates to a Compounded Rate Loan (or, in the case of a Lender, relates to its participation in that Compounded Rate Loan) or a Swingline Loan (or, in the case of a Swingline Lender, relates to its participation in that Swingline Loan); and (B) is, or is scheduled to become, payable under any Finance Document; and (ii) the applicable rate of interest for each day relating to that determination. (c) This Clause 14.5 shall not require the Facility Agent to make any notification to any Party on a day which is not a Business Day. 14.6 Effective global rate (taux effectif global) To comply with articles L. 314-1 to L.314-5 et seq. and R. 314-1 et seq. of the French Code de la consommation and article L. 313-4 of the French Code monétaire et financier, the French Borrowers and the Lenders agree and declare that the “taux effectif global” (“TEG”)for each of the Utilisations cannot be calculated for the total duration of this Agreement, primarily because of the floating rate of interest and adjustment of Margin applicable to the Utilisations, the relevant Borrower’s right to select the duration of each Interest Period and the uncertainty as to the amount to be effectively drawn from time to time under the Facilities. The Facility Agent shall provide a letter substantially in the form of Schedule 17 (Form of TEG Letter) to any Borrower or Additional Borrower incorporated in France, on or promptly following the date on which it becomes a French Borrower, such letter containing an indicative calculation of the TEG of the Facilities based on figured examples calculated on the assumptions as set out in that TEG Letter that the period rate (taux de période), the period term (durée de période), the interest rate and all other fees, costs or expenses payable under this Agreement will be maintained at their original level throughout the term of this Agreement to any Borrower or Additional Borrower incorporated in France, on or promptly following the date on which it becomes a French Borrower. The Parties acknowledge that each such TEG Letter forms or shall be deemed to form part of this Agreement. 153 14.7 Minimum Interest Payment (a) By entering into this Agreement, the Parties have assumed in bona fide that the interest payable hereunder is not and will not become subject to any Tax Deduction on account of Swiss Withholding Taxes. Nevertheless, if a Tax Deduction is required by Swiss law to be made by a Swiss Guarantor in respect of any interest payable by it under this Agreement and should paragraph (e) of Clause 18.2 (Tax gross-up) be unenforceable for any reason (where this could otherwise be required by the terms of Clause 18.2 (Tax gross-up)) then, (i) the applicable interest rate in relation to that interest payment shall be: (A) the interest rate which would have applied to that interest payment (as provided for in Clause 14.1 (Calculation of interest)) in the absence of this paragraph (i) divided by; (B) one (1) minus the rate at which the relevant Tax Deduction is required to be made (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage) (ii) the Swiss Guarantor shall be obliged to pay the relevant interest at the adjusted rate in accordance with paragraph (i) above and make the Tax Deduction required by Swiss law on the interest so recalculated; and (iii) all references to a rate of interest in Clause 14.1 (Calculation of interest) shall be construed accordingly. (b) To the extent that interest payable by a Swiss Guarantor under this Agreement becomes subject to Swiss Withholding Tax, each relevant Lender and each Swiss Guarantor shall promptly cooperate by completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for that Swiss Guarantor to obtain authorization to make interest payments without them being subject to Swiss Withholding Tax or to being subject to Swiss Withholding Tax at a rate reduced under applicable double taxation treaties and all provisions in Clauses 18.2 (Tax gross-up) and 18.3 (Tax indemnity) shall apply in relation to such increased interest payment and Tax Deduction. (c) In the event Swiss Withholding Tax is refunded to a Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of costs, such amount to the relevant Swiss Guarantor. (d) In this Clause, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 18.1 (Definitions). 14.8 Interest due by an Italian Guarantor Notwithstanding any other term of any Finance Document, with respect to any Italian Guarantor: (a) the rate of interest applicable to any Loan under this Agreement and any utilisation under any Ancillary Facility (including the relevant component of any applicable fee and expense and, for the avoidance of any doubt, any amount paid under Clause 14.3 (Default interest) above) determined as of the date of execution of this Agreement is considered in good faith by the relevant Italian Obligor to be in compliance with Law No. 108 of 7 March 1996 (as amended and/or restated from time to time, the Italian Usury Law);

154 (b) in any event, if, pursuant to a change in law or in the official interpretation of Italian Usury Law, the rate of interest applicable to a Loan or any Ancillary Facility or the default rate of interest at any time during the life of this Agreement is deemed to exceed the maximum rate permitted by Italian Usury Law, then the relevant interest rate or default rate applicable to the Italian Obligor (also in its capacity of Guarantor) (but not any other Obligor) shall immediately be reduced to the maximum admissible interest rate pursuant to such legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement and/or in the relevant Ancillary Facility; and (c) the amount of interest on overdue amounts payable by an Italian Obligor under this Agreement shall not be compounded unless in accordance with, and to the extent permitted by, article 1283 of the Italian Civil Code, article 120 of the Italian Banking Act and any relevant implementing regulation, each as amended, supplemented or implemented from time to time. 15. INTEREST PERIODS 15.1 Selection of Interest Periods and Terms (a) A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice. (b) Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Facility Agent by the Borrower (or the Company on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time. (c) If a Borrower (or the Company) fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 15.2 (Changes to Interest Periods), be three Months. (d) Subject to this Clause 15.1, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Facility Agent (acting on the instructions of the Majority Lenders in relation to the relevant Loan) provided that the relevant Reference Rate for such period is published at that time. In addition a Borrower (or the Company on its behalf) may select an Interest Period of any duration to facilitate: (i) the implementation of, and payments under, any hedging arrangement (including to ensure that the last day of such Interest Period matches any relevant payment date under any Hedging Agreement); (ii) payments under the Facilities (including to ensure that there are sufficient Loans which have an Interest Period ending on a scheduled repayment date for the Borrowers to make payment of any amount due on that date without incurring any Break Costs); (iii) alignment of an Interest Period to a Quarter Date or the last calendar day or Business Day of any Month; (iv) the alignment of an Interest Period of any Loan made under a Facility with the Interest Period of any Loan made under the same Facility and/or any other Facility and/or Additional Facility; and (v) syndication of the Facilities. 155 (e) An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility. (f) Each Interest Period for a Term Loan or as applicable an Additional Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period. (g) A Revolving Facility Loan has one Interest Period only. (h) A Swingline Loan does not have an Interest Period and a Borrower is not required to select an Interest Period for a Swingline Loan, provided that the maturity date of a Swingline Loan shall not be more than five Business Days after the Utilisation Date of that Swingline Loan (unless otherwise agreed with all the Swingline Lenders participating in that Swingline Loan). 15.2 Changes to Interest Periods (a) Prior to determining the interest rate for an Additional Facility Loan which is repayable in instalments, the Facility Agent may shorten an Interest Period for any relevant Additional Facility Loan to ensure there are sufficient Additional Facility Loans (with an aggregate Base Currency Amount) equal to or greater than the repayment instalment which have an Interest Period ending on a repayment date for the relevant Additional Facility for the Borrowers to make the relevant repayment instalment due on that date. (b) If the Facility Agent makes any of the changes to an Interest Period referred to in this Clause 15.2, it shall promptly notify the Company and the Lenders. 15.3 Non-Business Days (a) The duration of an Interest Period shall not be changed: (i) in relation to a Term Rate Loan, after 11.00 a.m. (London time) on the Quotation Day for that Interest Period unless it later becomes apparent to the Facility Agent that the day on which that Interest Period would otherwise end is not a Business Day (and in that event, that Interest Period shall instead end on the Business Day succeeding that day unless such Business Day shall fall in the next succeeding calendar month, in which case such interest period shall instead end on the Business Day preceding that day (such determination to be notified by the Facility Agent to the Obligors’ Agent and the Lenders)); or (ii) in relation to a Compounded Rate Loan, after 11.00 a.m. (London time) on the Reporting Day for that Loan unless it later becomes apparent to the Facility Agent that the day on which that Interest Period would otherwise end is not a Business Day (and in that event, the provisions set out in paragraph (e) below shall apply to that Interest Period). (b) Any Repayment Date which would otherwise fall on a day which is not a Business Day shall be adjusted on the same basis so as to fall on a Business Day which is the last day of an Interest Period. (c) Any payment to be made by any Obligor on a day which is not the last day of an Interest Period or a Repayment Date and which would otherwise be due on a day which is not a Business Day shall instead be due on the next Business Day. (d) During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date. 156 (e) In relation to a Compounded Rate Loan, unless otherwise set out in any applicable Compounded Rate Terms: (i) if any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period: (A) subject to paragraph (C) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; (B) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and (C) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and (ii) if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not). 15.4 Consolidation and division of Term Loans (a) Subject to paragraph (c) below, if two or more Interest Periods: (i) relate to Term Loans in the same currency, of the same Facility and made to the same Borrower; and (ii) end on the same date, those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period. (b) If two or more Interest Periods: (i) relate to Additional Term Loans in the same currency, of the same Term Facility and made to the same Borrower; and (ii) end on the same date, those Additional Term Loans will, unless the relevant Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Additional Term Loan on the last day of the Interest Period. (c) Subject to Clause 4.4 (Maximum number of Utilisations), and Clause 5.3 (Currency and amount) if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the Term Loan immediately before its division. 157 16. CHANGES TO THE CALCULATION OF INTEREST 16.1 Absence of quotations Subject to Clause 16.2 (Market disruption): (a) if EURIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks; or (b) if Clause 16.3 (Alternative Reference Bank Rate) applies but an Alternative Reference Bank does not supply a quotation before close of business in London on the date falling one Business Day after the Quotation Day for that Loan, the applicable Alternative Reference Bank Rate shall be determined on the basis of the quotations of the remaining Alternative Reference Banks. 16.2 Market disruption (a) If a Market Disruption Event occurs in relation to a Term Rate Loan (other than a USD Term Rate Loan) for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of: (i) the Margin; and (ii) the Alternative Reference Bank Rate or (if an Alternative Market Disruption Event has occurred with respect to that Loan for the relevant Interest Period of that Loan) the rate notified to the Facility Agent by that Lender as soon as practicable and in any event by close of business on the date falling three Business Days after the Quotation Day (or, if earlier, on the date falling three Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select. For the avoidance of doubt, this Clause 16.2 shall not apply to any Compounded Rate Loan or USD Term Rate Loan. (b) If: (i) the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less the Alternative Reference Bank Rate; or (ii) a Lender has not notified the Facility Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Alternative Reference Bank Rate. (c) In this Agreement: “Alternative Market Disruption Event” means: (i) before close of business in London on the date falling one Business Day after the Quotation Day for the relevant Interest Period of the Loan (other than a USD Term Rate Loan), none or only two or fewer of the Alternative Reference

158 Banks supply a rate to the Facility Agent to determine the Alternative Reference Bank Rate for the relevant Interest Period of the Loan (other than a USD Term Rate Loan); or (ii) before close of business in London on the date falling three Business Days after the Quotation Day for the relevant Interest Period of the Loan (other than a USD Term Rate Loan), the Facility Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 40 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of the Alternative Reference Bank Rate; and “Market Disruption Event” means: (i) at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Base Reference Banks supplies a rate to the Facility Agent to determine EURIBOR for the relevant currency and Interest Period; or (ii) before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR. 16.3 Alternative Reference Bank Rate (a) If a Market Disruption Event occurs, the Facility Agent shall as soon as is practicable request each of the Alternative Reference Banks to supply to it the rate at which that Alternative Reference Bank could have borrowed funds in the relevant currency and for the relevant period in the London interbank market at or about 11:00 a.m. or, in relation to a Loan in Euro, the European interbank market at or about 11:00 a.m. (Brussels time) on the Quotation Day for the Interest Period of that Loan, were it to have done so by asking for and then accepting interbank offers for deposits in reasonable market size in the currency of that Loan and for a period comparable to the Interest Period of that Loan. (b) As soon as is practicable after receipt of the rates supplied by the Alternative Reference Banks, the Facility Agent will notify the Company and the Lenders of the arithmetic mean of the rates supplied to it in accordance with paragraph (a) above (rounded upwards to four decimal places) (the “Alternative Reference Bank Rate”). 16.4 Alternative basis of interest or funding (a) Subject to paragraph (b) below, if an Alternative Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest in respect of any affected Loan (other than a USD Term Rate Loan). (b) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties, provided that: (i) any alternative basis agreed pursuant to paragraph (a) above shall automatically be binding on a Defaulting Lender or a Non-Approved Lender; 159 (ii) any alternative basis agreed pursuant to paragraph (a) above shall automatically be binding on any Lender which does not accept or reject a request for any such consent before 5.00 p.m. London time on the date falling 15 Business Days from the date of that request being made (or such other time and date as the Company may specify, with the consent of the Facility Agent if less than 15 Business Days from the date of such request being made); and (iii) any Lender which rejects a request for any such consent where at least the Majority Lenders have agreed to such consent shall be deemed to be a Non- Consenting Lender for the purposes of this Agreement. 16.5 Break Costs (a) Subject to paragraphs (b) and (c) below, each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Term Rate Loan (other than a USD Term Rate Loan) being paid by that Borrower on a day other than the last day of an Interest Period for that Term Rate Loan. (b) If a Borrower (or the Company on its behalf) notifies the Facility Agent that it proposes to pay all or part of any Term Rate Loan (other than a USD Term Rate Loan) on a day other than the last day of the Interest Period for that Term Rate Loan: (i) the Facility Agent shall promptly notify the relevant Lenders of such proposed payment; (ii) each Lender shall confirm the amount of its anticipated Break Costs at or prior to 11.30 a.m. on the Business Day prior to the date of such proposed payment; and (iii) if any Lender fails to confirm the amount of its anticipated Break Costs in respect of such payment in accordance with sub-paragraph (ii) above, no Break Costs shall be payable to such Lender. (c) Each Lender shall, together with any demand for Break Costs, provide to the Facility Agent a certificate confirming the amount of (and giving reasonable details of the calculation of) its Break Costs for any Interest Period in which they accrue, a copy of which shall be provided to the Company. 17. Fees 17.1 Commitment fees (a) Subject to paragraph (b) below, the Company shall pay or procure there is paid to the Facility Agent (for the account of each Lender) a commitment fee in the Base Currency on that Lender’s Available Commitments under the Original Revolving Facility for the Availability Period applicable to the Original Revolving Facility computed (on the basis of a 360 day year) at the rate per annum equal to 30% of the then applicable Margin on the Original Revolving Facility. (b) The commitment fee payable pursuant to paragraph (a) above: (i) shall accrue from the First Utilisation Date; (ii) which has accrued and not been paid is payable on the first Quarter Date falling at least three Months after the First Utilisation Date, on each Quarter Date 160 thereafter during the relevant Availability Period and on the last day of the Availability Period for the Original Revolving Facility; and (iii) which has accrued and not been paid is payable on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective, provided that: (1) no commitment fee is payable if the First Utilisation Date does not occur; and (2) no commitment fee shall accrue (or be payable) on the Available Commitment of a Lender for any day on which that Lender is a Defaulting Lender and the Facility Agent shall treat any reduction in the commitment fee pursuant to this paragraph (2) as reducing the amount payable to the relevant Defaulting Lender. 17.2 Arrangement fee The Company shall pay (or procure there is paid) to the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter provided that such fee shall not be payable if the First Utilisation Date does not occur. 17.3 Agency fee The Company shall pay (or procure there is paid) to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter provided that such fee shall not be payable if the First Utilisation Date does not occur. 17.4 Security Agent fee The Company shall pay (or procure there is paid) to the Security Agent (for its own account) the Security Agent fee in the amount and at the times agreed in a Fee Letter provided that such fee shall not be payable if the First Utilisation Date does not occur. 17.5 Fees payable in respect of Letters of Credit (a) The Company or each Borrower shall pay to the Issuing Bank (for its own account) a fronting fee in the amount and at the times specified in a Fee Letter. (b) The Company or each Borrower shall pay to the Facility Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin applicable to the relevant Revolving Facility Loan) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit. (c) The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the next Quarter Date ending at least one Month after the date of issue of the relevant Letter of Credit. The accrued fronting fee and Letter of Credit fee is also payable to the Facility Agent and/or Issuing Bank on the cancelled amount of any Lender’s Revolving Facility Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full. 161 (d) If a Borrower provides cash cover in respect of any part of a Letter of Credit, then no fronting fee or Letter of Credit fee shall be payable in respect of that part of the Letter of Credit for which cash cover has been and continues to be provided. 17.6 Interest, commission and fees on Ancillary Facilities The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

162 SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS 18. TAX GROSS-UP AND INDEMNITIES 18.1 Definitions In this Agreement: "Change of Law” means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Lender became a Lender pursuant to this Agreement (as applicable) in any law, regulation or treaty (or in the published interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority other than any change that occurs pursuant to, or in connection with (i) the adoption, ratification, approval or acceptance of, the MLI in or by any jurisdiction, and (ii) with respect to a payment by a Dutch Borrower, the list of jurisdictions set forth in the Dutch regulation on low-taxing states and non-cooperative jurisdictions for tax purposes (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden). “Dutch Borrower” means a Borrower incorporated or established under the laws of the Netherlands and/or resident in the Netherlands for Tax purposes or that has a permanent establishment in the Netherlands to which its participation in the Loan is effectively connected. “Dutch Qualifying Lender” means, in respect of a payment by or in respect of a Dutch Borrower under a Finance Document, a Lender which is beneficially entitled (in the case of a Dutch Treaty Lender, within the meaning of the relevant Dutch Treaty) to interest payable in respect of an advance under a Finance Document and is: (a) a Dutch Treaty Lender; or (b) a Lender to whom such payment of interest paid by a Dutch Borrower can be made without a Tax Deduction being imposed under the laws of the Netherlands (other than pursuant to a Dutch Treaty). “Dutch Treaty Lender” means, in respect of a payment by or in respect of a Dutch Borrower under a Finance Document, a Lender which: (a) is treated as a resident of a Dutch Treaty State for the purposes of the relevant Dutch Treaty and is entitled to the benefit of such Dutch Treaty; (b) does not carry on a business in the Netherlands through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (c) fulfils any other conditions which must be fulfilled under the relevant Dutch Treaty and under Dutch law in order to benefit from full exemption from Tax imposed by the Netherlands on interest payable to that Lender in respect of an advance under a Finance Document such that any payment of interest may be made by the relevant Dutch Borrower to that Lender without a Tax Deduction imposed by the Netherlands on interest, including the completion of any necessary procedural formalities, including for the avoidance of doubt the completion of any necessary procedural formalities in respect of the implementation regulations of the Dutch Withholding Tax Act 2021 (uitvoeringsvoorschriften bronbelasting). 163 “Dutch Treaty State” means a jurisdiction having a double taxation agreement (a “Dutch Treaty”) in force with the Netherlands which makes provision for full exemption from Tax imposed by the Netherlands on interest. “French Qualifying Lender” means in relation to a payment by or in respect of a French Borrower under a Finance Document, a Lender which: (a) fulfils the conditions imposed by French law in order for such payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction levied by France; or (b) is a Treaty Lender. “French Treaty Lender” means, in respect of a payment by or in respect of a French Borrower under a Finance Document, a Lender which: (a) is treated as a resident of a French Treaty State for the purposes of the relevant French Treaty and is entitled to the benefit of such French Treaty; (b) does not carry on a business in France through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and (c) fulfils any other conditions which must be fulfilled under the relevant French Treaty and under French law in order to benefit from full exemption from Tax imposed by France on the relevant payment, including the completion of any necessary procedural formalities. “French Treaty State” means a jurisdiction having a double taxation agreement (a “French Treaty”) in force with France which makes provision for full exemption from Tax imposed by France on the relevant payment. “MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016. “Other Borrower” means a Borrower other than a Dutch Borrower or a French Borrower. “Other Qualifying Lender” means, in relation to a payment by or in respect of an Other Borrower under a Finance Document, a Lender which is beneficially entitled (in the case of an Other Treaty Lender, within the meaning of the relevant Other Treaty) to interest payable to that Lender in respect of an advance under a Finance Document and is: (a) a Lender to whom such payment of interest paid by the relevant Other Borrower can be made without a Tax Deduction being imposed under the laws of the relevant Other Borrower’s Tax Jurisdiction (other than pursuant to an Other Treaty); or (b) an Other Treaty Lender. “Other Treaty Lender” means, in respect of a payment by or in respect of an Other Borrower under a Finance Document, a Lender which: (a) is treated as a resident of the relevant Other Treaty State for the purposes of the relevant Other Treaty and is entitled to the benefit of such Other Treaty; (b) does not carry on a business in the relevant Other Borrower’s Tax Jurisdiction through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (c) fulfils any other conditions which must be fulfilled under the relevant Other Treaty and under the domestic law of the relevant Other Borrower’s Tax Jurisdiction in order to 164 benefit from full exemption from Tax imposed by the relevant Other Borrower’s Tax Jurisdiction on interest payable to that Lender in respect of an advance under a Finance Document such that any payment of interest may be made by the relevant Other Borrower to that Lender without a Tax Deduction imposed by the relevant Other Borrower’s Tax Jurisdiction on interest, including the completion of any necessary procedural formalities. “Other Treaty State” means a jurisdiction having a double taxation agreement (an “Other Treaty”) in force with the relevant Other Borrower’s Tax Jurisdiction which makes provision for full exemption from Tax imposed by that jurisdiction on interest. “Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document. “Qualifying Lender” means: (a) a Dutch Qualifying Lender; (b) a French Qualifying Lender; or (c) an Other Qualifying Lender. “Tax Confirmation” means each of the confirmations set out in Clause 18.6 (Lender Status Confirmation). “Tax Credit” means a credit against, refund of, relief or remission for, or rebate or repayment of, any Tax. “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction. “Tax Jurisdiction” means, in relation to any Other Borrower, the jurisdiction in which the Borrower is incorporated, established or organised. “Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax gross-up) or a payment under Clause 18.3 (Tax indemnity). “Treaty Lender” means: (a) a Dutch Treaty Lender; (b) a French Treaty Lender; or (c) an Other Treaty Lender. Unless a contrary indication appears, in this Clause 18 a reference to "determines" or "determined" means a determination made acting reasonably and in good faith and the term “Lender” shall also include an “Issuing Bank”. For the avoidance of doubt, this Clause 18 does not apply to any Hedging Agreement. 18.2 Tax gross-up (a) Each Obligor shall make all payments to be made by it under each Finance Document without any Tax Deduction, unless a Tax Deduction is required by law. 165 (b) The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. A Lender or Issuing Bank shall promptly notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Facility Agent receives such notification from a Lender or Issuing Bank it shall promptly notify the Company and that Obligor. (c) If a Lender is not, or ceases to be, a Qualifying Lender with respect to any jurisdiction relevant to such Lender, it shall promptly notify the Facility Agent. If the Facility Agent receives such notification from a Lender it shall promptly notify the Obligors’ Agent. Without prejudice to the foregoing, each Lender shall promptly provide to the Facility Agent and the Obligors’ Agent (if requested by the Facility Agent or the Obligors’ Agent): (i) a written confirmation that it is or, as the case may be, is not a Qualifying Lender with respect to such jurisdiction; and (ii) such documents and other evidence as the Facility Agent and/or the Obligors’ Agent may reasonably require to support any confirmation given pursuant to paragraph (i) above. (d) Without prejudice to paragraph (b) of Clause 18.4 (Tax Credit), until such time as a Lender has complied with any request pursuant to this Clause 18.2 the Facility Agent and each Obligor shall be entitled to treat such Lender as not being a Qualifying Lender for all purposes under the Finance Documents. (e) Subject to the limitations and exclusions herein, if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under a Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. (f) A payment by a Dutch Borrower, or by a Guarantor in respect of an amount due from a Dutch Borrower, shall not be increased under paragraph (e) above by reason of a Tax Deduction on account of Tax imposed by the Netherlands if, on the date on which the payment falls due: (i) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Dutch Qualifying Lender, but on that date that Lender is not or has ceased to be a Dutch Qualifying Lender other than as a result of a Change of Law; (ii) the relevant Lender is a Dutch Treaty Lender and the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (o) below; or (iii) the Tax Deduction is imposed by the Netherlands pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) as in effect on the date of this Agreement (or any amended or successor version of such tax act that applies to payments due to a Lender that is affiliated (gelieerd) to an Obligor within the meaning of the Dutch Withholding Tax Act 2021 as at the date of this Agreement) or, if later, on the date on which that Lender became a Lender pursuant to this Agreement

166 (g) A payment by a French Borrower or by a Guarantor in respect of an amount due from a French Borrower shall not be increased under paragraph (e) above by reason of a Tax Deduction on account of Tax imposed by France if, on the date the payment falls due: (i) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a French Qualifying Lender, but on that date that Lender is not or has ceased to be such a French Qualifying Lender other than as a result of any Change of Law; or (ii) the Lender is a French Treaty Lender and the payment could have been made to the Lender without a Tax Deduction had that Lender complied with its obligations under paragraph (o) below, provided that the exclusion for any Change of Law after the date a Lender became a Lender under this Agreement in paragraph (g)(i) above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction. (h) A payment by an Other Borrower or by a Guarantor in respect of an amount due from an Other Borrower shall not be increased under paragraph (d) above by reason of a Tax Deduction on account of Tax imposed by the relevant Other Borrower's Tax Jurisdiction if, on the date the payment falls due: (i) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been an Other Qualifying Lender with respect to the relevant Other Borrower's Tax Jurisdiction, but on that date that Lender is not or has ceased to be such an Other Qualifying Lender with respect to the relevant Other Borrower's Tax Jurisdiction, other than as a result of any Change of Law; or (ii) the Lender is an Other Treaty Lender and the payment could have been made to the Lender without a Tax Deduction had that Lender complied with its obligations under paragraph (o) below. (i) A Guarantor will not be obliged to make a payment or increased payment pursuant to this Clause 18.2 with respect to a payment by it of a liability due for payment by a Borrower to the extent that, had the payment been made by that Borrower, Tax would have been imposed on such payment for which that Borrower would not have been obliged to make a payment or increased payment pursuant to this Clause 18.2. (j) No member of the Group is required to make any payment or increased payment pursuant to this Clause 18.2 or the other terms of the Finance Documents in respect of any Tax or other amount imposed as a direct or indirect consequence of any Finance Party having the benefit of any Security over or relating to German real estate. (k) If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law. (l) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment an original receipt or certified copy thereof, or, if unavailable, evidence satisfactory to that Party (acting reasonably) that the Tax Deduction has been made and that any payment which 167 is required in connection with any Tax Deduction has been made to the relevant Tax authority or other person provided that such Obligor will not be in breach of this paragraph (l) if it delivers such evidence as soon as reasonably practicable after the expiry of such period. (m) Each Lender shall promptly notify the Company and the Facility Agent if it becomes aware that it is not, or ceases to be a Qualifying Lender or, where applicable, if there is any change in the position from that set out in the Tax Confirmation. (n) Any Lender which enters into any sub-participation or other risk sharing arrangement shall not be entitled to receive payments under this Clause 18 with reference to any interest paid on the sub-participated commitment in excess of the payment such Lender would have received if it had not entered into such sub-participation. (o) A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing or assisting with the completion of any procedural formalities and the provision of information as, in each case, is necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction and maintain that authorisation where an authorisation expires or otherwise ceases to have effect. 18.3 Tax indemnity (a) Subject to paragraph (b) below, the Company shall, or shall procure that another member of the Group will, (within the later of ten (10) Business Days of demand by the Facility Agent and five (5) Business Days before the relevant loss, liability or cost will be suffered) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in relation to a payment received or receivable from an Obligor under a Finance Document. (b) Paragraph (a) above shall not apply: (i) with respect to any Tax assessed on a Finance Party: (A) under the laws of the jurisdiction (or any political subdivision thereof) in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or (B) under the laws of the jurisdiction (or jurisdictions) (or any political subdivision thereof) in which that Finance Party’s Facility Office or other permanent establishment is located in respect of amounts received or receivable in that jurisdiction (or in respect of amounts attributable or allocable to the permanent establishment), if that Tax is imposed on or calculated by reference to the net or gross income, profits or gains or net income or gross receipts received or receivable by that Finance Party or by reference to net wealth or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or (ii) to the extent a loss, liability or cost: (A) is compensated for by an increased payment under Clause 18.2 (Tax gross-up) or Clause 14.7 (Minimum Interest Payment); 168 (B) would have been so compensated but was not so compensated because one of any exclusions in Clause 18.2 (Tax gross-up) Clause 14.7 (Minimum Interest Payment) applied; (C) is suffered or incurred as a direct or indirect consequence of any Finance Party having the benefit of Security over or relating to German real estate; (D) is suffered or incurred by a Lender and would not have been suffered or incurred if such Lender had been a Qualifying Lender in relation to the relevant Obligor at the relevant time, unless that Lender was not a Qualifying Lender at the relevant time as a result of a Change of Law; (E) is suffered or incurred by a Lender as a result of such Lender’s failure to comply with its obligations under Clause 18.5 (Filings) or Clause 18.6 (Lender Status Confirmation); (F) relates to a FATCA Deduction required to be made by a Party (or any payment attributable to, or liability arising as a consequence of, FATCA); (G) is suffered or incurred as a result of any Finance Party having a substantial interest (aanmerkelijk belang) in an Obligor as defined in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001); (H) is suffered or incurred by a Lender as a result of an additional tax assessment (naheffingsaanslag) pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) as in effect on the date of this Agreement (or any amended or successor version of such tax act that applies to payments due to a Lender that is affiliated (gelieerd) to an Obligor within the meaning of the Dutch Withholding Tax Act 2021 as at the date of this Agreement) or, if later, on the date on which that Lender became a Lender pursuant to this Agreement;; (I) (for the avoidance of doubt) is compensated for by Clause 18.7 (Stamp taxes) and Clause 18.8 (VAT), or would have been so compensated for under either Clause but was not so compensated because any of the exceptions set out in the relevant Clause applied; (J) is increased as a result of a Protected Party not complying with paragraph (c) below; or (K) (for the avoidance of doubt) is suffered or incurred in respect of any Bank Charge (or any payment attributable to, or liability arising as a consequence of, a Bank Charge). (c) A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company. (d) A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.3, notify the Facility Agent. 18.4 Tax Credit (a) If an Obligor makes a Tax Payment and the relevant Finance Party determines (acting reasonably and in good faith) that: 169 (i) a Tax Credit or similar Tax benefit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and (ii) that Finance Party or its Affiliate has obtained and utilised that Tax Credit or other similar Tax benefit either on a standalone or affiliated group basis, the Finance Party and/or the applicable Affiliate shall pay an amount to the relevant Obligor which that Finance Party determines (acting reasonably and in good faith), and providing such evidence to the Obligor in respect of such amounts as the Obligor may reasonably request in writing and the Finance Party can reasonably provide, will leave it, the applicable Affiliate or the tax consolidation group to which such Finance Party belongs (as the case may be) (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor. (b) If a Lender is not, or ceases to be, a Qualifying Lender, in the event that an Obligor makes any Tax Payment to such Lender prior to the date on which it is notified that such Lender is not, or has ceased to be, a Qualifying Lender in accordance with paragraph (c) of Clause 18.2 (Tax gross-up) (each a “Relevant Tax Payment”), that Lender shall immediately pay to the relevant Obligor such amount as that Obligor determines, acting reasonably and in good faith, will leave that Obligor in the same position as it would have been in if all Relevant Tax Payments (other than any Relevant Tax Payment which that Obligor was required by the terms of this Agreement to pay to such Lender notwithstanding that it was not a Qualifying Lender) had not been made by that Obligor. Any member of the Group shall be entitled to set-off any amount or payment due from a Lender pursuant to this paragraph (b) against any amount or payment owed by a member of the Group (and, in the event of any such set-off by a member of the Group, for the purposes of the Finance Documents, the Facility Agent or, as the case may be, the Security Agent shall treat such set-off as reducing only amounts due to the relevant Lender). (c) The provisions of paragraphs (a) and (b) above shall remain binding on each person which has received a Tax Payment notwithstanding that such person may have ceased to be a Party. 18.5 Filings (a) Each Lender shall, promptly after becoming a Lender under this Agreement and from time to time thereafter, submit such forms and documents, complete such other procedural formalities and take such other action as may be necessary (at any time) for each Obligor to obtain and maintain authorisation (at all times) to make payment under this Agreement without having to make a Tax Deduction (or, where it is not legally possible to obtain authorisation to make payment without a Tax Deduction, with the smallest Tax Deduction permitted by law). (b) Each Lender must satisfy all applicable legal and regulatory requirements for lending to the Borrowers to which it will lend other than as a result of a Change of Law occurring after the date on which it becomes a Lender under this Agreement. (c) Each Lender which will become a Qualifying Lender only on completion of certain procedural requirements shall notify the Facility Agent and the Obligors’ Agent promptly on completion of all such formalities.

170 18.6 Lender Status Confirmation (a) On becoming a Lender under this Agreement, each Lender shall provide to the Facility Agent and to each Borrower to which it will lend (if so requested by the Facility Agent or by, or on behalf of, any such Borrower) a certificate of Tax residence (or equivalent document according to the implementing provisions of any applicable double Taxation treaty) issued by the competent Tax authorities demonstrating the Tax residence of the relevant Lender, and thereafter shall provide, at the request of the Obligors’ Agent, an annual update. A Borrower shall be entitled to submit such certificate to the authorities where it is, in its opinion, necessary or desirable to do so. (b) Each Lender which becomes a Party after the date of this Agreement shall indicate, in the Transfer Certificate, the Assignment Agreement, the Increase Confirmation or the Additional Facility Lender Accession Notice which it executes on becoming a Party which of the following categories it falls into: (i) in respect of a Dutch Borrower: (A) not a Dutch Qualifying Lender; (B) a Dutch Qualifying Lender (other than a Dutch Treaty Lender); or (C) a Dutch Qualifying Lender by virtue of being a Dutch Treaty Lender (on the assumption that all procedural formalities have been completed); (ii) in respect of a French Borrower in respect of each category of payment (interest payments and fee payments): (A) not a French Qualifying Lender; (B) a French Qualifying Lender (other than a French Treaty Lender); or (C) a French Qualifying Lender by virtue of being a French Treaty Lender (on the assumption that all procedural formalities have been completed), and the Lender shall also confirm that it is not incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction; (iii) in respect of an Other Borrower: (A) not an Other Qualifying Lender; (B) an Other Qualifying Lender (other than an Other Treaty Lender); or (C) an Other Qualifying Lender by virtue of being an Other Treaty Lender (on the assumption that all procedural formalities have been completed). (c) Upon written request of the Company to an Original Lender (such request to be given no later than fifteen (15) Business Days before the first interest payment date), that Original Lender shall promptly provide written confirmation to the Company and the Facility Agent, before the first interest payment date, in which of the following categories it falls: (i) in respect of a Dutch Borrower: 171 (A) not a Dutch Qualifying Lender; (B) a Dutch Qualifying Lender (other than a Dutch Treaty Lender); or (C) a Dutch Qualifying Lender by virtue of being a Dutch Treaty Lender (on the assumption that all procedural formalities have been completed); (ii) in respect of a French Borrower in respect of each category of payment (interest payments and fee payments): (A) not a French Qualifying Lender; (B) a French Qualifying Lender (other than a French Treaty Lender); or (C) a French Qualifying Lender by virtue of being a French Treaty Lender (on the assumption that all procedural formalities have been completed); (iii) in respect of an Other Borrower: (A) not an Other Qualifying Lender; (B) an Other Qualifying Lender (other than an Other Treaty Lender); or (C) an Other Qualifying Lender by virtue of being an Other Treaty Lender (on the assumption that all procedural formalities have been completed). (d) If an Original Lender, New Lender, Increase Lender or Additional Facility Lender fails to indicate its status in accordance with paragraphs (b) or (c) then such Original Lender, New Lender, Increase Lender or Additional Facility Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not: (i) a Dutch Qualifying Lender (in the case of a failure to indicate its status under paragraph (b)(i) or (c)(i) above); (ii) a French Qualifying Lender (in the case of a failure to indicate its status under paragraph (b)(ii) or (c)(ii) above); or (iii) an Other Qualifying Lender (in the case of a failure to indicate its status under paragraph (b)(iii) or (c)(iii) above), until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall notify the Company). (e) For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 18.6. 18.7 Stamp taxes The Company shall, or shall procure that another member of the Group will, within the later of ten (10) Business Days of demand by the Facility Agent and five (5) Business Days before the relevant cost, loss or liability will be suffered, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar transfer Taxes payable in respect of any Finance Document, except: 172 (a) (for the avoidance of doubt) any such stamp duty, registration, documentary or other similar transfer Tax payable in respect of an assignment, novation, transfer, sub- participation of a Loan (or part thereof) by that Finance Party or other disposal of a Finance Party’s rights and/or obligations under any Finance Document; or (b) to the extent that such stamp duty, registration, documentary or other similar transfer Tax becomes payable upon a voluntary registration made by any Party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Party or obligations of any Party under a Finance Document. 18.8 VAT (a) All amounts set out or expressed in a Finance Document to be payable by a Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, except where the relevant Finance Party (or any of its Affiliates) has exercised an option to treat any such supply as subject to VAT and the relevant Obligor is not entitled to recover the VAT incurred, in which case the amounts payable in relation to any such supply shall be inclusive of VAT to the extent such VAT arises from the exercising of such option. Accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT or, where applicable, directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by Article 196 of Council Directive 2006/112/EC, as amended and implemented by any relevant member state of the European Union. Any obligation of a Party to pay any amount in respect of VAT pursuant to this Clause 18 is subject to the relevant Finance Party promptly providing an appropriate invoice to such Party. (b) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (if that Supplier is required to account for the VAT) or the Recipient (if the Recipient is required to account for the VAT) (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT. (c) The obligation to reimburse a Finance Party for any VAT will be reduced to the extent that the Finance Party reasonably determines that it or any other member of any group of which it is a member for VAT or other Tax purposes is entitled to credit for or repayment of the VAT. (d) Any reference in this Clause 18.8 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the EU or any other similar provision in any jurisdiction which is not a member state of the EU)) (including, for the avoidance of doubt, in accordance with section 43 of the UK Value Added Tax Act 1994, as amended) so that a reference to a Party shall be construed as a reference to that Party 173 or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be). (e) Notwithstanding paragraphs (a) through (d) above, no Obligor shall be required to pay VAT if such VAT is due because a Finance Party has opted to subject a payment to VAT (in circumstances where it is not required to apply such VAT), unless the Obligor is entitled to deduct such VAT as input VAT. 18.9 FATCA Deduction (a) Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. (b) Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Facility Agent and the Facility Agent shall notify the other Finance Parties. 18.10 FATCA Information (a) If a payment made to a Lender under any Finance Document would be subject to United States federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the US Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and the Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Facility Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the US Internal Revenue Code) and such additional documentation reasonably requested by that Borrower or the Facility Agent as may be necessary for such Borrower and the Facility Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. If a Lender becomes aware that it is not entitled to receive any payment made under the Finance Documents free from any deduction or withholding imposed under FATCA it shall promptly notify the Facility Agent and the Obligors’ Agent (together with the amount of any applicable deduction or withholding). (b) Without prejudice to the foregoing, each Lender shall promptly provide to the Facility Agent and the Obligors’ Agent (if requested by the Facility Agent or the Obligors’ Agent): (i) a written confirmation that so far as it is aware it is or, as the case may be, is not entitled to receive payments made under the Finance Documents free from any deduction or withholding imposed under FATCA; and (ii) such documents and other evidence as the Facility Agent and/or the Obligors’ Agent may reasonably require to: (A) support any confirmation given pursuant to paragraph (i) above; and/or

174 (B) as applicable, calculate the amount of any deduction or withholding to be made on account of FATCA on any payment made under the Finance Documents to that Lender. (c) If a Lender fails to comply with its obligations under this Clause 18.10, until such time as that Lender has complied with its obligations the Facility Agent and each Obligor shall be entitled to treat such Lender as not being entitled to receive all or any part of any payment made under the Finance Documents free from any deduction or withholding imposed under FATCA. 19. INCREASED COSTS 19.1 Increased costs (a) Subject to Clause 19.3 (Exceptions) the Company shall, within five Business Days of a demand by the Facility Agent, pay (or procure there is paid) for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement (each such event being, the “relevant change”). (b) In this Agreement “Increased Costs” means: (i) a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; (ii) an additional or increased cost; or (iii) a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party as a result of it having entered into its Commitment or Ancillary Commitment or providing an Additional Facility Notice or funding or performing its obligations under any Finance Document. 19.2 Increased cost claims (a) A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall notify the Facility Agent as soon as reasonably practicable of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company. If the increased cost claim arises pursuant to a change in law or a change in published practice, the Lender must notify the Obligors within six months of the Lender becoming aware of such change. (b) Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and of the calculation of the Increased Cost) confirming the amount of its Increased Cost. 19.3 Exceptions (a) Clause 19.1 (Increased costs) does not apply to the extent any Increased Cost is: (i) attributable to a Tax Deduction required by law to be made by or on behalf of an Obligor; 175 (ii) compensated for by Clause 18.3 (Tax indemnity), or would have been so compensated for under that Clause but was not so compensated because any of the exceptions set out in that Clause applied; (iii) suffered or incurred by a Lender as a result of such Lender’s failure to comply with its obligations under Clause 18.5 (Filings) or Clause 18.6 (Lender Status Confirmation); (iv) attributable to a change (whether of basis, timing or otherwise) in the Tax on the overall net income of the Finance Party (or any Affiliate of it) or of the branch or office through which it participates in any Utilisation; (v) compensated for by Clause 18.7 (Stamp taxes) or Clause 18.8 (VAT), or would have been so compensated for under either Clause but was not so compensated because any of the exceptions set out in the relevant Clause applied; (vi) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; (vii) (for the avoidance of doubt) suffered or incurred in respect of any Bank Charge (or any payment attributable to, or liability arising as a consequence of a Bank Charge); (viii) attributable to the implementation or application of or compliance with: (A) the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); (B) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated and any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; (C) the prudential rules for banks, building societies and investment firms contained in the Capital Requirements Directive (2013/36/EN) and Capital Requirements Regulation (575/2014) ("CRD IV") or any other law or regulation which implements CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or (D) any guidelines and standards published by the Basel Committee on Banking Supervision regarding capital requirements, leverage ratio and liquidity standards applicable to banks, following Basel III ("Basel IV") or any other law or regulation which implements Basel IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); 176 (ix) attributable to a FATCA Deduction required to be made by a Party; (x) attributable to the implementation or application of or compliance with the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or in connection therewith; and/or (xi) not notified in writing to the Company within six months of the Lender becoming aware of such change. (b) In this Clause 19 reference to a “Tax Deduction” has the same meaning given to the term in Clause 18.1 (Definitions). 20. OTHER INDEMNITIES 20.1 Currency indemnity (a) If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of: (i) making or filing a claim or proof against that Obligor; or (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings against that Obligor, then: (A) that Obligor shall as an independent obligation, within five Business Days of demand, indemnify the Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum; provided that (B) if the amount produced or payable as a result of the conversion is greater than the relevant sum due, the relevant Finance Party will, unless a Declared Default is continuing, refund any such excess amount to the relevant Obligor. (C) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable. 20.2 Other indemnities The Company shall (or shall procure that an Obligor will), within five Business Days of demand (which demand must be accompanied by reasonable calculations or details of the amount demanded), indemnify each Finance Party against any cost, loss or liability (but excluding Margin and the impact of any Reference Rate or other base rate floor) incurred by it as a result of: (a) the occurrence of any Event of Default; 177 (b) a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Finance Parties); (c) funding, or making arrangements to fund, its participation in a Utilisation requested by the Company or a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default or negligence or breach of applicable law or the terms of the Finance Documents by that Finance Party alone); (d) issuing or making arrangements to issue a Letter of Credit requested by the Company or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default or negligence or breach of applicable law or the terms of the Finance Documents by that Finance Party alone); (e) a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company; or (f) any action, claim, investigation or proceeding commenced, pending or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to the Transaction other than where the relevant cost, loss or liability results from any breach by the relevant Finance Party of any term of any Finance Document or any document referred to therein or any confidentiality undertaking given by that Finance Party, any breach of law by that Finance Party, or the negligence, wilful default or wilful misconduct of that Finance Party or from claims of the Company against any Arranger or claims of a Finance Party against another Finance Party. 20.3 Indemnity to the Facility Agent The Company shall (or shall procure that, subject to any limitations applicable to each Obligor’s guarantees and indemnities contemplated in Clause 23 (Guarantee and Indemnity) an Obligor will) promptly upon, and in any event within five Business Days of demand (which demand must be accompanied by reasonable calculations or details of the amount demanded) indemnify the Facility Agent against any reasonable third party cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of: (a) the Facility Agent investigating any event or matter which the Facility Agent reasonably believes is a Default or might reasonably be expected to be a Default or Event of Default, provided that if after doing so it is established that the event or matter is not a Default or an Event of Default, such cost, loss or liability of investigation shall be for the account of the Lenders; or (b) acting or relying on any notice, request or instruction from a Finance Party, an Obligor, an Affiliate of an Obligor, an Investor, an Affiliate of an Investor, from the management of any member of the Group or from any governmental agency which it reasonably believes to be genuine, correct and appropriately authorised. 21. MITIGATION BY THE LENDERS 21.1 Mitigation (a) Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), Clause 18 (Tax Gross-Up and Indemnities) or Clause 19.1 (Increased

178 costs) or in any amount payable under a Finance Document by a French Borrower becoming not deductible from that French Borrower’s taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office. (b) Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents. 21.2 Limitation of liability (a) The Company shall (or shall procure that an Obligor will) within five Business Days of demand indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation). (b) A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it. 22. COSTS AND EXPENSES 22.1 Transaction expenses The Company shall within 10 Business Days of demand pay (or procure that an Obligor will pay) the Facility Agent, the Arrangers, the Issuing Bank and the Security Agent the amount of all costs and expenses (including legal fees and notarial costs, subject in each case to agreed caps (if any)) reasonably incurred by any of them (and in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of: (a) the Facilities, this Agreement and any other documents referred to in this Agreement and the Transaction Security; and (b) any other Finance Documents executed after the date of this Agreement, subject in each case to the First Utilisation Date having occurred (other than in respect of legal fees up to the cap agreed by the Company) and on a basis and up to an amount as agreed between the Arrangers and the Company from time to time. 22.2 Amendment costs If (a) an Obligor requests an amendment, waiver or consent or any release of any Transaction Security, or (b) an amendment is required pursuant to Clause 35.11 (Change of currency), the Company shall, within 10 Business Days of demand, reimburse (or procure reimbursement of) each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees and notarial costs, subject to agreed caps, if any) reasonably incurred by the Facility Agent and the Security Agent (and in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement. 22.3 Enforcement and preservation costs The Company shall, within 10 Business Days of demand, pay (or procure payment) to each Finance Party the amount of all costs and expenses (including legal fees and notarial costs) 179 incurred by it (excluding, for the avoidance of doubt, any management time) in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security, and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights. 22.4 Cost details Notwithstanding any other term of the Finance Documents, no member of the Group shall be required to pay any fees, costs, expenses or other amounts (other than principal and interest) unless: (a) it has first been provided with reasonable details of the circumstances giving rise to such payment and of the calculation of the relevant amount (including, where applicable, details of hours worked, rates and individuals involved); (b) in the case of costs and expenses, but excluding any payment under Clause 22.3 (Enforcement and preservation costs) it has received satisfactory evidence that such costs and expenses have been properly incurred (including that all security costs relate only to Transaction Security Documents entered into, or related actions taken, in accordance with the Agreed Security Principles and approved in advance by the Company); and (c) if a Finance Party assigns or transfers any of its rights, benefits or obligations under the Finance Documents no member of the Group shall be required to pay any fees, costs, expenses or other amounts relating to or arising in connection with that assignment or transfer (including, without limitation, any Taxes and any amounts relating to the perfection or amendment of the Transaction Security Documents). 180 SECTION 7 GUARANTEE 23. GUARANTEE AND INDEMNITY 23.1 Guarantee and indemnity Each Guarantor irrevocably and unconditionally jointly and severally: (a) guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents; (b) undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and (c) agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee, subject to any limitation referred to in Clauses 23.11 (Guarantee Limitations) to Clause 23.14 (Excluded Swap Obligations) or in any Accession Deed by which it became a Guarantor. 23.2 Continuing guarantee This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part. 23.3 Reinstatement If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event: (a) the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and (b) each Finance Party shall be entitled to recover the value or amount of that security or payment from the Obligor, as if the payment, discharge, avoidance or reduction had not occurred. 23.4 Waiver of defences The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23.4, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including: 181 (a) any time, waiver or consent granted to, or composition with, any Obligor or other person; (b) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group; (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security; (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person; (e) any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security; (f) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; (g) any insolvency or similar proceedings; or (h) this Agreement or any other Finance Document not being executed by, or binding against, any person. 23.5 Guarantor intent Without prejudice to the generality of Clause 23.4 (Waiver of defences), but subject to the limitations set forth in Clauses 23.11 (Guarantee Limitations) to 23.14 (Excluded Swap Obligations) each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing. 23.6 Immediate recourse Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23.6. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary. 23.7 Appropriations Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

182 (a) refrain from applying or enforcing any other monies, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and (b) hold in an interest-bearing suspense account any monies received from any Guarantor or on account of any Guarantor’s liability under this Clause 23.7 (Appropriations). 23.8 Deferral of Guarantors’ rights Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs or as permitted by the Intercreditor Agreement, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23: (a) to be indemnified by an Obligor; (b) to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party; (d) to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under this Clause 23; (e) to exercise any right of set-off against any Obligor; and/or (f) to claim or prove as a creditor of any Obligor in competition with any Finance Party. If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall, other than to the extent such Guarantor is permitted to retain such benefit, payment or distribution in accordance with the Intercreditor Agreement, hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust (with the intent that this shall not constitute a charge and to the extent it is able to do so in accordance with any law applicable to it) for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 35 (Payment Mechanics). For the avoidance of doubt, nothing in this Clause shall constitute the creation of a charge against any Guarantor. 23.9 Release of Guarantors’ right of contribution If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor: (a) that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and 183 (b) each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor. 23.10 Additional security This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party. 23.11 Guarantee Limitations This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor. 23.12 Swiss Guarantee Limitations (a) Notwithstanding anything to the contrary in any Finance Document, the liability under and the fulfilment of any guarantee, obligation, indemnity or undertaking (an "Obligation") of a Swiss Guarantor under any of the Finance Documents in relation to any obligation, liability, indemnity or undertaking of an Obligor (other than the relevant Swiss Guarantor or any of its wholly owned Subsidiaries) (an “Up- and Cross-stream Obligation”) shall be limited to the legally and freely distributable capital of such Swiss Guarantor at the time or times at which fulfilment of an Obligation is due shall be applied (the “Limitation”). The Limitation shall be determined on the basis of an audited interim balance sheet of the Swiss Guarantor provided that the Limitation shall only apply to the extent it is a requirement under applicable Swiss law at the time the Swiss Guarantor is required to perform under an Up- and Cross-stream Obligation. (b) If an Up- and Cross-stream Obligation is subject to the Limitation, the Limitation shall not release the relevant Swiss Guarantor from the fulfilment of its Obligation or the application of proceeds from the realisation of the Transaction Security beyond the Limitation, but merely postpone the fulfilment of its Obligation or the application of proceeds from the realisation of the Transaction Security until such time as it is again permitted notwithstanding the Limitation. 23.13 French Guarantee Limitations (a) The obligations and liabilities of any French Guarantor under the Finance Documents and in particular under this Clause 23 (Guarantee and Indemnity) shall not include any obligation or liability which, if incurred, would result in such French Guarantor breaching the financial assistance rules as set out in Article L. 225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets and/or abuse of power within the meaning of Articles L. 241-3 or L. 242-6 or L. 244-1 of the French Code de commerce or any other law or regulation having the same effect, as interpreted by French courts. (b) The obligations and liabilities of a French Guarantor under this Clause 23 for the obligations and liabilities under the Finance Documents of any other Obligor which is not a Subsidiary of such French Guarantor shall be limited, (1) to the payment 184 obligations of such other Obligors but (2) not exceeding an amount equal to the aggregate of all amounts borrowed directly (as Borrower) or indirectly (by way of intra- group loans from any Borrower) under this Agreement by such other Obligor in each case, to the extent directly or indirectly on-lent to such French Guarantor or any of its direct or indirect Subsidiaries under intercompany loan agreements or advances and outstanding at the date a payment is to be made by such French Guarantor under this Clause 23, it being specified that any payment made by such French Guarantor under this Clause 23 (the “Maximum Guaranteed Amount”) in respect of the obligations of such Obligor shall reduce pro tanto the outstanding amount due by such French Guarantor under the intercompany loans or advances referred to above and that any repayment of the intercompany loans by such French Guarantor shall reduce pro tanto the amount payable under this Clause 23. (c) For the avoidance of doubt, any payment made by a French Guarantor under paragraph (b) above shall reduce the Maximum Guaranteed Amount. (d) The obligations and liabilities of each French Guarantor under this Clause 23 for the obligations and liabilities under the Finance Documents of any Obligor which directly or indirectly is a Subsidiary of such French Guarantor shall not be limited and shall therefore cover all amounts due by such Obligor as Borrower and/or as Guarantor. However, where such Subsidiary is not incorporated in France, the amounts payable by such French Guarantor under this paragraph (d) in respect to the obligations and liabilities of this Subsidiary as a Borrower and/or Guarantor, shall be limited as set out in paragraph (b) above. (e) It is acknowledged that such French Guarantor is not acting jointly and severally with the other Guarantors and shall not be considered as “co-débiteur solidaire” as to its obligations pursuant to the guarantee given pursuant to this Clause 23. (f) In the event that there is any inconsistency between the provisions of this Clause 23 and any other provision in this Agreement or any other Finance Documents (each of which shall be expressly subject thereto), the provisions of this Clause 23 shall prevail. 23.14 Excluded Swap Obligations Notwithstanding anything to the contrary in any Finance Document, the guarantee of each Guarantor under this Clause 23 does not apply to any Excluded Swap Obligation of such Guarantor. 185 SECTION 8 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT 24. REPRESENTATIONS 24.1 General The Company and (unless otherwise stated) each Obligor makes the following representations and warranties to each Finance Party at the times specified. 24.2 Status (a) It and each of its Restricted Subsidiaries which is a Material Company is duly incorporated and validly existing under the law of its jurisdiction of incorporation. (b) It and each of its Restricted Subsidiaries which is a Material Company has the power to own its assets and carry on its business in all material respects as it is being conducted. 24.3 Binding obligations Subject to the Legal Reservations and the Perfection Requirements the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations. 24.4 Non-conflict with other obligations The entry into and performance by it of its obligations under the Finance Documents to which it is a party do not conflict: (a) with any law or regulation applicable to it; (b) (subject to the Legal Reservations) in any material respect with its constitutional documents; or (c) with any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument in each case to an extent which has a Material Adverse Effect. 24.5 Power and authority It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party. 24.6 Validity and admissibility in evidence Subject to the Legal Reservations and the Perfection Requirements, all Authorisations required: (a) to enable it lawfully to enter into, exercise its rights and comply with its material obligations in the Finance Documents to which it is a party; and (b) to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

186 have been (or will, in any event, by the required date be) obtained or effected and are (or will, in any event, by the required date be) in full force and effect. 24.7 Governing law and enforcement (a) Subject to the Legal Reservations, the choice of governing law of the Finance Documents to which it is a party will be recognised and, subject to the Perfection Requirements, enforced in its Relevant Jurisdictions. (b) Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and subject to the Perfection Requirements, enforced in its Relevant Jurisdictions. 24.8 No filings Subject to the Legal Reservations and the Perfection Requirements and save as disclosed in any legal opinion delivered to the Facility Agent under this Agreement, under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents to which an Obligor is a party be filed, recorded or enrolled with any court or other authority in that Relevant Jurisdiction, except: (a) any filing, recording or enrolling which is referred to in any legal opinion or is necessary to perfect the same; or (b) as a result of or in connection with any assignment, transfer, sub-participation or sub- contract of any Commitments, participations or other rights, benefits, liabilities or obligations by a Finance Party. 24.9 No default (a) No Event of Default is continuing. (b) In respect of each Original Obligor as at the date of this Agreement, no other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Restricted Subsidiaries or to which its (or any of its Restricted Subsidiaries’) assets are subject to an extent which has, or is reasonably likely to have, a Material Adverse Effect. 24.10 No misleading information (a) In the case of the Company only so far as the Company is aware and save as disclosed in the Lender Presentation or otherwise in writing to the Facility Agent and the Arrangers prior to the date of this Agreement: (i) any material factual information contained in the Lender Presentation (taken as a whole) was true and accurate in all material respects in the context of the transactions contemplated by the Finance Documents as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given; (ii) any financial projection or forecast contained in the Lender Presentation has been prepared on the basis of recent historical information and on the basis of assumptions which the Company considered (acting reasonably) at the time 187 they were prepared to be reasonable and fair (as at the date of the relevant report or document containing the projection or forecast); (iii) the expressions of opinion or intention attributed to it in the Lender Presentation were based on grounds (acting reasonably) believed by the Company to be reasonable and fair; and (iv) insofar as it relates to the Group or the business of the Group, no material information has been omitted from the Information Package and no information has been given or withheld that results in any material information contained in the Lender Presentation (taken as a whole) being untrue or misleading in any material respect in the context of the transactions contemplated by the Finance Documents (taken as a whole) as at the date of delivery of the Lender Presentation (as applicable). (b) The representations and warranties made in respect of misleading information in paragraph (a) above are made by the Company only so far as it is aware and provided that it is acknowledged by the Finance Parties that financial projections or forecasts are subject to uncertainties and contingencies and no representation or warranty is given that such financial projections or forecasts will be realised. 24.11 Financial statements So far as the Company is aware its most recent Annual Financial Statements and Quarterly Financial Statements delivered pursuant to the terms of this Agreement: (a) have been prepared in all respects in accordance with the Accounting Principles (to the extent appropriate in the context of the Quarterly Financial Statements) unless otherwise referred to in such financial statements (or the notes thereto) and except to the extent changed in accordance with the terms of this Agreement; and (b) give a true and fair view in all respects of (if audited) or fairly present in all material respects (if unaudited) its consolidated financial condition as at the end of the period to which they relate (and to the extent appropriate in the context of management accounts) subject, in the case of Quarterly Financial Statements, to year-end adjustments and, in each case, unless otherwise set out therein. 24.12 No proceedings pending or threatened No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and which, if adversely determined, would have a Material Adverse Effect have (so far as the Company is aware) been started or threatened against it or any of its Restricted Subsidiaries. 24.13 No breach of laws (a) It has not (and none of its Restricted Subsidiaries has) breached any law or regulation applicable to it in a Relevant Jurisdiction which breach has a Material Adverse Effect. (b) No labour disputes are current against any member of the Group which have a Material Adverse Effect. 24.14 Environmental laws Each member of the Group is in compliance with applicable Environmental Law in each case where failure to do so would have, a Material Adverse Effect. 188 24.15 Taxation (a) It is not (and none of its Restricted Subsidiaries is) overdue in the filing of any Tax returns and it is not (and none of its Restricted Subsidiaries is) overdue in the payment of any amount in respect of Tax (in each case taking into account any extension or grace period), save to the extent being contested in good faith with adequate reserves, in each case, which would have a Material Adverse Effect. (b) No claims are being made or conducted against it (or any of its Restricted Subsidiaries) with respect to Taxes which have not been reflected in the most recent financial statements delivered to the Facility Agent which would be determined adversely to it or to such Restricted Subsidiary and which, if so adversely determined, and after taking into account any indemnity or claim against any third party with respect to such claim, would have a Material Adverse Effect save in respect of any Taxes being contested in good faith with adequate reserves. 24.16 Security and Indebtedness (a) No Liens exists over all or any of the present or future assets of it or any of its Restricted Subsidiaries other than Permitted Liens. (b) Neither it nor any of its Restricted Subsidiaries has any Indebtedness outstanding other than Indebtedness not prohibited under this Agreement. 24.17 Good title to assets It and each Material Company has (or will have on the First Utilisation Date) a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted in each case to the extent failure to do so would have a Material Adverse Effect. 24.18 Intellectual Property It and each of its Restricted Subsidiaries: (a) is the beneficial owner of or has licenced to it on normal commercial terms all the intellectual property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted where failure to do so would have a Material Adverse Effect; (b) does not, in carrying on its businesses, infringe any material intellectual property of any third party in any respect which would have a Material Adverse Effect; and (c) has taken all formal or procedural actions (including payment of fees) required to maintain any intellectual property owned by it, where such failure to do so would have, a Material Adverse Effect. 24.19 Pensions The pension schemes of each member of the Group are funded to the extent required by law (taking into account any applicable insurance arrangements) where failure to do so would have, a Material Adverse Effect. 24.20 Insolvency In respect of the Original Obligors only, no Event of Default pursuant to Clauses 28.7 (Insolvency proceedings) or 28.8 (Creditors’ process) has occurred and is continuing. 189 24.21 Anti-Corruption Laws and Sanctions (a) It has conducted its businesses in compliance in all material respects with applicable Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such Anti-Corruption Laws. (b) Neither it nor, to its knowledge, any of its directors or officers is a Sanctioned Person. (c) This Clause 24.21 shall not require the giving of a representation, create any obligation or establish any right in relation to it, any Holding Company, any other Obligor, any member of the Group or for the benefit of any Finance Party to the extent that giving such representation, complying with such obligation or exercising such right would: (i) violate or expose such person or any of its directors, officers, agents or employees to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96 and section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)); or (ii) prevent or prohibit such person or any of its directors, officers, agents or employees from engaging in business, transactions, activities or other conduct pursuant to a general or specific license from OFAC, any license or authorization from HM Treasury, the European Union, or any member state of the European Union, or any other registration, authorization, permit, license exemption, or license from any other applicable governmental authority. 24.22 Times when representations made (a) All the representations and warranties in this Clause 24 are made by each Original Obligor on the date of this Agreement and the First Utilisation Date except for the representations and warranties set out in Clause 24.10 (No misleading information), which are deemed to be made by the Company: (i) with respect to the Lender Presentation, on the date the Lender Presentation is approved by the Company; and (ii) with respect to the Information Package, on the date of this Agreement and on the First Utilisation Date, provided that, to the extent that in each case an Obligor has made disclosures against those representations and warranties to the Facility Agent on or prior to the date of this Agreement, such representations and warranties will be qualified by such disclosures when deemed to be made. (b) The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request and on the first day of each Interest Period. (c) The representation at Clause 24.11 (Financial statements) other than in respect of the Original Financial Statements shall be made on the date that the relevant financial statements are provided to the Facility Agent. (d) Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

190 25. INFORMATION UNDERTAKINGS The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. In this Clause 25: “Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 25.1 (Financial statements). “Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 25.1 (Financial statements). 25.1 Financial statements The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders if requested by the Facility Agent): (a) within 120 days (or (i) in respect of the first Financial Year end following any change in Financial Year end, or (ii) in respect of the Financial Year ending 31 March 2024, 150 days), after the end of each Financial Year, the audited consolidated financial statements of the Company (or at the option of the Company, of a Holding Company of the Company) for that Financial Year; and (b) within 60 days (or in the case of the first two Financial Quarters ending (i) after the First Utilisation Date or (ii) after any change in Financial Year end, 90 days) after the end of each Financial Quarter the unaudited consolidated quarterly financial statements of the Company (or, at the option of the Company, of a Holding Company of the Company) for that Financial Quarter (which may take the form of cumulative management accounts for the Financial Year to date), commencing with the second complete Financial Quarter starting after the First Utilisation Date and excluding the final Financial Quarter in each Financial Year (provided that the Company may (at its sole discretion) provide quarterly financial statements prior to such date for the purposes of calculating the Margin); provided that: (i) if consolidated financial statements cannot be provided (if required) due to the lack of appropriate financial systems and/or the accounting principles applied by members of the Group are not consistent, during the period from the First Utilisation Date to and including the second Financial Quarter ending after the First Utilisation Date, aggregated financial statements may be provided (and for the purpose of financial ratio calculations, appropriate adjustments may be for any intra-Group transactions); (ii) in the event any member of the Group makes an acquisition of any person (each such person, together with its Subsidiaries, being an “Acquired Entity”), for accounting periods any part of which fall on or prior to the date six Months from the date of completion of such acquisition: (A) to the extent management accounts and/or financial statements are required to be delivered in relation to any such accounting period, separate management accounts or, as the case may be, financial statements may be delivered in respect of the Acquired Entity for that period (and in the event separate accounts or statements are delivered pursuant to this section, any representation, statement or requirement pursuant to Clause 24.11 (Financial statements) or this Clause 25 191 referring to management accounts and/or financial statements of, or the consolidated financial position of, the Group (or similar language) shall be construed as to be a reference to the Group excluding the Acquired Entity); (B) any management accounts and financial statements delivered pursuant to sub-paragraph (A) above may be in a form as customarily prepared by the Acquired Entity prior to the date of completion of such acquisition (and management accounts and financial statements delivered in such form shall satisfy the requirements of this section); and (C) for the purpose of calculating any financial ratio under this Agreement any management accounts and financial statements delivered pursuant to sub-paragraph (A) above may be aggregated with the Quarterly Financial Statements or, as the case may be, the Annual Financial Statements for the relevant period (and appropriate adjustments made for any intra-Group transactions); and (iii) in the event that any period specified in this section for the Group to deliver any financial statements, documents or other information expires on a day which is not a Business Day, that period shall be extended so as to expire on the next Business Day. 25.2 Provision and contents of Compliance Certificate (a) The Company shall supply a Compliance Certificate to the Facility Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements in each case to the extent such statements relate to a Relevant Period ending on or after the date falling six Months after the First Utilisation Date (provided that the Company may (at its sole discretion) provide Compliance Certificates prior to such date for the purposes of calculating the Margin). (b) The Compliance Certificate shall: (i) set out the information and computations (in reasonable detail) required by the form of Compliance Certificate set out in Schedule 9 (Form of Compliance Certificate) (including as to compliance with Clause 26 (Financial Covenant) (to the extent that such financial covenant is required to be satisfied and the calculation of Margin (to the extent the Margin ratchet is applicable))); (ii) confirm, that, so far as Company is aware, no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, the steps being taken to remedy such Event of Default; (iii) if delivered with the Annual Financial Statements, contain details of which companies constitute Material Companies and confirm that the Guarantor Coverage Test is satisfied (or will be satisfied by further members of the Group acceding as Additional Guarantors); and (iv) set out or attach details of any material adjustments made for that Relevant Period to exclude the results of: (A) any Unrestricted Subsidiary; and (B) in the event that the Company delivers any Annual Financial Statements or, as the case may be, Quarterly Financial Statements for 192 the applicable Relevant Period and those financial statements are consolidated at the level of a Holding Company of the Company, each person which is consolidated in such financial statements but is not a member of the Group when calculating compliance with the financial covenant contained in Clause 26.1 (Financial covenant) for that period (to the extent that such financial covenant is required to be satisfied). (c) Each Compliance Certificate shall be signed by the Chief Financial Officer or finance director of the Group or such other officer as is performing the functions of the chief financial officer or finance director (or, if such person is not available, another authorised signatory of the Company) and, if required to be delivered with the consolidated Annual Financial Statements of the Company, shall be reported on by the Company’s Auditors as to the proper extraction of the numbers used in the calculation of the financial covenant (provided that such auditors have not adopted a general policy that they will not provide such reports and, if the relevant auditors as a matter of practice in respect of such reports require Finance Parties to sign an engagement, hold harmless, non-reliance or other similar letter with them, the Finance Parties have entered into any such letters required by the auditors). 25.3 Requirements as to financial statements (a) The Company shall procure that each set of Annual Financial Statements and Quarterly Financial Statements: (i) includes a balance sheet, profit and loss account and cashflow statement; (ii) shall be accompanied by a statement by the managers of the Company commenting on the performance of the Group for the period to which the financial statements relate and the performance of the Group compared to the prior Financial Year or the corresponding period of the prior Financial Year; (iii) shall be certified by the Chief Financial Officer or finance director of the Group or such other officer as is performing the functions of the chief financial officer or finance director (or, if such person is not available, another authorised signatory of the Company), without personal liability, as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date and for the period in relation to which those financial statements were drawn up, subject in the case of Quarterly Financial Statements, to year- end adjustments; and (iv) without prejudice to paragraph (c) below, shall be prepared in all material respects in accordance with the applicable Accounting Principles consistently applied (unless otherwise referred to in such financial statements, or the notes thereto, and to the extent appropriate in the context of Quarterly Financial Statements, and in each case, save as disclosed to the Facility Agent in writing prior to the date of delivering of those financial statements). (b) In addition the Company shall procure that each set of Annual Financial Statements shall be audited by the Auditors. (c) In relation to each set of financial statements delivered pursuant to Clause 25.1 (Financial statements) if there has been any change as regards the accounting principles or accounting practices applied by the Company when compared to the Original Accounting Principles and that change is material, or impacts upon the manner provided in this Agreement for determining “Excess Cashflow” and the “Margin” or 193 impacts upon the ability of the Lenders to determine compliance with the financial covenant contained in Clause 26 (Financial Covenant) (to the extent that such financial covenant is required to be satisfied), the Company shall notify the Facility Agent accordingly (unless the Facility Agent has been notified of the relevant change in relation to a previous set of financial statements) and the Company shall deliver to the Facility Agent a statement (the “Reconciliation Statement”) containing: (A) a description of any change necessary for those financial statements to reflect in all material respects the Accounting Principles, accounting practices and reference periods used as a basis for the preparation of the Base Case Model; and (B) sufficient information (to the extent not addressed by the description referred to in (A) above): (1) to enable the Lenders to determine: (a) whether Clause 26 (Financial Covenant) has been complied with (to the extent that such financial covenant is required to be satisfied); (b) the Margin; and (c) the amount of any prepayments to be made from Excess Cashflow under Clause 12.2 (Excess Cash), provided that, for the avoidance of doubt and unless otherwise agreed pursuant to this Clause 25, the financial covenant in this Agreement shall continue to be calculated in all material respects in accordance with the Original Accounting Principles (subject to any adjustments made by or in accordance with this Agreement); and (2) to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model. The Facility Agent (acting reasonably) shall be permitted to request such further available information as is necessary to make the determinations and comparisons referred to in (1) and (2) above. (d) If the Company notifies the Facility Agent of a change in accordance with paragraph (c) above, then, at the request of the Company or the Facility Agent, the Company and Facility Agent shall enter into negotiations in good faith with a view to agreeing: (i) whether or not the change might result in any alteration in the commercial effect of any of the terms of this Agreement; (ii) if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in either the Finance Parties or the Obligors being in a worse position in relation to the determination of the “Margin”, their respective rights and obligations under Clause 12.2 (Excess Cash) and compliance with Clause 26 (Financial Covenant) than if the change had not been made; and (iii) any other amendments to this Agreement which may be necessary to ensure that the adoption by the Group of such different accounting basis does not

194 result in any material alteration in the commercial effect of the rights and/or obligations of the Group in the Finance Documents (including more onerous information reporting requirements), and if any amendments satisfactory to the Facility Agent and the Company are agreed they shall take effect and be binding on each of the Parties in accordance with their terms. (e) If no agreement is reached under paragraph (d) above on the required amendments to this Agreement within 30 days of such notification by the Company or the Facility Agent, as applicable (and it is not agreed that no such amendments are required), the Company shall: (i) ensure that each set of financial statements is accompanied by a Reconciliation Statement or provide financial statements prepared on the basis most recently agreed in accordance with this Agreement (as the Facility Agent may require (acting reasonably)); or (ii) instruct the auditors of the Company to determine any amendment to Clause 26 (Financial Covenant), the Margin computations set out in the definition of Margin, Clause 12.2 (Excess Cash) and any other terms of this Agreement which those auditors (acting as experts and not as arbitrators) determine are required to ensure the change does not result in either the Finance Parties or the Obligors being in a worse position than if the change had not been made. Those amendments shall take effect when so determined by those auditors. The cost and expense of those auditors shall be for the account of the Company. 25.4 Notification of Event of Default Each Obligor shall notify the Facility Agent of any Event of Default (and the steps, if any, being taken to remedy it (if any)) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor). 25.5 “Know your customer” checks (a) If: (i) the introduction of or any change in (or change in the judicial interpretation of) any law or regulation made after the date of this Agreement; (ii) any change in the status of an Obligor or the composition of the shareholders of an Obligor that are not members of the Group, in each case, after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective 195 new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents. (b) Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents. (c) The Company shall, by not less than three Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that a member of the Group becomes an Additional Obligor pursuant to Clause 31 (Changes to the Obligors). (d) Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall as soon as reasonably practicable upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor. 25.6 Public Reporting If at any time the Listed Entity or an IPO Entity is Listed, delivery to the Facility Agent (or posting to the Listed Entity’s or IPO Entity’s website) of a copy of each set of financial statements of the Listed Entity or the IPO Entity which are delivered to public shareholders in the Listed Entity or IPO Entity on or about the same date as they are delivered to such public shareholders shall be deemed to satisfy all the information undertakings in this Clause 25 (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary) such that no further documents, statements or information shall be required to be delivered provided that, where applicable, the Company shall still be required to comply with its obligations to: (a) deliver a Compliance Certificate pursuant to Clause 25.2 (Provision and contents of Compliance Certificate) and, if applicable, with the date for delivery of the relevant Compliance Certificate being within ten Business Days after the date of posting of the relevant financial statements to the relevant website; (b) notify the Facility Agent of any Default that is continuing pursuant to Clause 25.4 (Notification of Event of Default); and (c) deliver any “know your customer” information pursuant to Clause 25.5 (“Know your customer” checks). 25.7 Restrictions Notwithstanding any other term of the Finance Documents all reporting and other information requirements in the Finance Documents shall be subject to any confidentiality, regulatory or 196 other restrictions relating to the supply of information concerning the Group or otherwise binding on any member of the Group. 26. FINANCIAL COVENANT 26.1 Financial covenant For the benefit of the Lenders under the Revolving Facility only (in that capacity only), unless otherwise agreed by the Majority Revolving Facility Lenders, the Company shall ensure that the Senior Secured Net Leverage Ratio (as shown in the relevant Compliance Certificate) in respect of any Relevant Period ending on or after the date falling 12 Months after the First Utilisation Date is not greater than 8.00:1, provided that, notwithstanding anything to the contrary in the Finance Documents: (a) no financial covenant contemplated by this Clause 26 shall be required to be satisfied for any purpose unless at 5 p.m. Amsterdam time on the last day of the applicable Relevant Period: (i) the aggregate Base Currency Amount of all outstanding Revolving Facility Loans borrowed by members of the Group, excluding: (A) any amounts drawn on the First Utilisation Date to fund payments related to original issue discount, flex, ticking fees, syndication costs or other costs, fees and expenses in respect of the Facilities, (B) any amounts utilised under any Ancillary Facility; and (C) any amounts utilised under any Letter of Credit, pursuant to Clause 7.9 (Bilateral arrangements) or otherwise by way of non-cash utilisation; less (ii) the aggregate amount of all cash and Cash Equivalents held by each member of the Group, is greater than 40 per cent. of the Total Revolving Facility Commitments at that time (the “Financial Covenant Condition”); and (b) in relation to any Term Facility, failure to satisfy any financial covenant set out in this Clause 26 shall not (or be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default. 26.2 Cure rights (a) If the requirement of Clause 26.1 (Financial covenant) is not met, or would, but for this Clause 26.2, not be met in respect of a Relevant Period, at any time prior to the end of the period of twenty Business Days following the date on which the Compliance Certificate in respect of that Relevant Period is required to be delivered (and ignoring any grace period on such delivery for those purposes) (the “Cure Deadline”): (i) the Company (at its option, in its sole and absolute discretion) may, or may procure that a Borrower of a Revolving Facility repays, prepays or otherwise reduces sufficient Revolving Facility Utilisations (including under any Ancillary Facility) such that the Financial Covenant Condition is no longer met (and the Financial Covenant Condition shall then be deemed not to have been met on last day of the applicable Relevant Period); and/or 197 (ii) the Company (at its option, in its sole and absolute discretion) may procure that New Equity and/or Investor Debt is injected into the Company and at its option, include all or part of the proceeds received by it pursuant to such New Equity and/or Investor Debt (the “Cure Amount”) in the calculation or, as the case may be, a recalculation of the financial covenant set out in Clause 26.1 (Financial covenant), with such financial covenant to be tested or, as applicable, retested giving effect to the following adjustments (without double counting), in each case, at the option of the Company: (A) Consolidated EBITDA for the Relevant Period shall be increased by an amount equal to the Cure Amount (an “EBITDA Cure”); or (B) Consolidated Senior Secured Net Indebtedness will be notionally reduced by an amount equal to the Cure Amount (a “Net Debt Cure”), and in relation to any EBITDA Cure, any Cure Amount so provided in respect of any Relevant Period shall be deemed to have been provided immediately prior to the last date of such Relevant Period and shall be included in all relevant covenant calculations until such date falls outside the Relevant Period. (b) If, after giving effect to the adjustments referred to in paragraph (a) above, the requirement of Clause 26.1 (Financial covenant) is met, then (subject to the other provisions of this Clause 26.2) the requirement of Clause 26.1 (Financial covenant) shall be deemed to have been satisfied as at the relevant original date of determination as though there had been no failure to comply with such requirements. (c) The ability of the Company to prevent or cure breaches of the financial covenant in Clause 26.1 (Financial covenant) by making adjustments to Consolidated EBITDA and/or Consolidated Senior Secured Net Indebtedness pursuant to an EBITDA Cure or Net Debt Cure is subject to the following: (i) not more than five different EBITDA Cures may be taken into account pursuant to this Clause 26.2 prior to the original Termination Date in respect of Facility B; (ii) different Cure Amounts may not be taken into account for the purpose of this Clause 26.2 in more than two consecutive Financial Quarters; (iii) any New Equity and/or Investor Debt elected to be applied by the Company as an EBITDA Cure and/or a Net Debt Cure shall not automatically count towards any other permission or usage under or in respect of the Finance Documents; and (iv) to the extent such New Equity and/or Investor Debt is provided following the date of delivery of the relevant Compliance Certificate for the Relevant Period, the Company shall, promptly following such provision, provide a revised Compliance Certificate to the Facility Agent setting out the revised financial covenant calculations for the Relevant Period by giving effect to the adjustments in paragraph (a) above. (d) There shall be no restriction on the amount of any Cure Amount exceeding the minimum amount required to prevent or, as the case may be, cure any breach of the financial covenant set out in Clause 26.1 (Financial covenant). (e) There shall be no requirement to apply any Cure Amount in prepayment of the Facilities.

198 (f) The Company shall notify the Facility Agent on or prior to the relevant Cure Deadline if it has elected to nominate all or any part of any New Equity and/or Investor Debt received by the Group on or prior to that date as a Cure Amount so as to make an EBITDA Cure and/or a Net Debt Cure (provided that such notification may form part of the relevant Compliance Certificate and in any event shall include details of the adjustment to the financial covenant calculations made to reflect the relevant Cure Amount). For the avoidance of doubt if the Company does not elect to make such a nomination: (i) that amount of the New Equity and/or Investor Debt not so nominated shall not constitute a Cure Amount (without prejudice to any right of the Company to nominate all or any part of that amount as a Cure Amount in respect of a future Relevant Period); and (ii) that amount of the New Equity and/or Investor Debt not so nominated (and the proceeds thereof and the use of such proceeds) shall still be taken into account as and to the extent contemplated by the definitions included in Clause 26.4 (Financial definitions) or any other applicable provision of this Agreement. (g) During the 20 Business Day period during which the Revolving Facility Utilisations may be repaid, prepaid or otherwise reduced and/or a Cure Amount may be contributed, no Default shall be deemed to have occurred as a result of the financial covenant set out in Clause 26.1 (Financial covenant) not being complied with, provided that the Company is entitled to procure that the Revolving Facility Utilisation be repaid, prepaid or otherwise reduced, an EBITDA Cure and/or a Net Debt Cure pursuant to this Clause 26.2 in respect of the Relevant Period. (h) No Cure Amount shall constitute, and the Company shall not designate any Cure Amount as, an “Excluded Contribution”. 26.3 Financial testing (a) Subject to paragraph (b), (c) and (d) below and without prejudice to the proviso in Clause 26.1 (Financial covenant), each of the definitions set out in Clause 26.4 (Financial definitions) and the financial covenant set out in Clause 26.1 (Financial covenant) shall be tested by reference to each of the Annual Financial Statements and/or Quarterly Financial Statements delivered pursuant to Clause 25.1 (Financial statements) and each Compliance Certificate delivered pursuant to Clause 25.2 (Provision and contents of Compliance Certificate). (b) Dates In the event that any Quarter Date (a “Relevant Date”) is adjusted by the Company to avoid any Relevant Date falling on a day which is not a Business Day and/or to ensure that a Relevant Date falls on a particular day of the week or there is any adjustment to a scheduled payment date to avoid payments becoming due on a day which is not a Business Day, if that adjustment results in any amount being paid in a Relevant Period in which it would otherwise not have been paid, for the purpose of calculating any financial ratio under the Finance Documents such amount shall be treated as if it was paid in the Relevant Period in which it would have been paid save for any such adjustment. 199 (c) No double counting In calculating each of the financial covenants or financial ratios no item shall be included or excluded more than once where to do so would result in double counting of that item. (d) Adjustments For the purposes of calculating Consolidated EBITDA (and, where applicable, any other definition, financial ratio or test) under any Finance Document for any period, the Company shall be permitted to: (i) if since the beginning of such period or within the previous 12 months the Company or any Restricted Subsidiary has disposed of a Restricted Subsidiary, has designated a Subsidiary as an Unrestricted Subsidiary, or otherwise has disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, for the purposes of this definition, a “Sale”) or if the transaction giving rise to the need to calculate Consolidated EBITDA is such a Sale, calculate Consolidated EBITDA for such period on the basis that Consolidated EBITDA will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period, provided that if the Company elects to make such an adjustment and the relevant sale constitutes “discontinued operations” in accordance with the Accounting Principles, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period; (ii) if since the beginning of such period or within the previous 12 months, the Company or any Restricted Subsidiary (by merger or otherwise) has made (or otherwise planned or committed, or in respect of which any other step or action has been taken, unilaterally, conditionally or otherwise) an Investment in any Person that thereby becomes (or that the Company expects in good faith, based upon any such plan, commitment, step or action, will become) a Restricted Subsidiary, has designated a Subsidiary as a Restricted Subsidiary or otherwise has acquired (or that the Company expects in good faith, based upon any such plan, commitment, step or action, will acquire) any company, any business or any group of assets constituting an operating unit of a business (any such actual or potential Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, calculate Consolidated EBITDA on the basis that Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase (together with any other related action or step) occurred on the first day of such period; (iii) if since the beginning of such period or within the previous 12 months, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period including for this purpose any Person that the Company expects in good faith, based upon any relevant plan, commitment, step or action referred to in paragraph (ii) above, will become a Restricted Subsidiary (by merger or otherwise)) will have made any Sale or any Purchase that would have permitted an adjustment pursuant to paragraph (i) or (ii) above 200 if made by the Company or a Restricted Subsidiary since the beginning of such period, calculate Consolidated EBITDA on the basis that Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto, including anticipated Synergies which the Company (acting reasonably and as calculated in good faith by a responsible financial or chief accounting officer of Group (or such other person as is performing the functions of a financial or chief accounting officer)) believes can be obtained as a result of the Sale or Purchase, calculated as if such Sale or Purchase occurred on the first day of such period; (iv) subject to paragraph (e) below, include an adjustment in respect of any Sale or Purchase (including, for the avoidance of doubt, any Sale or Purchase contemplated by paragraph (iii) above and any Sale or Purchase entered into in a prior period) equal to or less than the full run rate effect of all Synergies which the Company (acting reasonably and as calculated in good faith by a responsible financial or chief accounting officer of Group (or such other person as is performing the functions of a financial or chief accounting officer)) believes can be obtained in the 24 Month period following that Sale or, as the case may be, Purchase as a result of such Sale or Purchase (or any other related action or step); (v) if a definitive purchase agreement or other contract has been entered into in respect of an acquisition or Investment but that acquisition or Investment has not yet occurred, give pro forma effect to that acquisition or Investment; (vi) subject to paragraph (e) below, include an adjustment in respect of any restructuring, cost saving, operating expense reduction, operating improvement, redundancy program or other similar initiative or Specified Transaction (each a “Group Initiative”) which the Company or the relevant member of the Group implemented, or in respect of which the Company or relevant member of the Group has made a determination to implement, during such period or the previous 12 months equal to or less than the full run rate effect of all Synergies which the Company (acting reasonably and as calculated in good faith by a responsible financial or chief accounting officer of Group (or such other person as is performing the functions of a financial or chief accounting officer)) believes can be obtained in the 24 Month period following implementation of such Group Initiative as a result of that Group Initiative; (vii) include an adjustment in respect of any matter in respect of which an adjustment to Consolidated EBITDA was made under the Base Case Model or which is expressly referred to (and in respect of which an adjustment to Consolidated EBITDA was made) in the Lender Presentation or other materials made available as part of Syndication or in any third party diligence report or quality of earnings report in connection with any acquisition or investment which is provided to the Facility Agent; (viii) the run rate increase in EBITDA from any new or revised contracts or pricing increases; (ix) exclude any non-recurring costs and other expenses arising directly or indirectly as a consequence of any actual or potential Sale or Purchase and/or the implementation of any Group Initiative (or, in each case, any other related action or step); and/or (x) give pro forma effect to any Specified Transaction (together with any other related action or step) that has occurred during or prior to such period (or which 201 is otherwise planned or committed, or in respect of which any other step or action has been taken, unilaterally, conditionally or otherwise). (e) For the purpose of calculating the definitions set out in Clause 26.4 (Financial definitions) and all other relevant provisions of the Finance Documents (including this Clause 26.3): (i) all calculations will be as determined in good faith by a responsible financial or chief accounting officer of Group (or such other person as is performing the functions of a financial or chief accounting officer), including in respect of Synergies; (ii) all calculations in respect of Synergies (in each case actual or anticipated) may be made as though the full run-rate effect of such Synergies were realised on the first day of the relevant period; and (iii) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect may be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period, provided that if in relation to any, Sale, Purchase or Group Initiative the Company elects to include a pro forma adjustment increase in Consolidated EBITDA in respect of projected Synergies pursuant to and in reliance on paragraph (d)(iv) or (d)(vi) above (as applicable) for any period, to the extent that the relevant projected (but not realised) Synergies would otherwise exceed 25 per cent. of Consolidated EBITDA for such period (calculated on a pro forma basis taking into account any adjustments to be made by the Company pursuant to paragraph (d) above) (the “Synergies Cap”), the amount of the projected (but not realised) Synergies added to Consolidated EBITDA for that period in respect of the applicable Sale, Purchase or Group Initiative pursuant to such paragraph may not exceed the Synergies Cap. (f) If the Company relies upon the provisions of paragraph (p) of Clause 1.2 (Construction) entitling the Company or a Restricted Subsidiary to Incur Indebtedness or a Lien or make a Restricted Payment in connection with a committed acquisition or Restricted Payment, if it were entitled to do so on the date of the commitment, then for the purposes of calculating the Consolidated Leverage Ratio, the Consolidated Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Fixed Charge Coverage Ratio (as applicable), such transaction and the accompanying Incurrence of Indebtedness, a Lien or a Restricted Payment shall be deemed to have already occurred on such commitment date (and may therefore also as appropriate be given pro forma effect as though having occurred on the first day of the relevant period). (g) If the Annual Financial Statements are not available when the financial covenant is tested at the end of the last Quarter Date in a Financial Year but when such audited accounts become available the Annual Financial Statements demonstrate that the figures in some or all of the Quarterly Financial Statements utilised for any such calculation cannot have been substantially accurate then such adjustment to the calculations shall be made as is appropriate to rectify such inaccuracy and compliance with the financial covenant will be determined by reference to such adjusted figures. (h) Notwithstanding anything to the contrary (including anything in the definitions set out in Clause 26.4 (Financial definitions)), when calculating any financial definition or ratio under the Finance Documents the Company shall be permitted to exclude all or

202 any part of any expenditure or other negative item (and/or the impact thereof) directly or indirectly relating to or resulting from: (i) any branding or rebranding of the Group (or any part thereof) and/or start-up costs or losses for new businesses; (i) any Tax referable to any payments, dividends or other distributions made or declared intra-Group; (ii) the Transaction; (iii) any other acquisition, Investment or other Joint Venture permitted by the terms of this Agreement; (iv) costs or expenses relating to employee relocation, retraining, severance and termination, business interruption, reorganisation and other restructuring or cost cutting measures, the rationalisation, re branding, start up, reduction or elimination of product lines, assets or businesses, the consolidation, relocation or closure of retail, administrative or production locations and other similar items (for the avoidance of doubt, excluding any related capital expenditure); and/or (v) research and development expenditure (and the capitalisation thereof). In addition, the Company may exclude the impact of any purchase accounting when calculating any financial definition or ratio under the Finance Documents. 26.4 Financial definitions For the purposes of this Agreement: “Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Group during such period that, in conformity with the Accounting Principles, are, or are required to be, included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Group and (b) all fixed asset additions financed through Capitalised Lease Obligations Incurred by the Group and recorded on the balance sheet in accordance with the Accounting Principles during such period. “Capitalised Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Group during such period in respect of purchased software or internally developed software and software enhancements that, in accordance with the Accounting Principles, are reflected as capitalised costs on the consolidated balance sheet of the Company. “Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Expense and Receivables Fees; (b) Consolidated Income Taxes; (c) consolidated depreciation expense; (d) consolidated amortisation or impairment expense (including, for the avoidance of doubt, the amortisation of Capitalised Software Expenditures); 203 (e) any expenses, charges or other costs related to any Equity Offering or Public Offering, investment, acquisition (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business, provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalisation or the incurrence of any Indebtedness permitted by this Agreement (in each case whether or not successful) (including any such fees or charges related to the Transaction) and any Transaction Costs, in each case, as determined in good faith by the Company; (f) any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period and the amount of any payments made to option holders of any members of the Group or any of their direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement; (g) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors and any fees and other compensation paid to any member of the board of directors (or equivalent) of the Company or any of its Holding Companies; (h) other non-cash charges, write-downs or items reducing Consolidated Net Income or other items classified by the Company as extraordinary, exceptional, unusual or nonrecurring items less other non-cash items of income increasing Consolidated Net Income; (i) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of any MIP and any charges arising on any MIP accounted for as cash settled under the relevant Accounting Principles), start-up or initial costs for any project or new production line, division or new line of business or other business optimisation expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and Investments and costs related to the closure and/or consolidation of facilities and any fees, costs and expenses associated with acquisition related litigation and settlements thereof; and (j) any amount in respect of research and development tax credits. Notwithstanding the foregoing, the provision for taxes and the depreciation, amortisation, non- cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition. “Consolidated Financial Interest Expense” means, for any period (in each case, determined on the basis of the Accounting Principles), the consolidated net interest income/expense of Company and its Restricted Subsidiaries related to Indebtedness (including (a) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (b) the interest component of Capitalised Lease Obligations and (c) net payments 204 or receipts, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness) but not including any pension liability interest cost, amortisation of discount, debt issuance cost and premium, commissions, discounts and other fees and charges owed or paid with respect to financings, or costs associated with Hedging Obligations (other than those described in (c)). Notwithstanding any of the foregoing and for the avoidance of doubt, Consolidated Financial Interest Expense shall not include (i) any interest accrued, capitalised or paid in respect of Investor Debt, (ii) any commissions, discounts, yield and other fees and charges related to Qualified Receivables Financing or receivables sold/discounted on a non-recourse basis and (iii) any payments on any operating leases, including without limitation any payment on any lease, sublease, rental or licence of property (or guarantee thereof) which would be considered an operating lease under the Original Accounting Principles (or any lease, concession or licence of property that would have been categorised as an operating lease prior to the adoption of IFRS 16). “Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding taxes), trade taxes and franchise taxes of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority. “Consolidated Interest Expense” means, for any period (in each case, determined on the basis of the Accounting Principles), the consolidated net interest income/expense of the Company and its Restricted Subsidiaries, whether paid or accrued, including any pension liability interest cost, plus or including (without duplication) any interest, costs and charges consisting of: (a) interest expense attributable to Capitalised Lease Obligations; (b) amortisation of debt discount, debt issuance cost and premium; (c) non-cash interest expense; (d) commissions, discounts and other fees and charges owed with respect to financings not included in paragraph (b) above; (e) costs associated with Hedging Obligations; (f) dividends or other distributions in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Company or a subsidiary of the Company; (g) the consolidated interest expense that was capitalised during such period; (h) interest actually paid by the Company or any Restricted Subsidiary under any guarantee of Indebtedness or other obligation of any other Person; and (i) interest accrued on any Indebtedness of a Parent Holding Company that is guaranteed by the Company or any Restricted Subsidiary (less any interest accrued on any Indebtedness of the Company or any Restricted Subsidiary that was funded with the proceeds of such guaranteed Indebtedness). “Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of the Company for borrowed money and its Restricted Subsidiaries (and, for the avoidance of doubt, excluding Hedging Obligations and any indebtedness in respect of any lease, concession or license). “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such 205 determination for which internal consolidated financial statements of the Company or the relevant Holding Company are available. In determining the Consolidated Leverage Ratio on any date (the “Consolidated Leverage Ratio Calculation Date”), the Company or the relevant Restricted Subsidiary may exclude from Consolidated Leverage any Indebtedness Incurred on the Consolidated Leverage Ratio Calculation Date pursuant to the provisions of paragraph (b) of Clause 27.15 (Limitation on Indebtedness). For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations, disposed operations, cost savings programs and Group Initiatives that have been made or implemented by the Company or any of its Restricted Subsidiaries during the four-quarter reference period, the period of four quarters prior to such reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date may be calculated on a pro forma basis in a manner consistent with the adjustments described in Clause 26.3 (Financial testing), including without limitation as to savings programs and other Group Initiatives, assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, Group Initiatives and disposed or discontinued operations (and the change in any associated obligations and the change in Consolidated EBITDA resulting therefrom), including the full run rate effect of anticipated Synergies had occurred on the first day of the four-quarter reference period. If since the beginning of such period or during the period of four quarters prior to such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made or implemented any Investment, acquisition, disposition, merger, consolidation, Group Initiative or disposed or discontinued any operation that would have permitted or required adjustment pursuant to this definition, then the Consolidated Leverage Ratio may be calculated giving pro forma effect thereto, including anticipated Synergies for such period as if such Investment, acquisition, disposition, merger, consolidation, Group Initiative or disposed operation and the full run rate effect of such anticipated Synergies had occurred at the beginning of the applicable four-quarter period (in each case in a manner consistent with the adjustments described in Clause 26.3 (Financial testing)). For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of Group (or such other person as is performing the functions of a financial or chief accounting officer), including Synergies. For the purpose of calculating pro forma effect under this definition, pro forma effect may also be given to anticipated acquisitions where the Indebtedness to be Incurred is to finance such acquisitions in whole or in part, which have not yet occurred but which have become subject to a definitive purchase agreement or other contract. “Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries on a consolidated basis treating all Restricted Subsidiaries as if control has been established and consolidating on the basis of the Accounting Principles, provided that there will not be included in such Consolidated Net Income: (a) subject to the limitations contained in paragraph (c) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Group (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in paragraph (b) below);

206 (b) solely for the purpose of determining the amount available for Restricted Payments under sub-paragraph (iii)(A) of the first paragraph of Clause 27.16 (Limitation on Restricted Payments), any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to any Senior Debt Document, Permitted Second Lien Financing Document, Senior Parent Finance Document or Permitted Refinancing Document, (c) contractual restrictions in effect on the First Utilisation Date with respect to such Restricted Subsidiary (or, in the case of any Person which becomes a member of the Group after the First Utilisation Date, contractual restrictions in effect on the date on which it becomes a member of the Group), including pursuant to the Intercreditor Agreement, and other restrictions with respect to such Restricted Subsidiary that, taken as a whole, are not materially less favourable to the Finance Parties than such restrictions in effect on the First Utilisation Date (or, as the case may be, on the date on which it became a member of the Group) and (d) restrictions not expressly prohibited by this Agreement, except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents or non-cash distributions to the extent converted into cash or Cash Equivalents actually distributed or that could have been distributed (including by way of a loan) by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a loan, dividend or other distribution (subject, in the case of a loan, dividend or distribution to another Restricted Subsidiary, to the limitation contained in this paragraph (b))); (c) any net gain (or loss) realised upon the sale, abandonment or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company); (d) any extraordinary, exceptional, unusual or nonrecurring gain, loss or charge or expense (including for the avoidance of doubt, any tax referable to any payments, dividends or other distributions made or declared intra-group) or any charges or reserves in respect of any restructuring, redundancy or severance expense or costs related to the Transaction, in each case, as determined in good faith by the Company; (e) at the election of the Company with respect to any period, the cumulative effect of a changes in accounting principles; (f) any cash compensation charge or expense or payment arising from any grant of stock, stock options or other equity based awards or share option schemes, employee profit sharing or MIP and any deemed finance charges in respect of any pension liabilities or other liabilities; (g) all deferred financing costs written off and premiums paid or other expenses Incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness; (h) any unrealised gains or losses in respect of Hedging Obligations or any ineffectiveness recognised in earnings related to qualifying hedge transactions or the fair value of 207 changes therein recognised in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations; (i) any unrealised foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealised foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies; (j) any unrealised foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary; (k) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenues in component amounts required or permitted by the Accounting Principles and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition or the amortisation or write-off of any amounts thereof (including any write-off of in process research and development); (l) any goodwill or other intangible asset impairment charge, amortisation or write-off; (m) Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes; (n) the impact of capitalised, accrued or accreting or pay-in-kind interest or principal on Investor Debt; (o) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses with respect to business interruption or liability or casualty events; (p) the amount of any losses and / or costs for new entities, start up operations, new business division or newly incorporated subsidiary and any losses of discontinued operations and any restructurings or reorganisation charges related to employee terminations, closing of facilities and relocation of plant, property and equipment and any charge, cost or reserve or other business optimisation expense in connection with establishing new facilities or closing or consolidating existing facilities, losses relating to closure, consolidation or disruption of facilities, sites or supply chains, losses relating to any temporary reduction in or cessation of services, sales or production and any tax referable to any payments; and (q) to the extent covered by indemnification or other reimbursement provisions and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (i) not denied by the applicable payor in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), any expenses and charges in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement. 208 “Consolidated Net Indebtedness” means, with respect to any Person, (x) Consolidated Leverage as of the relevant date of calculation less (y) the amount of cash and Cash Equivalents held by such Person and its Restricted Subsidiaries as of such date. In respect of any applicable period, the exchange rates used in relation to Consolidated Net Indebtedness shall be: (a) the weighted average exchange rates for that period as determined by the Company; or (b) the relevant prevailing exchange rate at the close of business on the last day of that period (as determined by the Company); or (c) any other exchange rate permitted to be applied in accordance with paragraph (a)(ix) of Clause 1.2 (Construction), (provided that, where applicable, any amount of Indebtedness will be stated so as to take into account the hedging effect of any currency hedging entered into in respect of or by reference to that Indebtedness). “Consolidated Net Leverage Ratio” means the Consolidated Leverage Ratio, but calculated by replacing the term “Consolidated Leverage” in clause (x) of such definition with the term “Consolidated Net Indebtedness”. “Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with the Accounting Principles, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Group at such date and (ii) long term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with the Accounting Principles, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Group on such date and (ii) long-term deferred revenue, but excluding (for the purposes of both clauses (a) and (b) above), without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Utilisations under the Revolving Facility, any Ancillary Facility or any other revolving credit facility, to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) the current portion of any Capitalised Lease Obligations, (f) deferred revenue arising from cash receipts that are earmarked for specific projects, (g) the current portion of deferred acquisition costs, (h) current accrued costs associated with any restructuring or business optimisation (including accrued severance and accrued facility closure costs), (i) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve Month period after such date and (j) the effects from applying purchase accounting, provided that, for purposes of calculating Excess Cashflow, increases or decreases in working capital (A) arising from acquisitions or disposals by the Group shall be measured from the date on which such acquisition or disposal occurred until the first anniversary of such acquisition or disposal with respect to the Person subject to such acquisition or disposal and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cashflow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under any hedging or derivative arrangement, (y) any reclassification in accordance with the Accounting Principles of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting. “Excess Cashflow” means, for any Relevant Period ending on or about the last day of each Financial Year, an amount equal to the excess of (which, if less than zero, shall be deemed to be zero): (a) the sum, without duplication, of: 209 (i) Consolidated Net Income for such period; (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided that, in each case, if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cashflow in such future period); (iii) decreases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa), decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue for such period; (iv) an amount equal to the aggregate net non-cash loss on disposals by the Group during such period (other than disposals in the ordinary course of trading) to the extent deducted in arriving at such Consolidated Net Income; (v) cash payments received in respect of hedging or derivative arrangements during such period to the extent not included in arriving at such Consolidated Net Income; and (vi) income tax expense to the extent deducted in arriving at such Consolidated Net Income; minus (b) the sum, without duplication, of: (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in paragraph (a)(ii) above) and cash charges included in paragraphs (a) through (n) of the definition of Consolidated Net Income; (ii) without duplication of amounts deducted pursuant to paragraph (xi) below in prior Financial Years, the amount of Capital Expenditures or acquisitions of intellectual property made in cash or accrued during such period, to the extent that such Capital Expenditures or acquisitions were not financed with any of the proceeds received from (A) the Incurrence of long-term Indebtedness, (B) New Equity or Investor Debt or (C) disposals outside the ordinary course of trading; (iii) the aggregate amount of all principal payments of Indebtedness of the Group (including, without limitation (A) the principal component of payments in respect of Capitalised Lease Obligations, (B) all principal payments of Additional Facilities and (C) the amount of any mandatory prepayment of Utilisations actually made pursuant to this Agreement and any mandatory redemption, repurchase, defeasance or prepayment of Additional Facilities, any Permitted Refinancing and any Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in the case of this sub-paragraph (iii) from the proceeds of any disposal and that resulted in an increase to Consolidated Net Income (and have not otherwise been excluded under the definition thereof) and not in excess of the amount of such increase but excluding (1) all other prepayments, repurchases, defeasances, and/or redemptions of Utilisations or Additional Facilities and (2) all prepayments of revolving credit loans permitted hereunder made during such period (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder (excluding in

210 respect of (x) the Revolving Facility and (y) any other revolving loans, except to the extent financed by (A) the Incurrence of long-term Indebtedness, (B) New Equity or Investor Debt or (C) disposals outside the ordinary course of trading))); (iv) an amount equal to the aggregate net non-cash gain on disposals by the Group during such period (other than disposals in the ordinary course of trading) to the extent included in arriving at such Consolidated Net Income; (v) increases in Consolidated Working Capital (except as a result of the reclassification of items from short term to long term or vice versa), increases in long term accounts receivable and decreases in the long-term portion of deferred revenue for such period; (vi) cash payments by the Group during such period in respect of long-term liabilities of the Group other than Indebtedness (including such Indebtedness specified in paragraph (b)(iii) above); (vii) without duplication of amounts deducted pursuant to paragraph (xi) below in prior Financial Years, the amount of Investments made with cash or Cash Equivalents (other than Investments made in cash and Cash Equivalents) and acquisitions made during such period to the extent that such Investments and acquisitions were not financed with any of the proceeds received from (A) the Incurrence of long-term Indebtedness, (B) New Equity or Investor Debt or (C) disposals by the Group outside the ordinary course of trading; (viii) the amount of Restricted Payments paid in cash during such period to the extent such Restricted Payments are not prohibited by this Agreement; (ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Group during such period that are required to be made in connection with any prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness; (x) the aggregate amount of expenditures actually made by the Group in cash during such period (including expenditures for the payment of financing fees); (xi) without duplication of amounts deducted from Excess Cashflow in other periods, (A) the aggregate consideration required to be paid in cash by any member of the Group pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (B) any planned cash expenditures by any member of the Group (the “Planned Expenditures”), in the case of each of clauses (A) and (B), relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Group following the end of such period (except to the extent financed with any of the proceeds received from (1) the Incurrence of long-term Indebtedness, (2) New Equity or Investor Debt or (3) disposals by the Group outside the ordinary course of trading) provided that to the extent that the aggregate amount of cash actually utilised to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures or acquisitions of intellectual property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall 211 shall be added to the calculation of Excess Cashflow, at the end of such period of four consecutive fiscal quarters; (xii) the amount of income taxes (including penalties and interest) paid in cash in such period; (xiii) cash expenditures made in respect of hedging or derivative arrangements during such period to the extent not deducted in arriving at such Consolidated Net Income; (xiv) without duplication of paragraph (xi) above, payments in cash by the Group during such period in respect of any purchase price holdbacks, earn-out obligations, and long-term liabilities of the Group other than Indebtedness, to the extent not already deducted from Consolidated Net Income or from the determination of Excess Cashflow for such period or any prior period; (xv) decreases in current and non-current deferred revenue to the extent included or not deducted in arriving at such Consolidated Net Income; (xvi) amounts claimed under loss of profit, business interruption or equivalent insurance in respect of such period not received in cash during such period; (xvii) at the option of the Company, extraordinary, one-off, one-time, non-recurring, exceptional or unusual losses; (xviii) any amount received by way of New Equity or Investor Debt to the extent otherwise included or not deducted in arriving at such Consolidated Net Income; and (xix) at the option of the Company and without duplication of amounts deducted from Excess Cashflow in other periods, any amount of Contract Consideration anticipated to be paid by any member of the Group during such period and not actually paid relating to employee contracts or agreements (including any settlement or redundancy agreement), supplier contracts and/or customer contracts (and, in each case, any similar or equivalent arrangement) to which the Group is a party and which the Group reasonably anticipates will be paid during the period of eight fiscal quarters of the Group following the end of such period. “Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recently completed four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements of such Person are available to the Fixed Charges of such Person and its Restricted Subsidiaries for such four consecutive fiscal quarters. In the event that Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period, provided that the pro forma calculation of Fixed Charges shall not give effect to (i) any Indebtedness Incurred on the Fixed 212 Charge Coverage Ratio Calculation Date pursuant to the provisions of paragraph (b) of Clause 27.15 (Limitation on Indebtedness) or (ii) the discharge on the Fixed Charge Coverage Ratio Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to the provisions of paragraph (b) of Clause 27.15 (Limitation on Indebtedness). For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations, disposed operations, cost savings programs and Group Initiatives that have been made or implemented by the Company or any of its Restricted Subsidiaries during the four-quarter reference period, the period of four quarters prior to such reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date may be calculated on a pro forma basis in a manner consistent with the adjustments described in Clause 26.3 (Financial testing), including without limitation as to savings programs and other Group Initiatives, assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, Group Initiatives and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom), including the full run rate effect of anticipated Synergies had occurred on the first day of the four-quarter reference period. If since the beginning of such period or during the period of four quarters prior to such reference period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries shall have made or implemented any Investment, acquisition, disposition, merger, consolidation, Group Initiative or disposed or discontinued any operation that would have permitted or required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio may be calculated giving pro forma effect thereto, including anticipated Synergies for such period as if such Investment, acquisition, disposition, merger, consolidation, Group Initiative or disposed operation and the full run rate effect of such anticipated Synergies had occurred at the beginning of the applicable four-quarter period (in each case in a manner consistent with the adjustments described in Clause 26.3 (Financial testing)). For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of Group (or such other person as is performing the functions of a financial or chief accounting officer), including Synergies. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalised Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Group to be the rate of interest implicit in such Capitalised Lease Obligation in accordance with the Accounting Principles. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit or similar facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate. For the purpose of calculating pro forma effect under this definition, pro forma effect may also be given to anticipated acquisitions where the Indebtedness to be Incurred is to finance such acquisitions in whole or in part, which have not yet occurred but which have become subject to a definitive purchase agreement or other contract. “Financial Quarter” means each period of approximately three Months ending on a Quarter Date. 213 “Fixed Charges” means with respect to any Person for any period, the sum of: (a) Consolidated Financial Interest Expense of such Person for such period; (b) all cash and non-cash dividends or other distributions payable (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; (c) all cash and non-cash dividends or other distributions payable (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period; and (d) any interest expense on Indebtedness of another person that is guaranteed by such Person or its Restricted Subsidiaries or secured by a Lien on assets of such Person or its Restricted Subsidiaries, but only to the extent such interest expense is actually paid, determined on a consolidated basis in accordance with the Accounting Principles. “Funded Debt” means all Indebtedness of the Group for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans. “Permitted Acquisition” means any Permitted Investment under paragraphs (a)(ii) and/or (b) of the definition of “Permitted Investment”. “Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in each year, in each case save as any such date may be adjusted by the Company: (a) to avoid a Quarter Date falling on a day which is not a Business Day and/or to ensure that a Quarter Date falls on a particular day of the week; and/or (b) to reflect any change in the Financial Year end, or as otherwise adjusted with the consent of the Facility Agent, such consent not to be unreasonably withheld or delayed. “Relevant Period” means each period of approximately twelve Months ending on any Quarter Date. “Senior Secured Net Leverage Ratio” has the meaning given to the term “Consolidated Net Leverage Ratio” provided that: (a) the date of determination shall be the last day of the applicable Relevant Period and the relevant Financial Quarters shall be the four fiscal quarters of that Relevant Period; (b) in respect of any applicable Relevant Period, the exchange rates used in relation to Consolidated Net Indebtedness shall be, at the option of the Company: (i) the weighted average exchange rates for that Relevant Period as determined by the Company; (ii) the relevant prevailing exchange rate at close of business on the last day of that period as determined by the Company; or (iii) any other exchange rate permitted to be applied in accordance with paragraph (a)(ix) of Clause 1.2 (Construction),

214 provided that, where applicable, any amount of Indebtedness will be stated so as to take into account the hedging effect of any currency hedging entered into in respect of or by reference to that Indebtedness; and (c) when calculating Indebtedness the Company shall be permitted to exclude: (i) any Hedging Obligations; (ii) any RCF Indebtedness; and/or (iii) any Indebtedness which does not constitute Senior Lender Liabilities, Senior Notes Liabilities or Permitted Senior Financing Liabilities (as each such term is defined in the Intercreditor Agreement), the Indebtedness so calculated and being the subject of such ratio is “Consolidated Senior Secured Net Indebtedness”. “Synergies” means synergies and savings (including, without limitation and for the avoidance of doubt, operating expense reductions, revenue increases, operating improvements or adjustments and other similar initiatives). 27. GENERAL UNDERTAKINGS 27.1 General The undertakings shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. 27.2 Authorisations and consents Subject to the Legal Reservations and the Perfection Requirements, each Obligor shall promptly obtain, comply with and maintain in full force and effect any Authorisation required under any law or regulation of a Relevant Jurisdiction to: (a) enable it to perform its obligations under the Finance Documents; and (b) other than pursuant to a Permitted Transaction, enable it to own its property and assets and to carry on its business, as currently conducted, in each case, where failure to do so would have a Material Adverse Effect. 27.3 Compliance with laws Each Obligor shall, and the Company shall ensure that each member of the Group will, comply in all material respects with all laws and regulations to which it is subject, in each case, where failure to do so would have a Material Adverse Effect (provided that no member of the Group shall be in breach of this Clause 27.3 if non-compliance directly or indirectly arises as a consequence of any breach of any provision of this Agreement relating to changes to a Finance Party). 27.4 Taxation Each Obligor shall, and shall ensure that each of its Restricted Subsidiaries will, pay and discharge all Taxes imposed by any agency of any state upon it or any of them or any of its or their assets, income or profits or any transactions undertaken or entered into by it or any of them within the time period prescribed by the relevant authority (taking into account any extension or grace period) and without incurring penalties, unless and only to the extent that: (a) such payment is being contested in good faith; 215 (b) adequate reserves or provisions (including holding the benefit of any insurance or other risk mitigation product against such liabilities) are being maintained for those Taxes and the costs required to contest them; or (c) such payment can be lawfully withheld and failure to pay those Taxes does not, or is not reasonably likely to have, have a Material Adverse Effect. 27.5 Merger No Obligor shall, and the Company shall ensure that no other member of the Group will, enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction, other than pursuant to: (a) any acquisition not expressly prohibited by the terms of this Agreement; (b) any disposal permitted by Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock); or (c) any Permitted Transaction. 27.6 Pari passu ranking Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party held against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application. 27.7 Arm’s length basis (a) Except as permitted by paragraph (b) below, no Obligor shall, and the Company shall ensure that no other member of the Group will, enter into any material transaction or series of material transactions having a value of more than the greater of €15,000,000 and 10% of LTM EBITDA with any Connected Person other than on arm’s length terms or on terms that are more favourable than arm’s length terms to the relevant member of the Group. (b) The following transactions shall not be prohibited under this Clause 27.7: (i) any transactions pursuant to the Investor Documents and (A) without duplication in respect of payments made pursuant to paragraph (B), any payments by the Company or any Restricted Subsidiary to any Parent Holding Company, Investor or other Connected Person (whether directly or indirectly) of (1) annual management, consulting, monitoring or advisory fees and related expenses in an aggregate amount not to exceed the greater of €4,500,000 and 3.0% of LTM EBITDA in any Financial Year of the Company and (2) customary payments for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connections with acquisitions, divestitures or exits, which payments in respect of this paragraph (i) are approved by a majority of the Board of Directors of the Company in good faith and (B) any payments to any Investor or other Connected Person in respect of reasonable fees, costs and expenses incurred or payable by such Investor or Connected Person in connection with its direct or indirect investment in the Company and its Subsidiaries; (ii) payment of reasonable fees and costs for non-executive directors of the Company who are nominees of Investors if the amount of those fees and costs 216 does not exceed the greater of €7,500,000 and 5% of LTM EBITDA in aggregate in any Financial Year; (iii) fees, costs and expenses payable under or in connection with the Finance Documents; (iv) any payment or other transactions or arrangements of a type contemplated or otherwise permitted under Clause 27.16 (Limitation on Restricted Payments) or Clause 27.20 (Permitted Debt Payments); (v) the issuance of shares or other ownership interests (to the extent not otherwise prohibited by the terms of this Agreement); (vi) any transaction which is a Permitted Transaction; (vii) any transaction existing or contractually committed as at the First Utilisation Date (or, in the case of any person which becomes a member of the Group after the First Utilisation Date, as at the date on which it becomes a member of the Group), in each case as any such transaction or contractual commitment may be replaced, renewed or extended from time to time; (viii) any transaction constituting or relating to New Equity or Investor Debt; (ix) any transaction pursuant to any management equity plan, incentive scheme or other similar arrangement; (x) any arrangement in respect of, or the making of, a Permitted Payment or a Permitted Investment or any transaction to facilitate the making of a Permitted Payment or a Permitted Investment; (xi) any transaction made under or pursuant to, or otherwise expressly contemplated by the terms of, any Finance Document (including any payment made in accordance with Clause 27.21 (Release Condition)); (xii) any transaction made under or pursuant to any Permitted Refinancing Document, Senior Debt Document, Permitted Second Lien Financing Documents or Senior Parent Finance Document (in each case to the extent that such transaction would not otherwise be prohibited by the terms of the Finance Documents if entered into with a person which is not a Connected Person and provided that such transaction is entered into in accordance with the terms of the relevant Finance Document and the relevant terms have not been incorporated solely for the purpose of enabling the Group to enter into a transaction with a Connected Person which would otherwise be prohibited by this Agreement); and (xiii) loans to or guarantees of indebtedness of (or in each case for the benefit of) current, past or future members or management, directors or employees of members of the Group to the extent not expressly prohibited under this Agreement. 27.8 Insurance (a) Each Obligor shall, and the Company will ensure that each other member of the Group will, maintain insurances (whether under any Group policy or otherwise) on and in relation to its business and material assets of an insurable nature against those risks and to the extent as is usual in all material respects for companies in the same jurisdictions owning similar assets or carrying on the same or substantially similar business and at 217 levels usual for a business of its size and nature as may be reasonably achievable in the insurance market (including by way of insurance maintained with a “captive” insurer); and (b) All required insurances must be with reputable independent insurance companies or underwriters (provided that if an insurer ceases to be a reputable independent insurance company or underwriter no breach of this provision shall arise if the Group uses commercially reasonable endeavours to replace such insurer promptly upon becoming aware of the relevant circumstances), in each case where failure to do so would have a Material Adverse Effect. For the avoidance of doubt, there is no requirement to maintain key man insurance or loss payee endorsements or other such arrangements. 27.9 Pensions The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of its employees are funded to the extent required by law, in each case, where failure to do so would have a Material Adverse Effect. 27.10 Access While an Event of Default is continuing in respect of Clause 28.1 (Non-payment), Clause 28.2 (Financial Covenant), Clause 28.3 (Other obligations) (but only insofar as it relates to a breach of an undertaking to deliver the Annual Financial Statements or, as applicable Quarterly Financial Statements) or Clause 28.6 (Insolvency), each Obligor shall, and the Company shall ensure that each member of the Group will, permit the Facility Agent and/or the Security Agent and/or accountants or other financial advisers engaged by the Facility Agent or Security Agent free access (in the presence of the Company or a person nominated by the Company (and the Company shall use all reasonable endeavours to ensure that the Company or that person is available)) in each case during normal business hours and on reasonable notice to: (a) inspect and take copies and extracts from the books, accounts and records of each Obligor (to the extent the Facility Agent (acting reasonably) considers that such books, accounts and records to be relevant to the Event of Default which has occurred and is continuing); and (b) meet and discuss matters with Senior Management, in each case only to the extent the Facility Agent (acting reasonably) considers to be necessary to investigate the Event of Default referred to above. If following such investigation, the Event of Default referred to above is demonstrated to have occurred all costs in relation to the foregoing shall be for the account of the Company, otherwise they shall be for the account of the Lenders. 27.11 Intellectual Property Each Obligor shall, and the Company shall ensure that each other member of the Group will: (a) preserve and maintain subsistence and validity of the Intellectual Property necessary for the business of the relevant member of the Group; (b) observe and comply with all obligations and laws to which it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of any intellectual property required to conduct its business (or any part of it) is subject;

218 (c) do all acts as are necessary to maintain, protect and safeguard the intellectual property required to conduct its business (or any part of it) and use reasonable endeavours to prevent any infringement in any material respect on such Intellectual Property; (d) not discontinue the use of any of the intellectual property required to conduct its business (or any part of it) nor allow it to be used in such a way that it is put at risk by becoming generic or by being identified as disreputable; and (e) pay all registrations and registration fees necessary to maintain the Intellectual Property, in each case, where failure to do so would have a Material Adverse Effect. 27.12 Guarantors and security (a) The Company shall ensure that, subject to paragraph (b) below and the Agreed Security Principles, the Guarantor Coverage Test is satisfied when tested by reference to the Annual Financial Statements. (b) The Company shall ensure that, subject to the Agreed Security Principles, if as at the end of each Financial Year, the Guarantor Coverage Test was not satisfied, within 120 days of the delivery of the Annual Financial Statements for the relevant Financial Year (as the case may be): (i) each Material Company incorporated in a Security Jurisdiction (if not already a Guarantor); and (ii) such other member(s) of the Group as may elected by the Company shall accede as Additional Guarantors to the extent required to ensure that the Guarantor Coverage Test is satisfied (calculated as if such Additional Guarantors had been Guarantors on the relevant test date and provided that, for the avoidance of doubt, if the Guarantor Coverage Test is to be satisfied within such time period, no Default or other breach of this Agreement shall arise in respect thereof) and each such acceding Material Company and member of the Group shall grant Transaction Security over its material assets in favour of the Security Agent subject to, and on terms consistent with, the Agreed Security Principles. (c) Subject to the Agreed Security Principles and without prejudice to the obligation to comply with the requirements of paragraphs (a) and (b) above the Company shall ensure that each member of the Group which is both incorporated in a Security Jurisdiction and a Material Company at the First Utilisation Date (and, if relevant, such other members of the Group as the Company may elect so as to satisfy the Guarantor Coverage Test) shall accede as an Additional Guarantor within 120 days of the First Utilisation Date and shall grant Security as required by, and on terms consistent with, the Agreed Security Principles. 27.13 Further assurance (a) Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, each Obligor shall (and the Company shall procure that each other member of the Group shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices, registrations and instructions) as the Security Agent may reasonably specify: (i) to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a 219 mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security); and/or (ii) if a Declared Default has occurred, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security. (b) In relation to any provision of this Agreement which requires the Obligors or any member of the Group to deliver any document for the purposes of granting any guarantee or Security for the benefit of all or any of the Finance Parties, the Security Agent agrees to execute as soon as reasonably practicable any such document which is presented to it for execution. 27.14 Anti-Corruption Laws and Sanctions (a) Each Obligor shall conduct its businesses in compliance with applicable Anti- Corruption Laws in all material respects and maintain policies and procedures designed to promote and achieve compliance with such Anti-Corruption Laws. (b) Each Obligor will procure that, so far as it is able, any director, officer, agent, employee or Person acting on behalf of the foregoing, is not a Sanctioned Person and does not act on behalf of a Sanctioned Person, provided that, for the purpose of this sub-paragraph (b), a Person shall not be deemed to be a Sanctioned Person if transactions or dealings with such Person are (i) not prohibited under applicable Sanctions or (ii) permitted under a licence, licence exemption or other authorisation of a Sanctions Authority. (c) No Borrower shall request a Utilisation, and no Borrower shall use the proceeds of any Utilisation, directly or, to the relevant Borrower’s knowledge, indirectly: (i) for the purpose of funding, financing or facilitating any activities, business or transaction or with any Sanctioned Person or in any Sanctioned Country, in each case to the extent such activities, business or transaction would be prohibited by applicable Sanctions; or (ii) in any other manner that would result in the violation of applicable Sanctions; or (iii) in an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value to any Person in violation of any applicable Anti-Corruption Laws. (d) This Clause 27.14 shall not create or establish an obligation or right in relation to it, any Holding Company, any Obligor, any member of the Group or any Finance Party to the extent that agreeing to it, complying with such obligation or exercising any such right would: (i) violate or expose such person or any of its directors, officers, agents or employees to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96 and section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)); or (ii) prevent or prohibit such person or any of its directors, officers, agents or employees from engaging in business, transactions, activities or other conduct pursuant to a general or specific license from OFAC, any license or authorization from HM Treasury, the European Union, or any member state of 220 the European Union, or any other registration, authorization, permit, license exemption, or license from any other applicable governmental authority. 27.15 Limitation on Indebtedness (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness), provided that the Company and any Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof): (i) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is greater than 2.00:1; and/or (ii) the Relevant Consolidated Net Leverage Ratio is equal to or less than 6.60:1. (b) Paragraph (a) above will not prohibit the Incurrence of the following Indebtedness: (i) Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under or pursuant to any Credit Facility), and any Refinancing Indebtedness in respect of such Indebtedness and Guarantees in respect of such Indebtedness, in a maximum aggregate principal amount at any time outstanding not exceeding: (A) (x) €610,000,000; plus (y) the greater of (i) €100,000,000 and (ii) 100% of LTM EBITDA; plus (z) an amount equal to the maximum aggregate amount permitted to be Incurred under sub-paragraph (b)(ii) of Clause 2.3 (Additional Facilities) (provided that if any amount may only be Incurred under an Additional Facility on a basis which is junior to the Facilities, such amount may only be taken into account under this paragraph (A) if the relevant Indebtedness to be Incurred pursuant to a Credit Facility will also be incurred on a basis which is junior to the Facilities); plus (B) in the case of any refinancing or other replacement of any Indebtedness permitted under this sub-paragraph (i) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing or replacement (provided that, for the avoidance of doubt, Refinancing Indebtedness shall not otherwise be subject to any limit set out in this sub-paragraph (i)), provided that, in the case of a Credit Facility established pursuant to and in reliance on this sub-paragraph (i) (other than, for the avoidance of doubt (x) any bridge, interim or other similar or equivalent facility and/or (y) any Credit Facilities being incurred in connection with a Permitted Acquisition or Permitted Investment or any refinancing or replacement of Acquired Indebtedness and/or (z) Credit Facilities in an aggregate principal amount equal (or up) to the greater of (i) €74,000,000 and (ii) 50% of LTM EBITDA, which shall be permitted to have a termination date earlier than the original Termination Date for Facility B): (1) which is a syndicated senior secured term loan facility of a type similar to Facility B, neither the termination date nor any scheduled repayment instalment date for any principal amount of that Credit Facility may fall prior to the original 221 Termination Date for Facility B (provided further that nothing in this sub-paragraph (i) shall prohibit (i) any scheduled repayment instalments the principal amount of which (falling prior to the original Termination Date for Facility B) does not exceed an amount equal to 5.00% of the original principal amount of the relevant Credit Facility in aggregate in any Financial Year or (ii) any other scheduled repayment instalment if the Facility B Lenders participating in Facility B at such time are also offered by the Company scheduled repayment instalments per annum for each corresponding year in a number of basis points per annum equal to the scheduled repayment instalments of such Credit Facility, provided that, for the purpose of this sub-paragraph (1) each individual Facility B Lender will be deemed to have rejected such offer unless such Facility B Lender notifies the Facility Agent that it has accepted such offer by 11:00 a.m. five Business Days (or such longer period which the Company agrees) after the date of such offer); and (2) which is a syndicated senior secured revolving credit facility of a type similar to the Revolving Facility, the termination date for any principal amount of that Credit Facility may not fall prior to the original Termination Date for the Revolving Facility, in each case, for the avoidance of doubt, excluding any repayment under a revolving or similar or equivalent facility and excluding any prepayment; (ii) (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary; or (B) without limiting the provisions of Clause 27.17 (Limitation on Liens), Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary in each case so long as the Incurrence of such Indebtedness is permitted under the terms of this Agreement; (iii) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary, provided that: (A) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and (B) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; (iv) Indebtedness represented by:

222 (A) any Indebtedness (other than Indebtedness described in sub- paragraphs (i) and (iii) of this paragraph (b)) outstanding on the First Utilisation Date (or Incurred under local lines of credit, bilateral facilities, operating facilities, working capital facilities and/or other arrangements which are in place on the First Utilisation Date); (B) Indebtedness Incurred under or pursuant to any Senior Parent Financing; (C) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this sub-paragraph (iv) or sub-paragraph (v) of this paragraph (b) or Incurred pursuant to paragraph (a) of this Clause 27.15; and (D) Management Advances and MIP Payments; (v) Indebtedness: (A) of any Person Incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary of the Company or another Restricted Subsidiary of the Company or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary; or (B) Incurred to provide all or any portion of the funds utilised to consummate the transaction or series of related transactions pursuant to which any Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary, provided that such Indebtedness does not in aggregate exceed the sum of: (i) the greater of €37,000,000 and 25% of LTM EBITDA at any time; plus (ii) an unlimited amount of Indebtedness if after giving effect to the Incurrence of such Indebtedness: (x) the Company or a Restricted Subsidiary would have been able to Incur €1.00 of additional Indebtedness pursuant to paragraph (a) above; or (y) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such acquisition or other transaction as a consequence of that acquisition or other transaction; or (z) the Relevant Consolidated Net Leverage Ratio would not be higher than it was immediately prior to giving effect to such acquisition or other transaction as a consequence of that acquisition or other transaction; (vi) Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors of the Company or the relevant member of the Group or a member of Senior Management); 223 (vii) Indebtedness: (A) represented by Capitalised Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (vii) and then outstanding, will not exceed the greater of €45,000,000 and 30% of LTM EBITDA; or (B) otherwise arising in connection with any lease, concession or licences of assets (or in each case, any Guarantee thereof) in the ordinary course of business, and in each case any Refinancing Indebtedness in respect thereof; (viii) Indebtedness in respect of: (A) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business; (B) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, provided that upon the drawing of such letters of credit or similar instruments, the obligations are reimbursed within 30 days following such drawing; (C) the financing of insurance premiums in the ordinary course of business; and (D) any customary cash management, cash pooling, net balance or balance transfer or netting or setting off arrangements in the ordinary course of business; (ix) Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition), provided that in the case of any disposition the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition; (x) (A) Indebtedness arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that 224 such Indebtedness is extinguished within five Business Days of Incurrence; (B) Customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; (C) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Company and/or any of its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and/or any of its Restricted Subsidiaries; (D) Indebtedness Incurred in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management of bad debt purposes, in each case Incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis; (xi) [reserved]; (xii) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this paragraph (xii) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of Investor Debt or its Capital Stock (other than Disqualified Stock, Designated Preference Shares or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares or an Excluded Contribution) of the Company (the “Relevant Net Cash Proceeds”), in each case, subsequent to the First Utilisation Date, provided that for the purpose of this paragraph (xii) only, at the option of the Company (and in such amounts as elected by the Company), the Relevant Net Cash Proceeds received by the Company may be deemed to include any Available Shareholder Amounts at time of the relevant Incurrence of Indebtedness or, at the option of the Company, if earlier, at the time the relevant Indebtedness is established and provided further that: (A) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under the first paragraph and sub-paragraphs (a) and (e) of the third paragraph of Clause 27.16 (Limitation on Restricted Payments) to the extent the Company and its Restricted Subsidiaries Incur Indebtedness in reliance thereon; and (B) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this paragraph (xii) to the extent the Company or any of its Restricted Subsidiaries makes a Restricted Payment under the first paragraph and sub-paragraphs (a) and (e) of the third paragraph of Clause 27.16 (Limitation on Restricted Payments) in reliance thereon; (xiii) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing or Indebtedness for or in respect of receivables sold or discounted to the extent they are sold/discounted on a non-recourse basis; 225 (xiv) Indebtedness under daylight borrowing facilities Incurred in connection with the Transaction or any refinancing of Indebtedness (including by way of set- off or exchange) so long as any such Indebtedness is repaid within three days of the date on which such Indebtedness is Incurred; (xv) Indebtedness Incurred under any Operating Facility provided that the maximum aggregate principal amount of Indebtedness outstanding under this paragraph (xv) does not exceed at any time the greater of €45,000,000 and 30% of LTM EBITDA; (xvi) Indebtedness under overdrafts, local lines of credit, working capital facilities, bilateral financing lines or other similar or equivalent facilities or financial accommodation provided that the maximum aggregate principal amount of Indebtedness outstanding under this paragraph (xvi) does not exceed at any time the greater of €37,000,000 and 25% of LTM EBITDA; (xvii) Guarantees of the obligations of joint ventures provided that the maximum aggregate principal amount of Indebtedness outstanding under this paragraph (xvii) does not exceed at any time the greater of €45,000,000 and 30% of LTM EBITDA; (xviii) Indebtedness to the extent covered by: (A) a Letter of Credit; or (B) any other letter of credit, guarantee, indemnity or similar instrument: (1) issued under an Ancillary Facility (or any equivalent facility under any Permitted Refinancing); or (2) otherwise issued under or pursuant to a Finance Document; (xix) the factoring, sale or discounting on arm’s length or better terms of receivables (or other receivables based financing arrangements) provided that the maximum aggregate principal amount of Indebtedness outstanding under this paragraph (xix) does not exceed at any time the greater of €45,000,000 and 30% of LTM EBITDA; (xx) any Indebtedness which falls under paragraph (d) of the definition of Indebtedness; (xxi) any Indebtedness arising in connection with sale and leaseback arrangements permitted under Clause 27.17 (Limitation on Liens); (xxii) any Indebtedness arising as a result of daylight exposures in respect of banking arrangements entered into in the ordinary course of its treasury activities; (xxiii) any Indebtedness arising in connection with any vendor financing or similar arrangements; (xxiv) any Indebtedness arising by operation of law as a result of the existence of a fiscal unity of which any member of the Group is a member and any Indebtedness of the Company or any of the Restricted Subsidiaries arising in connection with any Permitted Tax Restructuring; and

226 (xxv) any Indebtedness provided that the aggregate outstanding principal amount of Indebtedness under this paragraph (xxv) does not exceed at any time the greater of €45,000,000 and 30% of LTM EBITDA. For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Clause 27.15: (1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) and (b) above, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the sub-paragraphs of paragraph (b) above or paragraph (a) above; (2) all Indebtedness outstanding under the Original Facilities shall be deemed Incurred under sub-paragraph (i) of paragraph (b) of this Clause 27.15 and may not be reclassified pursuant to paragraph (1) above (and, for the avoidance of doubt, in the case of any Indebtedness outstanding under the Facilities not denominated in the Base Currency, the Company shall be permitted to calculate compliance with paragraph (i) of paragraph (b) of this Clause 27.15 using the Base Currency Amount of that Indebtedness); (3) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included; (4) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to sub-paragraph (i), (vii), (xi), (xii) or (xxv) of paragraph (b) above or paragraph (a) above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included; (5) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; (6) Indebtedness permitted by this Clause 27.15 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Clause 27.15 permitting such Indebtedness; and (7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of the Accounting Principles. Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortisation of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in the Accounting Principles, including a change of one set of accounting principles to a different set of accounting principles, will not be deemed to be an Incurrence of Indebtedness for purposes of this Clause 27.15. The amount of any Indebtedness outstanding as of any date shall be calculated as specified under the definition of “Indebtedness”. 227 If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date. In the case of any revolving facility or similar or equivalent arrangement, when calculating compliance with this Clause 27.15 the Company shall be entitled to calculate Consolidated EBITDA at the time the relevant commitments are obtained (without any further requirement to calculate compliance at the time such commitments are utilised). If the Company elects to rely on the provisions of the previous sentence and/or paragraph (p) of Clause 1.2 (Construction) and make a determination of whether the Incurrence of Indebtedness was permitted based on the date commitments in respect of such Indebtedness were originally received (rather than the date on which the Indebtedness was actually Incurred), the Company shall be entitled to calculate Consolidated EBITDA, Consolidated Leverage, the Consolidated Leverage Ratio, the Consolidated Net Leverage Ratio, the Fixed Charge Coverage Ratio and the Senior Secured Net Leverage Ratio (as applicable) on the date on which such commitments were received, provided that such calculations shall be made on a pro forma basis assuming that Indebtedness in the full amount of such commitments had been Incurred on the date of calculation. For purposes of determining compliance with any Euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent of the aggregate principal amount of Indebtedness denominated in another currency shall be calculated based on its currency equivalent as at the date such Indebtedness was Incurred, or, at the option of the Company, first committed provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than Euro, and such refinancing would cause the applicable Euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Euro-denominated restriction shall be deemed not to have been exceeded so long as the aggregate principal amount of such Refinancing Indebtedness does not exceed the aggregate principal amount of such Indebtedness being refinanced; (b) the Euro Equivalent of the aggregate principal amount of any such Indebtedness outstanding on the First Utilisation Date shall be calculated based on the currency equivalent of such amount on the First Utilisation Date; and (c) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in Euro, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Euro Equivalent of such amount plus the Euro Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement. Notwithstanding any other provision of this Clause 27.15, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Clause 27.15 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing. 27.16 Limitation on Restricted Payments The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to: (a) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except: 228 (i) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Investor Debt; and (ii) dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis, measured by value); (b) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect Parent Holding Company held by Persons other than the Company or a Restricted Subsidiary of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock)); (c) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (i) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case, due within one year of the date of payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement, (ii) any Indebtedness Incurred pursuant to sub-paragraph (iii) of paragraph (b) of Clause 27.15 (Limitation on Indebtedness) and (iii) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement that is a Permitted Investment); (d) make any payment (other than by capitalisation of interest) on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Investor Debt; or (e) make any Restricted Investment in any Person; (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in paragraphs (a) to (e) above are referred to in this Agreement as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment (or, in the case of (i) below, at the option of the Company, at the time the relevant Restricted Payment is committed to): (i) an Event of Default (or, in the case of a Restricted Payment made using the Starter Basket, an Event of Default under Clause 28.1 (Non-payment), Clause 28.6 (Insolvency) or Clause 28.7 (Insolvency proceedings)) shall have occurred and be continuing (or would result immediately thereafter therefrom) (subject to Clause 28.12 (Clean-up Period)), provided that this paragraph (i) will not apply in the case of a Restricted Payment made using the amounts described in sub-paragraphs (B), (C) or (E) of paragraph (iii) below; (ii) the Company is not able to Incur an additional €1.00 of Indebtedness pursuant to paragraph (a) of Clause 27.15 (Limitation on Indebtedness) after giving effect, on a pro forma basis, to such Restricted Payment; or (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the First Utilisation Date (and not returned or rescinded) (including Permitted Payments permitted below by paragraphs (e), (f), (j), (k), (l) and (q) of the second succeeding paragraph below, but excluding 229 all other Restricted Payments permitted by the second succeeding paragraph) would exceed the sum of (without duplication): (A) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first financial quarter commencing prior to the First Utilisation Date to the end of the most recent financial quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company or a Parent Holding Company are available, which amount shall not be less than zero; (B) 100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Investor Debt subsequent to the First Utilisation Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company subsequent to the First Utilisation Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Restricted Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on sub-paragraph (f) of the second succeeding paragraph and (z) Excluded Contributions); (C) 100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Restricted Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the First Utilisation Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares) or Investor Debt (plus the amount of any cash, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange); (D) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries resulting from: (1) repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realised upon the sale or other disposition to a Person other than the Company or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments

230 or returns of capital) to the Company or any Restricted Subsidiary; or (2) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount, in each case under this paragraph (D), was included in the calculation of the amount of Restricted Payments referred to in the first sentence of this paragraph (iii), provided that no amount will be included in Consolidated Net Income for purposes of paragraph (A) above to the extent that it is (at the Company’s option) included under this paragraph (D); (E) the amount of the cash and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets or of marketable securities received by the Company or any of its Restricted Subsidiaries in connection with: (1) the sale or other disposition (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Restricted Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary of the Company; and (2) any dividend or distribution made by an Unrestricted Subsidiary or Affiliate to the Company or a Restricted Subsidiary (other than any cash received and used in accordance with sub-paragraph (r) of the second succeeding paragraph), provided that no amount will be included in Consolidated Net Income for purposes of paragraph (A) above to the extent that it is (at the Company’s option) included under this paragraph (E) and provided further that such amount under this paragraph (E) shall not exceed the amount included in the calculation of the amount of Restricted Payments referred to in the first sentence of this paragraph (iii); and (F) the greater of €74,000,000 and 50% of LTM EBITDA (the “Starter Basket”). The conditions set out in paragraphs (i), (ii) and (iii) above being together the “Build Up Conditions”. The fair market value of property or assets (other than cash) covered by the preceding paragraph shall be the fair market value thereof as determined in good faith by the Board of Directors of the Company. The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”): (a) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Designated Preference Shares, Investor Debt or Subordinated Indebtedness made by exchange (including any such exchange pursuant 231 to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares), Investor Debt or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company, provided that to the extent so applied, the Net Cash Proceeds, or fair market value (as determined in accordance with the preceding paragraph) of property or assets or of marketable securities, from such sale of Capital Stock, Investor Debt or such contribution will be excluded from sub-paragraph (iii)(B) above; (b) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Clause 27.15 (Limitation on Indebtedness); (c) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Clause 27.15 (Limitation on Indebtedness), and that in each case, constitutes Refinancing Indebtedness; (d) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness: (i) (i) from Net Available Cash to the extent permitted under Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock), but, to the extent applicable, only if the Company shall have first complied with the terms of Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock) and repaid all participations in the Facility B Loans tendered pursuant to any offer to repay the participations in the Facility B Loans required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness below and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest (together with any applicable prepayment or redemption premiums); (ii) to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only (i) if the Company shall have first complied with the terms of Clause 12.1 (Exit), if required, and prepaid all relevant amounts required to be prepaid pursuant to that Clause, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest (together with any applicable prepayment or redemption premiums); or (iii) (i) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilised to consummate the transaction or series of related transactions pursuant to which any Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition) and (ii) at a purchase price not greater than 100% of the 232 principal amount of such Subordinated Indebtedness plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness; (e) any dividends or other distributions paid within 60 days after the date of declaration if at such date of declaration such dividend or other distribution would have complied with this Clause 27.16; (f) the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of the Company or any Parent Holding Company (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions by the Company to any Parent Holding Company to permit any Parent Holding Company to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Company or any Parent Holding Company (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Company or any Parent Holding Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors and/or in connection with any MIP; (g) the declaration and payment of dividends and other amounts (directly or indirectly) to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Clause 27.15 (Limitation on Indebtedness); (h) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof; (i) dividends, loans, advances or distributions to any Parent Holding Company or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication): (i) the amounts required: (A) for any Parent Holding Company to pay any Parent Holding Company Expenses or any Related Taxes; (B) to enable the Holding Companies of the Company to pay their operating costs and any audit fees, legal fees, directors’ endowments, directors’ insurance and any other fees, costs, expenses or other amounts arising by operation of law or in the ordinary course of being a holding company of the Group (including costs and expenses incurred in establishing and maintaining any management equity plan, incentive plan or other similar scheme) or otherwise attributable to the business of the Group or required to register and maintain their corporate existence; (C) to directly or indirectly acquire shares or other ownership interests held by current, future or past employees or members of management (or any trust or other entity in respect of any MIP) and/or to purchase or repay any related loans and other amounts and/or to make compensation payments to management or employee leavers; (D) to pay all Taxes for which any Holding Companies of the Company are liable to the extent that those Taxes are attributable to the business 233 of the Group or acting as a holding company of the Group and to the extent that the Taxes do not arise as a result of activities that are in breach of this Agreement, provided that no member of the Group may make any payment pursuant to this sub-paragraph (D) in respect of Taxes to any Holding Company of the Company unless the amount so paid is to be used by the ultimate recipient in order to make a payment to the relevant tax authorities within ninety days of such payment being made or to reimburse it in respect of such a payment made to the relevant tax authorities; (E) to meet substance requirements for Tax purposes; and/or (F) to pay for any reasonable remuneration due under any employment contracts for employees of the Company or its Holding Companies or service contracts for directors of any Holding Companies of the Company to the extent that such service contracts are attributable to it being a holding company of the Group; (ii) amounts constituting or to be used directly or indirectly for purposes of making payments: (A) of fees and expenses Incurred in connection with the Transaction; (B) to the extent specified in or contemplated by paragraph (b) of Clause 27.7 (Arm’s length basis); or (C) in connection with: (1) any issuance or sale of Capital Stock, options, other equity- related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent Holding Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business; (2) any Management Advances and/or MIP Payments (and in each case any waiver or transaction with respect thereto); (3) the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company, any Restricted Subsidiary of the Company or any Parent Holding Company

234 (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees); or (4) execution, delivery and performance of any Tax Sharing Agreement or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business (including, without limitation, any amounts in respect of taxes that the Company or any of its Restricted Subsidiaries would owe on a standalone basis or if such consolidation had not occurred); (j) so long as no Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances), in an amount not to exceed in any Financial Year the greater of: (i) 6% of the Net Cash Proceeds received by the Company from a Public Offering or contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company or loaned as Investor Debt to the Company; and (ii) the greater of: (A) 7% of the Market Capitalisation of (1) the Listed Entity, or (2) following any Initial Public Offering, the IPO Entity; and (B) 7% of the (1) Market Capitalisation of the Listed Entity as at the First Utilisation Date, or (2) following any Initial Public Offering, the IPO Market Capitalisation; (k) so long as no Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed the greater of €37,000,000 and 25% of LTM EBITDA provided that if an Investment is made pursuant to this paragraph (k) in a Person that is not a Restricted Subsidiary of the Company and such Person is subsequently designated a Restricted Subsidiary of the Company pursuant to this Agreement such Investment shall thereafter be deemed to have been made pursuant to paragraph (a) or (b) of the definition of “Permitted Investments” and not this paragraph (k); (l) payments by the Company, or loans, advances, dividends or distributions to any Parent Holding Company to make payments, to holders of Capital Stock of the Company or any Parent Holding Company in lieu of the issuance of fractional shares of such Capital Stock, provided that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Clause 27.16 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors of the Company); (m) Investments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments to the extent made in exchange for or using as consideration Investments previously made under this Clause 27.16; (n) (i) the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of the Company issued after the First Utilisation Date and (ii) the declaration and payment of dividends to any Parent Holding Company or 235 any Affiliate thereof, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preference Shares of such Parent Holding Company issued after the First Utilisation Date, provided that, in the case of (i) and (ii), the amount of all dividends declared or paid pursuant to this paragraph (n) shall not exceed the Net Cash Proceeds received by the Company or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution or, in the case of Designated Preference Shares by Parent Holding Company or an Affiliate, the issuance of Designated Preference Shares) of the Company or loaned as Investor Debt to the Company, from the issuance or sale of such Designated Preference Shares; (o) dividends or other distributions of Capital Stock of Unrestricted Subsidiaries; (p) payment of any Receivables Fees and purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing or payments or purchases pursuant to transactions in respect of receivables sold or discounted to the extent they are sold/discounted on a non-recourse basis; (q) any payment directly or indirectly in connection with corporate finance, M&A, consulting or transaction advice and/or other services actually provided to the Group on bona fide arm’s length or better commercial terms; (r) any declaration of a dividend, charge, fee or other distribution or other step which does not result in any cash payment by a member of the Group to a person which is not a member of the Group; (s) any payment, step, action or matter arising in connection with any actual, proposed or future payment of Tax (including as a consequence of any ‘group contributions’ or similar or equivalent arrangements); (t) so long as no Event of Default is continuing at the time of payment, any dividend, distribution, loan or other payment provided that the Relevant Consolidated Net Leverage Ratio on a pro forma basis after giving effect to any such dividend, distribution, loan or other payment does not exceed 3.10:1; (u) so long as no Event of Default is continuing at the time of payment, any dividend, distribution, loan or other payment funded from the Available Amount (to the extent Not Otherwise Applied) provided that the Relevant Consolidated Net Leverage Ratio on a pro forma basis after giving effect to any such dividend, distribution, loan or other payment does not exceed 3.60:1; and (v) any dividends, repayments of equity, reductions of capital or any other distribution by any fiscal unity member to another Obligor which are both members of the same fiscal unity (fiscale eenheid) for Dutch corporate income tax and/or Dutch value added tax purposes. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith. For the avoidance of doubt but without prejudice to the restrictions set out in Clause 27.20 (Permitted Debt Payments), nothing in this Clause 27.16 shall prohibit any payment on or with respect to, or purchase, repurchase, redemption, defeasance or other acquisition or retirement 236 of, any Senior Liabilities, Permitted Second Lien Financing Liabilities or Senior Parent Liabilities. For the avoidance of doubt: (a) nothing in the Finance Documents shall prohibit the roll up or capitalisation of any amount due in respect of Investor Debt; and (b) any “payment” referred to above as a Permitted Payment or in the definition of Permitted Investment may be paid in any manner whatsoever (including, without limitation, by way of dividend, reduction of capital, loan, fee, charge, repayment, prepayment, redemption, defeasance, retirement, set-off, acquisition of liabilities or other discharge). In addition, to the extent that any member of the Group is permitted to make any payment to a person as a Permitted Payment or Permitted Investment, that member of the Group shall be permitted to issue a guarantee in respect of any obligations of that person (or otherwise for the benefit of that person) up to the amount of, and in place of, making all or any part of that payment (with any such guarantee being a Permitted Payment or Permitted Investment). 27.17 Limitation on Liens The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Company), whether owned on the First Utilisation Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except: (a) in the case of any property or asset that does not constitute Charged Property: (i) Permitted Liens; or (ii) Liens on property or assets that are not Permitted Liens if the Loans (or a Guarantee in the case of Liens of a Guarantor) are directly secured equally and rateably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured, provided that in relation to any obligation to grant security in respect of the Loans or any Guarantee pursuant to this paragraph (a)(ii): (A) that obligation shall only apply to the extent that granting the relevant security would not breach any applicable law or present a material risk of liability for any member of the Group and/or its officers or directors, or give rise to a material risk of breach of fiduciary or statutory duties by any director or officer; and (B) as regards the terms of any relevant Transaction Security Document and the extent of any Security provided thereunder only (but not, for the avoidance of doubt, the obligation to execute a Transaction Security Document in respect of the relevant property or assets), that obligation shall be subject to the Agreed Security Principles; and (b) in the case of any property or asset that constitutes Charged Property, Permitted Collateral Liens. Any Lien created in favour of the Finance Parties pursuant to paragraph (a)(ii) above will be automatically and unconditionally released and discharged: 237 (i) upon the release and discharge of the Initial Lien to which it relates; and (ii) otherwise as set out in or contemplated by any of the Finance Documents. 27.18 Limitation on Sales of Assets and Subsidiary Stock The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless: (a) the Company or a Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap); and (b) an amount equal to 100% of the Net Available Cash from such Asset Disposition is directly or indirectly applied by the Company or any relevant Restricted Subsidiary, as the case may be: (i) to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of a Restricted Subsidiary), (i) to prepay, repay or purchase any Indebtedness of a Non- Obligor (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary), Indebtedness under this Agreement and/or Indebtedness under sub-paragraphs (b)(i) and (b)(xvi) of Clause 27.15 (Limitation on Indebtedness) (or in each case any Refinancing Indebtedness in respect thereof) within 540 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash, provided that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this paragraph (b)(i), where applicable the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) (except in the case of any revolving Indebtedness, including, but not limited to, the Revolving Facility) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest (together with any applicable prepayment or redemption premiums) to the date of such prepayment, repayment or purchase; or (ii) to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) or otherwise in the business of the Group (including in any Permitted Investment) within 540 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash, provided that: (A) any such reinvestment made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time; or (B) any such reinvestment designated by the Board of Directors of the Company within such time,

238 will satisfy this requirement, so long as such investment is consummated within 180 days of such 540th day, provided further that, pending the final application of any such Net Available Cash in accordance with sub-paragraph (i) and (ii) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement. Notwithstanding the foregoing, the Company may elect that any such Net Available Cash is not applied in accordance with the above, in which case the following paragraphs shall apply (for the avoidance of doubt, subject to paragraph (c) of Clause 12.4 (Application of prepayments)). Any Net Available Cash from Asset Dispositions that is not applied or invested, committed or designated to be applied or invested as provided for in the first paragraph of this Clause 27.18 will be deemed to constitute “Excess Proceeds” under this Agreement. On the 541st day (or, if sub-paragraph (ii)(A) or (ii)(B) above applies, on the 721st day) after an Asset Disposition, or at such earlier date that the Company elects, if the aggregate amount of Excess Proceeds under this Agreement exceeds the greater of €37,000,000 and 25% of LTM EBITDA, the Company will be required to make an offer (an “Asset Disposition Offer”) to each Lender under Facility B and, to the extent the Company elects, to holders of all or any other outstanding Pari Passu Indebtedness, to, respectively, prepay participations in outstanding Facility B Loans (and only to the extent any Facility B Loans are outstanding) held by any such Lender at par and to repay, prepay or purchase the maximum aggregate principal amount of any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be repaid, prepaid or purchased out of the Disposition/Debt Percentage of the Excess Proceeds, in the case of any Pari Passu Indebtedness, at an offer price of no more than 100% of the principal amount of such Pari Passu Indebtedness, plus accrued and unpaid interest (together with any applicable prepayment or redemption premiums), if any, to, but not including, the date of repayment, prepayment or purchase, in accordance with the procedures set forth in the agreements governing such Pari Passu Indebtedness, as applicable. Any payment of Indebtedness under this Clause 27.18 shall be subject to Clause 27.20 (Permitted Debt Payments). To the extent that the aggregate amount of participations in the Facility B Loans prepaid and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Disposition/Debt Percentage of the Excess Proceeds, the Group may use any remaining Excess Proceeds for any purpose not prohibited by the terms of this Agreement. If the aggregate principal amount of participations in the Facility B Loans elected to be repaid in any Asset Disposition Offer to the Lenders and other Pari Passu Indebtedness tendered by holders or lenders, collectively, exceeds the Disposition/Debt Percentage of the amount of Excess Proceeds, the Disposition/Debt Percentage of such Excess Proceeds shall be allocated among participations in the Facility B Loans to be repaid and Pari Passu Indebtedness to be repaid, prepaid or purchased on a pro rata basis on the basis of the aggregate principal amount of participations in the Facility B Loans offered to be repaid and the tendered Pari Passu Indebtedness. For the purposes of calculating the aggregate principal amount of any such Indebtedness not denominated in Euro, such Indebtedness shall be calculated by converting any such aggregate principal amounts into their Euro Equivalent determined as of a date selected by the Company that is within the Asset Disposition Offer Period (as defined below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be deemed to be reset at zero. The Asset Disposition Offer, in so far as it relates to the Facility B Loans, will remain open for a period of not less than 10 Business Days following its commencement (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period, the Company will repay (or procure the repayment of) the aggregate principal amount of participations in the Facility B Loans to be repaid and, to the extent it elects, 239 Pari Passu Indebtedness required to be repaid, prepaid or purchased pursuant to this Clause 27.18 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all participations in Facility B Loans and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Notwithstanding the foregoing, the Group shall be permitted to delay the repayment of any participations in the Facility B Loans until the last day of the first Interest Period for the relevant Facility B Loan to be repaid ending at least 5 Business Days after the termination of the Asset Disposition Offer Period (and delay any repayment, prepayment or purchase of Pari Passu Indebtedness on a consistent or equivalent basis). 27.19 Lines of Business The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Similar Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole. Notwithstanding anything to the contrary, nothing in this Clause 27.19 shall prohibit any acquisition or disposal not prohibited by the terms of this Agreement. 27.20 Permitted Debt Payments (a) Subject to paragraph (b) below, unless otherwise contemplated or permitted by the Intercreditor Agreement the Company may not, and shall procure that no other member of the Group will repay, prepay, purchase, defease, redeem or otherwise acquire or retire the principal amount of any Second Lien Financing or Senior Parent Financing (but, for the avoidance of doubt, in each case excluding any amount outstanding under any Finance Document) prior to its scheduled maturity date in any manner which involves the payment of cash consideration by a member of the Group to a person which is not a member of the Group (a “Permitted Debt Payment”). (b) Paragraph (a) above shall not prohibit any Permitted Debt Payment provided that: (i) the Majority Lenders consent to such Permitted Debt Payment; (ii) such Permitted Debt Payment is funded from the Available Amount (to the extent Not Otherwise Applied) provided that any Permitted Debt Payment may only be funded from (A) Cash Overfunding; (B) paragraph (g) of the definition of Available Amount; or (C) any other Indebtedness (excluding the amount of any Second Lien Financing and/or Senior Parent Financing) as referred to in paragraph (h) of the definition of Available Amount if (x) the Relevant Consolidated Net Leverage Ratio on a pro forma basis after giving effect to any such Permitted Debt Payment (funded from Cash Overfunding or paragraph (g) of the definition of Available Amount or such other Indebtedness (excluding the amount of any Second Lien Financing and/or Senior Parent Financing) as referred to in paragraph (h) of the definition of Available Amount) does not exceed 3.60:1 and (y) no Event of Default is continuing at the time of that payment; (iii) such Permitted Debt Payment constitutes or is otherwise part of a refinancing or replacement of any Second Lien Financing or Senior Parent Financing not otherwise expressly prohibited by the terms of the Intercreditor Agreement (including pursuant to a debt exchange, non-cash rollover or other similar or equivalent transaction); (iv) such Permitted Debt Payment is made following the occurrence of a Change of Control or a sale under Clause 12.1 (Exit) (provided that the Obligors are 240 not in breach of any obligation to make a payment under Clause 12.1 (Exit) at the time such Permitted Debt Payment is contractually committed); (v) at the time such Permitted Debt Payment is contractually committed the Relevant Consolidated Net Leverage Ratio for the Relevant Period ending on the most recent Quarter Date for which a Compliance Certificate has been delivered is equal to or less than 3.60:1 (adjusted as if such Permitted Debt Payment and any resulting or related reduction in Consolidated Net Indebtedness had taken place on the last day of that Relevant Period); or (vi) such Permitted Debt Payment is made under or pursuant to any provision of a Finance Document equivalent or similar to Clause 11.1 (Illegality), Clause 11.6 (Right of cancellation in relation to a Defaulting Lender), Clause 12.3 (Mandatory prepayment and cancellation in relation to a single Lender) or Clause 41.4 (Replacement of Lender), including, without limitation, any Permitted Debt Payment to the equivalent of a Non-Consenting Lender, a Defaulting Lender, Non-Approved Lender or an Increased Costs Lender under the relevant Finance Document. 27.21 Release Condition (a) Notwithstanding anything to the contrary in this Agreement or any other Finance Document, during the period (if any) that a Release Condition (as defined in paragraph (c) below) is satisfied: (i) the following obligations and restrictions shall be suspended and shall not apply: (A) the requirement to make mandatory prepayments under Clause 12.2 (Excess Cash); (B) the restrictions under Clause 27.5 (Merger); (C) the restrictions under Clause 27.7 (Arm’s length basis); (D) the restrictions under Clause 27.12 (Guarantors and security); (E) the restrictions under Clause 27.15 (Limitation on Indebtedness); (F) the restrictions under Clause 27.16 (Limitation on Restricted Payments) together with any other restriction under this Agreement or any other Finance Document on the distribution of dividends, return of share capital or other type of shareholder, Investor or an Affiliate of an Investor remuneration or payment; (G) the restrictions under Clause 27.17 (Limitation on Liens); (H) the restrictions under Clause 27.18 (Limitation on Sales of Assets and Subsidiary Stock); (I) the limitations under Clause 27.20 (Permitted Debt Payments); (J) the restrictions under Clause 27.8 (Insurance); and (K) the restrictions under Clause 27.9 (Pensions); and (ii) the financial covenant in Clause 26.1 (Financial covenant) shall: 241 (A) only be tested semi-annually (for the Relevant Periods ending on the second and fourth Quarter Dates in each Financial Year); and (B) be automatically adjusted (and construed for all purposes and with such adjustment to be binding on all Parties) such that the ratio in Clause 26.1 (Financial covenant) is changed to the ratio which would have applied had that ratio originally been set on the basis of Consolidated EBITDA underperforming the Base Case Model as at the date of this Agreement by an additional 10 per cent. in each Relevant Period (such that, for example, if a ratio was originally set on the basis of Consolidated EBITDA underperforming the Base Case Model as at the date of this Agreement by 40 per cent. in a Relevant Period that ratio will be changed to reflect the position which would have applied if it had been set on the basis of Consolidated EBITDA underperforming the Base Case Model as at the date of this Agreement by 50 per cent. in that Relevant Period); and (iii) the amount of each basket set out in Clause 27 (General Undertakings) (including all ‘annual’, ‘life of Facilities’ and ‘at any time’ baskets) shall be increased by 25 per cent. (b) If at any time after a Release Condition has been satisfied and a Release Condition subsequently ceases to be satisfied, any breach of this Agreement or any other Finance Documents that arises as a result of any of the obligations, restrictions or other terms referred to in paragraph (a) above ceasing to be suspended or amended shall not (provided that it did not constitute an Event of Default at the time the relevant event or occurrence took place) constitute (or result in) a breach of any term of this Agreement or any other Finance Documents, a Default or an Event of Default. (c) For the purposes of this Clause 27.21, the “Release Condition” means satisfaction of one of the following conditions: (i) the Senior Secured Net Leverage Ratio for the Relevant Period ending on the most recent Quarter Date for which a Compliance Certificate has been delivered to the Facility Agent is equal to or less than 2.50:1; or (ii) the long-term corporate credit rating of the Company (or, as the case may be, the Company) is equal to or better than Baa3 according to Moody’s or BBB- according to Standard & Poor’s. (d) Following an Initial Public Offering each Investor (as defined in the Intercreditor Agreement) shall at the request of the Company be irrevocably and unconditionally released from the Intercreditor Agreement (and all obligations and restrictions under the Intercreditor Agreement) and no other person shall be obliged to accede to the Intercreditor Agreement as an Investor (and in the event that any person is released from or does not become party to the Intercreditor Agreement as an Investor as a consequence of this paragraph (d), any term of any Finance Document which requires or assumes that any person be an Investor or that any liabilities or obligations to such person be subject to this Agreement or otherwise subordinated shall cease to apply, including, without limitation, sub-paragraph (a)(iv) of the definition of Investor Debt). 28. EVENTS OF DEFAULT Each of the events or circumstances set out in this Clause 28 is an Event of Default (save for Clause 28.11 (Acceleration) and Clause 28.12 (Clean-up Period)).

242 28.1 Non-payment An Obligor does not pay on the due date any amount payable by it to a Finance Party under a Finance Document at the place at and in the currency in which it is expressed to be payable unless: (a) in the case of principal or interest payment is made within five Business Days of its due date; or (b) in the case of other amounts not constituting principal or interest, payment is made within thirty Business Days of its due date. 28.2 Financial Covenant (a) In relation to the Revolving Facility only and subject to paragraphs (a) to (b) of Clause 26.1 (Financial covenant) and Clause 26.2 (Cure rights) and paragraph (b) and (c) below, the Company does not comply with the financial covenant set out in Clause 26 (Financial Covenant). (b) If the financial covenant set out in Clause 26 (Financial Covenant) has been breached in respect of any Relevant Period (the “First Period”) but is complied with when tested in the next Relevant Period (the “Second Period”) then the prior breach of such financial covenant in respect of the First Period or any Event of Default arising under this Clause 28.2 therefrom shall no longer be outstanding or continuing for the purposes of the Finance Documents unless the Facility Agent has taken any action referred to in paragraph (b)(ii) of Clause 28.11 (Acceleration) before delivery of the Compliance Certificate in respect of the Second Period. (c) With respect to Facility B, failure to satisfy any requirement of Clause 26 (Financial Covenant) shall not (or be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default. 28.3 Other obligations (a) Subject to paragraph (b) below, an Obligor does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 28.1 (Non-payment) and Clause 28.2 (Financial Covenant)). (b) No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 Business Days of the Company receiving written notice from the Facility Agent, notifying it of that failure. 28.4 Misrepresentation Any representation made or deemed to be made by an Obligor in the Finance Documents to which it is party is or proves to have been incorrect or misleading in any material respect (where the relevant representation is not otherwise subject to a materiality qualification) when made or deemed to be made unless the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within 30 Business Days of the Company receiving written notice from the Facility Agent, notifying it of that misrepresentation. 28.5 Cross default (a) The principal amount of any Indebtedness of any Material Company is not paid when due at its stated final maturity (after the expiry of any originally applicable grace period). 243 (b) The principal amount of any Indebtedness of any Material Company is declared to be or otherwise becomes due and payable prior to its stated final maturity in either case as a result of an event of default (however described). (c) In relation to Facility B only, a Declared Default has occurred and is continuing under paragraph (b) of Clause 28.11 (Acceleration). For the purpose of this Clause 28.5: (i) subject to paragraph (ii) below, no Event of Default will occur under paragraphs (a) or (b) above if the aggregate principal amount of Indebtedness falling within paragraphs (a) or (b) above at any time does not exceed the greater of €45,000,000 and 30% of LTM EBITDA (or its equivalent in other currencies); and (ii) any Indebtedness: (A) covered by a Letter of Credit (or the equivalent issued under an Ancillary Facility or otherwise issued under or pursuant to a Senior Debt Document or a Permitted Refinancing); (B) owed by one member of the Group to another member of the Group; (C) of the Company under any Investor Debt Document; (D) prior to the end of the Certain Funds Period, outstanding under any financing arrangements of any member of the Group; and (E) which has ceased to be due and payable or on demand or in respect of which the relevant creditor is no longer entitled to declare it due and payable, shall, in each case, be disregarded. 28.6 Insolvency (a) Any Obligor is unable to pay its debts as they fall due (other than solely as a result of liabilities exceeding assets). (b) A moratorium is declared in respect of any Indebtedness of any Obligor. (c) No Event of Default will occur under this Clause 28.6 if the relevant event or circumstance is remedied within 60 days of the relevant Obligor becoming aware of their event or circumstance and that it constitutes a default. 28.7 Insolvency proceedings (a) Any formal corporate action or formal legal proceeding is taken in relation to or an agreement is entered into for: (i) the appointment of a liquidator receiver, administrator, administrative receiver, judicial manager, or other similar officer in respect of any Obligor or any of its assets; (ii) a composition, compromise or assignment for the benefit of the financial creditors or any Obligor generally; (iii) the winding-up, dissolution or administration of an Obligor; or 244 (iv) any analogous step is taken in any jurisdiction. (b) Paragraph (a) above shall not apply to: (i) any action, proceedings, procedure, step or other matter which is, or is part of or arises in connection with, a Permitted Transaction; or (ii) any winding-up petition, dissolution or administration proceeding or other step, action or matter which is discharged, stayed or dismissed within 30 Business Days of commencement. 28.8 Creditors’ process (a) Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction in which the Group conducts a material part of its principal business and has material assets is levied or enforced upon or sued out against any asset or assets of any Material Company and that process has, or is reasonably expected to have, a Material Adverse Effect. (b) No Event of Default will occur under this Clause 28.8 if the relevant event or circumstance is capable of remedy and is remedied within 30 Business Days of the Facility Agent giving notice to the Company of the relevant event or circumstance and that it constitutes a default. 28.9 Unlawfulness and invalidity (a) Subject to paragraph (c) below any of the following occurs: (i) any provision of any Finance Document is or becomes invalid or (subject to the Legal Reservations) unenforceable; or (ii) it is or becomes unlawful in any applicable jurisdiction for an Obligor to perform any of its material obligations under the Finance Documents (other than, in respect of a French Borrower only, the obligations set out in paragraph (e) of Clause 18.2 (Tax gross-up) or any similar provision of a Finance Document), in each case: (A) as a result of an event occurring after the date of execution of the relevant Finance Document (excluding any action, step or matter taken, procured or approved in writing by the requisite Finance Parties); and (B) to an extent which is materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents. (b) An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences in writing an intention to rescind or repudiate a Finance Document or any Transaction Security, to the extent which is materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents. (c) No Event of Default will occur under this Clause 28.9 if the relevant event or circumstance is capable of remedy and is remedied within 30 Business Days of the Facility Agent giving notice to the Company of the relevant event or circumstance and that it constitutes a default or, in respect of any Transaction Security Document only, 245 the aggregate value of the assets subject to the relevant Transaction Security Document to which paragraph (a) above applies is less than the greater of €30,000,000 and 20% of LTM EBITDA. 28.10 Intercreditor Agreement (a) Subject to paragraph (b) below, any Holding Company of the Company party to the Intercreditor Agreement fails to comply with a material obligation under the Intercreditor Agreement and that failure to comply is materially prejudicial to the interests of the Lenders (taken as a whole) under the Finance Documents. (b) No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 Business Days of the Company receiving written notice from the Facility Agent notifying it of that failure. 28.11 Acceleration (a) Subject to Clause 4.5 (Utilisations during the Certain Funds Period) and Clause 4.6 (Utilisations of Additional Facility during the Agreed Certain Funds Period) and Clause 28.12 (Clean-up Period), on and at any time after the occurrence of an Event of Default which is continuing (other than an Event of Default which is continuing under Clause 28.2 (Financial Covenant)) the Facility Agent may, but only if so directed by the Super Majority Lenders (and in the case of a French Obligor only, subject to the mandatory provisions of articles L.620-1 to L.670-8 and L. 611-16 of the French Code de Commerce), by notice to the Company: (i) cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled; (ii) declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; (iii) declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Super Majority Lenders; (iv) declare that cash cover in respect of each Letter of Credit is immediately due and payable, at which time it shall become immediately due and payable; (v) declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Super Majority Lenders; (vi) declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; (vii) declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Super Majority Lenders; and/or (viii) exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

246 (b) Subject to Clause 4.5 (Utilisations during the Certain Funds Period), Clause 4.6 (Utilisations of Additional Facility during the Agreed Certain Funds Period) and Clause 28.12 (Clean-up Period), on and at any time after the occurrence of an Event of Default which is continuing under Clause 28.2 (Financial Covenant) the Facility Agent may, but only if so directed by the Majority Revolving Facility Lenders (and in the case of a French Obligor only, subject to the mandatory provisions of articles L.620-1 to L.670-8 and L. 611-16 of the French Code de Commerce), by notice to the Company: (i) cancel the Revolving Facility Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled; (ii) declare that all or part of the Revolving Facility Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents in respect of the Revolving Facility be immediately due and payable, at which time they shall become immediately due and payable; (iii) declare that all or part of the Revolving Facility Loans be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Revolving Facility Lenders; (iv) declare that cash cover in respect of each Letter of Credit is immediately due and payable, at which time it shall become immediately due and payable; (v) declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Majority Revolving Facility Lenders; (vi) declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; (vii) declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Revolving Facility Lenders; and/or (viii) exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents. 28.12 Clean-up Period (a) Notwithstanding any other term of this Agreement, during the period (the “Clean-up Period”) in respect of a Permitted Acquisition made after the First Utilisation Date, from the date of closing of that acquisition to the date falling 180 days thereafter if any matter or circumstance that exists in respect of any person, undertaking or business which is the direct or indirect subject of the relevant acquisition (in the case of a Permitted Acquisition) would constitute a breach of a representation, undertaking or any other term or condition or a Default or an Event of Default (a “Relevant Default”) then subject to paragraph (b) below, during the Clean-up Period that Relevant Default shall not constitute a breach of a representation, undertaking or any other term or condition or a Default or an Event of Default and the Facility Agent shall not be entitled to give any notice under Clause 28.11 (Acceleration) with respect to that Relevant Default until (if that Relevant Default is then continuing) the date immediately after the end of the Clean-up Period. (b) Paragraph (a) above shall not apply with respect to any Relevant Default to the extent that it: 247 (i) has, or is reasonably expected to have, a Material Adverse Effect; (ii) has been procured by or approved by the Company (provided that knowledge of the Relevant Default does not equate to procurement or approval by the Company); (iii) is a breach of Clause 28.1 (Non-payment) or Clause 28.10 (Intercreditor Agreement); (iv) is not capable of being cured or, if the Company is aware of the relevant circumstances at the time, reasonable steps are not being used to cure the same; or (v) is continuing at the end of the Clean-up Period (and, for the avoidance of doubt, if the Relevant Default is continuing at the end of the Clean-up Period, the Lenders shall then be entitled to exercise any available rights in relation to that continuing Relevant Default). (c) For the avoidance of doubt, paragraph (a) above shall not restrict the Facility Agent’s right to give any notice under Clause 28.11 (Acceleration) with respect to any Default or Event of Default which is not a Relevant Default. (d) Promptly upon becoming aware of its occurrence, the Company shall notify the Facility Agent of any Relevant Default that is continuing at the end of a Clean-up Period (together with the related event or circumstance and the steps, if any, being taken to remedy it). 28.13 Excluded matters Notwithstanding any other term of the Finance Documents: (a) prior to the end of the Certain Funds Period or an Agreed Certain Funds Period, no Major Default (or default or event of default) under any document relating to existing financing arrangements of the Group or any target of an acquisition or its subsidiaries arising as a direct or indirect result of any person entering into and/or performing its obligations under any Finance Document (or carrying out the transactions contemplated by the Finance Documents); (b) other than in the case of any payment default under an Ancillary Document constituting an Event of Default under Clause 28.1 (Non-payment) or any payment default under a Hedging Agreement or an Operating Facility Document constituting an Event of Default under Clause 28.5 (Cross default), no breach of any representation, warranty, undertaking or other term of (or default or event of default under) a Hedging Agreement, Operating Facility Document or an Ancillary Document; and (c) no Excluded Event, shall be deemed to constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default. 248 SECTION 9 CHANGES TO PARTIES 29. CHANGES TO THE LENDERS 29.1 Assignment and transfers by the Lenders Subject to this Clause 29, a Lender (the “Existing Lender”) may: (a) assign any of its rights and benefits; (b) transfer by novation any of its rights, benefits and obligations; or (c) enter into a sub-participation, in each case, under the Finance Documents to: (i) another bank or financial institution or to a trust, fund or vehicle or other entity which is engaged in or established for the purpose of making, purchasing or investing in loans and/or securities; or (ii) any other person approved in writing by the Company, (the “New Lender”). 29.2 Conditions of assignment or transfer (a) Any proposed Debt Purchase Transaction must be notified to the Obligors’ Agent (including the identity of the proposed New Lender or other counterparty) at least three Business Days in advance and in addition: (i) until after the First Utilisation Date, no Debt Purchase Transaction may be entered into or made by any Lender without the prior written consent of the Company; (ii) after the First Utilisation Date, subject to paragraph (iii) below, the prior written consent of the Company is required prior to any assignment, transfer, Voting Participation or other Debt Purchase Transaction by any person to, with, involving or in favour of any person that is not at the time of such assignment, transfer, Voting Participation or Debt Purchase Transaction: (A) a Lender; (B) an Affiliate or Related Fund of a Lender; or (C) on the Approved List, provided that (1) in respect of any assignment, transfer, Voting Participation or other Debt Purchase Transaction involving Facility B only, the Company’s consent is not to be unreasonably withheld and if following the First Utilisation Date, the Company fails to respond to a written request for consent to a transfer, assignment or sub-participation under this paragraph 29.2 within ten (10) Business Days of receipt of such written request, such consent shall be deemed granted, provided that 249 the request was communicated to each of the CFO, Treasurer and General Counsel of the Company, Ahmed Khairat (Ahmed.Khairat@SilverLake.com), Mary Conrad (Mary.Conrad@SilverLake.com) and Silver Lake Capital Markets (SLCM@SilverLake.com) or such other person(s) notified to the Agent by the Company from time to time; and (2) the Company’s consent shall not be required pursuant to this paragraph (ii) at any time whilst an Event of Default under Clause 28.1 (Non-payment), paragraphs (a) or (b) of Clause 28.6 (Insolvency) or Clause 28.7 (Insolvency proceedings) has occurred and is continuing and (ii) (y) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU 575/2013)) has been published by the competent authority, the value of the rights assigned or transferred is at least EUR 100,000 (or its equivalent in another currency), or (z) as soon as the interpretation of the term public has been published by the competent authority, the assignee or transferee is not considered to be part of the public on the basis of such interpretation; (iii) notwithstanding any provision of this Agreement, the prior written consent of the Company (in its sole discretion) is required prior to any assignment, transfer, Voting Participation or other Debt Purchase Transaction: (A) in each case to the extent involving a Revolving Facility Utilisation or Swingline Loan or a Revolving Facility Commitment or Swingline Commitment, to, with, involving or in favour of any person which is not a bank with a long term corporate credit rating equal to or better than BBB- or Baa3 (as applicable) according to at least two of Moody’s, Standard & Poor’s and Fitch; (B) to, with, involving or in favour of any person that is (or would, upon becoming a Lender, be) a Defaulting Lender or Non-Approved Lender at the time of such assignment, transfer, Voting Participation or Debt Purchase Transaction (provided that, unless an Existing Lender has knowledge or is advised to the contrary, it shall be entitled to rely on a written statement from a New Lender in a Transfer Certificate that it is not, and will not become, a Defaulting Lender or Non-Approved Lender); (C) unless an Event of Default under any of Clause 28.1 (Non-payment), paragraphs (a) or (b) of Clause 28.6 (Insolvency) or Clause 28.7 (Insolvency proceedings) has occurred and is continuing, to any person (including an Affiliate or a Related Fund of a Lender) whose principal business or material activity is in investment strategies whose primary purpose is the purchase of loans or other debt securities with the intention of (or view to) owning the equity or taking control of a business (directly or indirectly) (each such person, a “Loan to Own / Distressed Investor”) or any person which would, upon becoming a Lender, be a Loan to Own / Distressed Investor or a person that is an Affiliate or is acting on behalf of a Loan to Own / Distressed Investor (or any person which would, upon becoming a Lender, be a Loan to Own / Distressed Investor), in each case, other than (A) any person which is a deposit taking financial institution authorised by a financial

250 services regulator to carry out the business of banking which holds a minimum rating equal to or better than BBB or Baa2 (as applicable) according to at least two of Moody’s, S&P or Fitch, (B) any Affiliate or Related Fund of a Loan to Own / Distressed Investor which, in each case, is managed and controlled independently and where information is not disclosed or made available to the Loan to Own / Distressed Investor and whose principal business or material activity does not involve the purchase of loans or other debt securities with the intention of (or view to) owning the equity or taking control of a business (directly or indirectly) and (C) any Lender; or (D) to any entity that is itself or is acting on behalf of an Industrial Competitor; or (iv) in the event that any assignment, transfer, Voting Participation or other Debt Purchase Transaction is carried out in breach of the above paragraphs, the provisions of paragraph (a)(i) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates, the Sponsor or a member of the Group) (but no other provisions of that Clause) shall apply to the relevant New Lender as if such new Lender was a Sponsor Affiliate; and (v) notwithstanding any provision of this Agreement, no assignment, transfer, Voting Participation or other Debt Purchase Transaction, sub-participation or subcontracting in relation to a Utilisation by and/or Commitment to a French Borrower may be effected to a New Lender incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction without the prior consent of the Company. (b) Unless the Company and the Facility Agent otherwise agree and except as provided below, if an Existing Lender assigns or transfers all or any part of its share of the Facilities or of its rights and obligations under this Agreement to a person (other than one of its Affiliates, another Lender or a Related Fund), such transfer or assignment must be: (i) in a minimum amount of €1,000,000 (or its equivalent in other currencies) (net of any re-assignment or re-transfer) or if it is a transfer or assignment of all of the Existing Lender’s existing share in the Facilities, in an amount equal to such existing share; and (ii) in an amount such that each of the Existing Lender and the New Lender has, after the transfer or assignment (and net of any re-transfer or re-assignment), a share in the Facilities in a minimum amount of €1,000,000 (or its equivalent in other currencies), or, if it is a transfer or assignment of all of the Existing Lender’s existing share in the Facilities, in an amount equal to such existing share. (c) In determining compliance with paragraph (b) above, any amount transferred or assigned by or to a Related Fund shall be aggregated with any amounts transferred or assigned by or to a Related Fund, and any amount held by any New Lender or Related Funds in different currencies shall be aggregated as at the time of the relevant transfer or assignment by reference to the Facility Agent’s Spot Rate of Exchange for such currencies at the time of such transfer or assignment. (d) The Facility Agent is authorised to disclose the Approved List to the other Finance Parties and shall disclose such list to a Lender at the request of such Lender. The Facility Agent may add additional persons to the Approved List with the prior written 251 consent of the Company. The Company may remove five names from the Approved List in any Financial Year. In addition, persons may be removed from the Approved List with the consent of the Company and the Facility Agent (each acting reasonably) provided that the Company may unilaterally require that any person that is or becomes a Defaulting Lender (or would, upon becoming a Lender, be a Defaulting Lender), be removed from the Approved List and any such person shall automatically be deemed removed from the Approved List (provided that such removal shall not affect the validity of any Debt Purchase Transaction which was completed prior to the date of removal in accordance with the terms of this Agreement). (e) An assignment will only be effective on: (i) receipt by the Facility Agent of a written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent and the Company, each acting reasonably) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; (ii) unless the New Lender is already a party to the Intercreditor Agreement in its capacity as a Lender, the New Lender acceding to the Intercreditor Agreement in its capacity as a Lender in accordance with the terms of Intercreditor Agreement; and (iii) the performance by the Facility Agent of all “know your customer” or other similar checks relating to any person that it is required to carry out under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender. (f) A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 29.5 (Procedure for transfer) is complied with. (g) As soon as reasonably practical following any Transfer Date and, in any event within five Business Days of the Transfer Date, the Facility Agent shall deliver to the Company a copy of the relevant Assignment Agreement or Transfer Certificate. An assignment or transfer may not be effected if it would cause a breach of this Clause 29.2. (h) The Company shall not bear any Taxes, notarial and security registration or perfection fees, taxes, costs, gross-up or increased costs that result from an assignment, transfer, Voting Participation or other Debt Purchase Transaction (other than to the extent requested by the Company or one of its Affiliates). (i) If a Lender: (i) assigns, transfers, enters into a Voting Participation or other Debt Purchase Transaction in respect of any of its rights, benefits and obligations under the Finance Documents or changes its Facility Office, or otherwise disposes of any of its rights and/or obligations under the Finance Documents; and (ii) as a result of circumstances existing at the date the assignment, transfer, Voting Participation, other Debt Purchase Transaction or other change occurs, an Obligor would be obliged to make a payment to the Lender (in the case of a sub-participation), New Lender or Lender acting through its new Facility 252 Office under Clause 18 (Tax Gross-Up and Indemnities) or Clause 19.1 (Increased costs), then, in each case, the Lender (in the case of a sub-participation), New Lender or Lender acting through its new Facility Office is not entitled to receive payment under Clause 18 (Tax Gross-Up and Indemnities) or Clause 19.1 (Increased Costs) to a greater extent than the relevant Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, Voting Participation, other Debt Purchase Transaction or other change had not occurred. (j) A copy of each Confidentiality Undertaking required pursuant to paragraphs (b)(i) to (iii) of Clause 42.2 (Disclosure of Confidential Information) shall be provided to the Company upon request. (k) The Company shall be entitled to require the Finance Parties to provide information in reasonable detail regarding the identities and participations of each of the Lenders and any sub-participants and the relevant Finance Parties shall provide such information as soon as reasonably practical after receipt of such a request, provided that a Lender shall not be required to disclose the identity of a sub-participant that it not party to a Voting Participation. (l) In relation to the notification and consent requirements of this Clause 29.2, the Company shall be permitted to designate in writing to the Facility Agent from time to time up to two additional individuals (which for the avoidance of doubt may include any officer or employee of the Sponsor) who shall be copied on any notifications and consent requests. The Facility Agent and the relevant Lender or New Lender shall copy such individuals on all notifications and consent requests issued pursuant to this Clause 29.2 (or send such individuals separate notice thereof). (m) For the avoidance of doubt, unless otherwise agreed in writing by the Company, any Debt Purchase Transaction made in breach of any of the provisions of this Agreement (including, without limitation, the requirements of this Clause 29) shall be void and deemed not to have occurred for all purposes under the Finance Documents (and all relevant persons shall take all action required by the Company to reflect that the relevant transaction has not occurred). (n) Any condition or restriction in this Clause 29.2 may be waived with the prior written consent of the Company and the Facility Agent. (o) If an Original Revolving Facility Lender transfers or assigns any of its Original Revolving Facility Commitments to any other person, that Original Revolving Facility Lender shall also specify in the applicable Transfer Certificate or the Assignment Agreement the amount of its Swingline Commitment (if any) that it intends to transfer or assign. 29.3 Assignment or transfer fee Unless the Facility Agent agrees otherwise (and excluding any transfer or assignment (i) involving an Existing Lender and an Affiliate or Related Fund of that Existing Lender and (ii) any transfer or assignment entered into in connection with primary syndication of the Facilities) the New Lender shall, on or before the date upon which the relevant transfer or assignment takes effect pursuant to this Clause 29, pay to the Facility Agent (for its own account) a fee of €3,000, provided that only one such fee shall be payable in the event of simultaneous transfers or assignments to or from two or more Related Funds by a single Existing Lender. 253 29.4 Limitation of responsibility of Existing Lenders (a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for: (i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents; (ii) the financial condition of any Obligor; (iii) the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or (iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded. (b) Each New Lender confirms to the Existing Lender and the other Finance Parties and Secured Parties that it: (i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and (ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force. (c) Nothing in any Finance Document obliges an Existing Lender to: (i) accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29.4; or (ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise. 29.5 Procedure for transfer (a) A transfer is effected in accordance with paragraph (c) below if: (i) the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and (ii) the Facility Agent executes the Transfer Certificate. The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order. The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

254 (b) Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf. (c) Subject to Clause 29.13 (Pro rata interest settlement), on the Transfer Date: (i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”); (ii) each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender; (iii) the Facility Agent, the Arrangers, the Security Agent, the New Lender, the other Lenders, the Issuing Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arrangers, the Security Agent, the Issuing Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and (iv) the New Lender shall become a Party as a “Lender”. (d) The Parties agree that upon a transfer effected by way of novation in accordance with this Clause 29.5, the Transaction Security created by, together with all rights and remedies arising under, the Transaction Security Documents shall be maintained in full force and effect. 29.6 Procedure for assignment (a) Subject to the conditions set out in Clause 29.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement. (b) The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender. (c) Subject to Clause 29.13 (Pro rata interest settlement), on the Transfer Date: 255 (i) the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement; (ii) the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and (iii) the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations. (d) Lenders may utilise procedures other than those set out in this Clause 29.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 29.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 29.2 (Conditions of assignment or transfer). 29.7 Sub-participations Any Lender may, to the extent not prohibited by the other provisions of this Clause 29 (including Clause 29.2 (Conditions of assignment or transfer)), at any time sub-participate or sub-contract any of its right or obligations under the Finance Documents by way of a Debt Purchase Transaction, provided that: (a) such Lender remains liable under the Finance Documents for any such obligation; (b) such Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations), unless, prior to entering into the relevant agreement or arrangement, the relevant Lender provides the Company with full details of the proposed sub-participant or sub- contractor and any voting, consultation or other rights to be granted to the sub- participant or sub-contractor; (c) the relationship between the Lender and the proposed sub-participant or sub-contractor is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor); (d) that the proposed sub-participant or sub-contractor will have no proprietary interest in the benefit of this Agreement or in any monies received by the relevant Lender under or in relation to this Agreement (in its capacity as sub-participant or sub-contractor under that arrangement); and (e) that the proposed sub-participant or sub-contractor will under no circumstances: (i) be subrogated to, or be substituted in respect of, the relevant Lender’s claims under this Agreement; or (ii) otherwise have any contractual relationship with, or rights against, the Obligors under or in relation to this Agreement (in its capacity as sub-participant or sub- contractor under that arrangement). 256 29.8 Assignment by way of Security In addition to the other rights provided in this Clause 29.8, each Lender may, without the consent of any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure the obligations of that Lender, including: (a) any charge, assignment or other Security to secure obligations to a federal reserve or central bank or any other authorised government body; and (b) in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall: (i) release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or (ii) require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents. 29.9 Changes to Reference Banks If a Base Reference Bank or Alternative Reference Bank (or, if a Base Reference Bank or Alternative Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in agreement with the Company) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank or Alternative Reference Bank. 29.10 Affiliates of Lenders Where this Agreement or any other Finance Document imposes an obligation on a Hedge Counterparty and the relevant Hedge Counterparty is an Affiliate of a Lender and is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate. 29.11 Assignments and transfers – Issuing Bank consent (a) The consent of any Issuing Bank in respect of the Revolving Facility is required for an assignment or transfer of a Lender’s rights and/or obligations under the Revolving Facility (such consent not to be unreasonably withheld or delayed), other than: (i) any assignment or transfer to a bank with a long term credit rating of at least BBB- or Baa3 (as applicable) according to at least two of Moody’s, Standard & Poor’s and Fitch; (ii) any assignment or transfer by a Lender to an Affiliate of that Lender; or (iii) any assignment or transfer at any time whilst an Event of Default under any of Clause 28.1 (Non-payment), paragraph (a) of Clause 28.6 (Insolvency) or Clause 28.7 (Insolvency proceedings) has occurred and is continuing. (b) The rights and obligations of the Existing Lender in respect of any Letter of Credit outstanding on the date of any relevant assignment or transfer will not be assigned or transferred unless that assignment or transfer is permitted pursuant to paragraph (a) 257 above and (if so permitted), the rights and obligations of the Existing Lender and the New Lender pursuant to Clause 7.3 (Indemnities) with respect to any Letter of Credit outstanding on the date of any assignment or transfer and expressed to be the subject of the assignment or transfer in the Transfer Certificate or Assignment Agreement shall be adjusted to those which they would have been had such Existing Lender and such New Lender had the Commitments expressed to be the subject of the assignment or transfer in the Transfer Certificate or Assignment Agreement on the date that Letter of Credit was issued. 29.12 Maintenance of Register (a) The Company designates the Facility Agent to act as the Company’s agent to maintain (solely for the purposes of this Clause 29.12) a register (the “Register”) on which it will record the Commitments of and the outstanding amount of the Utilisations owing to each Lender. (b) Any failure to make or update the Register, or any error in the Register, will not affect any Obligor’s obligations in respect of the Utilisations. (c) The Facility Agent will promptly update the Register on the relevant Transfer Date. (d) The Facility Agent will provide a copy of the Register to the Company on reasonable request and in any event at six monthly intervals from the date of this Agreement. 29.13 Pro rata interest settlement If the Facility Agent has notified the Lenders and the Company that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any assignment or transfer made pursuant to and in accordance with this Clause 29.13 the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period): (a) any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and (b) the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt: (i) when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and (ii) the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.13, have been payable to it on that date, but after deduction of the Accrued Amounts. 29.14 French Law Provisions (a) For the purpose of the provisions of paragraph 2 of article 1334 of the French Code civil each Party agrees that following any transfer by way of novation under this Agreement any Transaction Security created under any French Transaction Security Document and the obligations of each French Guarantor under this Agreement will be reserved and will continue in full force for the benefit of the New Lenders. A transfer

258 by way of novation under this Clause 29 is also a novation (novation) within the meaning of articles 1329 et seq. of the French Code civil. (b) A New Lender may, with respect to a transfer of rights and obligations, or an assignment of rights, by an Existing Lender under this Agreement, if it considers it necessary to make such transfer or assignment effective as against the French Obligors, arrange for the Assignment Agreement or Transfer Certificate to be notified to the French Obligors by registered letter with acknowledgment of receipt in accordance with articles 1216 or 1324 of the French Code civil (as applicable). 29.15 Italian Law Provisions For the purposes of Article 1407, paragraph 1, of the Italian Civil Code, each of the Parties provides its consent to the transfer (cessione), in whole or in part, by any Existing Lender of its contractual position (i.e. its rights and obligations) under this Agreement and the other Finance Documents (including as a secured creditor (creditore garantito) under the Security Documents governed by Italian law) in favour of any New Lender in accordance with the provisions of this Clause 29 (Changes to the Lenders) and agrees that upon transfer, in accordance with a Transfer Certificate and this Clause 29 (Changes to the Lenders), the guarantees and security interests created under the Finance Documents shall be preserved, without novation (novazione), for the benefit of any New Lender. Each Obligor acknowledges and agrees that the notice to be sent by the Facility Agent to it or the Company pursuant to this Clause 29 (Changes to the Lenders) shall constitute an adequate notice of the transfer for the purposes of Article 1407, paragraph 1, of the Italian Civil Code. 30. DEBT PURCHASE TRANSACTIONS 30.1 Permitted Debt Purchase Transactions (a) The Company shall not, and shall procure that each other member of the Group shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 30.1, Clause 41.4 (Replacement of Lender) or the terms of the other Finance Documents or (ii) be a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraph (b) or (c) of the definition of Debt Purchase Transaction (and, for the avoidance of doubt, the restrictions in this Clause 30.1 do not apply to the Sponsor, Sponsor Debt Funds or Sponsor Affiliates). (b) A member of the Group (a “Purchaser”) may purchase by way of assignment, pursuant to Clause 29 (Changes to the Lenders), a participation in any Utilisation and any related Commitment where: (i) such purchase is made for a consideration of less than par; (ii) if such purchase is funded from Retained Excess Cashflow, such purchase is made using one of the processes set out at paragraphs (c) and (d) below; (iii) such purchase is made at a time when no Event of Default is continuing; and (iv) the consideration for such purchase is funded from (1) New Equity, (2) Retained Excess Cashflow, (3) Available Shareholder Amounts, (4) the proceeds of a Public Offering, (5) Investor Debt and/or (6) Cash Overfunding. (c) A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows: 259 (i) Prior to 11.00 a.m. on a given Business Day (the “Solicitation Day”) the Purchaser or a financial institution acting on its behalf (the “Purchase Facility Agent”) will approach at the same time each Lender which participates in the relevant Facilities to enable them to offer to sell to the relevant Purchaser(s) an amount of their participation in one or more Facilities. Any Lender wishing to make such an offer shall, by 11.00 a.m. on the second Business Day following such Solicitation Day, communicate to the Purchase Facility Agent details of the amount of its participations, and in which Facilities, it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 a.m. on the third Business Day following such Solicitation Day and shall be capable of acceptance by the relevant Purchaser(s) on or before such time by communicating its acceptance in writing to the Purchase Facility Agent or, if it is the Purchase Facility Agent, the relevant Lenders. The Purchase Facility Agent (if someone other than the Company) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event, by 11.00 a.m. on the fourth Business Day following such Solicitation Day, the Purchase Facility Agent shall notify the Facility Agent of the amounts of the participations purchased through the relevant Solicitation Process, the identity of the Facilities to which they relate and the average price paid for the purchase of participations in each relevant Facility. The Facility Agent shall disclose such information to any Lender that requests such disclosure. (ii) Any purchase of participations in the Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day. (iii) In accepting any offers made pursuant to a Solicitation Process the Purchaser(s) shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis. (d) A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to an open order process (an “Open Order Process”) which is carried out as follows: (i) The Company (on behalf of the relevant Purchaser) may by itself or through another Purchase Facility Agent place an open order (an “Open Order”) to purchase participations in one or more of the Facilities up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in the relevant Facilities of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11.00 a.m. on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Company or Purchase Facility Agent (as the case may be) details of the amount of its participations, and in which Facilities, it is offering to sell. Any such offer to sell shall be irrevocable until 11.00 a.m. on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by the Company or Purchase Facility Agent (as the case may be) on behalf of the relevant Purchaser(s) on 260 or before such time by it communicating such acceptance in writing to the relevant Lender. (ii) Any purchase of participations in the Facilities pursuant to an Open Order Process shall be completed and settled by the relevant Purchaser(s) on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order. (iii) If in respect of participations in a Facility the Company or Purchase Facility Agent (as the case may be) receives on the same Business Day two or more offers at the set price such that the maximum amount of such Facility to which an Open Order relates would be exceeded, the Company or Purchase Facility Agent (as the case may be) shall only accept such offers on a pro rata basis. (iv) The Company or Purchase Facility Agent (as the case may be) shall, by 11.00 a.m. on the sixth Business Day following the date on which an Open Order is placed, notify the Facility Agent of the amounts of the participations purchased through such Open Order Process and the identity of the Facilities to which they relate. The Facility Agent shall disclose such information to any Lender that requests the same. (e) For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented. (f) In relation to any Debt Purchase Transaction entered into pursuant to this Clause 30.1, notwithstanding any other term of this Agreement or the other Finance Documents: (i) on completion of the relevant Debt Purchase Transaction pursuant to Clause 29 (Changes to the Lenders) where the Purchaser is the Borrower of a Term Loan so purchased, the portions of the Term Loan to which it relates shall be extinguished and any related repayment instalments will be reduced pro-rata accordingly; (ii) such Debt Purchase Transaction and any related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities; (iii) for the avoidance of doubt, the relevant Purchaser shall be entitled to receive all payments, repayments and prepayments in respect of the Facilities in the same manner and at the same time as all other Lenders under the relevant Facility; (iv) the Purchaser(s) which is the assignee or transferee shall be deemed to be an entity which fulfils the requirements of Clause 29.1 (Assignment and transfers by the Lenders) to be a New Lender (as defined in such Clause); (v) no member of the Group shall be deemed to be in breach of any provision of the Finance Documents solely by reason of such Debt Purchase Transaction; (vi) Clause 34 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and (vii) for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement. 261 30.2 Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates, the Sponsor or a member of the Group (a) For so long as a Sponsor Affiliate, Sponsor or a member of the Group (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated: (i) in ascertaining the Majority Lenders, Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and (ii) for the purposes of Clause 41.3 (Exceptions), such member of the Group, Sponsor Affiliate or Sponsor or the person with whom it has entered into such sub-participation or other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being a member of the Group, it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment), in each case, unless the proposed consent, waiver, amendment or other vote would have the effect of treating the Commitment of such Sponsor, Sponsor Affiliate or the person with whom it has entered into such sub-participation or other agreement or arrangement in a different manner or as a separate class from the Commitments of other Lenders; (b) Each Sponsor Affiliate, Sponsor or member of the Group that is a Lender agrees that: (i) in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, unless the Facility Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and (ii) in its capacity as Lender, unless the Facility Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders. Notwithstanding anything to the contrary, the provisions of this Clause 30.2 do not apply to Debt Purchase Transactions entered into by Sponsor Debt Funds. 31. CHANGES TO THE OBLIGORS 31.1 Assignment and transfers by Obligors No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents (other than as otherwise expressly contemplated by the terms of this Agreement) other than pursuant to a Permitted Transaction. 31.2 Resignation of an Obligor (a) The Company may request that an Obligor ceases to be a Borrower by delivering a Resignation Letter to the Facility Agent. (b) The Company may request that an Obligor ceases to be a Guarantor by delivering a Resignation Letter to the Facility Agent if:

262 (i) that Obligor or any member of the Group which is its Holding Company is the subject of a Permitted Transaction pursuant to which that Obligor will cease to be a member of the Group; (ii) that Obligor is the subject of a Permitted Transaction pursuant to which it is to be liquidated, wound up or dissolved (or pursuant to which it will otherwise cease to exist); (iii) that Obligor (or a Holding Company of that Obligor) is designated as an Unrestricted Subsidiary; (iv) that Obligor is not a Borrower (unless it will also cease to be a Borrower in accordance with the terms of this Agreement at or prior to the time at which its resignation as a Guarantor becomes effective) or a Material Company (other than only by reason of being an Obligor); or (v) the Super Majority Lenders have consented to the resignation of that Obligor. (c) The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if: (i) in the case of the resignation of a Borrower: (A) no amounts utilised by it as a Borrower remain outstanding under this Agreement (or will be outstanding at the time of resignation); and (B) it is under no actual or contingent obligations as a Borrower under this Agreement (for the avoidance of doubt, excluding any general obligation to comply with the terms of this Agreement); or (ii) in the case of the resignation of a Guarantor: (A) the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter; (B) no payment is due and payable from that Guarantor under Clause 23 (Guarantee and Indemnity); and (C) Clause 27.12 (Guarantors and security) would have been complied with if the resignation of that Guarantor had become effective on the date which was 90 days after delivery of the most recent Annual Financial Statements (taking into account any members of the Group which have or will become Additional Guarantors on or prior to the date on which the resignation of such Guarantor will become effective); and (iii) where the relevant Obligor is resigning as both a Borrower and a Guarantor, each of the conditions set out in paragraphs (i) and (ii) above are satisfied. (d) Upon notification by the Facility Agent to the Company of its acceptance of the resignation of a Borrower or a Guarantor, that entity shall cease to be a Borrower or a Guarantor (as applicable) and shall have no further rights or obligations under the Finance Documents as a Borrower or a Guarantor (as applicable). For the avoidance of doubt (but subject to, in the case of a Borrower, each of the relevant conditions set out in paragraph (c) above being satisfied), if an Obligor ceases to be a member of the Group pursuant to a transaction not prohibited by this Agreement, that Obligor shall automatically cease to be an Obligor for all purposes and shall have no further rights 263 or obligations under the Finance Documents as an Obligor, without any requirement for a Resignation Letter or other document to be delivered to any Finance Party. 31.3 Additional Borrowers (a) Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.5 (“Know your customer” checks), the Company may request that any member of the Group becomes a Borrower. That Subsidiary shall become a Borrower if: (i) it is: (A) incorporated in the same jurisdiction as an existing Borrower; (B) incorporated in Luxembourg, the Netherlands, England or France; or (C) incorporated in any other jurisdiction approved by the Facility Agent (acting on the instructions of all the Lenders (other than a Defaulting Lender or Non-Approved Lender) under the relevant Facility which the relevant Subsidiary intends to borrow). (ii) in the case of a member of the Group which will borrow under an Ancillary Facility or, as the case may be, Additional Facility, it is approved only by the relevant Ancillary Lender or, as the case may be, relevant Additional Facility Lender; (iii) the Company and that Subsidiary deliver to the Facility Agent a duly completed and executed Accession Deed; (iv) the Subsidiary is (or becomes) a Guarantor prior to (or at the same time as) becoming a Borrower; (v) the Company confirms that no Event of Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and (vi) the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to the Additional Borrower each in form and substance satisfactory to the Facility Agent (acting reasonably). (b) Subject to paragraph (a)(vi) above, the Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it acting reasonably) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to the Additional Borrower. 31.4 Additional Guarantors (a) Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.5 (“Know your customer” checks), the Company may request that any of its Subsidiaries become an Additional Guarantor. (b) A member of the Group shall become an Additional Guarantor if: (i) the Company delivers to the Facility Agent a duly completed and executed Accession Deed; and (ii) the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional 264 Guarantor, each in form and substance satisfactory to the Facility Agent (acting reasonably). (c) Subject to paragraph (b)(ii) above, the Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it acting reasonably) all the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to the Additional Guarantor. (d) For the avoidance of doubt, the Facility Agent may agree with the Company that the requirements under paragraph (b)(ii) above are to be delivered and/or satisfied at a date later than the date on which the relevant entity becomes an Additional Guarantor. 31.5 Repetition of Representations Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true in all material respects (save, where such representation or warranty is qualified by reference to materiality or Material Adverse Effect, such representation or warranty shall be true in all respects). 31.6 Release of Security (a) The Security Agent (on behalf of the Secured Parties) hereby agrees that it shall release (or procure that any party acting as security trustee or as agent in relation to the Transaction Security Documents releases) from the Transaction Security and the Transaction Security Documents: (i) any Security granted over any asset which is the subject of: (A) a disposal not prohibited by the terms of this Agreement (including a disposal to a member of the Group to the extent required to effect a Permitted Transaction or an intra-Group disposal, in each case without prejudice to any obligation to provide replacement security); and (B) any other transaction not prohibited by the terms of this Agreement pursuant to which that asset will cease to be held or owned by a member of the Group; and (ii) any Security over documents required in order for any member of the Group to effect amendments to those documents (to the extent not prohibited by this Agreement). (b) In the case of a disposal of all of the shares in an Obligor (or any Holding Company of any Obligor) held by members of the Group which is a disposal not prohibited by the terms of this Agreement, or any other transaction not prohibited by the terms of this Agreement pursuant to which an Obligor (or any Holding Company of any Obligor) will cease to be a member of the Group, the Security Agent shall release (or procure that any person acting as security trustee or as agent in relation to the Transaction Security Documents releases) that Obligor and its Subsidiaries from all present and future liabilities (both actual and contingent) in its capacity as a Guarantor under the Finance Documents and the respective assets of such Obligor and its Subsidiaries (and the shares in any such Obligor and/or Subsidiary) from the Transaction Security and the Transaction Security Documents and guarantees. The Security Agent shall (at the cost and expense of the Company but without the need for any further authority from the Secured Parties) enter into (or procure that any person acting as a security trustee or agent enters into) such documentation as the Company (acting reasonably) shall require to give effect to such release (including the issuance of any certificates of non- 265 crystallisation of floating charges or similar that may be required or desirable). All amounts due from such Obligor and its Subsidiaries under the Finance Documents at the time of such release (if any) shall be paid by such Obligor or such Subsidiary (or another member of the Group) simultaneously with such release. For the avoidance of doubt and without prejudice to the foregoing, if requested by the Company in connection with any Permitted Transaction or Structural Adjustment (or as otherwise permitted or contemplated by this Agreement), repayment in full of the Facilities or where otherwise provided for in this Agreement, the Security Agent and the other Secured Parties shall (at the cost of the Obligors) promptly execute any guarantee, security or other release and/or any amendment, supplement or other documentation relating to the Transaction Security Documents required in order to complete or otherwise facilitate that step or transaction (and the Security Agent is authorised to execute, and will execute if requested by the Company, without the need for any further authority from the Secured Parties, any such release or document on behalf of the Secured Parties) provided that, in the case of any release of Transaction Security or guarantees requested by the Company pursuant to this Clause 31.6 as part of a Permitted Transaction or Structural Adjustment that release shall be without prejudice to any obligation under this Agreement to provide replacement security and guarantees (where applicable) and the Security Agent shall not be required to execute that release unless the Company has confirmed in writing to the Security Agent that it has determined in good faith (taking into account any applicable legal limitations and other relevant considerations in relation to the Permitted Transaction or Structural Adjustment) that it is either not possible or not desirable to implement that Permitted Transaction or Structural Adjustment on terms satisfactory to the Company by instead granting additional Transaction Security or guarantees (where applicable) and/or amending the terms of the existing Transaction Security or guarantees (where applicable). (c) For the avoidance of doubt, if requested by and at the cost of the Obligors’ Agent, the Security Agent shall release Security as and to the extent contemplated by Clause 2.7 (Group Pushdown).

266 SECTION 10 THE FINANCE PARTIES 32. ROLE OF THE FACILITY AGENT, THE ARRANGERS, THE ISSUING BANK AND OTHERS 32.1 Appointment of the Facility Agent (a) Each of the other Finance Parties appoints the Facility Agent to act as its agent under and in connection with the Finance Documents. (b) Each of the other Finance Parties authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions. 32.2 Duties of the Facility Agent (a) Subject to paragraph (b) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party. (b) Without prejudice to Clause 29.5 (Procedure for transfer) and paragraph (e) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender), paragraph (a) above shall not apply to any Transfer Certificate or any Assignment Agreement. (c) Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party. (d) If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties. (e) If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties. (f) The Facility Agent shall provide to the Company within three Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents. (g) The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. 267 32.3 Role of the Arrangers Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document. 32.4 No fiduciary duties (a) Nothing in this Agreement constitutes the Facility Agent, the Arrangers and/or the Issuing Bank as a trustee or fiduciary of any other person. (b) None of the Facility Agent, the Security Agent, the Arrangers, the Issuing Bank or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account. 32.5 Business with the Group The Facility Agent, the Security Agent, the Arrangers, the Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group. 32.6 Rights and discretions (a) The Facility Agent and the Arrangers may rely on: (i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and (ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify. (b) The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that: (i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-payment)); (ii) any right, power, authority or discretion vested in any Party or any group of the Lenders has not been exercised; and (iii) any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors. (c) The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts. (d) The Facility Agent may act in relation to the Finance Documents through its personnel and agents. (e) The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement. (f) Without prejudice to the generality of paragraph (e) above, the Facility Agent may disclose the identity of an Increased Costs Lender, a Non-Consenting Lender, a Non- Approved Lender and/or a Defaulting Lender to the other Finance Parties and/or the Company and shall disclose the same upon the written request of the Company or the Majority Lenders. 268 (g) Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Arrangers or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. (h) The Facility Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Facility Agent by any Lender or Alternative Reference Bank or the identity of any such Lender or Alternative Reference Bank for the purpose of paragraph (a)(ii) of Clause 16.2 (Market disruption). 32.7 Majority Lenders’ instructions (a) Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders. (b) Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent. (c) The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders or relevant class or number of Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions. (d) In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders or relevant class or number of Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders. (e) The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents. 32.8 Responsibility for documentation None of the Facility Agent, the Arrangers, the Issuing Bank or any Ancillary Lender: (a) is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, an Arranger, the Issuing Bank, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the Lender Presentation or the transactions contemplated in the Finance Documents; or (b) is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security. 269 32.9 Exclusion of liability (a) Without limiting paragraph (b) below, none of the Facility Agent, the Issuing Bank or any Ancillary Lender will be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its negligence, bad faith or wilful misconduct or breach of law or the terms of any Finance Document. (b) No Party (other than the Facility Agent, the Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, the Issuing Bank or an Ancillary Lender in respect of any claim it might have against the Facility Agent, the Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent, the Issuing Bank or an Ancillary Lender may rely on this Clause 32.9 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act. (c) The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose. (d) Nothing in this Agreement shall oblige the Facility Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arrangers. (e) The Facility Agent has no liability to any other Finance Party in contract or tort for the accuracy of the calculation of interest or for any delay in delivery of the interest calculation notice. 32.10 Lenders’ indemnity to the Facility Agent (a) Subject to paragraph (b) below, each Lender shall (in the proportion that its Commitment bears to the Total Commitments) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Facility Agent (otherwise than by reason of its negligence or wilful misconduct or breach of law or the terms of any Finance Document) or in the case of any cost, loss or liability pursuant to Clause 35.12 (Disruption to payment systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent in acting as Facility Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document). (b) If the Total Commitments are then zero, each Lender’s indemnity under paragraph (a) above shall be in proportion to its Commitments to the Total Commitments immediately prior to their reduction to zero. 32.11 Resignation of the Facility Agent (a) The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or France (provided that such office is not incorporated in a

270 Non-Cooperative Jurisdiction) as successor by giving not less than 10 Business Days’ written notice to the other Finance Parties and the Company. (b) Alternatively the Facility Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent (acting through an office in the United Kingdom or France) provided that such successor Facility Agent is not incorporated in a Non-Cooperative Jurisdiction. (c) The Company may, on no less than 30 days’ prior notice to the Facility Agent, require the Lenders to replace the Facility Agent and appoint a replacement Facility Agent if any amount payable under a Finance Document by an Obligor established in France becomes not deductible from that Obligor’s taxable income for French tax purposes by reason of that amount (i) being paid or accrued to a Facility Agent incorporated or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Facility Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Facility Agent shall resign and a replacement Facility Agent shall be appointed by the Majority Lenders (after consultation with the Company) within 30 days after notice of replacement was given. (d) If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Company) may appoint a successor Facility Agent (acting through an office in the United Kingdom or France) provided that such successor Facility Agent is not incorporated in a Non-Cooperative Jurisdiction. (e) The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. (f) The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor. (g) Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 32.11. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party. (h) If at any time, the Obligors’ Agent reasonably believes that the Facility Agent may not be entitled to receive payments free from any Tax Deduction for or on account of FATCA, it may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above (with a successor Facility Agent to be appointed by the Majority Lenders in accordance with paragraph (b) above within 30 days of notice by the Obligors’ Agent requiring the Facility Agent to resign). 32.12 Replacement of the Facility Agent (a) After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Facility Agent, the Company or the Majority Lenders may by giving any shorter notice as determined by the Company or, as the case may be, the Majority Lenders) replace the 271 Facility Agent by appointing a successor Facility Agent (acting through an office in the United Kingdom). (b) The retiring Facility Agent shall (at its own cost if it is an Impaired Facility Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. (c) The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 32.12 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date). (d) Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party. 32.13 Confidentiality (a) In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments. (b) If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it. (c) Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty. (d) The Facility Agent may forward any document that it is required to forward to a Lender to a professional advisor of that Lender where such professional advisor has been appointed by such Lender (and notified to the Facility Agent as such) in order to ensure that such Lender does not receive any information relating to the Group that in accordance with any law or regulation it should not be in receipt of and in doing so the Facility Agent will be deemed to have fulfilled its obligation to forward such document to such Lender. 32.14 Relationship with the Lenders (a) Subject to Clause 29.13 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office: (i) entitled to or liable for any payment due under any Finance Document on that day; and (ii) entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, 272 unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement. (b) Each Lender shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent. (c) Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 37.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and paragraph (a)(iii) of Clause 37.6 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender. 32.15 Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender confirms to the Facility Agent, the Arrangers, the Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to: (a) the financial condition, status and nature of each member of the Group; (b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; (c) whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; (d) the adequacy, accuracy and/or completeness of the Lender Presentation and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and (e) the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property. 273 32.16 Deduction from amounts payable by the Facility Agent If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted. 32.17 Reliance and engagement letters Each Finance Party and Secured Party confirms that each of the Arrangers and/or the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Facility Agent) the terms of any reliance letter, hold harmless, engagement or similar letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters. 32.18 Resignation of an Issuing Bank (a) An Issuing Bank may, with the consent of the Obligors’ Agent (such consent not to be unreasonably withheld), resign provided that a resigning Issuing Bank shall remain an Issuing Bank for the purposes of this Agreement with regard to all Letters of Credit issued by it until such time as all such Letters of Credit are repaid or prepaid in full. (b) A resigning Issuing Bank shall, at its own cost, make available to any successor Issuing Bank such documents and records and provide such assistance as that successor Issuing Bank may reasonably request for the purposes of performing its functions as an Issuing Bank under the Finance Documents. 33. CONDUCT OF BUSINESS BY THE FINANCE PARTIES No provision of this Agreement will: (a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit; (b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or (c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax, unless, in relation to paragraphs (b) and (c) above, expressly provided for in Clause 17 (Fees), Clause 18 (Tax Gross-Up and Indemnities), Clause 19.1 (Increased costs), Clause 20 (Other Indemnities), Clause 21 (Mitigation by the Lenders) and Clause 22 (Costs and Expenses). 34. SHARING AMONG THE FINANCE PARTIES 34.1 Payments to Finance Parties If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 35 (Payment Mechanics) (and excluding any cash cover provided for the benefit of an Issuing Bank or an Ancillary Lender) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

274 (a) the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent; (b) the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 35 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and (c) the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.7 (Partial payments). 34.2 Redistribution of payments The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 35.7 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties. 34.3 Recovering Finance Party’s rights On a distribution by the Facility Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor. 34.4 Reversal of redistribution If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then: (a) each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and (b) that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed. 34.5 Exceptions (a) This Clause 34.5 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor. (b) A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if: (i) it notified the other Finance Party of the legal or arbitration proceedings; and 275 (ii) the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings. 34.6 Ancillary Lenders (a) This Clause 34.6 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 28.11 (Acceleration). (b) Following service of notice under Clause 28.11 (Acceleration), this Clause 34 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount. 276 SECTION 11 ADMINISTRATION 35. PAYMENT MECHANICS 35.1 Payments to the Facility Agent (a) On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Facility Agent for the account of the relevant party (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment. (b) Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State, Paris or London), other than, in the case of a payment by a French Borrower, a Non-Cooperative Jurisdiction, with such bank as the Facility Agent specifies by not less than five Business Days’ notice. 35.2 Distributions by the Facility Agent Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London) other than, in the case of a payment received from a French Borrower, a Non- Cooperative Jurisdiction. 35.3 Distributions to an Obligor The Facility Agent may (with the consent of the Obligor or in accordance with Clause 36 (Set- Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied. 35.4 Clawback Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum. 35.5 Refunding of payments The Facility Agent shall not be obliged to make available to any person any sum which it is expecting to receive for the account of that person until it has been able to establish that it has received that sum. However it may do so if it wishes. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out: (a) the person to whom the Facility Agent made that sum available shall on request refund it to the Facility Agent; and 277 (b) the person by whom that sum should have been made available or, if that person fails to do so the person to whom that sum should have been made available, shall on request pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving it. 35.6 Impaired Facility Agent (a) If, at any time, the Facility Agent becomes an Impaired Facility Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 35.1 (Payments to the Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents. (b) All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements. (c) A Party which has made a payment in accordance with this Clause 35.6 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account. (d) Promptly upon the appointment of a successor Facility Agent in accordance with Clause 32.12 (Replacement of the Facility Agent), each Party which has made a payment to a trust account in accordance with this Clause 35.6 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 35.2 (Distributions by the Facility Agent). 35.7 Partial payments (a) If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order: (i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Arrangers, the Issuing Bank and the Security Agent under those Finance Documents; (ii) secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents or any Ancillary Documents; (iii) thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities) under this Agreement or any Ancillary Document; and

278 (iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents. (b) The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above. (c) Paragraphs (a) and (b) above will override any appropriation made by an Obligor. 35.8 No Set-off by Obligors All payments to be made by an Obligor under the Finance Documents shall be calculated and be made, save to the extent otherwise expressly provided for in a Finance Document, without (and free and clear of any deduction for) set-off or counterclaim (provided that nothing in the Finance Documents shall prevent, or shall be construed so as to prevent, any member of the Group (a) setting-off any amount or payment due from a Defaulting Lender against any amount or payment owed by a member of the Group to that Defaulting Lender and provided further that in the event of any such set-off by a member of the Group, for the purposes of the Finance Documents, the Facility Agent or, as the case may be, the Security Agent shall treat such set- off as reducing only payments due to the relevant Defaulting Lender and/or (b) exercising any right of counterclaim against a Defaulting Lender or any amount or payment due from a Defaulting Lender). 35.9 Business Days (a) Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not). (b) During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date. 35.10 Currency of account (a) Subject to paragraphs (b) to (e) below and unless a Finance Document specifies that payments under it are to be made in a different manner, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document. (b) A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date. (c) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued. (d) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred (unless otherwise agreed with the Party to which such payment is to be made). (e) Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency. 279 35.11 Change of currency (a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then: (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably). (b) If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency. 35.12 Disruption to payment systems etc. If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred: (a) the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Facility Agent may deem necessary in the circumstances; (b) the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances; (c) any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments and Waivers); (d) the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.12; and (e) the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above. 35.13 Administration Mechanics Notwithstanding anything to the contrary but without prejudice to the rights of any member of the Group under any other provision of the Finance Documents, the Facility Agent and the Company may agree any alternative and/or additional arrangements regarding the adjustment of Interest Periods, the consolidation and/or splitting of Loans and/or the administration and operation of the Facilities (subject to the requirement for the Facility Agent to act on the 280 instructions of all Lenders participating in the relevant Loan in the case of any extension of an Interest Period such that it exceeds six Months). If there is a conflict between the terms of any Finance Documents and any such alternative or additional arrangements, the terms of those alternative or additional arrangements will prevail. 35.14 Amounts paid in error (a) If the Facility Agent pays an amount to another Finance Party and the Facility Agent notifies that Finance Party that such payment was an Erroneous Payment then the Finance Party to whom that amount was paid by the Facility Agent shall, within 10 Business Days of receiving such notice, refund the same to the Facility Agent. (b) Neither: (i) the obligations of any Finance Party to the Facility Agent; nor (ii) the remedies of the Facility Agent against any Finance Party, (whether arising under this Clause 35.14 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Facility Agent or any other Finance Party). (c) All payments to be made by a Finance Party to the Facility Agent (whether made pursuant to this Clause 35.14 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off, counterclaim or interest (including any interest pursuant to Clause 14.3 (Default interest)). (d) In this Agreement, “Erroneous Payment” means a payment of an amount by the Facility Agent to another Finance Party which the Facility Agent determines (acting reasonably) was made in error. For the avoidance of doubt, nothing in this Clause 35.14 shall apply to any payments made by or to, or to any remedies which a Finance Party may have against any Borrower or Obligor. 36. SET-OFF (a) A Finance Party may, if a Declared Default has occurred and is continuing, set-off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. (b) Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms. 37. NOTICES 37.1 Communications in writing Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, email or letter. 281 37.2 Addresses The address, email and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is: (a) in the case of the Company, that provided to the Facility Agent prior to the First Utilisation Date below; (b) in the case of each Lender, the Issuing Bank, each Ancillary Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and (c) in the case of the Facility Agent or the Security Agent, that identified with its name below, or any substitute address, email, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice. 37.3 Delivery (a) To the extent permitted under any applicable law, any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective: (i) if by way of fax or email, when received in legible form; or (ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer. (b) Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s or Security Agent’s signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose). (c) All notices from or to an Obligor shall be sent through the Facility Agent. The Company may make and/or deliver the Obligors’ Agent notices and/or requests on behalf of each Obligor. (d) Any communication or document made or delivered to the Company in accordance with this Clause 37.3 will be deemed to have been made or delivered to each of the Obligors. 37.4 Notification of address, email or fax number Promptly upon receipt of notification of an address or fax number or change of address, email or fax number pursuant to Clause 37.2 (Addresses) or changing its own address, email or fax number, the Facility Agent shall notify the other Parties.

282 37.5 Communication when Facility Agent is Impaired Facility Agent If the Facility Agent is an Impaired Facility Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Facility Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed. 37.6 Electronic communication (a) Any communication to be made between the Facility Agent or the Security Agent and a Lender or an Obligor under or in connection with the Finance Documents may be made by other electronic means, if the Facility Agent, the Security Agent, the relevant Lender and the relevant Obligor: (i) agree that, unless and until notified to the contrary, this is to be an accepted form of communication (with such agreement to be deemed to be given by each person which is a Party at the date of this Agreement); (ii) notify each other in writing of any information required to enable the sending and receipt of information by that means; and (iii) notify each other of any change to their address or any other such information supplied by them. (b) Any electronic communication made between the Parties pursuant to this Clause 37.6 will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose. 37.7 Use of websites (a) The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the “Designated Website”) if: (i) the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method; (ii) both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and (iii) the information is in a format previously agreed between the Company and the Facility Agent. If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Facility Agent with at least one copy in paper form of any information required to be provided by it. 283 (b) The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent. (c) The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if: (i) the Designated Website cannot be accessed due to technical failure; (ii) the password specifications for the Designated Website change; (iii) any new information which is required to be provided under this Agreement is posted onto the Designated Website; (iv) any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or (v) the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software. If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing. (d) Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within 10 Business Days. 37.8 English language (a) Any notice given under or in connection with any Finance Document must be in English. (b) All other documents (other than constitutional documents of any Obligor) provided under or in connection with any Finance Document must be: (i) in English; or (ii) if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document. 38. CALCULATIONS AND CERTIFICATES 38.1 Accounts In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate. 284 38.2 Certificates and determinations Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates. 38.3 Day count convention (a) Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated: (i) on the basis of the actual number of days elapsed and a year of 360 days (in the case of amounts denominated in Euro, US$ or an Optional Currency other than Sterling) or 365 days (in the case of amounts denominated in Sterling) or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and (ii) subject to paragraph (b) below, without rounding. (b) Unless otherwise set out in any applicable Compounded Rate Terms, the aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places. 39. PARTIAL INVALIDITY If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. 40. REMEDIES AND WAIVERS No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. 41. AMENDMENTS AND WAIVERS 41.1 Intercreditor Agreement This Clause 41.1 is subject to the terms of the Intercreditor Agreement. 41.2 Required consents (a) Subject to Clause 41.3 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties. (b) The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 41.2. (c) Each Obligor agrees to any such amendment or waiver permitted by this Clause 41 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors. The Company is for this purpose released from the restrictions on self-dealing and 285 representation of more than one party with respect to one and the same transaction under any applicable laws. 41.3 Exceptions (a) Subject to Clause 41.7 (Changes to Reference Rates), an amendment or waiver that has the effect of changing or which relates to: (i) the definition of Majority Lenders or Super Majority Lenders in Clause 1.1 (Definitions) or the definition of Structural Adjustment in this Clause 41.3; (ii) any provision which expressly requires the consent of all the Lenders; (iii) Clause 2.2 (Finance Parties’ rights and obligations), subject to paragraph (f) below, Clause 29 (Changes to the Lenders), Clause 34 (Sharing among the Finance Parties) or this Clause 41.3; and (iv) subject to paragraph (h) below, any material provision of clause 2 (Ranking and Priority), clause 9 (Effect of Insolvency Event) or clause 14.1 (Order of Application) of the Intercreditor Agreement (in each case to the extent relating to the rights and/or obligations of the Lenders (in such capacity) under any such clause), (except in any such case amendments or waivers consequential on, incidental to or required to implement or reflect a Structural Adjustment, Refinancing Indebtedness or Additional Facility where in each case no Lender consent shall be required) shall not be made without the prior consent of all of the Lenders. (b) Any release of any, all or substantially all of: (i) the Transaction Security; or (ii) the guarantees given by the Guarantors pursuant to Clause 23 (Guarantee and Indemnity), shall require the consent of the Super Majority Lenders, in each case unless: (A) that release is to become effective on or following repayment in full of the Facilities; (B) that release is otherwise contemplated under this Agreement and/or made in accordance with another provision of the Finance Documents; (C) the relevant Obligors and/or assets are directly or indirectly the subject of a transaction not prohibited by this Agreement pursuant to which they will cease to be a member of the Group; (D) the relevant Obligors and/or assets are directly or indirectly subject to a sale or disposal not prohibited by this Agreement or otherwise consented to by the Majority Lenders; or (E) that release is required to implement or facilitate a Structural Adjustment, Permitted Refinancing or Permitted Transaction (or as otherwise permitted or contemplated by this Agreement) (provided that, where applicable, any such release shall be without prejudice to any obligation under this Agreement to provide replacement guarantees and/or security),

286 in each case, where no consent for that release shall be required and the Secured Parties or Security Agent (as applicable) shall (at the request and at the cost of the Company) execute any release documents required by the Company. (c) Any amendment or waiver of Clause 26.1 (Financial covenant) or Clause 26.2 (Cure rights) may be approved with only the consent of the Majority Revolving Facility Lenders. Any amendment of this paragraph (c) shall also require the prior consent of the Majority Revolving Facility Lenders. (d) A Structural Adjustment may be approved with the consent of (i) each Lender that is assuming an additional Commitment or an increased Commitment in the relevant Loan or Facility (unless the Company would be otherwise not prohibited to incur Indebtedness in such amount) or whose Commitment is being extended or redenominated or to whom any amount is due and payable which is being reduced, deferred or redenominated (unless the Company would be otherwise not prohibited to incur Indebtedness with such earlier maturity) (as the case may be) and (ii) if the Structural Adjustment constitutes an increase in the Total Commitments or a shortening of the maturity of any Facility, the Majority Lenders. (e) For the purposes of this Agreement, “Structural Adjustment” means an amendment or waiver of the terms of some or all of the Finance Documents that results in or is intended to result in: (i) the introduction of an additional loan, commitment or facility into the Finance Documents (provided that any such additional loan, commitment or facility does not rank on an enforcement or in an insolvency situation ahead of other Utilisations by virtue of the terms of this Agreement, in each case subject to customary exceptions for fees, costs, expenses and other similar amounts, including as contemplated by the terms of the Intercreditor Agreement); (ii) any increase in or addition of any Commitment of any Lender; (iii) any extension of the Availability Period in respect of any Commitment of any Lender or an extension of the date of payment of any amount to a Lender under the Finance Documents (other than a mandatory prepayment or pursuant to paragraph (q) below); (iv) any redenomination into another currency of any Commitment of any Lender; (v) a reduction in the Margin (other than in accordance with the definition of Margin) or a reduction in the amount of any payment of principal, interest, fees or commission or other amount payable to a Lender under the Finance Documents; (vi) any change in the currency of any payment of any principal, interest, fees, commission or other amount payable to a Lender under the Finance Documents; or (vii) any change (including changes to, the taking of or the release coupled with the retaking of Security and/or guarantees and changes to and/or additional intercreditor arrangements), consequential or incidental to or required to implement or effect or reflect any of paragraphs (i) to (vi) above (inclusive), provided that the implementation of an Additional Facility (or any of the terms thereof) and any related or consequential amendments as contemplated by Clause 2.3 (Additional Facilities) shall not constitute a Structural Adjustment. 287 (f) An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arrangers, any Issuing Bank, any Ancillary Lender, or the Security Agent (in each case in such capacity) or the rights of the Facility B Lenders pursuant to paragraph (b) of Clause 12.4 (Application of prepayments) may not be effected without the consent of the Facility Agent, the Arrangers, the relevant Issuing Banks, the relevant Ancillary Lender, or the Security Agent or the relevant Facility B Lenders (as the case may be) at such time. (g) An amendment or waiver to the provisions of Clause 29 (Changes to the Lenders) which make such provisions more restrictive for any of the Lenders shall require only the consent of each Lender who will be subject to such additional restriction. (h) An amendment or waiver to the clause(s) of the Intercreditor Agreement relating to the ranking of the Facilities in the case of any distribution of enforcement recoveries, in each case to the extent relating to the ranking of the Facilities and the rights and/or obligations of Lenders (in such capacity) under that clause, shall require only the consent of each Lender whose rights and/or obligations under that clause are adversely effected by that amendment or waiver and no consent from any other person shall be required to make the consequential and incidental changes to implement such amendment or waiver. (i) An amendment or waiver to change the Borrower under any Facility other than in accordance with this Agreement shall require only the consent of the Lenders whose Borrower will change as a consequence of that amendment or waiver (j) Any amendment or waiver which relates only to the rights or obligations applicable to a particular Utilisation, Facility or class of Lenders and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Facilities or another class of Lender may be approved with only the consent of the Majority Lenders, Super Majority Lenders or all Lenders (as applicable according to the nature of the proposed amendment or waiver) as if references to “Lenders” for the purposes of ascertaining the Majority Lenders or Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the relevant Commitments has been obtained were only to Lenders participating in that Utilisation, Facility or forming part of that affected class. For the avoidance of doubt, this paragraph (j) is without prejudice to the ability to effect, make or grant any amendment, waiver or consent pursuant to or in accordance with paragraph (a) of Clause 41.2 (Required consents) or any other provision of this Clause 41.3. (k) Any Default, Event of Default or notice, demand, declaration or other step or action taken under or pursuant to Clause 28.11 (Acceleration) (including any event constituting a Declared Default) may be revoked or, as the case may be, waived: (l) in the case of any notice, demand, declaration or other step or action taken under or pursuant to paragraph (b) of Clause 28.11 (Acceleration) (including a Declared Default) or a Default or Event of Default continuing under or pursuant to Clause 28.2 (Financial Covenant), with the consent of the Majority Revolving Facility Lenders; and (i) in all other cases, with the consent of the Majority Lenders. (ii) Any amendment or waiver (including any waiver of any right of prepayment), under Clause 12.1 (Exit), Clause 11.1 (Illegality) and Clause 12.2 (Excess Cash) shall only require the consent of the Majority Lenders, provided that if any amount has become due and payable to a Lender: 288 (iii) as a result of that Lender making an election to receive a mandatory prepayment following the occurrence of an event specified in Clause 12.1 (Exit); or (iv) as a consequence of any relevant obligations becoming unlawful pursuant to Clause 11.1 (Illegality), the right of that Lender to that prepayment may only be waived with the consent of that Lender. (m) Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Company. (n) Subject to compliance with Clause 9.3 (Terms of Ancillary Facilities), no amendment or waiver of a term of any Ancillary Document shall require the consent of any Finance Party other than the relevant Ancillary Lender. (o) No amendment or waiver of a term of any Fee Letter shall require the consent of any Finance Party other than any such person which is party to such letter. (p) Any term of the Finance Documents (other than any Hedging Agreement or any Ancillary Document) may be amended or waived by the Company and the Facility Agent (or, if applicable, the Security Agent) without the consent of any other Party if that amendment or waiver is to reflect changes of a minor, technical or administrative nature, to correct manifest errors or otherwise is for the benefit of all the Lenders. (q) Notwithstanding anything in this Agreement to the contrary: (i) Any Borrower may at any time and from time to time request that all or a portion of the Loans of a given Facility (each, an “Existing Loan Tranche”) be redesignated to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Existing Loan Tranche(s) (any portion of such Existing Loan Tranche(s) which have been so redesignated, “Extended Loans”) and to provide for other terms consistent with this paragraph (q). (ii) Subject to paragraph (iii) below, in order to establish any Extended Loans, the Borrower shall provide a notice to the Facility Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Loan Tranche) (each, a “Loan Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall: (A) be identical as offered to each Lender under such Existing Loan Tranche (including, but not limited to, as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Loan Tranche; and (B) be identical to the Loans under the Existing Loan Tranche from which such Extended Loans are to be redesignated, except that: (1) to the extent applicable, all or any of the scheduled amortisation payments of principal of the Extended Loans may be delayed to later dates than the scheduled amortisation payments of principal of the Loans of such Existing Loan Tranche, to the extent provided in the applicable Extension Amendment; 289 (2) with respect to the Extended Loans any interest rate margin, upfront fees, original issue discount or other such fee may be different than the then applicable interest rate margin, upfront fees, original issue discount or other such fee for the Loans in respect of such Existing Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (3) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest Termination Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Loans); and (4) Extended Loans may, at the option of the relevant Borrower, have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Loans may be optionally prepaid prior to the date on which all Loans with an earlier final stated maturity (including Loans under the Existing Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such other Loans. (iii) The Borrower shall only be entitled to submit a Loan Extension Request if: (A) the final maturity date of any Extended Loans at the time of establishment thereof is no earlier than the then final Termination Date of any then existing Facility; (B) any such Extended Loans (and the Transaction Security securing the same) are permitted by the terms of the Intercreditor Agreement; and (C) any Extended Loans participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the relevant Loan Extension Request. (iv) Any Extended Loans amended pursuant to any Loan Extension Request shall be designated as a new extended facility (each, an “Extended Facility”) of Extended Loans for all purposes of this Agreement; provided that any Extended Loans amended from an Existing Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extended Facility with respect to such Existing Loan Tranche. (v) The Borrower shall provide the applicable Loan Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Loan Tranche are requested to respond, and shall agree to such procedures, the Facility Agent may reasonably request to give effect to the Extended Loans as contemplated by this paragraph (v). (vi) No Lender shall have any obligation to agree to have any of its Loans of any Existing Loan Tranche amended into Extended Loans pursuant to any Loan Extension Request. Any Lender holding a Loan under an Existing Loan Tranche (each, an “Extending Lender”) wishing to have all or a portion of its Loans under the Existing Loan Tranche subject to such Loan Extension

290 Request amended into Extended Loans shall notify the Facility Agent (each, an “Extension Election”) on or prior to the date specified in such Loan Extension Request of the amount of its Loans under the Existing Loan Tranche which it has elected to request be amended into Extended Loans (subject to any minimum denomination requirements imposed by the Facility Agent). In the event that the aggregate principal amount of Loans under the Existing Loan Tranche in respect of which applicable Lenders shall have accepted the relevant Loan Extension Request exceeds the amount of Loans under the Existing Loan Tranche requested to be extended pursuant to the Loan Extension Request, the Extension Elections shall be amended on a pro rata basis (subject to rounding by the Facility Agent, which shall be conclusive) based on the aggregate principal amount of Loans included in each such Extension Election, provided that no Extending Lender shall (unless it expressly agrees to do so) be required to amend its Extension Election in excess of the amount of its original election. (vii) The Finance Documents shall be amended to give effect to any Extended Loan and the implementation of any Extended Facility by way of an amendment agreement (an “Extension Amendment”) to be entered into by the Facility Agent, Security Agent, any Extending Lender and the Company. (viii) The Facility Agent or the Security Agent, as the case may be, on behalf of the Secured Parties shall (unless a Secured Party is required under applicable law to do so in its own name, in which case the relevant Secured Party will) enter into any Extension Amendment and any other amendment to or replacement of the Finance Documents and/or take such other action (if any) (including entering into any additional Transaction Security Documents and/or any supplemental agreements, confirmations and/or any other similar or equivalent documents) as is necessary as determined by the Company and the Facility Agent, each acting reasonably, in order to facilitate the establishment of any Extended Facility (including in relation to any changes to, the taking of, or the release coupled with the retaking of, Transaction Security as may be required in order to ensure that an Extended Facility shares the benefit of that Transaction Security pari passu with the Facilities). The Facility Agent and Security Agent are irrevocably authorised and instructed by each other Secured Party (without the requirement for any further authorisation or consent from any other Secured Party) to enter into such documentation as is necessary as determined by the Company and the Facility Agent, each acting reasonably, to amend this Agreement and any other Finance Document (including the Transaction Security Documents) to which each is party and/or any additional Transaction Security Documents and/or to enter into any supplemental agreements, confirmations and/or any other similar or equivalent documents to reflect the terms of such Extension Amendment and Extended Facility and shall enter into such documentation on the request and at the cost of the Company. No consent of any Finance Party (other than the applicable Extending Lender) will be required in connection with any Extension Amendment. (ix) The Facility Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. (r) Any amendment or waiver made or effected in accordance with any of paragraphs (a) to (q) above, or to implement an Additional Facility, any Refinancing Indebtedness or Permitted Refinancing or in accordance with any other term of any of the Finance Documents, shall be binding on all Parties. Each Secured Party irrevocably and 291 unconditionally authorises and instructs the Facility Agent (for the benefit of the Facility Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received (or on such later date as may be agreed by the Facility Agent and Company). In the event that any amendments or waivers are required which are consequential on, incidental to, or required to implement a waiver or amendment set about above, no Lender consent shall be required provided that such waiver or amendment does not adversely affect the interests of the other Lenders. (s) Notwithstanding any other provision of this Agreement, the Facility Agent may at any time (with the consent of the Obligors’ Agent only) make modifications to certain provisions of this Agreement relating to Compounded Rate Loans denominated in US Dollars in line with commentary or guidance from the Loan Market Association published on or after the date of the Agreement to address potential mismatches between a day on which the Securities Industry and Financial Markets Association is open (and therefore a RFR Banking Day) but SOFR is not published for that day. The Facility Agent shall promptly notify the Parties of any such modifications. 41.4 Replacement of Lender (a) If at any time, any Lender becomes: (i) a Non-Consenting Lender (as defined in paragraph (c) below); (ii) a Defaulting Lender; or (iii) an Increased Costs Lender (as defined in paragraph (d) below), then the Company may, on five Business Days’ prior written notice to the Facility Agent and such Lender: (A) replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Sponsor Debt Fund, a Sponsor Affiliate, a Lender or other bank, financial institution, trust, fund or other entity or a member of the Group (a “Replacement Lender”) selected by the Company and which is acceptable to the Facility Agent (acting reasonably) and (in the case of any transfer of a Revolving Facility Commitment), the Issuing Bank, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender); (B) prepay (or procure that another member of the Group prepays) all or any part of that Lender’s participation in the outstanding Utilisations; and/or (C) cancel all or any part of that Lender’s Commitments, in the case of paragraphs (A) and (B) above, for a purchase price or in an amount (as applicable) in cash payable at the time of transfer or prepayment equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations to be transferred or, as the case may be, prepaid and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable to that Lender under this Agreement in respect of such participation (the “Replacement Amount”). Notwithstanding the requirements of Clause 29 (Changes to the Lenders), in the case 292 of a replacement of an Increased Costs Lender, Non-Consenting Lender or Defaulting Lender (as the case may be), on payment of the Replacement Amount to that Lender (or the Facility Agent on behalf of that Lender) the relevant transfer or transfers shall automatically and immediately be effected for all purposes under this Agreement. (b) The replacement or prepayment of a Lender pursuant to this Clause 41.4 shall be subject to the following conditions: (i) the Company shall have no right to replace the Facility Agent or Security Agent; (ii) neither the Facility Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender; (iii) in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 120 days after the date the Non-Consenting Lender notifies the Company and the Facility Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company; (iv) in no event shall the Lender replaced or prepaid under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and (v) any prepayment (other than a prepayment in respect of (iii) of the definition of Increased Costs Lender in paragraph (d) below) may only be funded from the proceeds of New Equity, Investor Debt, Available Shareholder Amounts, Cash Overfunding and/or Retained Excess Cashflow. (c) In the event that the Company or the Facility Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents, where the requested consent, waiver or amendment is one which requires greater than Majority Lender consent pursuant to this Agreement and has been agreed to by the Majority Lenders, then any Lender who does not and continues not to consent or agree to such request within 10 Business Days (unless the Company and the Facility Agent agree to a longer time period in relation to any request) of a request being made such Lender shall be deemed a “Non-Consenting Lender”. (d) For the purposes of this Clause 41.4, an “Increased Costs Lender” is a Lender: (i) to whom an Obligor becomes obligated (or would become obligated if that Lender remained a Lender) to pay any amount pursuant to Clause 11.1 (Illegality), Clause 19.1 (Increased costs), Clause 18.2 (Tax gross-up) or Clause 18.3 (Tax indemnity) or Clause 16.2 (Market disruption); (ii) in respect of which any amount payable by a French Borrower under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that French Borrower by reason of that amount being (i) paid or accrued to a Lender or Issuing Bank incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender or Issuing Bank in a financial institution situated in a Non-Cooperative Jurisdiction; 293 (iii) in respect of which it becomes unlawful for a Obligor to perform any of its obligation under paragraph (e) of Clause 18.2 (Tax gross-up) or under an equivalent provision of any Finance Document; or (iv) to whom Clause 12.3 (Mandatory prepayment and cancellation in relation to a single Lender) applies. 41.5 Snooze/lose In the event that the Company or the Facility Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver, release or amendment of or in relation to, any provisions of the Finance Documents (including for this purposes any request made pursuant to Clause 41.7 (Changes to Reference Rates) by or with the consent of the Obligors’ Agent), then, if any Lender (other than the Facility Agent or any of its Affiliates in each case in its capacity as a Lender under the Revolving Facility) does not accept or reject such request by 5.00 p.m. London time on the date falling 10 Business Days (or, in the case of any request made by or with the consent of the Obligors’ Agent pursuant to Clause 41.7 (Changes to Reference Rates), 5 Business Days) after the date of that request (or such other time and date as the Company may specify, with the consent of the Facility Agent if less than 10 Business Days (or, in the case of any request made by or with the consent of the Obligors’ Agent pursuant to Clause 41.7 (Changes to Reference Rates), 5 Business Days) from the date of such request) such Lender and its Commitments and/or participations shall at the Company’s election (in its sole discretion): (a) be excluded when calculating or determining whether a certain percentage of Commitments and/or participations and/or number of Lenders and/or any specified group or class of Lenders (including Majority Lenders, Super Majority Lenders, all Lenders or Lenders participating in a Structural Adjustment) have consented or agreed to such request; and/or (b) be deemed to have consented or agreed to such request and such consent or agreement shall be irrevocably deemed to have been received by the Facility Agent, and such consent or agreement shall be irrevocable and binding on such Lender (and any permitted transferee or assignee of such Lender and/or counterparty to a sub- participation with such Lender). 41.6 Disenfranchisement of Defaulting Lenders and Non-Approved Lenders (a) For so long as a Lender is a Defaulting Lender or a Non-Approved Lender, in ascertaining the Majority Lenders, Majority Facility B Lenders, Majority Revolving Facility Lenders or Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Revolving Facility Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Lender’s Commitments shall be deemed to be zero. (b) For the purposes of this Clause 41.6, the Facility Agent may assume that the following Lenders are Defaulting Lenders: (i) any Lender which has notified the Facility Agent that it has become a Defaulting Lender; (ii) any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of Defaulting Lender has occurred,

294 unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender. (c) For the purposes of this Clause 41.6, the Facility Agent shall be entitled to rely on a notification from the Company that a Lender is a Non-Approved Lender. 41.7 Changes to Reference Rates (a) If: (i) a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan; or (ii) the Obligors’ Agent otherwise requests any amendment or waiver to provide for an additional or alternative benchmark rate, base rate or reference rate to apply in respect of any Facility (or any related, similar or equivalent matter), including, without limitation, any amendment or waiver in relation to (A) the definition of a Published Rate, (B) an alternative or additional page, service or method for the determination of a Published Rate, (C) aligning any term of a Finance Document to the use of an alternative or additional benchmark rate, base rate or reference rate, (D) adjustments in connection with the basis, duration, time and periodicity for determination of an alternative or additional benchmark rate, base rate or reference rate for any period and (E) any other consequential, related and/or incidental changes, any amendment or waiver which relates to: (A) providing for the use of a Replacement Benchmark; (B) aligning any provision of any Finance Document to the use of a Replacement Benchmark; (C) enabling a Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable a Replacement Benchmark to be used for the purposes of this Agreement); (D) implementing market conventions applicable to a Replacement Benchmark; (E) providing for appropriate fallback (and market disruption) provisions for a Replacement Benchmark; (F) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of a Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall (if the Obligors’ Agent so elects in its sole discretion) be determined on the basis of that designation, nomination or recommendation); (G) aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which: 295 (1) relates to the use of an RFR on a compounded basis in the international or any relevant domestic syndicated loan markets; and (2) is issued on or after the date of this Agreement; or (H) any other matter requested by the Obligors’ Agent pursuant to paragraph (ii) above (including, for the avoidance of doubt, any changes that the Obligors’ Agent proposes as necessary or desirable in connection with and/or to facilitate the implementation and use of any Replacement Benchmark), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders or, where applicable, in accordance with paragraph (b) below) and the Company. (b) In the case of any amendment or waiver requested by the Obligors’ Agent pursuant to paragraph (a) above, the Facility Agent shall provide its consent to that amendment or waiver if: (i) the Facility Agent determines (acting reasonably) that the relevant Replacement Benchmark the subject of that amendment or waiver is generally accepted as a then-prevailing market convention for determining a rate of interest for syndicated loans of the type provided for under this Agreement in the European, London or any other domestic market in the relevant currency (provided that, for the avoidance of doubt, the relevant Replacement Benchmark shall automatically be considered a then-prevailing market convention if it is consistent in all material respects with the benchmark rate, base rate or reference rate used in any other substantially equivalent financing syndicated in the European, London or any other relevant domestic loan market or any Loan Market Association form of facilities agreement); or (ii) the Majority Lenders (acting reasonably) have consented to that amendment or waiver, and provided that the Facility Agent (acting reasonably and in good faith) has not given written notice to the Company within five (5) days of such request, that it is unable to administer such Compounded Rate Supplement solely due to operational or regulatory limitations applicable to facility agents generally. (c) In this Clause 41.7: “Published Rate” means: (i) an RFR; or (ii) a Screen Rate. “Published Rate Replacement Event” means, in relation to a Published Rate: (i) the methodology, formula or other means of determining that Published Rate has, in the opinion of the Facility Agent and the Obligors’ Agent, materially changed; (ii) 296 (A) the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent or information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate; (B) the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate; (C) the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or (D) the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or (iii) in the opinion of the Facility Agent and the Obligors’ Agent, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement. “Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board. “Replacement Benchmark” means a benchmark rate, base rate or reference rate which is: (i) formally designated, nominated or recommended as the replacement for a Published Rate by: (A) the administrator of that Published Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Published Rate); or (B) any Relevant Nominating Body, and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (B) above; (ii) in the opinion of the Facility Agent and the Obligors’ Agent, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; (iii) in the opinion of the Facility Agent and the Obligors’ Agent, an appropriate successor to a Published Rate; or (iv) proposed by the Obligors’ Agent and either: (A) used in any other substantially equivalent financing syndicated in the European, London or any other relevant domestic loan market, any 297 Loan Market Association form of facilities agreement, any facilities agreement of a portfolio company of the Sponsor or any facilities agreement under which the Facility Agent is a facility or administrative agent (howsoever described); or (B) otherwise practicable for the Facility Agent to administer (as reasonably determined by the Facility Agent). (d) The Finance Parties shall be required to enter into any amendment to or replacement of the Finance Documents required by the Obligors’ Agent in order to facilitate or reflect any of the matters contemplated by this Clause 41.7. The Facility Agent is irrevocably authorised and instructed by each Finance Party to execute any such amended or replacement Finance Documents (and shall do so on the request of the Obligors’ Agent). The Obligors’ Agent shall, or shall procure that another member of the Group will, within 20 Business Days of demand, reimburse the Facility Agent for all reasonable fees and disbursements of legal counsel (as appointed with the prior approval of the Obligors’ Agent) properly incurred by the Facility Agent in connection with any amendment or wavier requested by the Obligors’ Agent pursuant to this Clause 41.7 (in each case subject always to limits as agreed from time to time). No member of the Group shall be required to pay any other fees, costs, expenses or other amounts relating to or arising in connection with any of the matters contemplated by this Clause 41.7. 42. CONFIDENTIALITY 42.1 Confidential Information Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information) and Clause 42.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information. 42.2 Disclosure of Confidential Information Any Finance Party may disclose: (a) to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as is required on a need to know basis if any such person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information (except that there shall be no requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information); (b) to any person: (i) to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers; (ii) with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation or Debt Purchase Transaction in relation to, or any other transaction under which payments are to be made or

298 may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers; (iii) appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 32.14 (Relationship with the Lenders)); (iv) who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above; (v) to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; (vi) to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) in accordance with the terms of this Agreement; (vii) to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; (viii) who is a Party; or (ix) with the consent of the Company; in each case, such Confidential Information as is required on a need to know basis if: (A) in relation to paragraphs (b)(i), (b)(ii), (b)(iii) and (b)(vii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information; (B) in relation to paragraph (b)(iv) and (b)(vi) above, the person to whom the Confidential Information is to be given has first entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information (except that there shall be no requirement to so inform if it is not practicable so to do in the circumstances, in which case the relevant Finance Party shall notify the Company accordingly prior to making any disclosure); (C) in relation to paragraphs (b)(i), (b)(ii)and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information; and (D) in relation to paragraphs (b)(i), (b)(ii)and (b)(vi) above, the relevant assignment, transfer, sub-participation or other transaction or step is (or in the case of a potential assignment, transfer or sub-participation 299 or other transaction or step, would be) permitted by the terms of this Agreement (and, provided that, for the avoidance of doubt, no Confidential Information may be provided in respect of paragraphs (b)(i), (b)(ii) and (b)(vi) above to any person who, prior to an Event of Default which is continuing, is not a Lender, an Affiliate or Related Fund of a Lender or on the Approved List); (c) to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for use with Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and (d) to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price- sensitive information. 42.3 Disclosure to numbering service providers (a) Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information: (i) names of the Obligors; (ii) country of domicile of the Obligors; (iii) place of incorporation of the Obligors; (iv) date of this Agreement; (v) the names of the Facility Agent and the Arrangers; (vi) date of each amendment and restatement of this Agreement; (vii) amount of Total Commitments; (viii) currencies of the Facilities; (ix) type of Facilities; (x) ranking of Facilities; (xi) Termination Date for Facilities; (xii) changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and 300 (xiii) such other information agreed between such Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services. (b) The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider. (c) The Facility Agent shall promptly notify the Company and the other Finance Parties of: (i) the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and (ii) the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider. 42.4 Entire agreement This Clause 42 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information. 42.5 Inside information Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose. 42.6 Notification of disclosure (a) Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company: (i) of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 42.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and (ii) upon becoming aware that Confidential Information has been disclosed in breach of this Clause 42. (b) A copy of each Confidentiality Undertaking required pursuant to any term of this Agreement shall be provided to the Company upon request. 42.7 Continuing obligations The obligations in this Clause 42 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of: 301 (a) the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and (b) the date on which such Finance Party otherwise ceases to be a Finance Party. 43. COUNTERPARTS Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

302 SECTION 12 GOVERNING LAW AND ENFORCEMENT 44. GOVERNING LAW This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. 45. ENFORCEMENT 45.1 Jurisdiction of English courts (a) The courts of England sitting in London have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement and any dispute relating to any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”). (b) The Parties agree that the courts of England sitting in London are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary. (c) This Clause 45.1 is for the benefit of the Finance Parties and Secured Parties only. As a result and subject to paragraph (d) below, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions. (d) Notwithstanding the foregoing, paragraph (c) above shall not apply in relation to any proceedings commenced by the Finance Parties or Secured Parties against any French Obligor (including where the French Obligor is a joint defendant with other Obligors) and such proceedings shall be commenced in the English courts pursuant to paragraphs (a) and (b) above 45.2 Service of process (a) Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales): (i) irrevocably appoints Global Blue Service Company UK Limited of 7th Floor, 52 Grosvenor Gardens, London, England, SW1W 0AU (Attention: Jeremy Henderson-Ross) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and (ii) agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned. (b) The Company may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document, subject to notifying the Facility Agent accordingly. In the case of any replacement of an existing agent for service of process, following the new process agent’s appointment and notification to the Facility Agent of such new appointment, the existing process agent may resign. 303 46. ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS 46.1 Acknowledgement (a) Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, to the extent that any Finance Document provides support, through a guarantee, Security or otherwise, for any Hedging Agreement that is a QFC or any other agreement or instrument that is a QFC (any such support, "QFC Credit Support", and any such QFC, a "Supported QFC"), each Party acknowledges and agrees as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "US Special Resolution Regimes") in respect of such Supported QFC and such QFC Credit Support (with the provisions below applicable notwithstanding that any Finance Document or any Supported QFC may in fact be stated to be governed by the laws of the US or a state of the US): (i) in the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and any obligation in or under such Supported QFC or such QFC Credit Support, and any right in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if such Supported QFC and such QFC Credit Support (and any such interest, obligation and right in property) were governed by the laws of the US or a state of the US; and (ii) in the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under any Finance Document that may otherwise apply to such Supported QFC or such QFC Credit Support and that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if such Supported QFC and each Finance Document were governed by the laws of the US or a state of the US. Without limiting the foregoing, each Party understands and agrees that its rights and remedies with respect to a Defaulting Lender, an Impaired Facility Agent or a Non-Acceptable L/C Lender shall not affect any right of any Covered Party with respect to any Supported QFC or any QFC Credit Support. 46.2 Definitions In this Clause 46: "BHC Act Affiliate" means, in respect of a person, its “affiliate” (as that term is defined in, and interpreted in accordance with, 12 United States Code 1841(k)). "Covered Entity" means: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 47.3(b); or 304 (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 382.2(b). "Default Right" has the meaning given to that term in, and shall be interpreted in accordance with, 12 Code of Federal Regulations §§ 252.81, 47.2 or 382.1, as applicable. "QFC" has the meaning given to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 United States Code 5390(c)(8)(D). This Agreement has been entered into on the date stated at the beginning of this Agreement. 305 SCHEDULE 1 The Original Parties Part I The Original Obligors Name of Original Borrower Company Details GLOBAL BLUE ACQUISITION B.V. Registered office: Registration number: 55293980 Jurisdiction of incorporation: The Netherlands Name of Original Guarantor Company Details GLOBAL BLUE ACQUISITION B.V. Registered office: Registration number: 55293980 Jurisdiction of incorporation: The Netherlands GLOBAL BLUE HOLDING B.V. Registered office: Registration number: 34283041 Jurisdiction of incorporation: The Netherlands GLOBAL BLUE HOLLAND B.V. Registered office: Registration number: 34283043 Jurisdiction of incorporation: The Netherlands

Part II
The Original Lenders

Lender	Facility B Commitments (€)	Original Revolving Facility Commitments (€)	Swingline Commitments (€)
JPMorgan Chase Bank, N.A., London Branch	610,000,000	27,500,000	20,000,000
BNP Paribas	-	15,000,000	-
Deutsche Bank Aktiengesellschaft	-	25,000,000	-
Royal Bank of Canada	-	15,000,000	-
UBS AG London Branch	-	15,000,000	-
Total	**€610,000,000**	**€97,500,000**	**€20,000,000**

306

[Global Blue (2023 Refinancing) - Senior Facilities Agreement]

SCHEDULE 2
Conditions Precedent

Part I
Conditions Precedent required to be delivered prior to first Utilisation

1. **Documentation**

1.1 **Corporate documents of the Original Obligors**

(a) A copy of the constitutional documents of each Original Obligor.

(b) A copy of a resolution of the board of directors of each Original Obligor and only if required by law, a copy of a shareholders resolution of each Original Obligor:

(i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform any Finance Document to which it is party;

(ii) authorising a specified person or persons to execute any Finance Documents to which it is a party on its behalf;

(iii) if applicable, authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to a Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv) in the case of an Original Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.

(c) A copy of a formalities certificate (signed by an authorised signatory) from each Original Obligor certifying that:

(i) utilisation by it of the Total Commitments in full (as applicable) and any related guarantee and security would not breach any borrowing, guarantee or security limit binding on it (as applicable); and

(ii) each copy document relating to it and listed in Part I of this Schedule 2 (other than those listed in paragraph 1.3 and 2) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of such certificate.

(d) All reasonably requested information and evidence required by each Arranger pursuant to their usual "know your customer" procedures in respect of the Original Obligors as notified to the Company prior to the date of this Agreement;

(e) A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents;

1.2 **Finance Documents**

(a) The Intercreditor Agreement executed by each Original Obligor.

(b) The Fee Letters executed by the Company.

(c) The Security Documents listed in the table below executed by the relevant Obligor.

307 [*Global Blue (2023 Refinancing) - Senior Facilities Agreement*]

Name of Grantor	Security Document	Governing law of Security Document
Each Original Obligor	Bank account pledge agreement pledging its material bank accounts in the Netherlands (without control over use and freely operational prior to acceleration)	Dutch
Each Original Obligor	Receivables pledge in respect of any material long term intercompany loan receivables owed to it by another Obligor	Dutch
Company	Share pledge agreement granting security over the Company's shares in Global Blue Holding B.V.	Dutch
Global Blue Holding B.V.	Share pledge agreement granting security over Global Blue Holding B.V.'s shares in Global Blue Holland B.V.	Dutch

1.3 **Other Documents and Evidence**

(a) The Base Case Model.

2. **Legal Opinions**

(a) A legal opinion of Allen & Overy LLP, counsel to the Finance Parties as to English law, in relation to the Finance Documents;

(b) A legal opinion of Stibbe N.V., counsel to the Company as to Dutch law, in relation to the capacity and authority of each Original Obligor incorporated in the Netherlands to enter into the Finance Documents; and

(c) A legal opinion of Allen & Overy LLP, counsel to the Finance Parties as to Dutch law, in relation to the validity and enforceability of the Finance Documents governed by Dutch law,

each such legal opinion to be in substantially the form distributed to the Arrangers prior to the date of this Agreement.

308 [*Global Blue (2023 Refinancing) - Senior Facilities Agreement*]

Part II
Conditions precedent required to be delivered by an Additional Obligor

1. An Accession Deed executed by the Additional Obligor and the Company.

2. A copy of the constitutional documents of the Additional Obligor.

3. In relation to an Additional Obligor incorporated or established in France, electronic copies of a K-Bis (*extrait K-bis*) and a non-bankruptcy certificate *(certificat de recherche de procédures collectives*) each dated not more than 15 Business Days prior to the date of the relevant Accession Deed.

4. In relation to an Additional Obligor incorporated or established in Italy, a copy of a certificate of registration (*certificato di iscrizione*) of such Additional Obligor issued by the relevant Companies' Register dated no earlier than 5 Business Days from the date of the relevant Accession Deed, confirming that as at the date thereof no pending insolvency procedure *(procedura concorsuale*) against such Additional Obligor has been registered in the Companies' Register (*Registro delle Imprese*).

5. A copy of a resolution of the board or, if applicable, a committee of the board of directors and/or the shareholders of the Additional Obligor (in each case to the extent required by law):

   (a) approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

   (b) if applicable, authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

   (c) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

   (d) authorising the Company to act as its agent in connection with the Finance Documents.

6. If applicable, a copy of the resolution of the board of directors of the Additional Obligor, establishing the committee referred to in paragraph 5 above.

7. If applicable, a copy of the resolution of the competent corporate body of each member of the Group incorporated in France, whose shares are pledged pursuant to a French Transaction Security Document, pursuant to article L. 228-26 of the French *Code de commerce*.

8. A specimen of the signature of each person authorised by the resolution referred to in paragraph 5 above.

9. If applicable, a copy of a resolution by the supervisory board of an Additional Obligor incorporated in the Netherlands, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

10. If applicable, in respect of an Additional Obligor incorporated in the Netherlands, evidence of having obtained positive or neutral advice of its works council (or waiver of the right of advice) which, if conditional, contains conditions that can reasonably be complied with by such Additional Obligor (or, if applicable, negative advice and the waiting period having expired) in respect of the transactions contemplated by the Finance Documents to which it is a party.

309

[Global Blue (2023 Refinancing) - Senior Facilities Agreement]

310 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] 11. A copy of certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed. 12. If available, the latest audited financial statements of the Additional Obligor (provided that such statements shall not be required to be in form and substance satisfactory to the Facility Agent). 13. If the proposed Additional Obligor is a French Borrower, a TEG Letter countersigned by the French Borrower. 14. The following legal opinions, each addressed to the Facility Agent, the Security Agent and the Lenders: (a) A legal opinion of the legal advisers to the Facility Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed. (b) if the Additional Obligor is incorporated in a jurisdiction other than England and Wales or executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Facility Agent in the Relevant Jurisdiction as to the law of the Relevant Jurisdiction and in the form distributed to the Facility Agent prior to signing the Accession Deed; and (c) if the Additional Obligor is incorporated in a jurisdiction other than England and Wales, if in accordance with market conventions in the relevant jurisdiction, a legal opinion of the legal advisers to the Obligors in the jurisdiction of incorporation of that Additional Obligor as to the capacity of that Additional Obligor to enter into the relevant Finance Documents to which it is a party. 15. If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that an agent for service of process in England has accepted its appointment in relation to the proposed Additional Obligor. 16. A copy of each Transaction Security Document creating such Transaction Security as is required by, the Agreed Security Principles and this Agreement, duly executed by the Additional Obligor or, as the case may be, any immediate Holding Company of it (provided that the Facility Agent may agree, and shall agree where it is reasonable to do so, that any such Transaction Security Document shall be delivered at a date later than the date on which the relevant entity becomes an Additional Obligor). 17. In the case of an Additional Obligor incorporated in the UK which is legally required to comply with Part 21A of the Companies Act 2006 and whose shares are to be subject to Transaction Security, to the extent not available from public records at Companies House, a copy of the PSC Register of that Additional Obligor (provided that, for the avoidance of doubt, such PSC Register shall not be required to be in a form and substance satisfactory to the Facility Agent). 311 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] SCHEDULE 3 Requests and Notices Part IA Utilisation Request Loans From: [Borrower] [Company]* To: [Facility Agent] [with a copy to the Swingline Lender] Dated: Dear Sirs Global Blue Acquisition B.V. – Senior Facilities Agreement dated [•] (as amended and/or restated from time to time) (the “Facilities Agreement”) 1. We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request. Option 1: Loans other than Swingline Loans 2. We wish to borrow a Loan on the following terms: (a) Borrower: [●] (b) Proposed Utilisation Date: [●] (or, if that is not a Business Day, the next Business Day) (c) Facility to be utilised: [Facility B] / [Original Revolving Facility]** (d) Currency of Loan: [●] (e) Amount: [●] or, if less, the Available Facility (f) Interest Period: [●] Option 2: Swingline Loans 3. We wish to borrow a Swingline Loan on the following terms: (a) Borrower: [●] (b) Proposed Utilisation Date: [●] (or, if that is not a Business Day, the next Business Day) (c) Facility to be utilised: Original Revolving Facility (d) Currency of Loan: [●] (e) Amount: [●] or, if less, the Available Facility (f) Maturity Date: [Not more than [5] Business Days after the proposed Utilisation Date] 312 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] 4. This is also a Utilisation Request for a Revolving Facility Loan to refinance the requested Swingline Loan in accordance with paragraph (c) of Clause 10.3 (Repayment of Revolving Facility Loans and Swingline Loans) with an Interest Period of [one] Month(s). 5. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) [or, to the extent applicable, Clause 4.5 (Utilisations during the Certain Funds Period)] [or, to the extent applicable, Clause 4.6 (Utilisations of Additional Facility during the Agreed Certain Funds Period)] is satisfied on the date of this Utilisation Request. 6. [The proceeds of this Loan should be credited to [account]]. 7. This Utilisation Request is irrevocable. 313 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] Yours faithfully ………………………………… authorised signatory for [the Company on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]* NOTES: * Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company. ** Select the Facility to be utilised and delete references to the other Facilities.

Part IB
Utilisation Request
Letters of Credit

From: [Borrower] [Company]*

To: [Facility Agent]

Dated:

Dear Sirs

Global Blue Acquisition B.V. – Senior Facilities Agreement dated [•] (as amended and/or restated from time to time) (the "Facilities Agreement")

1. We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2. We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a)	Borrower:	[●]
(b)	Issuing Bank:	[●]
(c)	Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
(d)	Facility to be utilised:	Revolving Facility
(e)	Currency of Letter of Credit:	[●]
(f)	Amount:	[●] or, if less, the Available Facility in relation to the Revolving Facility
(g)	Term:	[●]

3. We confirm that each condition specified in paragraph (b) (or, to the extent applicable, paragraph (c)) of Clause 6.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4. We attach a copy of the proposed Letter of Credit.

5. The purpose of this proposed Letter of Credit is [●].

6. This Utilisation Request is irrevocable.

314 [*Global Blue (2023 Refinancing) - Senior Facilities Agreement*]

Yours faithfully,

……………………………….
authorised signatory for
[the Company on behalf of] [*insert name of relevant Borrower*]/[*insert name of Borrower*]*

NOTES:

* Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

315 [Global Blue (2023 Refinancing) - Senior Facilities Agreement]

Part II
Selection Notice - Applicable to a Term Loan

From: [Borrower] [Company]*

To: [Facility Agent]

Dated:

Dear Sirs

Global Blue Acquisition B.V. – Senior Facilities Agreement dated [•] (as amended and/or restated from time to time) (the "Facilities Agreement")

1. We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2. We refer to the following Facility B Loan[s] with an Interest Period ending on [●].

3. [We request that the above Facility B Loan[s] be divided into [●] Facility B Loan[s] with the following Base Currency Amounts and Interest Periods:]***

   or

4. [We request that the next Interest Period for the above Facility B Loan[s] is [●]].****

5. This Selection Notice is irrevocable.

Yours faithfully

....
authorised signatory for
[*the Company on behalf of*] [*insert name of relevant Borrower*] *

NOTES:

* Amend as appropriate. The Selection Notice can be given by the Borrower or the Company.

** Insert details of all Term Loans for the relevant Facility which have an Interest Period ending on the same date.

*** Use this option if division of Facility B Loan[s] is requested.

**** Use this option if sub-division is not required.

316

[*Global Blue (2023 Refinancing) - Senior Facilities Agreement*]

SCHEDULE 4
Form of Transfer Certificate

WARNING: If an Italian Guarantor has acceded to the Facilities Agreement, do not use this form of transfer certificate. Instead use the form of Assignment Agreement in Schedule 5

To: [Facility Agent] as Facility Agent and Security Agent

From: [The Existing Lender] (the "**Existing Lender**") and [The New Lender] (the "**New Lender**")

Dated:

Global Blue Acquisition B.V. – Senior Facilities Agreement dated [•] (as amended and/or restated from time to time) (the "Facilities Agreement")

1. We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/ Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2. We refer to clause 29.5 (*Procedure for transfer*) of the Facilities Agreement:

   (a) The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with clause 29.5 (*Procedure for transfer*).

   (b) The proposed Transfer Date is [●].

   (c) The Facility Office and address, email, fax number and attention details for notices of the New Lender for the purposes of clause 37.2 (*Addresses*) are set out in the Schedule.

3. The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of clause 29.4 (*Limitation of responsibility of Existing Lenders*).

4. The New Lender confirms that it is:

   (a) in respect of a Dutch Borrower:

      (i) [it is not a Dutch Qualifying Lender;]

      (ii) [a Dutch Qualifying Lender (other than a Dutch Treaty Lender)]; or

      (iii) [it is a Dutch Qualifying Lender by virtue of being a Dutch Treaty Lender (on the assumption that all procedural formalities have been completed);][1] and

   (b) in respect of a French Borrower, in respect of each category of payment (interest payments and fee payments):

      (i) [not a French Qualifying Lender;]

      (ii) [a French Qualifying Lender (other than a French Treaty Lender); or]

1 Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within.

317

[*Global Blue (2023 Refinancing) - Senior Facilities Agreement*]

318 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] (iii) [a French Qualifying Lender by virtue of being a French Treaty Lender (on the assumption that all procedural formalities have been completed);]2 and that it is [not]3 incorporated or acting through a Facility Office situated in a Non- Cooperative Jurisdiction. (c) in respect of an Other Borrower: (i) [it is not an Other Qualifying Lender;] (ii) [it is an Other Qualifying Lender (other than a Treaty Lender); or] (iii) [it is an Other Qualifying Lender by virtue of being an Other Treaty Lender (on the assumption that all procedural formalities have been completed).]4 5. The Parties agree that this transfer constitutes a novation and the Transaction Security created by, together with all rights and remedies arising under, the Transaction Security Documents shall be maintained in full force and effect. 6. The New Lender confirms that it [is]/[is not]5 [a Sponsor Affiliate] [or] a [Sponsor Debt Fund]. 7. [The New Lender confirms that it [is]/[is not]6 a Non-Acceptable L/C Lender.]7 8. We refer to clause 19.3 (Change of Senior Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Permitted Parent Financing Creditor) of the Intercreditor Agreement: In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement. 9. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. 10. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. 11. This Agreement has been entered into on the date stated at the beginning of this Agreement. Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s 2 Delete as applicable – each New Lender to confirm which of these categories it falls into.. 3 Delete as applicable – each New Lender to confirm which of these categories it falls into. 4 Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within. 5 Delete as applicable. 6 Delete as applicable. 7 Include only if the transfer includes the transfer of a Revolving Facility Commitment/a participation in the Revolving Facility. 319 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities. The New Lender may, in the case of an assignment of rights by the Existing Lender under this Transfer Certificate, if it considers it necessary to make the transfer effective as against a French Obligor, arrange for it to be notified to or acknowledged by such French Obligor in accordance with article 1324 of the French Code civil. 320 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] THE SCHEDULE Commitment/rights and obligations to be transferred [insert relevant details] [Facility Office address, email, fax number and attention details for notices and account details for payments,] [Existing Lender] [New Lender] By: By: This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Facility Agent, and as a Creditor/Facility Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [●]. [Facility Agent] By: [Facility Agent] By: 321 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] SCHEDULE 5 Form of Assignment Agreement To: [Facility Agent] as Facility Agent and Security Agent, [•] as Company, for and on behalf of each Obligor From: [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”) Dated: Global Blue Acquisition B.V. – Senior Facilities Agreement dated [•] (as amended and/or restated from time to time) (the “Facilities Agreement”) 1. We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor/ Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement. 2. We refer to clause 29.6 (Procedure for assignment) of the Facilities Agreement: (a) The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule. (b) The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule. (c) The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above. 3. The proposed Transfer Date is [●]. 4. On the Transfer Date the New Lender becomes: (a) Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and (b) Party to the Intercreditor Agreement as a Senior Lender. 5. The Facility Office and address, email, fax number and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule. 6. The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of clause 29.4 (Limitation of responsibility of Existing Lenders). 7. With respect to any Security Document governed by Italian law, any transfer made under the Agreement by way of English law assignment, assumption and release shall be construed under Italian law as a cessione totale o parziale del contratto or a cessione del credito or otherwise a successione a titolo particolare and shall not entail under Italian law a novazione of (or have an effetto novativo on) the Agreement or such Security Documents. 8. The delivery of this Assignment Agreement to the Obligors' Agent shall be deemed to constitute adequate notice under and in accordance with Articles 1264 and 1407 of the Italian Civil Code.

322 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] 9. The New Lender confirms that it is: (a) in respect of a Dutch Borrower: (i) [it is not a Dutch Qualifying Lender;]; (ii) [a Dutch Qualifying Lender (other than a Dutch Treaty Lender)]; or (iii) [it is a Dutch Qualifying Lender by virtue of being a Dutch Treaty Lender (on the assumption that all procedural formalities have been completed);]8 and (b) in respect of a French Borrower, in respect of each category of payment (interest payments and fee payments): (i) [not a French Qualifying Lender;] (ii) [a French Qualifying Lender (other than a French Treaty Lender); or] (iii) [a French Qualifying Lender by virtue of being a French Treaty Lender (on the assumption that all procedural formalities have been completed);]9 and that it is [not]10 incorporated or acting through a Facility Office situated in a Non- Cooperative Jurisdiction. (c) in respect of an Other Borrower: (i) [it is not an Other Qualifying Lender;] (ii) [it is an Other Qualifying Lender (other than a Treaty Lender); or] (iii) [it is an Other Qualifying Lender by virtue of being an Other Treaty Lender (on the assumption that all procedural formalities have been completed)].11 10. The New Lender confirms that it [is]/[is not]12 [a Sponsor Affiliate] [or] a [Sponsor Debt Fund]. 11. [The New Lender confirms that it [is]/[is not]13 a Non-Acceptable L/C Lender.]14 12. We refer to clause 19.3 (Change of Senior Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Permitted Parent Financing Creditor) of the Intercreditor Agreement: In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor 8 Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within. 9 Delete as applicable – each New Lender to confirm which of these categories it falls into. 10 Delete as applicable – each New Lender to confirm which of these categories it falls into. 11 Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within. 12 Delete as applicable. 13 Delete as applicable. 14 Include only if the assignment includes the assignment of a Revolving Facility Commitment/a participation in the Revolving Facility. 323 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement. 13. This Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with paragraph (e) of clause 29.2 (Conditions of assignment or transfer), to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement. 14. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. 15. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. 16. This Agreement has been entered into on the date stated at the beginning of this Agreement. Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities. The New Lender may, in the case of an assignment of rights by the Existing Lender under this Assignment Agreement, if it considers it necessary to make the transfer effective as against a French Obligor, arrange for it to be notified to or acknowledged by such French Obligor in accordance with article 1324 of the French Code civil. 324 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] THE SCHEDULE Commitment/rights and obligations to be transferred by assignment, release and accession [insert relevant details] [Facility office address, email, fax number and attention details for notices and account details for payments] [Existing Lender] [New Lender] By: By: This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Facility Agent, and as a Creditor/ Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [●]. Signature of this Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Facility Agent receives on behalf of each Finance Party. [Facility Agent] By: [Facility Agent] By: 325 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] SCHEDULE 6 Form of Accession Deed To: [Facility Agent] as Facility Agent and Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below From: [Subsidiary] and [the Company] Dated: Dear Sirs Global Blue Acquisition B.V. – Senior Facilities Agreement dated [●] (as amended and/or restated from time to time) (the “Facilities Agreement”) 1. We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed. 2. [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor] pursuant to [clause 31.3 (Additional Borrowers)]/[clause 31.4 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [●]. 3. [Subsidiary’s] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows: Address: Fax No.: Email: Attention: [Subsidiary] (for the purposes of this paragraph 3, the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]: [Insert details (date, parties and description) of relevant documents] the “Relevant Documents”. IT IS AGREED as follows: 1. Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 3. 2. The Acceding Debtor and the Security Agent agree that the Security Agent shall hold: (a) [any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

326 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] (b) all proceeds of that Security; and]15 (c) all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee or security agent for the Secured Parties (in the Relevant Documents or otherwise, including any Security Agent Claim (as defined in the Intercreditor Agreement)) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee or security agent for the Secured Parties, on trust or, in the jurisdiction where the trust would not be recognised, as security agent, for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement. 3. The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement. [4.] [In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]16 [5.] [Insert guarantor limitation language, as applicable] [6.] This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law. THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph 4 above only), signed on behalf of the Company and executed as a deed by [Subsidiary] and is delivered on the date stated above. 15 Include to the extent that the Security created in the Relevant Documents is expressed to be granted to the Security Agent as trustee for the Secured Parties. 16 Include this paragraph in this Accession Deed if the Subsidiary is also to accede as an Intra Group Lender to the Intercreditor Agreement. 327 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] EXECUTED AS A DEED By: [Subsidiary] _____________________________________ Signature of Director _____________________________________ Name of Director in the presence of _____________________________________ Signature of witness _____________________________________ Name of witness _____________________________________ Address of witness _____________________________________ _____________________________________ _____________________________________ _____________________________________ Occupation of witness The Company _____________________________________ [●] By: 328 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] THE SECURITY AGENT [Security Agent] By: Date: 329 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] SCHEDULE 7 Additional Facility Part I Form of Additional Facility Lender Accession Notice To: [Facility Agent] as Facility Agent and Security Agent From: [Proposed Additional Facility Lender] Date: Dear Sirs Global Blue Acquisition B.V. – Senior Facilities Agreement dated [●] (as amended and/or restated from time to time) (the “Facilities Agreement”) 1. We refer to the Agreement. This is an Additional Facility Lender Accession Notice for the purpose of the Facilities Agreement and as a Creditor/Facility Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). 2. [Name of Additional Facility Lender] (the “New Additional Facility Lender”) of [address/registered office] agrees to become an Additional Facility Lender and to be bound by the terms of the Facilities Agreement as a Lender under [insert details of relevant Additional Facility]. 3. On the date the Additional Facility referred to above becomes effective in accordance with Clause 2.3 (Additional Facilities) of the Facilities Agreement (the “Effective Date”), the New Additional Facility Lender shall become: (a) party to the Facilities Agreement as a Lender; and (b) party to the Intercreditor Agreement as a [Creditor of the relevant Creditor Class]. 4. In consideration of the New Additional Facility Lender being accepted as a [Creditor of the relevant Creditor Class] for the purposes of the Intercreditor Agreement (and as defined therein), the New Additional Facility Lender confirms that, as from the Effective Date, it intends to be party to the Intercreditor Agreement as a [Creditor of the relevant Creditor Class], and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [Creditor of the relevant Creditor Class] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement. 5. [insert any other relevant details (if any)] 6. It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand. 7. This Additional Facility Lender Accession Notice has been executed and delivered as a deed on the date stated at the beginning of this Additional Facility Lender Accession Notice and is governed by English law. [Proposed Additional Facility Lender] By:

330 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] This Additional Facility Lender Accession Notice is accepted by the Facility Agent and the Security Agent. [Facility Agent] By: [Security Agent] By: 331 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] Part II Form of Additional Facility Notice From: [Company], [Borrower], [Additional Facility Lenders] To: [Facility Agent] as Facility Agent Dated: Dear Sirs Global Blue Acquisition B.V. – Senior Facilities Agreement dated [●] (as amended and/or restated from time to time) (the “Facilities Agreement”) 1. We refer to the Facilities Agreement. This is an Additional Facility Notice. Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice unless given a different meaning in this Additional Facility Notice. 2. We wish to establish an Additional Facility on the following terms: [insert conditions in accordance with Clause 2.3 (Additional Facilities) together with any other information requests or directions included at the option of the Company] Borrower: [●] Additional Facility Lenders (and allocated commitments): [●] Additional Facility Yes / No Currency and amount: [●] Other available currencies (if any, as applicable): [●] Purpose: [●] Interest Rate (including applicable floor, Margin or margin ratchet): [●] Additional Facility Commencement Date: [●] Availability Period: [●] Termination Date (and repayment date, if different): [●] Amortisation schedule (if any): [●] Mandatory prepayment provisions (if any): [●] Ranking: [●] Lender Status (if applicable) [●] Yours faithfully _____________________________ [Company] By: Name: Title: 332 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] Yours faithfully _____________________________ [Borrower]. By: Name: Title: Yours faithfully _____________________________ [Additional Facility Lenders] By: Name: Title: 333 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] SCHEDULE 8 Form of Resignation Letter To: [Facility Agent] as Facility Agent From: [Resigning Obligor] and [the Company] Dated: Dear Sirs Global Blue Acquisition B.V. – Senior Facilities Agreement dated [●] (as amended and/or restated from time to time) (the “Facilities Agreement”) 1. We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter. 2. Pursuant to [Clause 31.2 (Resignation of an Obligor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents (other than the Intercreditor Agreement). 3. We confirm that: [●]* [●] 4. This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law. [Company] [Resigning Obligor] By: By: NOTES: * Insert any conditions required by the Facilities Agreement.

334 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] SCHEDULE 9 Form of Compliance Certificate To: [Facility Agent] as Facility Agent From: [Company] Dated: Dear Sirs Global Blue Acquisition B.V. – Senior Facilities Agreement dated [●] (as amended and/or restated from time to time) (the “Facilities Agreement”) 1. We refer to the Facilities Agreement. This is a Compliance Certificate for the Relevant Period ending on [●] (such Relevant Period, the “Test Period”, and such date, the “Test Date”). Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate. 2. [We confirm that as at 5.00 p.m. Amsterdam time on the Test Date: (a) the aggregate Base Currency Amount of all outstanding Revolving Facility Loans and Swingline Loans borrowed by members of the Group, excluding: (i) any amounts drawn on the First Utilisation Date to fund payments related to original issue discount, flex, ticking fees, syndication costs or other costs, fees and expenses in respect of the Facilities, (ii) any amounts utilised under any Ancillary Facility; and (iii) any amounts utilised under any Letter of Credit, pursuant to Clause 7.9 (Bilateral arrangements) or otherwise by way of non-cash utilisation; less (b) the aggregate amount of all cash and Cash Equivalents held by each member of the Group, (c) was equal to or less than 40 per cent. of the Total Revolving Facility Commitments at that time and consequently the Company was not required to satisfy the financial covenant contained in Clause 26 (Financial Covenant) of the Facilities Agreement.]* 3. [We confirm that on the last day of the Test Period, Consolidated Senior Secured Net Indebtedness was [●] and Consolidated EBITDA for such Test Period was [●]. Therefore the Senior Secured Net Leverage Ratio for the Test Period was [●]:1 and therefore the covenant contained in Clause 26 (Financial Covenant) of the Facilities Agreement [has/has not] been complied with.]* 4. We confirm that the Senior Secured Net Leverage Ratio for the Test Period was [●]:1 and accordingly the Margin will be: Facility B Margin: [●]% p.a. Original Revolving Facility Margin (other than Swingline Loans): [●]% p.a. Swingline Loan Margin [●]% p.a. Additional Facility Margin: [●]% p.a. 335 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] 5. [We confirm that Excess Cashflow for the Test Period was [●]. The prepayment amount for that Test Period was [●] and the applicable percentage was [●]. Therefore the Excess Cashflow to be applied in prepayment pursuant to Clause 12.2 (Excess Cash) will be [●].]17 6. [So far as we are aware, no Event of Default has occurred and is continuing.]18 7. [We confirm that the following companies constitute Material Companies for the purposes of the Facilities Agreement: [●].]19 8. [We confirm that the Guarantor Coverage Test is satisfied or will be satisfied by further members of the Group acceding as Additional Guarantors in accordance with Clause 27.12 (Guarantors and security).]20 For and on behalf of [Company]21 [Director] [Director] By: By: * Delete as applicable 17 Required only for the Compliance Certificate delivered with the Annual Financial Statements. 18 If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it. 19 Required only for the Compliance Certificate delivered with the Annual Financial Statements. 20 Required only for the Compliance Certificate delivered with the Annual Financial Statements. 21 Each Compliance Certificate to be signed by the Chief Financial Officer or finance director of the Group or such other officer as is performing the functions of the chief financial officer or finance director (or, if such person is not available, another authorised signatory of the Company). 336 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] SCHEDULE 10 Confidentiality Undertaking To: [●] Copy to: [Company] (the “Company”) Date: [●] Dear Sirs, We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information with the knowledge and approval of the Company and to prevent front-running of the Facilities, by your signature of a copy of this letter you agree as follows: 1. CONFIDENTIALITY 1.1 CONFIDENTIALITY UNDERTAKING You undertake: (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 1.2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information; (b) to keep confidential and not disclose to anyone except as provided for by paragraph 1.2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between you and us in connection with the Facilities; and (c) to use the Confidential Information only for the Permitted Purpose. 1.2 PERMITTED DISCLOSURE We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph 1.1 above as you shall consider appropriate: (a) to members of the Participant Group and those officers, directors, employees and professional advisers who have a need to review the Confidential Information for the purpose of considering your participation in the Facilities and if any person to whom the Confidential Information is to be given pursuant to this paragraph 1.2 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information which are not more favourable than these terms; (b) to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; and (c) with the prior written consent of us and, as the case may be, the Company. 337 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] 1.3 NOTIFICATION OF DISCLOSURE You agree (to the extent permitted by law and regulation) to inform us: (a) of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 1.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and (b) upon becoming aware that Confidential Information has been disclosed in breach of these terms. 1.4 RETURN OF COPIES If you do not participate in the Facilities you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 1.2 above. 1.5 CONTINUING OBLIGATIONS The obligations in these terms are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in paragraph 1 of these terms (other than those set out in paragraph 1.9 below) shall cease on the earlier of (a) the date on which you become a party to the Facility Agreement or (b) the date falling 12 months after the date of your final receipt (in whatever manner) of any Confidential Information. 1.6 NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC You acknowledge and agree that: (a) neither we nor any of our officers, directors, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of a Relevant Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of a Relevant Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and (b) we and/or the members of a Relevant Group may be irreparably harmed by the breach of these terms and damages may not be an adequate remedy; each Relevant Person or member of a Relevant Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of these terms by you.

338 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] 1.7 ENTIRE AGREEMENT; NO WAIVER; AMENDMENTS, ETC (a) These terms constitute the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information. (b) No failure to exercise, nor any delay in exercising any right or remedy under these terms will operate as a waiver of any such right or remedy. No single or partial exercise of any right or remedy will prevent any further exercise thereof or the exercise of any other right or remedy under these terms. (c) These terms and your obligations under these terms may only be amended or modified with our prior written agreement. 1.8 INSIDE INFORMATION You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose including acquiring or selling or offering to acquire or sell or causing any other person to acquire or sell or to offer to acquire or sell any shares, bonds, convertible bonds or other financial instruments in any member of the Group or issued by any member of the Group or other interests in shares carrying voting rights in any member of the Group until such Confidential Information no longer constitutes inside information or material non-public information under applicable securities legislation. 1.9 NATURE OF UNDERTAKINGS You acknowledge and agree that: (a) The undertakings given by you under paragraph 1 of these terms are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of each member of a Relevant Group. (b) You are acting for your own account, and you have and will continue to make your own independent decisions in respect of the entry into these terms and any other agreement or transaction relating to the Facilities, and as to whether any such agreement or transaction is appropriate or proper for you based upon your own judgment and upon advice from such advisers as you have deemed necessary. You are not relying on any of our communications (written or oral) as investment advice or as a recommendation to enter into any such agreement or transaction, it being understood that information and explanations related to the terms and conditions of any such agreement or transaction shall not be considered to be investment advice or a recommendation to enter into that agreement or transaction. No communication (written or oral) received from us shall be deemed to be an assurance or guarantee as to the expected results of any such transaction. (c) You are capable of assessing the merits of and understanding (on your own behalf or through independent professional advice) the Facilities, and understand and accept the terms and conditions of any such transaction. You are also capable of assuming, and assume, the risk of any such transaction. (d) We are not acting as a fiduciary for or adviser to you in respect of these terms, the Facilities or any related transaction. 339 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] (e) The terms of this letter shall apply without prejudice to the terms of any other confidentiality agreement (and, for the avoidance of doubt, shall not supersede any term of such other confidentiality agreement) among any of the parties hereto and any provider of information regarding the Transaction or any party with a business relationship with the Group. 2. THIRD PARTY RIGHTS 2.1 Subject to this paragraph 2.1 and to paragraph 1.6, a person who is not a party to these terms has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of these terms. 2.2 The Relevant Persons and each member of a Relevant Group may enjoy the benefit of the terms of paragraph 1.6 subject to and in accordance with this paragraph 2 and the provisions of the Third Parties Act. 2.3 Subject to paragraph 2.4 below, the parties to these terms do not require the consent of any Relevant Person or any member of a Relevant Group to rescind or vary these terms at any time. 2.4 The parties to this letter acknowledge and agree that the consent of the Company is required for any material amendment, waiver, variation, restatement or supplement of this letter. 3. GOVERNING LAW AND JURISDICTION 3.1 These terms and the agreement constituted by your acknowledgement of its contents (the “Terms”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by these Terms) are governed by English law. 3.2 The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with these Terms (including a dispute relating to any non-contractual obligation arising out of or in connection with either these Terms or the negotiation of the transaction contemplated by these Terms). 4. DEFINITIONS In these terms (including the acknowledgement set out below): “Confidential Information” means all information relating to a Sponsor, and any investment vehicle, trust, fund, partnership, company, co-investment scheme or other entity managed, advised and/or owned or controlled by directly or indirectly by a Sponsor and/or any affiliate thereof, any Obligor, any other member of a Relevant Group, the Finance Documents and/or the Facilities which is provided to you in relation to the Finance Documents or Facilities by us, a Sponsor, any of our or a Sponsor’s affiliates or advisers or any member of a Relevant Group, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that: (a) is or becomes public information other than as a direct or indirect result of any breach by you of these terms; or (b) is identified in writing at the time of delivery as non-confidential by us or our advisers; or (c) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with a Relevant Group and which, in either 340 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality. “Facilities” means: (a) a €[610],000,000 senior term loan B facility; and (b) a €[100],000,000 multicurrency revolving credit facility. “Facility Agreement” means the facility agreement entered into or to be entered into in relation to the Facilities. “Finance Documents” means the documents defined in the Facility Agreement as Finance Documents. “Funded Debt” has the meaning given to that term in Clause 26.4 (Financial definitions). “Obligor” means a borrower or a guarantor under the Facility Agreement. “Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 2006). “Permitted Purpose” means considering and evaluating whether to enter into the Facilities. “Relevant Group” means the Company and its subsidiaries from time to time. “Relevant Institution” means [●] and [●]. “Sponsor” means Silver Lake Technology Management, LLC and/or any affiliate and/or Silver Lake Group, LLC and/or any affiliate (together, “Silver Lake”) and/or Partners Group AG and/or any affiliate (together, “Partners Group”) and/or CK Opportunities Wolverine S.à r.l and/or any affiliate (together “CK Opportunities”) and/or Certares Opportunities LLC and/or any affiliate (together “Certares”), and/or Knighthead Opportunities Capital Management, LLC and/or any affiliate (together “Knighthead”) and/or any investment vehicle, trust, fund, partnership, company, co-investment scheme or other entity managed, advised, owned and/or controlled directly or indirectly by Silver Lake, Partners Group, CK Opportunities, Certares, Knighthead and/or, in each case, any affiliate thereof. “Transaction” has the meaning given to that term in the Facility Agreement. Please acknowledge your agreement to the above by signing and returning the enclosed copy. Yours faithfully 341 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] To: The Relevant Institutions The Company and each other member of the Relevant Group We acknowledge and agree to the above and confirm by our signature below that the above is also for the benefit of the Company: For and on behalf of [Potential Lender]

SCHEDULE 11
Timetables

Part I
Loans

	Loans in Euro (other than Swingline Loans)	**Loans in Sterling**	**Loans in US$**	**Loans in other currencies**	**Swingline Loans**
Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (*Conditions relating to Optional Currencies*)	-	-	-	U-4	-
Delivery of a duly completed Utilisation Request (Clause 5.1 (*Delivery of a Utilisation Request*)) or a Selection Notice (Clause 15.1 (*Selection of Interest Periods and Terms*))	U-3 9.30 am U*9.00 am	U-1 9.30 am U*9.00 am	U-1 9.30 am U*9.00 am	U-3 9.30 am U*9.00 am	U-1 11.30 am U*9.00 am
Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (*Lenders' participation*) and notifies the Lenders of the Loan in accordance with Clause 5.4 (*Lenders' participation*)	U-3 Noon U*10.00 am	U-1 Noon U*10.00 am	U-1 Noon U*10.00 am	U-3 Noon U*10.00 am	U-1 12.30 pm U*10.00 am
Facility Agent receives a notification from a Lender under Clause 5.4 (*Lenders' participation*)	Quotation Day	-	-	Quotation Day 9.30 am	-
Facility Agent gives notice in accordance with Clause 8.2 (*Unavailability of a currency*)	Quotation Day 5.30 pm	-	-	Quotation Day 5.30 pm	-
EURIBOR or Term SOFR is fixed	Quotation Day as of 11:00 am (Brussels time) in	Quotation Day as of 11:00 am	Quotation Day as of 11:00 am	Quotation Day as of 11:00 am	-

342 [*Global Blue (2023 Refinancing) - Senior Facilities Agreement*]

	respect of EURIBOR				

"U" = date of utilisation or, if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Loan.

"U-X" = X Business Days prior to date of utilisation

"U*" = First Utilisation Date

343

[*Global Blue (2023 Refinancing) - Senior Facilities Agreement*]

Part II
Letters of Credit

	Letters of Credit
Delivery of a duly completed Utilisation Request (Clause 6.2 (*Delivery of a Utilisation Request for Letters of Credit*))	U-3 9:30 am
Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (f) of Clause 6.5 (*Issue of Letters of Credit*) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (f) of Clause 6.5 (*Issue of Letters of Credit*)	U-3 11:00 am
Delivery of duly completed Renewal Request (Clause 6.6 (*Renewal of a Letter of Credit*))	U-3 9:30 am

"U" = date of utilisation, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (*Renewal of a Letter of Credit*), the first day of the proposed term of the renewed Letter of Credit

"U-X" = X Business Days prior to date of utilisation

344 [*Global Blue (2023 Refinancing) - Senior Facilities Agreement*]

SCHEDULE 12
Form of Letter of Credit

To: [Beneficiary] (the "**Beneficiary**")

Date

Irrevocable Standby Letter of Credit no. [●]

At the request of [●], [●] (the "**Issuing Bank**") issues this irrevocable standby Letter of Credit ("**Letter of Credit**") in your favour on the following terms and conditions:

1. Definitions

In this Letter of Credit:

"**Business Day**" means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].

"**Demand**" means a demand for a payment under this Letter of Credit in the form of the Schedule to this Letter of Credit.

"**Expiry Date**" means [•].

"**Total L/C Amount**" means [•].

2. Issuing Bank's Agreement

(a) The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [•] p.m. ([London] time) on the Expiry Date.

(b) Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c) The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3. Expiry

(a) The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b) Unless previously released under paragraph (a) above, on [•] p.m.([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c) When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

345

[Global Blue (2023 Refinancing) - Senior Facilities Agreement]

346 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] 4. Payments All payments under this Letter of Credit shall be made in [●] and for value on the due date to the account of the Beneficiary specified in the Demand. 5. Delivery of Demand Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, email, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows: [●] 6. Assignment The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred. 7. ISP Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590. 8. Governing Law This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law. 9. Jurisdiction The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit). Yours faithfully [●] By: 347 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] NOTES: * This may need to be amended depending on the currency of payment under the Letter of Credit. 348 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] Schedule Form of Demand To: [●] [Date] Dears Sirs Standby Letter of Credit no. [●] issued in favour of [BENEFICIARY] (the “Letter of Credit”) We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand. 1. We certify that the sum of [●] is due [and has remained unpaid for at least [●] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●]. 2. Payment should be made to the following account: Name: Account Number: Bank: 3. The date of this Demand is not later than the Expiry Date. Yours faithfully (Authorised Signatory) (Authorised Signatory) For [BENEFICIARY] 349 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] SCHEDULE 13 Agreed Security Principles The guarantees and Security to be provided in relation to the Facilities will be given in accordance with the security and guarantee principles set out below (the “Agreed Security Principles”). 1. The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and Security from members of the Group. In particular: (a) general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “earnings stripping”, “controlled foreign corporation”, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or Security or may require that the guarantee or Security be limited by an amount or otherwise. If any such limit applies, the guarantees and Security provided will be limited to the maximum amount which the relevant member of the Group may provide having regard to applicable law; (b) the consent of certain supervisory boards, works councils or other external bodies or persons may be required to enable a member of the Group to provide a guarantee or Security. Such guarantee and/or Security shall not be required unless such consent has been received provided that reasonable endeavours have been used by the relevant member of the Group for a maximum period of 20 Business Days (provided that the relevant member of the Group is satisfied that such endeavours will not involve placing commercial relationships with third parties in jeopardy) to obtain the relevant consent (in each case if the Facility Agent, taking into account the Company’s view on any potential impact on relationships with third parties, reasonably requests the Company to do so); (c) a key factor in determining whether or not a guarantee or Security shall be taken is the applicable cost including in respect of any adverse consequence to the relative benefit (and, including for the avoidance of doubt, adverse effects on interest deductibility and stamp duty, notarisation and registration fees) which shall not be disproportionate to the benefit to the Secured Parties of obtaining such guarantee or Security; (d) the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes (ad valorem or otherwise) and duties where the benefit to the Secured Parties of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties (and in any event the maximum aggregate amount payable by the Group in respect of fees, costs, expenses, disbursements and VAT relating to the provision of guarantees and Security or in connection with the creation, perfection, notarisation or registration of Transaction Security shall be limited to an amount to be agreed between the Security Agent and the Company); (e) where there is material incremental cost involved in creating Security over all assets owned by an Obligor in a particular category (for example, real estate) the principles stated in paragraphs 1(c) and (d) above shall apply and, where such Security is to be given at all in accordance with the Agreed Security Principles, only the material assets in that category (for example, real estate of substantial economic value in the context of the business of the Group as a whole) shall be subject to Security and Security will not be given over leasehold interests of less than 25 years; (f) it is acknowledged that in certain jurisdictions it may be either impossible as a matter of law or regulation or impractical to create Security over certain categories of assets,

350 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] in which event Security will not be taken over such assets provided that the relevant Obligor shall use reasonable endeavours for a maximum period of 20 Business Days to overcome any obstacles relating to such impossibility or impracticality. (g) any assets subject to a legal requirement or third party arrangement, which may prevent those assets from being charged (or assets which, if charged, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations of the Group in respect of those assets or which require any member of the Group to take any action materially adverse to the interests of the Group or any member thereof) will be excluded from any relevant Transaction Security Document, provided that the relevant member of the Group shall use its reasonable endeavours for a maximum period of 20 Business Days (provided that the relevant member of the Group is satisfied that such endeavours will not involve placing commercial relationships with third parties in jeopardy) to obtain consent to charging any such assets if the Facility Agent determines the relevant asset to be material and (taking into account the Company’s view on any potential impact on commercial relationships with third parties) from such date as the Facility Agent reasonably requests the Company to do so; (h) members of the Group will not be required to give guarantees or enter into Transaction Security Documents or agree to be subordinated in respect of intercompany loans where to do so is not within the legal capacity of the relevant member of the Group, would not be in compliance with corporate benefit restrictions or financial assistance restrictions or contractual restrictions or if the same would result in a potential risk to the directors or officers of any member of the Group of contravening any legal prohibition, statutory duty in such capacity or their fiduciary duties and/or which could reasonably be expected to result in a material risk of personal, civil or criminal liability on the part of any director or officer, provided that the relevant member of the Group shall use reasonable endeavours for a maximum period of 20 Business Days (provided that the relevant member of the Group is satisfied that such endeavours will not involve placing commercial relationships with third parties in jeopardy) to overcome any such obstacle; (i) the giving of a guarantee, the granting of Security or the perfection of the Security granted will not be required if it would be materially prejudicial for the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents (and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (i)); (j) to the extent possible, all Security shall be given in favour of the Security Agent and not the Finance Parties individually (provided that “Parallel Debt” provisions may be used where necessary and such provisions will be contained in the Intercreditor Agreement and not the individual Transaction Security Documents, unless agreed by the Company and the Security Agent as being required to avoid an amendment to the Intercreditor Agreement); (k) no action will be required to be taken in relation to the guarantees or Security when any Finance Party assigns or transfers or sub-participates any of its participation in the Facilities; (l) information, such as lists of assets, will be provided if and only to the extent, required by local law to be provided to register the relevant Security and, unless required to be provided by local law or standard market practice more frequently, will be provided annually or upon request at any time after a Declared Default; 351 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] (m) no perfection action will be required in jurisdictions where an Obligor is not located but perfection action may be required in the jurisdiction of one Obligor in relation to Security granted by another Obligor located in a different jurisdiction; (n) no title investigations, review documentation (including in relation to leases, trade receivables or inventory), reviews of registers (including in relation to intellectual property), surveys or other due diligence of any kind will be required and no title insurance will be required; (o) unless granted under a global Transaction Security Document governed by the law of the jurisdiction of an Obligor or under English law, all Security (other than share security over a Subsidiary which is itself an Obligor and, where otherwise consistent with the Agreed Security Principles, over material operating bank accounts located in a different jurisdiction to that of the relevant Obligor) shall be governed by the law of, and shall secure only assets located in, the jurisdiction of incorporation of that Obligor; (p) Security will be limited where necessary to prevent any material additional Tax liability of any member of the Group; (q) no Security will be required over investments or shares in Joint Ventures or any minority interest or the assets of Joint Ventures and no Joint Venture or minority interest will be required to provide a guarantee and no guarantees or security will be required from or over, or over the assets of, any member of the Group (other than the Company) that is not wholly owned by another member of the Group (or, for the avoidance of doubt, any direct or indirect Subsidiary of such member of the Group that is not wholly owned by another member of the Group); (r) no Security will be required over hedging agreements (other than for hedging arrangements required under the terms of this Agreement); (s) no Security will be required over assets of any member of the Group (excluding for the purposes of this provision, an Original Obligor) subject to Permitted Liens in favour of a third party (and such assets shall be excluded from any relevant Transaction Security Document); (t) (i) no member of the Group that is: (A) a Subsidiary of a US Person (where such US Person is (aa) a member of the Group, (bb) a Subsidiary of a member of the Group or (cc) a Joint Venture in which any member of the Group has an ownership interest); and (B) a “controlled foreign corporation” as defined in Section 957(a) of the US Internal Revenue Code, and no direct or indirect subsidiary of any such member of the Group, shall be required to give a guarantee or pledge any of its assets (including shares in a Subsidiary) as security for the obligation of any US Tax Obligor; and (ii) not more than 65 per cent. of the total combined voting power of all classes of shares entitled to vote of (1) any “controlled foreign corporation” that is directly owned for US federal income tax purposes by a US Person (a “First Tier CFC Subsidiary”) or (2) any US or non-US entity through which such First Tier CFC Subsidiary is owned, if such entity is treated as a disregarded 352 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] entity for US federal tax purposes, shall be required to be pledged directly or indirectly as security for an obligation of a US Tax Obligor; and (u) in relation to any acquired indebtedness permitted by this Agreement to remain outstanding after an acquisition, (i) no guarantee from or security will be required to be given by persons or over assets which are required to support such acquired indebtedness and (ii) no member of a target group acquired pursuant to an acquisition not prohibited by this Agreement shall be required to become a Guarantor or grant security with respect to the Facilities, in each case, if such guarantee or security or such member’s becoming a Guarantor or granting security is prevented by the terms of the documentation governing such acquired indebtedness unless consent has been received from the providers of that acquired indebtedness. If the Facility Agent reasonably requests, the Company shall (and shall ensure that any relevant member of the Group shall) use all reasonable endeavours for a maximum period of 20 Business Days to obtain the relevant consent (provided that there will be no requirement to delay completion of the relevant acquisition during any such period). 2. Terms of Transaction Security Documents The following principles will be reflected in the terms of any Transaction Security: (a) Transaction Security will not be enforceable unless a Declared Default has occurred and is continuing; (b) notification of pledges over bank accounts will be given to the bank holding the account if and only to the extent required by local law to perfect the relevant Transaction Security, in each case provided that this is not inconsistent with the Group retaining control over and the ability to use freely the balance of the account and, as such, no account control agreements (or similar) will be required with respect to bank accounts held in the US or similar security in other jurisdictions and, for the avoidance of doubt, there is no obligation to create “fixed” security over bank accounts, cash or receivables or any obligation to hold or pay cash and receivables into particular accounts; (c) notification of receivables security to debtors and of Transaction Security over goods held by third parties will only be given if a Declared Default has occurred and is continuing (provided that, in the case of any Transaction Security Document entered into in respect of receivables due from other Obligors, each relevant Obligor shall, by virtue of its entry into the Finance Documents, be deemed to have been notified of the execution of such Transaction Security Document where required for the perfection of Transaction Security); (d) if a member of the Group grants Security over its intellectual property it shall be free to deal with those assets (including the proceeds) in the ordinary course of its business (including, without limitation, allowing its intellectual property to lapse if permitted by the Finance Documents) until a Declared Default has occurred. No notice shall be prepared or given to any third party from whom intellectual property is licensed until a Declared Default has occurred; (e) notification of Transaction Security over insurance policies will only be served on any insurer of Group assets if a Declared Default has occurred and is continuing; (f) the Transaction Security Documents should only operate to create Security rather than to impose new commercial obligations; accordingly they should not contain any additional representations, undertakings, boiler plate or other terms (such as in respect of title, insurance, information or the payment of costs) unless these are provisions 353 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] strictly required for the creation or perfection of the Transaction Security and are no more onerous than the terms of this Agreement; (g) in respect of any share pledges, unless a Declared Default has occurred and is continuing, the pledgors will be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which (other than pursuant to a step or matter which does not otherwise breach the terms of the Finance Documents) does not adversely affect the validity or enforceability of the Transaction Security or cause an Event of Default to occur, and the pledgors shall be permitted to pay and receive dividends upstream on pledged shares to the extent permitted under the Finance Documents; (h) the Finance Parties should only be able to exercise any power of attorney granted to them under the Transaction Security Documents if a Declared Default has occurred and is continuing; (i) the Security Agent shall be entitled, where the relevant security providers fails to fulfil its obligations under a Transaction Security Document, to do all such acts as it may consider necessary to protect its rights thereunder; (j) any rights of set-off will not be exercisable unless a Declared Default has occurred and is continuing; and (k) the Transaction Security Documents should not operate so as to prevent transactions which are not otherwise prohibited under this Agreement or to require additional consents or authorisations. 3. Guarantees / Security (a) Subject to the due execution of all relevant Transaction Security Documents, completion of relevant perfection formalities within statutorily prescribed time limits, payment of all registration fees and documentary taxes, any other rights arising by operation of law, obtaining any relevant foreign legal opinions and subject to any qualifications which may be set out in any Finance Document and any relevant legal opinions obtained and subject to the requirements of the Agreed Security Principles, the Security Agent (and, where applicable, each of the other Finance Parties) shall receive the benefit of security from each Obligor over: (i) the shares in the capital of any Obligor which are held by that Obligor; (ii) any material operating bank accounts located in its jurisdiction of incorporation (without control over use and freely operational prior to a Declared Default); and (iii) any material long term intercompany loan receivables (being receivables in a total aggregate principal amount outstanding exceeding €15 million and with a term of greater than 12 months until maturity) due to it from an Obligor, in each case in accordance with and subject to any contrary requirements of the Agreed Security Principles provided that (1) in respect of any securities account pledge granted over the financial securities held in an Obligor incorporated in France, the cash proceeds (fruits et produits) will not be included within the scope of such security; and (2) each guarantee and any security granted by a member of the Group incorporated in France shall only guarantee or secure its own obligations and the obligations of its Subsidiary unless it has received, by way of structural on-lending, proceeds made available from a Facility.

354 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] (b) Costs in relation to granting real estate security must be within a cap on costs which must be agreed between the Arrangers and the Company prior to commencing work in connection with such security. (c) The Security Agent and the Company shall negotiate the form of each Transaction Security Document in good faith in accordance with the terms set out herein. (d) The “Security Jurisdictions” are Switzerland, Italy, France and the Netherlands and any other jurisdiction in which (i) a wholly-owned member of the Group is incorporated and (ii) such member of the Group has earnings before interest, tax depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) representing ten (10) per cent. or more of Consolidated EBITDA, in each case calculated and determined on the same basis as the Material Company test in paragraph (c) of the definition thereof (a “Security Material Company”), shall become a Security Jurisdiction for the purposes of the Agreed Security Principles if required by the Majority Lenders (but only in relation to that Security Material Company and for so long as the relevant member of the Group remains a Security Material Company) provided that no Excluded Jurisdiction shall become a Security Jurisdiction. (e) No security shall be taken over any fonds de commerce (or similar or equivalent assets). (f) No member of the Group located outside a Security Jurisdiction shall be required to grant any guarantees or security and no security shall be taken over assets that are located outside a Security Jurisdiction. (g) No member of the Group that is not a Material Company as of the First Utilisation Date shall be required to give guarantees or security (regardless of whether incorporated in a Security Jurisdiction) unless required to satisfy the Guarantor Coverage Test or as otherwise expressly provided for in this Agreement. 355 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] SCHEDULE 14 Form of Increase Confirmation To: [ ] as Facility Agent, [[ ] as Issuing Bank]* and [ ] as the Obligors’ Agent, for and on behalf of each Obligor From: [the Increase Lender] (the “Increase Lender”) Dated: Dear Sirs, Global Blue Acquisition B.V. - Senior Facilities Agreement dated [●] (as amended and/or restated from time to time) (the “Facilities Agreement”) 1. We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. 2. We refer to Clause 2.5 (Increase) of the Facilities Agreement. 3. The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement. 4. The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●]. 5. On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender. 6. The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.5 (Increase). 7. The Facility Office and address, fax number, email and attention details for notices of the Increase Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule. 8. Attached hereto is a duly completed and executed Lender Accession Deed. 9. The Increase Lender confirms that it is: (a) in respect of a Dutch Borrower: (i) [it is not a Dutch Qualifying Lender]; (ii) [a Dutch Qualifying Lender (other than a Dutch Treaty Lender)]; or (iii) [it is a Dutch Qualifying Lender by virtue of being a Dutch Treaty Lender (on the assumption that all procedural formalities have been completed)];22 and (b) in respect of a French Borrower, in respect of each category of payment (interest payments and fee payments): (i) [not a French Qualifying Lender;] 22 Delete as applicable. Each Increase Lender is required to confirm which of these three categories it falls within. 356 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] (ii) [a French Qualifying Lender (other than a French Treaty Lender); or] (iii) [a French Qualifying Lender by virtue of being a French Treaty Lender (on the assumption that all procedural formalities have been completed),] 23 and that it is [not]24 incorporated or acting through a Facility Office situated in a Non- Cooperative Jurisdiction; (c) in respect of an Other Borrower: (i) [it is not an Other Qualifying Lender;] (ii) [it is an Other Qualifying Lender (other than a Treaty Lender);] (iii) [it is an Other Qualifying Lender by virtue of being an Other Treaty Lender (on the assumption that all procedural formalities have been completed)].25 10. Terms which are used in this Agreement which are not defined in this Agreement but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement. 11. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. 12. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. 13. This Agreement has been entered into on the date stated at the beginning of this Agreement. NOTES * Only if increase in the Total Revolving Facility Commitments. 23 Delete as applicable. Each Increase Lender is required to confirm which of these three categories it falls within. 24 Delete as applicable. 25 Delete as applicable. Each Increase Lender is required to confirm which of these three categories it falls within. 357 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] Schedule Relevant Commitment/rights and obligations to be assumed by the Increase Lender [insert relevant details] [Facility Office details, address/attention details for notices and account details for payments] [Increase Lender] By: This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facility Agent [and the Issuing Bank]* and the Increase Date is confirmed as [●]. Facility Agent [Issuing Bank By: By:]* NOTE: * Only if increase in the Total Revolving Facility Commitments.

SCHEDULE 15
Compounded Rate Terms

Part I
Sterling

CURRENCY:	Sterling.
Definitions	
Additional Business Days:	An RFR Banking Day.
Break Costs:	None.
Central Bank Rate:	The Bank of England's Bank Rate as published by the Bank of England from time to time.
Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Facility Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which SONIA is available.
Central Bank Rate Spread:	In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Facility Agent between: (a) SONIA for the RFR Banking Day; and (b) the Central Bank Rate prevailing at the close of business on that RFR Banking Day
Daily Rate:	The "**Daily Rate**" for any RFR Banking Day is: (a) the RFR for that RFR Banking Day; or (b) if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of: (i) the Central Bank Rate for that RFR Banking Day; and (ii) the applicable Central Bank Rate Adjustment: or (c) if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

358 [*Global Blue (2023 Refinancing) - Senior Facilities Agreement*]

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places (**provided that** if, in relation to a Loan (or any part thereof) and an Interest Period (or, if applicable, a Relevant Interest Period), applying the Compounded Reference Rate for each day in that Interest Period (or, if applicable, Relevant Interest Period) would result in the aggregate amount payable in respect of the Compounded Reference Rate on that Loan for that Interest Period (or, if applicable, Relevant Interest Period) being less than zero, the Compounded Reference Rate on that Loan for each day in that Interest Period (or, if applicable, Relevant Interest Period) shall be deemed to be zero).

Lookback Period:	Five RFR Banking Days.
Relevant Market:	The sterling wholesale market.
Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.
RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.
RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.

359 [*Global Blue (2023 Refinancing) - Senior Facilities Agreement*]

SCHEDULE 16
Daily Non-Cumulative Compounded RFR Rate

The "**Daily Non-Cumulative Compounded RFR Rate**" for any RFR Banking Day "**i**" during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable) calculated as set out below:

$$(UCCDR_i - UCCDR_{i-1}) \times \frac{dcc}{n_i}$$

where:

"**$UCCDR_i$**" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "**i**";

"**$UCCDR_{i-1}$**" means, in relation to that RFR Banking Day "**i**", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

"**dcc**" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

"**n_i**" means the number of calendar days from, and including, that RFR Banking Day "**i**" up to, but excluding, the following RFR Banking Day; and

the "**Unannualised Cumulative Compounded Daily Rate**" for any RFR Banking Day (the "**Cumulated RFR Banking Day**") during that Interest Period is (without rounding, to the extent reasonably practicable) calculated as set out below:

$$ACCDR \times \frac{tn_i}{dcc}$$

where:

"**ACCDR**" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

"$\mathbf{tn_i}$" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

"**Cumulation Period**" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, the Cumulated RFR Banking Day;

"**dcc**" has the meaning given to that term above; and

the "**Annualised Cumulative Compounded Daily Rate**" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four decimal places) calculated as set out below:

$$\left[\prod_{i=1}^{d_0}\left(1+\frac{DailyRate_{i-LP}\times n_i}{dcc}\right)-1\right]\times\frac{dcc}{tn_i}$$

where:

"$\mathbf{d_0}$" means the number of RFR Banking Days in the Cumulation Period;

"**Cumulation Period**" has the meaning given to that term above;

360 [*Global Blue (2023 Refinancing) - Senior Facilities Agreement*]

"**i**" means a series of whole numbers from one to d_0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

"**DailyRatei-**$_{\mathbf{LP}}$" means, for any RFR Banking Day "**i**" during the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "**i**";

"$\mathbf{n_i}$" means, for any RFR Banking Day "**i**" during the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "**i**" up to, but excluding, the following RFR Banking Day;

"**dcc**" has the meaning given to that term above; and

"$\mathbf{tn_i}$" has the meaning given to that term above.

361

[*Global Blue (2023 Refinancing) - Senior Facilities Agreement*]

362 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] SCHEDULE 17 Form of TEG Letter To: [Relevant French Borrower] To: [ ] as Obligors’ Agent Attn: [ ] Date: [ ] Dear Sirs, Global Blue Acquisition B.V. - Senior Facilities Agreement dated [●] (as amended and/or restated from time to time) (the “Facilities Agreement”) 1. We refer to the Facilities Agreement. Terms defined in the Facilities Agreement shall bear the same meaning in this letter unless otherwise defined in this letter. 2. We confirm that: 2.1 this is the letter referred to in Clause 14.6 (Effective Global Rate) of the Facilities Agreement; 2.2 you acknowledge that, due to the fact that interest payable under the Facilities Agreement is to be calculated on a floating rate basis by references to SONIA, EURIBOR or Term SOFR for Interest Periods selected by a Borrower (or the Company on behalf of a Borrower) and in order to comply with the provisions of Articles L. 314-1 to L. 314-5 et seq. and R. 314-1 et seq of the French Code de la consommation and L. 313-4 of the French Code monétaire et financier, the effective global rate (“taux effectif global”) will be calculated for the lifetime of the Facilities on the basis of the Screen Rates prevailing on or about the date of this letter based on the assumptions described below: Facility B (a) the drawdown for the full amount of Facility B in Euros has been made on [date]; (b) an Interest Period of [one / two / three / six] month[s] has been chosen in respect of Loans drawn down in Euros and the EURIBOR rate of [●]% per annum is applicable being the EURIBOR rate in respect of [●] deposits published on [●]; (c) this rate will remain unchanged for the lifetime of the Facilities Agreement; (d) repayments occur at contractual maturity and not earlier; and (e) the various fees payable by you under the terms of the Facilities Agreement will remain unchanged. Revolving Facility drawn in Euros (f) the drawdown for the full amount of the Revolving Facility in Euros has been made on [date]; (g) an Interest Period of [one / two / three / six] month[s] has been chosen in respect of Loans drawn down in Euros and the EURIBOR rate of [●]% per annum is applicable being the EURIBOR rate in respect of [●] deposits published on [●]; (h) this rate will remain unchanged for the lifetime of the Facilities Agreement; 363 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] (i) repayments occur at contractual maturity and not earlier; (j) no term out option has been exercised; and (k) the various fees payable by you under the terms of the Facilities Agreement will remain unchanged. Revolving Facility drawn in Sterling (a) the drawdown for the full amount of the Revolving Facility in Sterling has been made on [date];26 (b) an Interest Period of [one / two / three / six] month[s] has been chosen in respect of Loans drawn down in Sterling and the relevant SONIA rate applicable for each day of such period; (c) this rate will remain unchanged for the lifetime of the Facilities Agreement; (d) repayments occur at contractual maturity and not earlier; (e) no term out option has been exercised; and (f) the various fees payable by you under the terms of the Facilities Agreement will remain unchanged. Revolving Facility drawn in US Dollars (a) the drawdown for the full amount of the Revolving Facility in US Dollars has been made on [date]; (b) an Interest Period of [one / two / three / six] month[s] has been chosen in respect of Loans drawn down in US Dollars and the Term SOFR rate of [●]% per annum is applicable being the Term SOFR rate in respect of [●] deposits published on [●]; (c) this rate will remain unchanged for the lifetime of the Facilities Agreement; (d) repayments occur at contractual maturity and not earlier; (e) no term out option has been exercised; and (f) the various fees payable by you under the terms of the Facilities Agreement will remain unchanged. 2.3 based on the assumptions described above, the effective global rate results in: (g) in respect of Loans drawn down under Facility B in Euros, a rate of [●]% per annum, with an interest rate for the period (taux de période) of [●]% and a period of [●]; (h) in respect of Loans drawn down under the Revolving Facility in Euros, a rate of [●]% per annum, with an interest rate for the period (taux de période) of [●]% and a period of [●]; 26 Select date that is X months before the date of this letter. X being the length of the relevant Interest Period. 364 [Global Blue (2023 Refinancing) - Senior Facilities Agreement] (i) in respect of Loans drawn down under the Revolving Facility in Sterling, a rate of [●]% per annum, with an interest rate for the period (taux de période) of [●]% and a period of [●]; and (j) in respect of Loans drawn down under the Revolving Facility in US Dollars, a rate of [●]% per annum, with an interest rate for the period (taux de période) of [●]% and a period of [●]. 3. Such rate is provided solely for the information of the Borrower in order to comply with the provisions of Articles L. 314-1 to L. 314-5 et seq. and R. 314-1 et seq. of the French Code de la consommation and L. 313-4 of the French Code monétaire et financier. This letter is designated a Finance Document. 4. We should be grateful if you would confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy. Yours faithfully, ________________________ [Facility Agent] as Facility Agent We agree to the above. ________________________ [Company / Relevant French Borrower] [Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreement] SIGNATURES THE COMPANY For and on behalf of GLOBAL BLUE ACQUISITION B.V. as the Company /s/ Roxane Dufour __________ By: Roxane Dufour Title: Authorised Signatory Address: Rue des Fléchères 7A 1274 Signy Centre, Switzerland Fax: N/A Email: rdufour@globalblue.com Attention: Roxane Dufour With copy to (which shall not constitute notice): (1) Address: Silver Lake, Broadbent House, 65 Grosvenor Street, London W1K 3JH Email: LegalStaff-UK@SilverLake.com Attention: Legal Department, Silver Lake Europe LLP (2) Address: Kirkland & Ellis International LLP, 30 St. Mary Axe, London, EC3A 8AF, United Kingdom Email: Evgeny.Zborovsky@kirkland.com Attention: Evgeny Zborovsky

[Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreement] THE ORIGINAL GUARANTORS For and on behalf of GLOBAL BLUE ACQUISITION B.V. as Original Guarantor /s/ Roxane Dufour ________ By: Roxane Dufour Title: Authorised Signatory Address: Rue des Fléchères 7A 1274 Signy Centre, Switzerland Fax: N/A Email: rdufour@globalblue.com Attention: Roxane Dufour With copy to (which shall not constitute notice): (1) Address: Silver Lake, Broadbent House, 65 Grosvenor Street, London W1K 3JH Email: LegalStaff-UK@SilverLake.com Attention: Legal Department, Silver Lake Europe LLP (2) Address: Kirkland & Ellis International LLP, 30 St. Mary Axe, London, EC3A 8AF, United Kingdom Email: Evgeny.Zborovsky@kirkland.com Attention: Evgeny Zborovsky [Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreement] THE ORIGINAL GUARANTORS For and on behalf of GLOBAL BLUE HOLDING B.V. as Original Guarantor /s/ Roxane Dufour _____ By: Roxane Dufour Title: Authorised Signatory Address: Rue des Fléchères 7A 1274 Signy Centre, Switzerland Fax: N/A Email: rdufour@globalblue.com Attention: Roxane Dufour With copy to (which shall not constitute notice): (1) Address: Silver Lake, Broadbent House, 65 Grosvenor Street, London W1K 3JH Email: LegalStaff-UK@SilverLake.com Attention: Legal Department, Silver Lake Europe LLP (2) Address: Kirkland & Ellis International LLP, 30 St. Mary Axe, London, EC3A 8AF, United Kingdom Email: Evgeny.Zborovsky@kirkland.com Attention: Evgeny Zborovsky [Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreement] THE ORIGINAL GUARANTORS For and on behalf of GLOBAL BLUE HOLLAND B.V. as Original Guarantor /s/ Roxane Dufour _ By: Roxane Dufour Title: Authorised Signatory Address: Rue des Fléchères 7A 1274 Signy Centre, Switzerland Fax: N/A Email: rdufour@globalblue.com Attention: Roxane Dufour With copy to (which shall not constitute notice): (1) Address: Silver Lake, Broadbent House, 65 Grosvenor Street, London W1K 3JH Email: LegalStaff-UK@SilverLake.com Attention: Legal Department, Silver Lake Europe LLP (2) Address: Kirkland & Ellis International LLP, 30 St. Mary Axe, London, EC3A 8AF, United Kingdom Email: Evgeny.Zborovsky@kirkland.com Attention: Evgeny Zborovsky [Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreement] THE ARRANGERS BNP PARIBAS /s/ S. Domingues_______________________ By: S. Domingues Title: M.D. /s/ Jean-Philippe Rouane__________________ By: Jean-Philippe Rouane Title: Managing Director, Debt Markets EMEA Address: 16 boulevard des Italiens – 75009 Paris, France Fax: _____________________________________ Email: nicholas.vincke@bnpparibas.com / badouin.jouffroy@bnpparibas.com Attention: Nicholas Vincke / Badouin Jouffroy

[Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreement] THE ARRANGERS DEUTSCHE BANK AKTIENGESELLSCHAFT /s/ Altaf Bux___________________________ By: Altaf Bux Title: MD /s/ Jeremy Selway_______________________ By: Jeremy Selway Title: Managing Director, Deutsche Bank Address: 1 Great Winchester Street, London EC2N 2DB Fax: _____________________________________ Email: ray.dukes@db.com Attention: Ray Dukes [Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreement] THE ARRANGERS J.P. MORGAN SE /s/ Michele Cortiula_____________________ By: Michele Cortiula Title: Managing Director /s/ Hashem Shubber ___________________ By: Hashem Shubber Title: Managing Director Address: 25 Bank Street, Canary Wharf, London E14 5JP Fax: +44 (0) 20 7777 2360 Email: emea.london.agency@jpmorgan.com Attention: _____________________________________ [Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreement] THE ARRANGERS ROYAL BANK OF CANADA /s/ Edward Dickinson___________________ By: Edward Dickinson Title: Managing Director Address: 100 Bishopsgate, London, EC2N 4AA, United Kingdom Fax: _____________________________________ Email: Edward.dickinson@rbccm.com Attention: Edward Dickinson [Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreement] THE ARRANGERS UBS AG LONDON BRANCH /s/ Samir Karam________________________ By: Samir Karam Title: Managing Director Date: 24/11/2023 /s/ Vivien Hallebard_____________________ By: Vivien Hallebard Title: Executive Director Date: 24/11/2023 Address: 5 Broadgate, London EC2M 2QS Fax: _____________________________________ Email: vivien.hallebard@ubs.com; loansagency@ubc.com; SH-GLSPrimaryEMEA@ubs.com Attention: Vivien Hallebard; Alan Greenhow; Gordon McLelland

THE ORIGINAL LENDERS

BNP PARIBAS

/s/ S. Domingues____________________

By: S. Domingues

Title: M.D.

/s/ Jean-Philippe Rouane________________

By: Jean-Philippe Rouane

Title: Managing Director, Debt Markets EMEA

Address: 16 boulevard des Italiens – 75009 Paris, France

Fax: ____________________________________

Email: nicholas.vincke@bnpparibas.com / badouin.jouffroy@bnpparibas.com

Attention: Nicholas Vincke / Badouin Jouffroy

[*Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreemen*t]

THE ORIGINAL LENDERS

DEUTSCHE BANK AKTIENGESELLSCHAFT

/s/ Altaf Bux___________________________

By: Altaf Bux

Title: MD

/s/ Jeremy Selway______________________

By: Jeremy Selway

Title: Managing Director, Deutsche Bank

Address: 1 Great Winchester Street, London EC2N 2DB

Fax: ______________________________________

Email: ray.dukes@db.com

Attention: Ray Dukes

[*Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreement*]

THE ORIGINAL LENDERS

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

/s/ Davide Migliardi____________________

By: Davide Migliardi

Title: Executive Director

Address: 25 Bank Street, Canary Wharf, London E14 5JP

Fax: +1 214 291 4365 E-Fax 442074923297@tls.ldsprod.com

Email: european.loan.operations@jpmorgan.com

Attention:____________________________________

[*Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreemen*t]

THE ORIGINAL LENDERS

ROYAL BANK OF CANADA

/s/ Jon Harrison________________________

By: Jon Harrison

Title: Authorised Signatory

Address: 100 Bishopsgate, London, EC2N 4AA, United Kingdom

Fax: ______________________________________

Email: jon.harrison@rbccm.com

Attention: Jon Harrison

[*Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreemen*t]

[Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreement] THE ORIGINAL LENDERS UBS AG LONDON BRANCH /s/ Samir Karam______________________ Name: Samir Karam Title: Managing Director Date: 24/11/2023 /s/ Vivien Hallebard __________________ Name: Vivien Hallebard Title: Executive Director Date: 24/11/2023 Address: 5 Broadgate, London EC2M 2QS Fax: _____________________________________ Email: vivien.hallebard@ubs.com; loansagency@ubc.com; SH-GLSPrimaryEMEA@ubs.com Attention: Vivien Hallebard; Alan Greenhow; Gordon McLelland [Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreement] THE FACILITY AGENT J.P. MORGAN SE /s/ Suzanne Sambell____________________ By: Suzanne Sambell Title: Associate Address: 25 Bank Street, Canary Wharf, London E14 5JP Fax: +44 (0)20 7777 2360 Email: emea.london.agency@jpmorgan.com Attention: _____________________________________ [Global Blue (2023 Refinancing) – signature pages to the Senior Facilities Agreement] THE SECURITY AGENT ALTER DOMUS TRUSTEES (UK) LIMITED /s/ Catherine Hayward-Hughes______________ By: Catherine Hayward-Hughes Title: Authorised Signatory Address: 30 Saint Mary Axe, 10th Floor London EC3A 8BF Fax: N/A Email: Agency.EMEA@alterdomus.com and Legal.EMEA@alterdomus.com Attention: Agency and legal Departments